                                                Filed Pursuant to Rule 424(b)(1)
                                                Registration No. 333-102026

PROSPECTUS

                                  9,600,000 SHARES

                                (ENDURANCE LOGO)

                       ENDURANCE SPECIALTY HOLDINGS LTD.
                                ORDINARY SHARES
                             ----------------------

       This is the initial public offering of ordinary shares of Endurance Specialty Holdings Ltd. All of the 9,600,000 ordinary shares are being sold by the Company.

       The initial public offering price of the Company's ordinary shares is $23.00 per share. No public market currently exists for the ordinary shares. The Company's ordinary shares have been approved for listing on the New York Stock Exchange under the symbol "ENH."

       INVESTING IN THE ORDINARY SHARES INVOLVES RISK.   SEE "RISK FACTORS"
BEGINNING ON PAGE 8 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING ORDINARY SHARES.

                             ----------------------

                                                              PER SHARE                 TOTAL
                                                              ---------              ------------
Public offering price.......................................   $23.00                $220,800,000
Underwriting discount.......................................    $1.61                 $15,456,000
Proceeds, before expenses, to Endurance Specialty Holdings
  Ltd.......................................................   $21.39                $205,344,000

       To the extent that the underwriters sell more than 9,600,000 ordinary shares, the underwriters have the option to purchase up to an additional 1,440,000 ordinary shares from the Company at the initial price to public less the underwriting discount.

       NEITHER THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       The shares will be ready for delivery on or about March 5, 2003.

                             ----------------------

GOLDMAN, SACHS & CO.                                         MERRILL LYNCH & CO.

                                    JPMORGAN

CREDIT SUISSE FIRST BOSTON                              DEUTSCHE BANK SECURITIES
                             ----------------------

               The date of this prospectus is February 27, 2003.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    8
Cautionary Statement Regarding Forward-Looking Statements...   27
Use of Proceeds.............................................   28
Dividend Policy.............................................   29
Capitalization..............................................   30
Dilution....................................................   31
Selected Consolidated Financial Information.................   32
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   34
Industry Background.........................................   48
Business....................................................   50
Regulatory Matters..........................................   66
Management..................................................   77
Principal Shareholders......................................   92
Certain Relationships and Related Transactions..............   95
Description of Share Capital................................   97
Certain Indebtedness........................................  109
Shares Eligible for Future Sale.............................  111
Material Tax Considerations.................................  114
Underwriting................................................  123
Legal Matters...............................................  127
Experts.....................................................  127
Where You Can Find More Information.........................  127
Enforceability of Civil Liabilities under United States
  Federal Securities Laws and Other Matters.................  128
Index to Consolidated Financial Statements..................  F-1
Glossary of Selected Insurance and Other Terms..............  G-1

                             ---------------------

       YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL AND SEEKING OFFERS TO BUY THESE SECURITIES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR ORDINARY SHARES.

       ORDINARY SHARES MAY BE OFFERED OR SOLD IN BERMUDA ONLY IN COMPLIANCE WITH THE PROVISIONS OF THE INVESTMENT BUSINESS ACT OF 1998 OF BERMUDA WHICH REGULATES THE SALE OF SECURITIES IN BERMUDA. IN ADDITION, THE BERMUDA MONETARY AUTHORITY (THE "BMA") MUST APPROVE ALL ISSUANCES AND TRANSFERS OF SHARES OF A BERMUDA EXEMPTED COMPANY. WE HAVE RECEIVED FROM THE BMA THEIR PERMISSION FOR THE ISSUE AND FREE TRANSFERABILITY OF THE ORDINARY SHARES IN THE COMPANY BEING OFFERED PURSUANT TO THIS PROSPECTUS, AS LONG AS THE SHARES ARE LISTED ON THE NYSE, TO AND AMONG PERSONS WHO ARE NON-RESIDENTS OF BERMUDA FOR EXCHANGE CONTROL PURPOSES. IN ADDITION, WE WILL DELIVER TO AND FILE A COPY OF THIS PROSPECTUS WITH THE REGISTRAR OF COMPANIES IN BERMUDA IN ACCORDANCE WITH BERMUDA LAW. THE BMA AND THE REGISTRAR OF COMPANIES ACCEPT NO RESPONSIBILITY FOR THE FINANCIAL SOUNDNESS OF ANY PROPOSAL OR FOR THE CORRECTNESS OF ANY OF THE STATEMENTS MADE OR OPINIONS EXPRESSED IN THIS PROSPECTUS.

                               PROSPECTUS SUMMARY

       This summary highlights information contained elsewhere in this prospectus. While we have highlighted what we believe is the most important information about the Company and this offering in this summary, you should read the entire prospectus carefully, including the "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements" sections and our consolidated financial statements and the notes to those financial statements before making an investment decision. As used in this prospectus, unless the context otherwise requires, references to "we," "us," "our" and "the Company" refer to the consolidated operations of Endurance Specialty Holdings Ltd., and its direct and indirect subsidiaries, including Endurance Specialty Insurance Ltd. ("Endurance Bermuda"), Endurance Worldwide Holdings Limited, Endurance Worldwide Insurance Limited ("Endurance U.K."), Endurance U.S. Holdings Corp. and Endurance Reinsurance Corporation of America ("Endurance U.S."). "Endurance Holdings" refers solely to Endurance Specialty Holdings Ltd. In this prospectus, amounts are expressed in U.S. dollars and the financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"), except as otherwise indicated. We have included a glossary of insurance and other terms, commencing on page G-1. Each term defined in the glossary is printed in boldface the first time it appears in this prospectus. On December 17, 2002, we effected a share premium issuance to our existing shareholders. Except as otherwise indicated, all share data in this prospectus assumes the share premium issuance to our existing shareholders of four additional shares for each common share outstanding had occurred as of the date such data is presented. As used in this prospectus, "common shares" refers to our ordinary shares and class A shares, collectively. Unless otherwise indicated, all data in this prospectus assumes no exercise of either the underwriters' over-allotment option or of any outstanding warrants or options to purchase common shares of Endurance Holdings.

                                  THE COMPANY

OVERVIEW

       Endurance Holdings is a holding company domiciled in Bermuda. Through our operating subsidiaries based in Bermuda, the United Kingdom and the United States, we focus on writing specialty lines of commercial PROPERTY and CASUALTY INSURANCE and REINSURANCE on a global basis. We define specialty lines as those lines of insurance and reinsurance that require dedicated, specialized UNDERWRITING skills and resources in order to be profitably underwritten. Our portfolio of specialty lines of business is organized into the following segments: PROPERTY PER RISK TREATY REINSURANCE, property CATASTROPHE REINSURANCE, casualty TREATY REINSURANCE, property individual risk, casualty individual risk and other specialty lines.

       We seek to create a portfolio of specialty lines which are profitable and have limited CORRELATION with one another. We believe that a well constructed portfolio of diversified risks will produce less volatile results than each of the individual lines of business independently and will provide a superior risk-adjusted return on our capital. We identify and underwrite attractive insurance and reinsurance business through our experienced underwriting staff and apply a centralized quantitative framework of risk analysis across all of our business segments. We produce our business through the leading worldwide insurance and reinsurance intermediaries.

       We began operations on December 17, 2001 after Endurance Bermuda completed a private placement of $1.2 billion of its equity securities. Initial investors in Endurance Bermuda included Aon Corporation ("Aon"), Zurich Financial Services Group ("Zurich"), Thomas H. Lee Partners, L.P. ("THL"), Texas Pacific Group ("TPG"), Capital Z Financial Services Fund II, L.P. ("Capital Z"), Perry Capital, Metro Center Investments Pte Ltd., General Motors Asset Management ("GM"), Lightyear Capital, Credit Suisse First Boston Private Equity, Golden Gate Capital, Reservoir Capital and TIAA-CREF.

       Since our founding and initial private placement, we have been able to achieve significant success in the development of our business. Our accomplishments include recruiting a highly experienced management team and building a staff of approximately 120; licensing insurance subsidiaries in Bermuda, the United Kingdom and the United States; acquiring the property catastrophe business of LaSalle Re Limited ("LaSalle"); establishing a $300 million credit facility; and repurchasing the equity interests in the Company owned by Zurich. For the year ended December 31, 2002, we had $799 million in GROSS PREMIUMS WRITTEN AND ACQUIRED and $102 million in net income. At December 31, 2002, we had $2.1 billion in total assets and $1.2 billion in shareholders' equity.

       Current conditions in the global insurance and reinsurance markets present an attractive opportunity for us to deploy our capital. Many global property and casualty insurers and reinsurers are currently experiencing significantly reduced capital resulting from several years of excessively competitive pricing, expanding coverage terms, significant increases in LOSSES from asbestos liability, under-reserving, poor investment performance and losses from the World Trade Center tragedy. This reduction in CAPACITY has resulted in considerable increases in pricing and in terms and conditions that are significantly more favorable for insurers and reinsurers. We believe that the additional capital provided through this offering, combined with our business strategy, experienced management team and unencumbered balance sheet, will enhance our ability to benefit from this market environment.

OUR COMPETITIVE STRENGTHS

       We believe certain characteristics distinguish us from our competitors, including:

       - Extensive Specialized Underwriting and Risk Management Capabilities. We have made significant initial investments in our technical capabilities, including hiring 43 experienced UNDERWRITERS, an actuarial staff of seven, and a risk analysis and modeling staff of seven.

       - Experienced Management Team. Our senior management team averages over 20 years of experience in the insurance and reinsurance industry and participates in our stock option plan that ties compensation to the achievement of goals aligned with those of our shareholders.

       - Strong Market Relationships. The underwriting expertise and extensive industry relationships previously developed by our senior management team and underwriters have allowed us to quickly establish our presence in the global insurance and reinsurance markets. We have strong relationships with major insurance and reinsurance BROKERS, including: Aon, Marsh & McLennan Companies, Inc. ("Marsh"), Willis Group Holdings, Ltd. ("Willis"), Benfield Group plc ("Benfield") and A.J. Gallagher & Co. ("A.J. Gallagher").

       - Bermuda-Based Operations. Bermuda is our principal base of operations, which allows us to benefit from its well developed network of insurance and reinsurance brokers, an experienced pool of employees with significant insurance expertise and a responsive regulatory environment that allows for rapid innovation in insurance and reinsurance products.

       - Conservative Investment Policy. We have a conservative investment policy aimed at minimizing the volatility of our investment results. At December 31, 2002, 100% of our invested assets were held in cash and cash equivalents and fixed maturity securities, 88% of which were rated AAA and 100% were rated A or better.

       - Unencumbered Capital Base. At December 31, 2002, we had statutory capital and SURPLUS of approximately $1.3 billion. As a newly formed company, we are unencumbered by any historical losses relating to asbestos liabilities, the World Trade Center tragedy and other historical liability EXPOSURES currently affecting many of our competitors. By choosing to form and license new subsidiaries rather than assuming unknown liabilities through the acquisition of existing licensed "shell" companies, we have no risk that loss reserve development relating to historical exposures prior to our formation will negatively impact our future financial results.

BUSINESS STRATEGY

       Our goal is to generate a superior long-term return on capital by leveraging our competitive strengths and successfully executing our strategy. The key elements of our strategy are:

       - Maintain a Portfolio of Profitable Specialty Lines. We believe that there are significant opportunities in a number of lines of business in the current market environment. We participate in those specific specialty lines which we believe have the potential to offer the highest risk-adjusted return on capital and in which we believe we can establish a competitive advantage through our specialized teams of expert underwriters. We intend to use our ability to participate in multiple lines of business to deploy capital and resources to the most attractive business lines at the most opportune times.

       - Utilize Monoline Level of Expertise in Each Line of Business. We have formed teams of highly experienced professionals to manage each of our specific lines of business. Each team is led by a senior executive and is supported by highly experienced underwriting personnel who are specialists in their unique business line.

       - Apply Extensive Technical Analysis to Our Underwriting. We manage our portfolio of risks through the utilization of CATASTROPHE modeling and dynamic financial analysis techniques that provide a quantitative basis for the management of risk aggregation and correlation. We license a broad array of catastrophe modeling products. We have also launched our own proprietary underwriting risk management system and are building a proprietary suite of individual contract, portfolio and market risk management and price monitoring tools around this system.

       - Maintain an Efficient Expense Structure. Several factors contribute to our low cost structure, including our utilization of variable cost brokerage distribution, our presence in the Bermuda market which targets large insurance and reinsurance programs for clients, our current focus on high severity, low FREQUENCY lines which can be underwritten by relatively small teams, and our centralized risk management structure which limits redundant expenses and systems.

       - Proactively Manage Our Capital Base. We actively manage our capital by allocating resources to underwriting opportunities which we believe will offer the highest risk-adjusted return on capital. Over the long-term, we will seek to return excess capital to our shareholders rather than use excess capital to underwrite business at unattractive pricing levels.

RISKS RELATING TO OUR COMPANY

       As part of your evaluation of the Company, you should take into account the risks we face in our business. These risks include:

       - Limited Operating History. We have a limited operating and financial history. As a result, there is limited historical financial and operating information to help you evaluate our past performance or to make a decision about an investment in our ordinary shares.

       - Uncertainty of Establishing Loss Reserves. Establishing and maintaining an appropriate level of LOSS RESERVES is an inherently uncertain process, especially for new insurers like us without an established loss history. Because of this uncertainty, it is possible that our reserves at any given time will prove inadequate. This could cause a material increase in our liabilities and a reduction in our profitability, including operating losses and reduction of capital.

       - Vulnerability to Losses from Catastrophes. Our property and property catastrophe insurance and reinsurance operations expose us to CLAIMS arising from catastrophes. In the event that we experience CATASTROPHE LOSSES, there is a possibility that our unearned premium and loss reserves will be inadequate to cover these risks, which could have a material adverse effect on our financial condition and our results of operations.

       - Failure of Our Loss Limitation Methods. Limitations or EXCLUSIONS from coverage or choice of forum, or other loss limitation methods we employ may not be effective or may not be enforceable in the manner we intend, which could have a material adverse effect on our financial condition and our results of operations, possibly to the extent of eliminating our shareholders' equity.

       - Constraints Related to Our Holding Company Structure. As a holding company, Endurance Holdings has no substantial operations of its own. Dividends and other permitted distributions from insurance subsidiaries are expected to be Endurance Holdings' sole source of funds to meet ongoing cash requirements. These payments will be limited by the regulations in the jurisdictions in which our subsidiaries operate. The inability of these subsidiaries to pay dividends in sufficient amounts for Endurance Holdings to meet its cash requirements could have a material adverse affect on its operations.

       - No Prior Public Market for Our Ordinary Shares. Currently there is no public trading market for our ordinary shares and, as a result, we cannot predict whether an active trading market will develop upon completion of this offering or if the market price of our ordinary shares will decline below the initial public offering price.

       For more information about these and other risks, see "Risk Factors" beginning on page 8. You should carefully consider these risk factors together with all the other information included in this prospectus before making an investment decision.

RECENT DEVELOPMENTS

       On December 4, 2002, Endurance U.K. was authorized by the United Kingdom's Financial Services Authority ("FSA") to begin writing certain lines of insurance and reinsurance in the United Kingdom. As an authorized insurer in the United Kingdom, Endurance U.K. would be able to operate throughout the European Union, subject to compliance with certain notification requirements of the FSA and, in some cases, certain local regulatory requirements.

       On December 18, 2002, Endurance U.S. received a license to write certain lines of reinsurance business in the State of New York from the New York State Department of Insurance (the "New York Department").
                             ---------------------

       Our principal executive offices are located at Crown House, 4 Par-la-Ville Road, Hamilton HM 08, Bermuda and our telephone number is (441) 278-0400.

                                  THE OFFERING

Shares we are offering........   9,600,000 ordinary shares

Over-allotment option.........   1,440,000 ordinary shares

Common shares to be
outstanding after this
offering......................   64,600,000 shares

Voting rights.................   On all matters submitted to a vote of
                                 shareholders, holders of our ordinary shares are entitled to one vote per share, subject to the adjustments regarding voting set forth in "Description of Share Capital -- Voting
                                 Adjustments."

Use of proceeds...............   The net proceeds from this offering after
                                 deducting the underwriting discount and our estimated offering expenses are estimated to be approximately $202.1 million (assuming no exercise of the underwriters' over-allotment option) or approximately $232.9 million
                                 (assuming the full exercise of the
                                 underwriters' over-allotment option). We intend to use these proceeds to provide additional capital to our subsidiaries, to repay a portion of the outstanding debt under our credit facilities and for other general corporate purposes.

Dividend policy...............   Our board of directors currently intends to
                                 authorize the payment of a dividend of $0.08 per common share per quarter to our shareholders of record, beginning in the first full quarter following the consummation of this offering. The payment of dividends will be at the discretion of our board of directors and will be subject to significant restrictions which are described under "Dividend Policy,"
                                 "Regulatory Matters" and elsewhere in this prospectus.

Risk factors..................   See "Risk Factors" and other information
                                 included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our ordinary shares.

Stock exchange listing........   Our ordinary shares have been approved for
                                 listing on the New York Stock Exchange under the symbol "ENH."

The number of common shares to be outstanding immediately upon consummation of this offering reflects a share premium issuance of four additional shares for each common share outstanding that was effected on December 17, 2002. The information above does not include:

       - 1,440,000 ordinary shares that may be issued pursuant to the underwriters' over-allotment option;

       - 3,291,631 ordinary shares issuable upon the exercise of stock options that were outstanding at December 31, 2002; or

       - 6,641,960 ordinary shares and 600,930 class A shares issuable upon the exercise of warrants that were outstanding at December 31, 2002.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

       The following table sets forth our summary consolidated financial information for the periods ended and as of the dates indicated. As described in
Note 1 to our consolidated financial statements included elsewhere in this prospectus, our consolidated financial statements include the accounts of Endurance Holdings, Endurance Bermuda, Endurance U.K. and Endurance U.S. Endurance Bermuda was incorporated on November 30, 2001 and commenced operations on December 17, 2001. Endurance Holdings was incorporated on June 27, 2002 and effected an exchange offer in July 2002 with the shareholders of Endurance Bermuda. The exchange offer was accounted for as a business combination of companies under common control.

       The summary consolidated financial information presented below is derived from our consolidated financial statements included elsewhere in this prospectus. These historical results are not necessarily indicative of results to be expected from any future period. You should read this summary consolidated financial information together with our consolidated financial statements and related notes and the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                               PERIOD ENDED          YEAR ENDED
                                                             DECEMBER 31, 2001    DECEMBER 31, 2002
                                                             -----------------    -----------------
                                                                 (IN THOUSANDS, EXCEPT EARNINGS
                                                                        PER SHARE DATA)
SUMMARY INCOME STATEMENT DATA:
Gross premiums written and acquired(a).....................          $376             $798,760
Net premiums written and acquired(b).......................           376              764,918
Net premiums earned (2002 -- includes $30.7 million from
  related parties).........................................             1              369,489
Net investment income......................................           838               42,938
Net realized gains on sales of investments.................            --                6,730
Losses and loss expenses (2002 -- includes $17.5 million
  from related parties)....................................            --              204,455
Acquisition expenses (2002 -- includes $7.0 million from
  related parties).........................................            --               64,013
General and administrative expenses........................           527               49,999
Net income.................................................           312              102,066
PER SHARE DATA:
Basic earnings per share...................................         $0.01                $1.74
Diluted earnings per share.................................         $0.01                $1.73
Weighted average number of common shares outstanding
  Basic....................................................        39,630               58,699
  Diluted..................................................        39,630               58,858

                                                                          AS OF DECEMBER 31, 2002
                                                        AS OF          -----------------------------
                                                  DECEMBER 31, 2001      ACTUAL       AS ADJUSTED(C)
                                                  -----------------    ----------     --------------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY BALANCE SHEET DATA:
Cash and investments............................     $1,162,498        $1,663,249       $1,814,850
Total assets....................................      1,165,099         2,054,594        2,206,195
Reserve for losses and loss expenses............             --           200,840          200,840
Reserve for unearned premiums...................            375           403,305          403,305
Bank debt.......................................             --           192,000          141,466
Total shareholders' equity......................      1,162,312         1,217,500        1,419,635
PER SHARE DATA:
Book value per share(d).........................         $19.37            $22.14           $21.98
Diluted book value per share(e).................         $19.37            $21.79           $21.70

SELECTED NON-U.S. GAAP DATA:

                                                                 YEAR ENDED
                                                              DECEMBER 31, 2002
                                                              -----------------
Loss ratio(f)...............................................        55.3%
Acquisition expense ratio(g)................................        17.3%
General and administrative expense ratio(h).................        13.6%
                                                                    ----
Combined ratio(i)...........................................        86.2%
                                                                    ====

------------

(a) Gross premiums written and acquired for the year ended December 31, 2002 include $90 million of gross premiums acquired in the LaSalle transaction. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(b) NET PREMIUMS WRITTEN AND ACQUIRED for the year ended December 31, 2002 include $69 million of net premiums acquired in the LaSalle transaction. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(c) The as adjusted summary balance sheet data as of December 31, 2002 reflects the application of the net proceeds of the sale of 9,600,000 ordinary shares in this offering at an initial public offering price of $23.00 (assuming no exercise of the underwriters' over-allotment option) after deducting the underwriting discount and our estimated offering expenses. See "Use of Proceeds."

(d) Book value per share is based on total shareholders' equity divided by basic common shares outstanding of 60,000,000 at December 31, 2001, 55,000,000 at December 31, 2002, and 64,600,000 at December 31, 2002 as adjusted for the offering.

(e) Diluted book value per share is based on total shareholders' equity plus the assumed proceeds from the exercise of all outstanding dilutive options and warrants, divided by diluted shares outstanding of 60,000,000 at December 31, 2001, 65,534,521 at December 31, 2002, and 75,134,521 at December 31,
    2002 as adjusted for the offering.

(f) The LOSS RATIO is calculated by dividing losses and LOSS EXPENSES by NET PREMIUMS EARNED.

(g) The ACQUISITION EXPENSE RATIO is calculated by dividing acquisition expenses by net PREMIUMS EARNED.

(h) The GENERAL AND ADMINISTRATIVE EXPENSE RATIO is calculated by dividing general and administrative expenses by net premiums earned.

(i) The COMBINED RATIO is the sum of the loss ratio, the acquisition expense ratio and the general and administrative expense ratio. As a newly formed company, our historical combined ratio may not be indicative of future underwriting performance.

                                  RISK FACTORS

       Before investing in our ordinary shares you should carefully consider the following risk factors and all other information set forth in this prospectus. These risks could materially affect our business, results of operations or financial condition and cause the trading price of our ordinary shares to decline. You could lose all or part of your investment.

                         RISKS RELATING TO OUR BUSINESS

SINCE WE HAVE A LIMITED OPERATING HISTORY, IT IS DIFFICULT TO PREDICT OUR FUTURE PERFORMANCE.

       Our Bermuda insurance subsidiary, Endurance Bermuda, was formed on November 30, 2001 and began operations on December 17, 2001. Endurance Holdings was formed on June 27, 2002 and our other subsidiaries were only recently formed. We therefore have a limited operating and financial history. As a result, there is limited historical financial and operating information available to help you evaluate our past performance or to make a decision about an investment in our ordinary shares. Companies in their initial stages of development present substantial business and financial risks and may suffer significant losses. These new companies must successfully develop business relationships, establish operating procedures, hire staff, install information management and other systems, establish facilities and obtain licenses, as well as take other steps necessary to conduct their intended business activities. As a result of these risks, it is possible that we may not be successful in implementing our business strategy or in completing the development of the infrastructure necessary to run our business. In addition, because our business consists of a relatively limited number of insurance and reinsurance transactions, and because we have not experienced any substantial claims to date, our historical financial results may not accurately predict our future performance. As a result of industry factors or factors specific to us, we may have to alter our anticipated methods of conducting our business, such as the nature, amount and types of risks we assume.

IF ACTUAL CLAIMS EXCEED OUR RESERVE FOR LOSSES AND LOSS EXPENSES, OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

       Our success depends upon our ability to accurately assess the risks associated with the businesses that we insure or reinsure. We establish loss reserves to cover our estimated liability for the payment of all losses and loss expenses incurred with respect to premiums earned on the policies that we write. Loss reserves do not represent an exact calculation of liability. Rather, loss reserves are estimates of what we expect the ultimate settlement and administration of claims will cost. These estimates are based upon actuarial and statistical projections and on our assessment of currently available data, as well as estimates of future trends in claims severity and frequency, judicial theories of liability and other factors. Loss reserve estimates are refined continually in an ongoing process as experience develops and claims are reported and settled. Establishing an appropriate level of loss reserves is an inherently uncertain process. Moreover, these uncertainties are greater for insurers like us than for insurers with a longer operating history because we do not yet have an established loss history. Because of this uncertainty, it is possible that our reserves at any given time will prove inadequate.

       To the extent we determine that actual losses and loss expenses exceed our expectations and reserves reflected in our financial statements, we will be required to immediately reflect these changes. This could cause a material increase in our liabilities and a reduction in our profitability, including operating losses and reduction of capital. The number and size of reported claims that we have received to date have been small. In the future, the number of claims will increase, and their cumulative size could exceed our loss reserves.

AS A PROPERTY AND PROPERTY CATASTROPHE INSURER AND REINSURER, WE ARE PARTICULARLY VULNERABLE TO LOSSES FROM CATASTROPHES.

       Our property and property catastrophe insurance and reinsurance operations expose us to claims arising out of catastrophes. Catastrophes can be caused by various unpredictable events, including earthquakes, hurricanes, hailstorms, severe winter weather, floods, fires, tornadoes, explosions and other natural or man-made disasters. We also face substantial exposure to losses resulting from acts of war, acts of terrorism and political instability. The global geographic distribution of our business subjects us to catastrophe exposure for natural events occurring in a number of areas throughout the world, including, but not limited to, windstorms in Europe, hurricanes in Florida, the Gulf Coast and the Atlantic coast regions of the United States, typhoons and earthquakes in Japan and earthquakes in California and the New Madrid region of the United States. The loss experience of property catastrophe insurers and reinsurers has generally been characterized as low frequency but high severity in nature. In the event that we experience catastrophe losses, there is a possibility that our UNEARNED PREMIUM and loss reserves will be inadequate to cover these risks. In addition, because accounting regulations do not permit insurers and reinsurers to reserve for such catastrophic events until they occur, claims from catastrophic events could cause substantial volatility in our financial results for any fiscal quarter or year and could have a material adverse effect on our financial condition and results of operations. Our ability to write new business also could be adversely impacted. See "Business -- Underwriting and Risk Management."

AS A PROPERTY CASUALTY INSURER AND REINSURER, WE COULD FACE LOSSES FROM WAR, TERRORISM AND POLITICAL UNREST.

       We may have substantial exposure to losses resulting from acts of war, acts of terrorism and political instability. These risks are inherently unpredictable, although recent events may lead to increased frequency and severity. It is difficult to predict their occurrence with statistical certainty or to estimate the amount of loss an occurrence will generate. Accordingly, it is possible that our loss reserves will be inadequate to cover these risks. Although we generally exclude acts of terrorism from insurance policies and reinsurance treaties where practicable, we also provide coverage in circumstances where we believe we are adequately compensated for assuming such risk. Even in cases where we have deliberately sought to exclude coverage, we may not be able to eliminate completely our exposure to terrorist acts and thus it is possible that these acts will have a material adverse effect on us.

THE RISKS ASSOCIATED WITH PROPERTY AND CASUALTY REINSURANCE UNDERWRITING COULD ADVERSELY AFFECT US.

       Because we participate in property and casualty reinsurance markets, the success of our underwriting efforts depends, in part, upon the policies, procedures and expertise of the CEDING COMPANIES making the original underwriting decisions. We face the risk that these ceding companies may fail to accurately assess the risks that they assume initially, which, in turn, may lead us to inaccurately assess the risks we assume. If we fail to establish and receive appropriate premium RATES, we could face significant losses on these contracts.

THE FAILURE OF ANY OF THE LOSS LIMITATION METHODS WE EMPLOY COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION OR ON OUR RESULTS OF OPERATIONS.

       We seek to limit our loss exposure by writing many of our insurance and reinsurance contracts on an EXCESS OF LOSS basis, adhering to maximum limitations on policies written in defined geographical zones, limiting program size for each client, establishing PER RISK and PER OCCURRENCE LIMITATIONS for each event and prudent underwriting guidelines for each program written. In the case of PROPORTIONAL TREATIES, we seek per occurrence limitations or LOSS RATIO CAPS to limit the impact of losses from any one event. Most of our direct LIABILITY INSURANCE policies include MAXIMUM AGGREGATE LIMITATIONS. We also seek to limit our loss exposure through geographic diversification. Geographic zone limitations involve significant underwriting judgments, including the determination of the area of the zones and whether a policy falls within particular zone LIMITS. Disputes relating to coverage and choice of legal forum may also arise. As a result, various provisions of our policies, such as limitations or exclusions from coverage or choice of forum, may not be enforceable in the manner we intend and some or all of our other loss limitation methods may prove to be ineffective. Underwriting is a matter of judgment, involving important assumptions about matters that are inherently unpredictable and beyond our control, and for which historical experience and probability analysis may not provide sufficient guidance. One or more catastrophic or other events could result in claims that substantially exceed our expectations, which could have a material adverse effect on our financial condition and our results of operations, possibly to the extent of eliminating our shareholders' equity.

SINCE WE ARE DEPENDENT ON KEY EXECUTIVES, THE LOSS OF ANY OF THESE EXECUTIVES OR OUR INABILITY TO RETAIN OTHER KEY PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.

       Our success substantially depends upon our ability to attract and retain qualified employees and upon the ability of our senior management and other key employees to implement our business strategy. We believe there are only a limited number of available qualified executives in the business lines in which we compete. Although we are not aware of any planned departures, we rely substantially upon the services of Kenneth J. LeStrange, our Chief Executive Officer, President and Chairman of the board of directors, Steven W. Carlsen, President of Endurance U.S., and James R. Kroner, our Chief Financial Officer. Each of Messrs. LeStrange, Carlsen and Kroner as well as Thomas D. Bell, Executive Vice President, Reinsurance Operations of Endurance Bermuda, and David
S. Cash, our Chief Actuary/Chief Risk Officer, have employment agreements with the Company. We believe we have been successful in attracting and retaining key personnel since our inception. The loss of any of their services or the services of other members of our management team or the inability to attract and retain other talented personnel could impede the further implementation of our business strategy, which could have a material adverse effect on our business. We do not currently maintain key man life insurance policies with respect to any of our employees.

OUR BUSINESS COULD BE ADVERSELY AFFECTED BY BERMUDA EMPLOYMENT RESTRICTIONS.

       We will need to hire additional employees to work in Bermuda. Under Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. Work permits may be granted or extended by the Bermuda government upon showing that, after proper public advertisement in most cases, no Bermudian (or spouse of a Bermudian) is available who meets the minimum standard requirements for the advertised position. The Bermuda government recently announced a new policy limiting the duration of work permits to six years, with certain exemptions for key employees. All of our 39 Bermuda-based professional employees who require work permits, including Messrs. LeStrange, Kroner, Carlsen and Bell, have been granted permits by the Bermuda government. The terms of these permits range from three to five years depending on the individual. None of our current Bermuda employees for whom we have applied for a work permit have been denied. It is possible that we could lose the services of one or more of our key employees if we are unable to obtain or renew their work permits, which could have a material adverse affect on our business.

ENDURANCE BERMUDA, ENDURANCE U.K. AND ENDURANCE U.S. ARE RATED "A-" (EXCELLENT) BY A.M. BEST COMPANY AND A DECLINE IN THIS RATING COULD AFFECT THEIR STANDING AMONG BROKERS AND CUSTOMERS AND CAUSE OUR PREMIUMS AND EARNINGS TO DECREASE.

       Ratings have become an increasingly important factor in establishing the competitive position of insurance and reinsurance companies. A.M. Best assigned to Endurance Bermuda, Endurance U.K. and Endurance U.S. a financial strength rating of "A-" (Excellent). The objective of A.M. Best's rating system is to provide an opinion of an insurer's or reinsurer's financial strength and ability to meet ongoing obligations to its policyholders. These ratings reflect A.M. Best's opinion of Endurance Bermuda's, Endurance U.K.'s and Endurance U.S.'s initial capitalization, management and sponsorship, and are not an evaluation directed to investors in our ordinary shares and are not a recommendation to buy, sell or hold our ordinary shares. A.M. Best ratings currently range from "A++" (Superior) to "F" (In Liquidation), and include 16 separate ratings categories. Within these categories, "A++" (Superior) and "A+" (Superior) are the highest, followed by "A" (Excellent) and "A-" (Excellent). Publications of A.M. Best indicate that the "A" and "A-" ratings are assigned to those companies that, in A.M. Best's opinion, have demonstrated excellent overall performance when compared to the standards established by A.M. Best and have demonstrated a strong ability to meet their obligations to policyholders. These ratings are subject to periodic review by, and may be revised downward or revoked at the sole discretion of, A.M. Best.

       If Endurance Bermuda's, Endurance U.K.'s or Endurance U.S.'s rating is reduced from its current level by A.M. Best, our competitive position in the insurance and reinsurance industry would suffer, and it would be more difficult for us to market our products. A downgrade could result in a significant reduction in the number of insurance and reinsurance contracts we write and in a substantial loss of business as client companies, and brokers that place such business, move to other competitors with higher ratings.

OUR HOLDING COMPANY STRUCTURE AND CERTAIN REGULATORY AND OTHER CONSTRAINTS AFFECT OUR ABILITY TO PAY DIVIDENDS AND MAKE OTHER PAYMENTS.

       Endurance Holdings is a holding company and, as such, has no substantial operations of its own. Endurance Holdings does not have any significant operations or assets other than its ownership of the shares of its direct and indirect subsidiaries, including Endurance Bermuda, Endurance U.K. and Endurance U.S. Dividends and other permitted distributions from insurance subsidiaries are expected to be Endurance Holdings' sole source of funds to meet ongoing cash requirements, including debt service payments and other expenses, and to pay dividends, if any, to shareholders. Bermuda law and regulations, including, but not limited to Bermuda insurance regulation, restrict the declaration and payment of dividends and the making of distributions by Endurance Bermuda unless certain regulatory requirements are met. The inability of Endurance Bermuda to pay dividends in an amount sufficient to enable Endurance Holdings to meet its cash requirements at the holding company level could have a material adverse effect on its operations. In addition, Endurance U.K. and Endurance U.S. are subject to significant regulatory restrictions limiting their ability to declare and pay dividends. We therefore do not expect to receive dividends from either of those subsidiaries for the foreseeable future.

       Endurance Holdings is subject to Bermuda regulatory constraints that will affect its ability to pay dividends on its ordinary shares and make other payments. Under the Bermuda Companies Act 1981, as amended (the "Companies Act"), Endurance Holdings may declare or pay a dividend out of distributable reserves only if it has reasonable grounds for believing that it is, or would after the payment be, able to pay its liabilities as they become due and if the realizable value of its assets would thereby not be less than the aggregate of its liabilities and issued share capital and share premium accounts. In addition, our credit facilities prohibit Endurance Holdings from declaring or paying any dividends if a default or event of default has occurred and is continuing at the time of such declaration or payment or would result from such declaration or payment. For a discussion of the legal limitations on our subsidiaries' ability to pay dividends to Endurance Holdings and of Endurance Holdings to pay dividends to its shareholders, see "Dividend Policy," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Certain Indebtedness" and "Regulatory Matters."

THE COST OF REINSURANCE SECURITY ARRANGEMENTS MAY MATERIALLY IMPACT OUR MARGINS.

       As a Bermuda reinsurer, Endurance Bermuda is required to post collateral security with respect to reinsurance liabilities it assumes from ceding insurers domiciled in the U.S. The posting of collateral security is generally required in order for U.S. ceding companies to obtain credit on their U.S. statutory financial statements with respect to reinsurance liabilities CEDED to unlicensed or unaccredited reinsurers. Under applicable statutory provisions, the security arrangements may be in the form of letters of credit, reinsurance trusts maintained by third-party trustees or funds-withheld arrangements whereby the trusted assets are held by the ceding company. Endurance Bermuda has the ability to issue up to $108 million in letters of credit under the Company's revolving credit facility that expires on August 11, 2003. If this facility is not sufficient or if the Company is unable to renew this facility or is unable to arrange for other types of security on commercially acceptable terms, the ability of Endurance Bermuda to provide reinsurance to U.S.-based clients may be severely limited.

       Security arrangements may subject our assets to security interests and/or require that a portion of our assets be pledged to, or otherwise held by, third parties. Although the investment income derived from our assets while held in trust typically accrues to our benefit, the investment of these assets is governed by the investment regulations of the state of domicile of the ceding insurer, which may be more restrictive than the investment regulations applicable to us under Bermuda law. The restrictions may result in lower investment yields on these assets, which could materially adversely affect our profitability.

THE RIGHT OF CERTAIN LEAD INVESTORS TO DESIGNATE A MAJORITY OF OUR DIRECTORS MAY PREVENT OR FRUSTRATE ATTEMPTS BY SHAREHOLDERS TO REPLACE OR REMOVE THE CURRENT MANAGEMENT OF THE COMPANY.

       Immediately upon completion of this offering, our existing shareholders, including the lead investors in our original private placement, are expected to beneficially own ordinary shares aggregating 85.5% of the equity interest in our ordinary shares on a fully diluted basis assuming the full exercise of all vested share options and warrants exercisable for ordinary shares or class A shares and full conversion of outstanding class A shares for ordinary shares. Certain of our lead investors have contractual rights to representation on our board of directors and committees of our board of directors, and have designated eight of our existing twelve directors. See "Description of Share
Capital -- Amended and Restated Shareholders Agreement."

       As a result of their ownership position and board and committee representation, our lead investors and their board representatives, independently and voting together with our other existing shareholders, will have the ability to significantly influence matters requiring shareholder approval, including, without limitation, the election of directors and amalgamations, consolidations and sales of all or substantially all of our assets.

THE COMMERCIAL AND INVESTMENT ACTIVITIES OF OUR LEAD INVESTORS MAY LEAD TO CONFLICTS OF INTEREST.

       Certain of our lead investors engage in commercial activities and enter into transactions or agreements with us or in competition with us, which may give rise to conflicts of interest. We derive a significant portion of our business through reinsurance relationships and other arrangements in which Aon has acted as a broker or insurance or reinsurance intermediary. Due to Aon's investment in us and their involvement in our formation, it is possible that certain brokers and intermediaries that compete with Aon will perceive a conflict of interest in our relationships with Aon and may, therefore, be hesitant to present insurance and reinsurance proposals and opportunities to us.

       Our lead investors or their affiliates have sponsored, and may in the future sponsor, other entities engaged in or intending to engage in insurance and reinsurance underwriting, some of which, together with the lead investors, may compete with us. Certain of our lead investors and their affiliates have also entered into agreements with and made investments in numerous companies that may compete with us. In particular, THL, Capital Z and Credit Suisse First Boston Private Equity have each made significant investments in new and existing companies which compete directly with us.

PROFITABILITY MAY BE ADVERSELY IMPACTED BY INFLATION.

       The effects of inflation could cause the severity of claims from catastrophes or other events to rise in the future. Our reserve for losses and loss expenses includes assumptions about future payments for settlement of claims and claims handling expenses, such as medical treatments and litigation costs. To the extent inflation causes these costs to increase above reserves established for these claims, we will be required to increase our loss reserves with a corresponding reduction in our net income in the period in which the deficiency is identified.

OUR INVESTMENT PERFORMANCE MAY AFFECT OUR FINANCIAL ASSETS AND ABILITY TO CONDUCT BUSINESS.

       We derive a significant portion of our income from our invested assets. As a result, our operating results depend in part on the performance of our investment portfolio, which currently consists of fixed maturity securities. Our income derived from our invested assets was $49.7 million or 48.7% of our net income for the year ended December 31, 2002. Our operating results are subject to a variety of investment risks, including risks relating to general economic conditions, market volatility, interest rate fluctuations, liquidity risk and credit and default risk. Additionally, with respect to certain of our investments, we are subject to pre-payment or reinvestment risk. Fixed income markets have become increasingly volatile in the last year, particularly since the events of September 11, 2001.

       With respect to our longer-term liabilities, we strive to structure our investments in a manner that recognizes our liquidity needs for our future liabilities. In that regard, we attempt to correlate the maturity and duration of our investment portfolio to our general and specific liability profile. However, if our liquidity needs or general and specific liability profile unexpectedly change, we may not be successful in continuing to structure our investment portfolio in that manner. The market value of our fixed maturity investments will be subject to fluctuation depending on changes in various factors, including prevailing interest rates. To the extent that we are unsuccessful in correlating our investment portfolio with our expected liabilities, we may be forced to liquidate our investments at times and prices that are not optimal, which could have a material adverse affect on the performance of our investment portfolio.

       Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. Although we attempt to take measures to manage the risks of investing in a changing interest rate environment, we may not be able to mitigate interest rate sensitivity effectively. Our mitigation efforts include maintaining a high quality portfolio with a relatively short duration to reduce the effect of interest rate changes on book value. A significant portion of the investment portfolio matures each year, allowing for reinvestment at current market rates. The portfolio is actively managed and trades are made to balance the Company's exposure to interest rates. However, significant increase in interest rates could have a material adverse effect on our book value.

WE MAY BE ADVERSELY AFFECTED BY FOREIGN CURRENCY FLUCTUATIONS.

       We have made a significant investment in the capitalization of Endurance U.K., which is denominated in British Sterling. In addition, we enter into reinsurance and insurance contracts where we are obligated to pay losses in currencies other than U.S. dollars. We purchase assets which are matched in currency to our CASE RESERVES for liabilities incurred in U.S. dollars, Euros, British Sterling, Japanese Yen and Australian dollars at the time such reserves are established. We do not match assets in any other currencies and do not hedge currencies in any way and, at this time, do not intend to do so. For liabilities incurred in currencies other than those listed above, U.S. dollars are converted to the currency of the loss at the time of claims payment. As a result, we may, from time to time, experience losses resulting from fluctuations in the values of foreign currencies, which could have a material adverse effect on our results of operations.

WE MAY REQUIRE ADDITIONAL CAPITAL IN THE FUTURE WHICH MAY NOT BE AVAILABLE OR ONLY AVAILABLE ON UNFAVORABLE TERMS.

       Our future capital requirements depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. To the extent that the funds generated by this offering are insufficient to fund future operating requirements and cover claim losses, we may need to raise additional funds through financings or curtail our growth and reduce our assets. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. In the case of equity financings, dilution to our shareholders could result, and in any case such securities may have rights, preferences and privileges that are senior to those of the ordinary shares offered hereby. If we cannot obtain adequate capital, our business, results of operations and financial condition could be adversely affected.

SINCE WE DEPEND ON A FEW BROKERS FOR A LARGE PORTION OF OUR REVENUES, LOSS OF BUSINESS PROVIDED BY ANY ONE OF THEM COULD ADVERSELY AFFECT US.

       We market our insurance and reinsurance worldwide primarily through insurance and reinsurance brokers. In the year ended December 31, 2002, our top five brokers represented approximately 90% of our gross premiums written, excluding gross premiums acquired in the LaSalle transaction. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." One of those brokers, Aon, is one of our investors. Affiliates of two of these brokers, Marsh and Benfield, have also co-sponsored the formation of Bermuda reinsurers that may compete with us, and those brokers may decide to favor the reinsurers they sponsored over other companies. Loss of all or a substantial portion of the business provided by one or more of these brokers could have a material adverse effect on our business.

OUR RELIANCE ON BROKERS SUBJECTS US TO THEIR CREDIT RISK.

       In accordance with industry practice, we frequently pay amounts owed on claims under our insurance or reinsurance contracts to brokers, and these brokers, in turn, pay these amounts over to the clients that have purchased insurance or reinsurance from us. If a broker fails to make such a payment, in a significant majority of business that the Company writes, it is highly likely that the Company will be liable to the client for the deficiency because of local laws or contractual obligations. Likewise, when the client pays premiums for these policies to brokers for payment over to us, these premiums are considered to have been paid and, in most cases, the client will no longer be liable to us for those amounts, whether or not we have actually received the premiums. Consequently, we assume a degree of credit risk associated with brokers around the world with respect to most of our insurance and reinsurance business. To date we have not experienced any losses related to such credit risks.

THE EFFECTS OF EMERGING CLAIM AND COVERAGE ISSUES ON OUR BUSINESS ARE UNCERTAIN.

       As industry practices and legal, judicial, social and other environmental conditions change, unexpected and unintended issues related to claims and coverage may emerge. These issues may adversely affect our business by either extending coverage beyond our underwriting intent or by increasing the number or size of claims. In some instances, these changes may not become apparent until some time after we have issued insurance or reinsurance contracts that are affected by the changes. As a result, the full extent of liability under our insurance or reinsurance contracts may not be known for many years after a contract is issued.

      Recent examples of emerging claims and coverage issues include:

        - larger settlements and jury awards for professionals and corporate directors and officers covered by PROFESSIONAL LIABILITY and DIRECTORS' AND OFFICERS' LIABILITY insurance; and

        - a growing trend of plaintiffs targeting property and casualty insurers in purported class action litigations relating to claims-handling, insurance sales practices and other practices related to the conduct of our business.

      The effects of these and other unforeseen emerging claim and coverage issues are extremely hard to predict and could harm our business.

WE OPERATE IN A HIGHLY COMPETITIVE ENVIRONMENT WHICH COULD ADVERSELY IMPACT OUR OPERATING MARGINS.

       The insurance and reinsurance industries are highly competitive. We compete with major U.S. and non-U.S. insurers and reinsurers, including other Bermuda-based insurers and reinsurers. For information regarding competition in each of our business segments, see "Business -- Business Segments." Many of our competitors have greater financial, marketing and management resources. A number of newly-organized, Bermuda-based insurance and reinsurance entities compete in the same market segments in which we operate. In addition, we may not be aware of other companies that may be planning to enter the segments of the insurance and reinsurance market in which we operate or of existing companies that may be planning to raise additional capital. Increasing competition could result in fewer submissions, lower premium rates and less favorable policy terms and conditions, which could have a material adverse impact on our growth and profitability.

       Further, insurance/risk-linked securities and derivative and other non-traditional risk transfer mechanisms and vehicles are being developed and offered by other parties, including non-insurance company entities, which could impact the demand for traditional reinsurance. A number of new, proposed or potential industry or legislative developments could further increase competition in our industry. These developments include:

       - new insurance and reinsurance companies have been formed and capitalized in excess of $100 million since September 2001 and a number of these companies can be expected to compete with us in the same markets;

       - legislative mandates for insurers to provide certain types of coverage in areas where we or our ceding clients do business, such as the mandated terrorism coverage in the Terrorism Risk Insurance Act of 2002, could eliminate the opportunities for us to write those coverages; and

       - programs in which state-sponsored entities provide PROPERTY INSURANCE in catastrophe prone areas or other "alternative markets" types of coverage could eliminate the opportunities for us to write those coverages.

       In addition, insurance companies that merge may be able to enhance their negotiating position when buying reinsurance and may be able to spread their risks across a consolidated, larger capital base so that they require less reinsurance.

       New competition from these developments could cause the demand for insurance or reinsurance to fall or the expense of customer acquisition and RETENTION to increase, either of which could have a material adverse affect on our growth and profitability.

THE HISTORICAL CYCLICALITY OF THE PROPERTY AND CASUALTY REINSURANCE INDUSTRY MAY CAUSE FLUCTUATIONS IN OUR RESULTS.

       Historically, property and casualty reinsurers have experienced significant fluctuations in operating results due to competition, frequency of occurrence or severity of catastrophic events, levels of capacity, general economic conditions and other factors. Demand for reinsurance is influenced significantly by underwriting results of primary property and casualty insurers and prevailing general economic conditions. The supply of reinsurance is related to prevailing prices, the levels of insured losses and the levels of industry surplus which, in turn, may fluctuate in response to changes in rates of return on investments being earned in the reinsurance industry. As a result, the reinsurance business historically has been a cyclical industry characterized by periods of intense price competition due to excessive underwriting capacity as well as periods when shortages of capacity permitted favorable premium levels. Although premium levels for many products have increased in recent months, the supply of reinsurance may increase, either by capital provided by new entrants or by the commitment of additional capital by existing reinsurers, which may cause prices to decrease. Any of these factors could lead to a significant reduction in premium rates, less favorable policy terms and conditions and fewer submissions for our underwriting services. In addition to these considerations, changes in the frequency and severity of losses suffered by insurers may affect the cycles of the reinsurance business significantly, and we expect to experience the effects of such cyclicality. For a description of recent trends in the property and casualty insurance and reinsurance industries, please refer to "Industry Background."

THE REGULATORY SYSTEM UNDER WHICH WE OPERATE, AND POTENTIAL CHANGES THERETO, COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

       General. Our insurance subsidiaries may not be able to obtain or maintain necessary licenses, permits, authorizations or accreditations, or may be able to do so only at great cost. In addition, we may not be able to comply fully with, or obtain appropriate exemptions from, the wide variety of laws and regulations applicable to insurance or reinsurance companies or holding companies. Failure to comply with or to obtain appropriate exemptions under any applicable laws could result in restrictions on our ability to do business in one or more of the jurisdictions in which we operate and fines and other sanctions, which could have a material adverse effect on our business. See "Regulatory Matters."

       Endurance Bermuda. Endurance Bermuda is a registered Class 4 Bermuda insurance and reinsurance company. Among other matters, Bermuda statutes, regulations and policies of the BMA require Endurance Bermuda to maintain minimum levels of statutory capital, statutory capital and surplus and liquidity, to meet solvency standards, to obtain prior approval of ownership and transfer of shares and to submit to certain periodic examinations of its financial condition. These statutes and regulations may, in effect, restrict Endurance Bermuda's ability to write insurance and reinsurance policies, to make certain investments and to distribute funds.

       Endurance Bermuda does not maintain a principal office, and its personnel do not solicit, advertise, settle claims or conduct other activities that may constitute the transaction of the business of insurance or reinsurance, in any jurisdiction in which it is not licensed or otherwise not authorized to engage in such activities. Although Endurance Bermuda does not believe it is or will be in violation of insurance laws or regulations of any jurisdiction outside Bermuda, inquiries or challenges to Endurance Bermuda's insurance or reinsurance activities may still be raised in the future.

       The offshore insurance and reinsurance regulatory environment has become subject to increased scrutiny in many jurisdictions, including the United States and various states within the United States. Compliance with any new laws regulating offshore insurers or reinsurers could have a material adverse effect on our business.

       Endurance U.K. Endurance U.K. has received authorization from the FSA to begin writing certain lines of insurance and reinsurance in the United Kingdom. As an authorized insurer in the United Kingdom, Endurance U.K. would be able to operate throughout the European Union, subject to compliance with certain notification requirements of the FSA and in some cases, certain local regulatory requirements. As an FSA authorized insurer, the insurance and reinsurance businesses of Endurance U.K. will be subject to close supervision by the FSA. The FSA is currently seeking to strengthen its requirements for senior management arrangements, systems and controls of insurance and reinsurance companies under its jurisdiction and intends to place an increased emphasis on risk identification and management in relation to the prudential regulation of insurance and reinsurance business in the United Kingdom. Changes in the FSA's requirements may have an adverse impact on the business of Endurance U.K.

       In addition, given that the framework for supervision of insurance and reinsurance companies in the United Kingdom is largely formed by E.U. directives (which are implemented by member states through national legislation), changes at the E.U. level may affect the regulatory scheme under which Endurance U.K. will operate. A general review of E.U. insurance directives is currently in progress and may lead to changes such as increased minimum capital requirements.

       Endurance U.S. Endurance U.S. is organized in and has received a license to write certain lines of reinsurance business in the State of New York and, as a result, is subject to New York law and regulation under the supervision of the Superintendent of Insurance of the State of New York. The New York Superintendent also has regulatory authority over a number of affiliate transactions between Endurance U.S. and other members of our holding company system. The purpose of the state insurance regulatory statutes is to protect U.S. insureds and U.S. ceding insurance companies, not our shareholders. Among other matters, state insurance regulations will require Endurance U.S. to maintain minimum levels of capital, surplus and liquidity, require Endurance U.S. to comply with applicable RISK-BASED CAPITAL requirements and will impose restrictions on the payment of dividends and distributions. These statutes and regulations may, in effect, restrict the ability of Endurance U.S. to write new business or distribute assets to Endurance Holdings.

       In recent years, the U.S. insurance regulatory framework has come under increased federal scrutiny, and some state legislators have considered or enacted laws that may alter or increase state regulation of insurance and reinsurance companies and holding companies. Moreover, the NATIONAL ASSOCIATION OF INSURANCE COMMISSIONERS ("NAIC"), which is an association of the insurance commissioners of all 50 states and the District of Columbia, and state insurance regulators regularly reexamine existing laws and regulations. Changes in these laws and regulations or the interpretation of these laws and regulations could have a material adverse effect on our business.

       For example, in response to the tightening of supply in certain insurance and reinsurance markets resulting from, among other things, the World Trade Center tragedy, the Terrorism Risk Insurance Act of 2002 was enacted to ensure the availability of insurance coverage for terrorist acts in the United States. This law establishes a federal assistance program through the end of 2005 to help the commercial property and casualty insurance industry cover claims related to future terrorism related losses and regulates the terms of insurance relating to terrorism coverage. This law could adversely affect our business by increasing underwriting capacity for our competitors as well as by requiring that coverage for terrorist acts be offered by insurers. We are in the process of evaluating the likely impact of this law on our future operations. We are currently unable to predict the extent to which the foregoing new initiative may affect the demand for our products or the risks which may be available for us to consider underwriting.

               RISKS RELATED TO OWNERSHIP OF OUR ORDINARY SHARES

THERE HAS BEEN NO PRIOR PUBLIC MARKET FOR OUR ORDINARY SHARES AND, THEREFORE, YOU CANNOT BE CERTAIN THAT AN ACTIVE TRADING MARKET OR A SPECIFIC SHARE PRICE WILL BE ESTABLISHED.

       Currently there is no public trading market for our ordinary shares and, as a result, we cannot predict whether an active trading market will develop and continue upon completion of this offering or if the market price of our ordinary shares will decline below the initial public offering price. Our ordinary shares have been approved for listing on the NYSE under the symbol "ENH." The initial public offering price per ordinary share has been determined by agreement among us and the representatives of the underwriters and may not be indicative of the market price of our ordinary shares after our initial public offering.

FUTURE SALES OF ORDINARY SHARES MAY AFFECT THEIR MARKET PRICE.

       We cannot predict what effect, if any, future sales of our ordinary shares, or the availability of ordinary shares for future sale, will have on the market price of our ordinary shares. Sales of substantial amounts of our ordinary shares in the public market following our initial public offering, or the perception that such sales could occur, could adversely affect the market price of our ordinary shares and may make it more difficult for you to sell your ordinary shares at a time and price which you deem appropriate. See "Description of Share Capital -- Registration Rights Agreement" and "Shares Eligible for Future Sale" for further information regarding circumstances under which additional ordinary shares may be sold. Upon completion of our initial public offering, we will have 64,600,000 common shares outstanding and an additional 8,236,738 common shares will be issuable upon the full exercise or conversion of outstanding vested options and warrants. If the underwriters' over-allotment option is exercised, an additional 1,440,000 ordinary shares will be outstanding. Of these shares, the ordinary shares sold in this offering will be freely transferable, except for any shares sold to our "affiliates," as that term is defined in Rule 144 under the Securities Act. The remaining shares will be "restricted securities" subject to the volume limitations and the other conditions of Rule 144.

       We, our directors, officers, certain of our existing shareholders and those persons who purchase ordinary shares through the reserved share program discussed later in this prospectus have agreed, with limited exceptions, for a period of 180 days after the date of this prospectus, that we and they will not, without the prior written consent of Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the underwriters (which consent with respect to the reserved share program will not be granted for any sales during the first 90 days of such lock-up), directly or indirectly, offer to sell, sell or otherwise dispose of any of our ordinary shares. Upon the consummation of this offering, all existing shareholders and their transferees will have the right to require us to register their ordinary shares under the Securities Act for sale into the public markets, subject to the 180-day lock-up agreements. Upon the effectiveness of any such registration statement, all shares covered by the registration statement will be freely transferable. In addition, following the consummation of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register ordinary shares issued or reserved for issuance under our 2002 Amended and Restated Stock Option Plan. Subject to the exercise of issued and outstanding options, shares registered under the registration statement on Form S-8 will be available for sale into the public markets after the expiration of the 180-day lock-up agreements.

PUBLIC INVESTORS MAY SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION AS A RESULT OF THIS OFFERING.

       The initial public offering price per ordinary share may be higher than our net book value per share. Accordingly, if you purchase ordinary shares in this offering, you will suffer immediate and substantial dilution of your investment. Based upon the issuance and sale of 9,600,000 ordinary shares, you will incur immediate dilution of approximately $1.02 in the net book value per common share if you purchase ordinary shares in this offering.

THERE ARE PROVISIONS IN OUR CHARTER DOCUMENTS THAT MAY REDUCE OR INCREASE THE VOTING RIGHTS OF OUR ORDINARY SHARES.

       As used in this prospectus, all references to "bye-laws" are intended to refer to the amended and restated bye-laws of Endurance Holdings. The bye-laws provide generally that any shareholder owning, directly, indirectly or, in the case of any U.S. PERSON, by attribution, more than 9.5% of our ordinary shares will have the voting rights attached to such ordinary shares reduced so that it may not exercise more than 9.5% of the total voting rights. The reduction in votes is generally to be applied proportionately among all shareholders who are members of the first shareholder's "control group." A "control group" means, with respect to any person, all shares directly owned by such person and all shares directly owned by each other shareholder any of whose shares are included in the "controlled shares" of such person. "Controlled shares" means all ordinary shares that a person is deemed to own directly, indirectly (within the meaning of Section 958(a) of the Internal Revenue Code of 1986, as amended (the "Code")) or, in the case of a U.S. Person, constructively (within the meaning of
Section 958(b) of the Code). A similar limitation is to be applied to shares held directly by members of a "related group." A "related group" means a group of shareholders that are investment vehicles and are under common control and management. Any reduction in votes will generally be allocated proportionately among members of the shareholder's "control group" or "related group," as the case may be. The amount of any reduction of votes that occurs by operation of the above limitations will generally be reallocated proportionately among all other shareholders of Endurance Holdings who were not members of these groups so long as such reallocation does not cause any person to become a 9.5% shareholder.

       Under these provisions, certain shareholders may have their voting rights limited to less than one vote per share, while other shareholders may have voting rights in excess of one vote per share. Moreover, these provisions could have the effect of reducing the votes of certain shareholders who would not otherwise be subject to the 9.5% limitation by virtue of their direct share ownership. The bye-laws of Endurance Holdings provide that shareholders will be notified of their voting interests prior to any vote to be taken by the shareholders. See "Description of Share Capital -- Voting Adjustments."

       As a result of any reallocation of votes, your voting rights might increase above 5% of the aggregate voting power of the outstanding ordinary shares, thereby possibly resulting in your becoming a reporting person subject to Schedule 13D or 13G filing requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, the reallocation of your votes could result in your becoming subject to filing requirements under Section 16 of the Exchange Act.

       The Company also has the authority to request information from any shareholder for the purpose of determining whether a shareholder's voting rights are to be reallocated pursuant to the bye-laws. If a shareholder fails to respond to a request for information from the Company or submits incomplete or inaccurate information (after a reasonable cure period) in response to a request, the Company, in its reasonable discretion, may reduce or eliminate the shareholder's voting rights.

PROVISIONS OF ENDURANCE HOLDINGS' BYE-LAWS MAY RESTRICT THE ABILITY TO TRANSFER SHARES OF ENDURANCE HOLDINGS.

       Endurance Holdings' board of directors may decline to register a transfer of any ordinary shares if the relevant instrument of transfer (if any) is in favor of five persons or more jointly or is not properly executed, the transferred shares are not fully paid shares or if the transferor fails to comply with all applicable laws and regulations governing the transfer.

A SHAREHOLDER MAY BE REQUIRED TO SELL ITS SHARES OF ENDURANCE HOLDINGS.

       Endurance Holdings' bye-laws provide that we have the option, but not the obligation, to require a shareholder to sell its ordinary shares for their fair market value to us, to other shareholders or to third parties if we determine, based on the written advice of legal counsel, that failure to exercise our option would result in adverse tax consequences to us or certain U.S. Persons as to which the shares held by such shareholder constitute controlled shares. In the latter case, our right to require a shareholder to sell its ordinary shares to us will be limited to the purchase of a number of ordinary shares that will permit avoidance of those adverse tax consequences. See "Description of Share Capital -- Bye-laws -- Acquisition of Ordinary Shares by Endurance Holdings."

A SHAREHOLDER MAY BE REQUIRED TO INDEMNIFY US FOR ANY TAX LIABILITY THAT RESULTS FROM THE ACTS OF THAT SHAREHOLDER.

       Our bye-laws provide certain protections against adverse tax consequences to us resulting from laws that apply to our shareholders. If a shareholder's death or non-payment of any tax or duty payable by the shareholder, or any other act or thing involving the shareholder, causes any adverse tax consequences to us, (i) the shareholder (or his executor or administrator) is required to indemnify us against any tax liability that we incur as a result, (ii) we will have a lien on any dividends or any other distributions payable to the shareholder by us to the extent of the tax liability, and (iii) if any amounts not covered by our lien on dividends and distributions are owed to us by the shareholder as a result of our tax liability, we have the right to refuse to register any transfer of the shareholder's shares.

THERE ARE REGULATORY LIMITATIONS ON THE OWNERSHIP AND TRANSFER OF OUR ORDINARY SHARES.

       Ordinary shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 1998 of Bermuda which regulates the sale of securities in Bermuda. In addition, the BMA must approve all issuances and transfers of shares of a Bermuda exempted company. We have received from the BMA their permission for the issue and free transferability of the ordinary shares in the Company being offered pursuant to this prospectus, as long as the shares are listed on the NYSE, to and among persons who are non-residents of Bermuda for exchange control purposes. In addition, we will deliver to and file a copy of this prospectus with the Registrar of Companies in Bermuda in accordance with Bermuda law. The BMA and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

       The Financial Services and Markets Act 2000 ("FSMA") regulates the acquisition of "control" of any U.K. insurance company authorized under FSMA. Any company or individual that (together with its or his associates) directly or indirectly acquires 10% or more of the shares of a U.K. authorized insurance company or its parent company, or is entitled to exercise or control the exercise of 10% or more of the voting power in such authorized insurance company or its parent company, would be considered to have acquired "control" for the purposes of FSMA, as would a person who had significant influence over the management of such authorized insurance company or its parent company by virtue of his shareholding or voting power in either. A purchaser of more than 10% of our ordinary shares would therefore be considered to have acquired "control" of Endurance U.K. Under the FSMA, any person proposing to acquire "control" over a U.K. authorized insurance company must notify the FSA of his intention to do so and obtain the FSA's prior approval. The FSA would then have three months to consider that person's application to acquire "control." In considering whether to approve such application, the FSA must be satisfied both that the acquirer is a fit and proper person to have such "control" and that the interests of consumers would not be threatened by such acquisition of "control." Failure to make the relevant prior application would constitute a criminal offense.

       State laws in the United States also require prior notices or regulatory agency approval of changes in control of an insurer or its holding company. The insurance laws of the State of New York, where Endurance U.S. will be domiciled, provide that no corporation or other person except an authorized insurer may acquire control of a domestic insurance or reinsurance company unless it has given notice to such company and obtained prior written approval of the New York Superintendent. Any purchaser of 10% or more of our ordinary shares could become subject to such regulations and could be required to file certain notices and reports with the New York Superintendent prior to such acquisition.

U.S. PERSONS WHO OWN OUR ORDINARY SHARES MAY HAVE MORE DIFFICULTY IN PROTECTING THEIR INTERESTS THAN U.S. PERSONS WHO ARE SHAREHOLDERS OF A U.S. CORPORATION.

       The Companies Act, which applies to Endurance Holdings and Endurance Bermuda, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. In order to highlight those differences, set forth below is a summary of certain significant provisions of the Companies Act, including, where relevant, information on Endurance Holdings' bye-laws, which differ in certain respects from provisions of Delaware corporate law. Because the following statements are summaries, they do not discuss all aspects of Bermuda law that may be relevant to Endurance Holdings and our shareholders.

       Interested Directors. Under Bermuda law and Endurance Holdings' bye-laws, we cannot void any transaction we enter into in which a director has an interest, nor can such director be accountable to us for any benefit realized pursuant to such transaction, provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing, to the directors. In addition, Endurance Holdings' bye-laws allow a director to be taken into account in determining whether a quorum is present and to vote on a transaction in which he has an interest, but the resolution with respect to such transactions will fail unless it is approved by a majority of the disinterested directors voting on such a transaction. Under Delaware law such transaction would not be voidable if:

       - the material facts as to such interested director's relationship or interests were disclosed or were known to the board of directors and the board had in good faith authorized the transaction by the affirmative vote of a majority of the disinterested directors;

       - such material facts were disclosed or were known to the shareholders entitled to vote on such transaction and the transaction were specifically approved in good faith by vote of the majority of shares entitled to vote thereon; or

       - the transaction were fair as to the corporation as of the time it was authorized, approved or ratified.

       Under Delaware law, the interested director could be held liable for a transaction in which the director derived an improper personal benefit.

       Business Combinations with Large Shareholders or Affiliates. As a Bermuda company, Endurance Holdings may enter into business combinations with its large shareholders or one or more wholly-owned subsidiaries, including asset sales and other transactions in which a large shareholder or a wholly-owned subsidiary receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders or other wholly-owned subsidiaries, without obtaining prior approval from our shareholders and without special approval from our board of directors. Under Bermuda law, amalgamations require the approval of the board of directors, and in some instances, shareholder approval. However, when the affairs of a Bermuda company are being conducted in a manner which is oppressive or prejudicial to the interests of some shareholders, one or more shareholders may apply to a Bermuda court, which may make such order as it sees fit, including an order regulating the conduct of the company's affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or the company. If we were a Delaware company, we would need prior approval from our board of directors or a supermajority of our shareholders to enter into a business combination with an interested shareholder for a period of three years from the time the person became an interested shareholder, unless we opted out of the relevant Delaware statute. Bermuda law or Endurance Holdings' bye-laws would require board approval and in some instances, shareholder approval, of such transactions.

       Shareholders' Suits. The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders in many United States jurisdictions. Class actions and derivative actions are generally not available to shareholders under Bermuda law. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence a derivative action in the name of a company where the act complained of is alleged to be beyond the corporate power of the company, is illegal or would result in the violation of Endurance Holdings' memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The successful party in such an action generally would be able to recover a portion of attorneys' fees incurred in connection with such action. Endurance Holdings' bye-laws provide that shareholders waive all claims or rights of action that they might have, individually or in the right of Endurance Holdings, against any director or officer for any action or failure to act in the performance of such director's or officer's duties, except such waiver shall not extend to any claims or rights of action that would render the waiver void pursuant to the Companies Act, that arise out of fraud or dishonesty on the part of such director or officer or with respect to the recovery of any gain, personal profit or advantage to which the officer or director is not legally entitled.

       Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

       Indemnification of Directors and Officers. Under Bermuda law and Endurance Holdings' bye-laws, Endurance Holdings will indemnify its directors or officers or any person appointed to any committee by the board of directors and any resident representative (and their respective heirs, executors or administrators) against all actions, costs, charges, liabilities, loss, damage or expense, to the fullest extent permitted by law, incurred or suffered by such officer, director or other person by reason of any act done, conceived in or omitted in the conduct of the company's business or in the discharge of his/her duties; provided that such indemnification shall not extend to any matter involving any fraud or dishonesty on the part of such director, officer or other person. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not be opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

       For more information on the differences between Bermuda and Delaware corporate laws, see "Description of Share Capital -- Differences in Corporate Law."

ANTI-TAKEOVER PROVISIONS IN OUR BYE-LAWS COULD IMPEDE AN ATTEMPT TO REPLACE OR REMOVE OUR DIRECTORS, WHICH COULD DIMINISH THE VALUE OF OUR ORDINARY SHARES.

       Endurance Holdings' bye-laws contain provisions that may entrench directors and make it more difficult for shareholders to replace directors even if the shareholders consider it beneficial to do so. In addition, these provisions could delay or prevent a change of control that a shareholder might consider favorable. For example, these provisions may prevent a shareholder from receiving the benefit from any premium over the market price of our ordinary shares offered by a bidder in a potential takeover. Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may adversely affect the prevailing market price of our ordinary shares if they are viewed as discouraging changes in management and takeover attempts in the future.

       Examples of provisions in our bye-laws that could have such an effect include:

       - election of our directors is staggered, meaning that the members of only one of three classes of our directors are elected each year;

       - the total voting power of any shareholder owning more than 9.5% of our ordinary shares will be reduced to 9.5% of the total voting power of our ordinary shares;

       - our directors may, in their discretion, decline to record the transfer of any ordinary shares on our share register, unless the instrument of transfer is in favor of less than five persons jointly or if they are not satisfied that all required regulatory approvals for such transfer have been obtained; and

       - we have the option, but not the obligation, to require a shareholder to sell its ordinary shares to us, to our other shareholders or to third parties at fair market value if we determine, based on the advice of legal counsel, that failure to exercise our option would result in adverse tax consequences to us or certain U.S. Persons as to which the shares held by such shareholder constitute controlled shares.

IT MAY BE DIFFICULT TO ENFORCE SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS AGAINST US AND OUR OFFICERS AND DIRECTORS.

       Endurance Holdings is a Bermuda company and certain of its officers and directors are residents of various jurisdictions outside the United States. A substantial portion of its assets and its officers and directors, at any one time, are or may be located in jurisdictions outside the United States. Although Endurance Holdings has irrevocably appointed CT Corporation System as an agent in New York, New York to receive service of process with respect to actions against Endurance Holdings arising out of violations of the U.S. federal securities laws in any federal or state court in the United States relating to the transactions covered by this prospectus, it may be difficult for investors to effect service of process within the United States on our directors and officers who reside outside the United States or to enforce against us or our directors and officers judgments of U.S. courts predicated upon civil liability provisions of the U.S. federal securities laws.

       We have been advised by Appleby Spurling & Kempe, our Bermuda counsel, that there is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a United States judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not United States) law.

       In addition to and irrespective of jurisdictional issues, the Bermuda courts will not enforce a United States federal securities law that is either penal or contrary to public policy. It is the advice of Appleby Spurling & Kempe that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, will not be entertained by a Bermuda Court. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, would not be available under Bermuda law or enforceable in a Bermuda court, as they would be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

                           RISKS RELATED TO TAXATION

WE MAY BECOME SUBJECT TO TAXES IN BERMUDA AFTER MARCH 28, 2016, WHICH MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION.

       The Bermuda Minister of Finance, under the Exempted Undertakings Tax Protection Act 1966, as amended, of Bermuda, has given Endurance Holdings and Endurance Bermuda an assurance that if any legislation is enacted in Bermuda that would "impose tax computed on profits or income or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition" of any such tax will not be applicable to Endurance Holdings, Endurance Bermuda or any of their respective operations, shares, debentures or other obligations until March 28, 2016. See "Material Tax Considerations -- Certain Bermuda Tax Considerations." Given the limited duration of the Minister of Finance's assurance, however, it is possible that after March 28, 2016 we may be subject to Bermuda taxes.

WE AND OUR SUBSIDIARIES MAY BE SUBJECT TO U.S. TAX WHICH MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

       Endurance Holdings and Endurance Bermuda are Bermuda companies and Endurance U.K. is an English company. Endurance Holdings, Endurance Bermuda and Endurance U.K. each intends, based on the advice of Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden Arps"), their U.S. counsel, to operate in such a manner that none of these companies will be deemed to be engaged in the conduct of a trade or business within the United States. Nevertheless, because definitive identification of activities which constitute being engaged in a trade or business in the United States is not provided by the Code, or regulations or court decisions, the Internal Revenue Service, or the IRS, might contend that any of Endurance Holdings, Endurance Bermuda and/or Endurance U.K. are/is engaged in a trade or business in the United States. If Endurance Holdings, Endurance Bermuda and/or Endurance U.K. were engaged in a trade or business in the United States, and if Endurance U.K. or Endurance Bermuda were to qualify for benefits under the applicable income tax treaty with the United States, but such trade or business were attributable to a "permanent establishment" in the United States (or in the case of Endurance Bermuda, with respect to investment income, arguably even if such income were not attributable to a "permanent establishment"), Endurance Holdings, Endurance U.K. and/or Endurance Bermuda would be subject to U.S. federal income tax at regular corporate rates on the income that is effectively connected with the U.S. trade or business, plus an additional 30% "branch profits" tax in certain circumstances, in which case our financial condition and results of operations and your investment could be materially adversely affected. See "Material Tax Considerations -- Certain United States Federal Income Tax
Considerations -- United States Taxation of Endurance Holdings, Endurance Bermuda, Endurance U.K. and Endurance U.S."

       Endurance Holdings and/or any of its subsidiaries could be subject to U.S. tax on a portion of its income that is earned from U.S. sources if any of them are considered to be a personal holding company, or a PHC, for U.S. federal income tax purposes. This status will depend on whether more than 50% of our shares could be deemed to be owned by five or fewer individuals and the percentage of our income, or that of our subsidiaries, that consists of "personal holding company income," as determined for U.S. federal income tax purposes. We believe, based upon information made available to us and to Skadden Arps regarding our existing shareholder base and upon the advice of Skadden Arps, that neither we nor any of our subsidiaries will be considered a PHC, but due to the lack of complete information regarding our ultimate share ownership, we cannot be certain that this will be the case, or that the amount of U.S. tax that would be imposed if it were not the case would be immaterial. See "Material Tax Considerations -- Certain United States Federal Income Tax
Considerations -- United States Taxation of Endurance Holdings, Endurance Bermuda, Endurance U.K. and Endurance U.S. -- Personal Holding Companies."

WE AND OUR SUBSIDIARIES MAY BE SUBJECT TO U.K. TAX WHICH MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

       Endurance Holdings and Endurance Bermuda are organized in Bermuda and Endurance U.S. is a company incorporated in the United States. Accordingly, because they are not incorporated in the United Kingdom, none of Endurance Holdings, Endurance Bermuda or Endurance U.S. will be treated as being resident in the United Kingdom unless their central management and control is exercised in the United Kingdom. The concept of central management and control is indicative of the highest level of control of a company, which is wholly a question of fact. The directors of Endurance Holdings, Endurance Bermuda and Endurance U.S. intend to manage their affairs so that none of them are resident in the United Kingdom for tax purposes.

       A company not resident in the United Kingdom for corporation tax purposes can nevertheless be subject to U.K. corporation tax if it carries on a trade through a branch or agency in the United Kingdom but the charge to U.K. corporation tax is limited to profits (including revenue profits and capital gains) connected with such branch or agency. The directors of Endurance Holdings, Endurance Bermuda and Endurance U.S. intend that each will operate in such a manner that none of these companies carry on a trade through a branch or agency in the United Kingdom. Nevertheless, because neither case law nor U.K. statute definitively defines the activities that constitute trading in the United Kingdom through a branch or agency, the U.K. Inland Revenue might contend that any of Endurance Holdings, Endurance Bermuda and/or Endurance U.S. are/is trading in the United Kingdom through a branch or agency in the United Kingdom. If Endurance U.S. were trading in the U.K. through a branch or agency and Endurance U.S. were to qualify for benefits under the applicable income tax treaty between the United Kingdom and the United States, only those profits which were attributable to a permanent establishment in the United Kingdom would be subject to U.K. corporation tax. The United Kingdom has no income tax treaty with Bermuda.

       If Endurance Holdings, Endurance Bermuda or Endurance U.S. were treated as being resident in the United Kingdom for U.K. corporation tax purposes, or as carrying on a trade in the United Kingdom through a branch or agency, our financial condition and results of operations and your investment could be materially adversely affected.

IF YOU ACQUIRE 10% OR MORE OF ENDURANCE HOLDINGS' ORDINARY SHARES, YOU MAY BE SUBJECT TO TAXATION UNDER THE "CONTROLLED FOREIGN CORPORATION" ("CFC") RULES.

       Each "10% U.S. Shareholder" of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and who owns shares in the CFC directly or indirectly through foreign entities on the last day of the CFC's taxable year, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed. A foreign corporation is considered a CFC if "10% U.S. Shareholders" own more than 50% of the total combined voting power of all classes of voting stock of such foreign corporation, or the total value of all stock of such corporation. A 10% U.S. Shareholder is a U.S. Person who owns at least 10% of the total combined voting power of all classes of stock entitled to vote of the foreign corporation. For purposes of taking into account insurance income, a CFC also includes a foreign corporation in which more than 25% of the total combined voting power of all classes of stock (or more than 25% of the total value of the stock) is owned by 10% U.S. Shareholders, on any day during the taxable year of such corporation, if the gross amount of premiums or other consideration for the reinsurance or the issuing of insurance or annuity contracts exceeds 75% of the gross amount of all premiums or other consideration in respect of all risks. For purposes of determining whether a corporation is a CFC, and therefore whether the 50% (or 25%, in the case of insurance income) and 10% ownership tests have been satisfied, "own" means owned directly, indirectly through foreign entities or is considered as owned by application of certain constructive ownership rules. Skadden Arps has opined that prior to the offering, each of Endurance Bermuda and Endurance U.K. will be considered a CFC under the 25% ownership test. Moreover, depending on the amount of dilution that shareholders of Endurance Holdings experience as a result of the offering, each of Endurance Bermuda and Endurance U.K. could continue to be considered a CFC under this test after the offering. Skadden Arps has opined, however, that due to the anticipated dispersion of Endurance Holdings' share ownership among holders, its bye-law provisions that impose limitations on the concentration of voting power of its ordinary shares, authorize the board to purchase such shares under certain circumstances, and other factors, no U.S. Person that owns shares in Endurance Holdings directly or indirectly through foreign entities should be subject to treatment as a 10% U.S. Shareholder of a CFC. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge. See "Material Tax Considerations -- Certain United States Federal Income Tax Considerations -- United States Taxation of Holders of Ordinary Shares -- Shareholders Who Are U.S. Persons."

U.S. PERSONS WHO HOLD ORDINARY SHARES MAY BE SUBJECT TO U.S. INCOME TAXATION ON THEIR PRO RATA SHARE OF OUR "RELATED PARTY INSURANCE INCOME" ("RPII").

       If Endurance U.K.'s or Endurance Bermuda's RPII were to equal or exceed 20% of Endurance U.K.'s or Endurance Bermuda's gross insurance income in any taxable year and direct or indirect insureds (and persons related to such insureds) own (or are treated as owning directly or indirectly) 20% or more of the voting power or value of the shares of Endurance U.K. or Endurance Bermuda, a U.S. Person who owns ordinary shares of Endurance Holdings directly or indirectly through foreign entities on the last day of the taxable year would be required to include in its income for U.S. federal income tax purposes the shareholder's pro rata share of Endurance U.K.'s or Endurance Bermuda's RPII for the entire taxable year, determined as if such RPII were distributed proportionately to such U.S. shareholders at that date regardless of whether such income is distributed. In addition, any RPII that is includible in the income of a U.S. tax-exempt organization will be treated as unrelated business taxable income. The amount of RPII earned by Endurance U.K. or Endurance Bermuda (generally, premium and related investment income from the DIRECT OR INDIRECT INSURANCE or reinsurance of any direct or indirect U.S. shareholder of Endurance U.K. or Endurance Bermuda or any person related to such shareholder) will depend on a number of factors, including the geographic distribution of Endurance U.K.'s or Endurance Bermuda's business and the identity of persons directly or indirectly insured or reinsured by Endurance U.K. or Endurance Bermuda. Although we believe that our RPII has not in the recent past equaled or exceeded 20% of our gross insurance income, and do not expect it to do so in the foreseeable future, some of the factors, which determine the extent of RPII in any period, may be beyond Endurance U.K.'s or Endurance Bermuda's control. Consequently, Endurance U.K.'s or Endurance Bermuda's RPII could equal or exceed 20% of its gross insurance income in any taxable year and ownership of its shares by direct or indirect insureds and related persons could equal or exceed the 20% threshold described above.

       The RPII rules provide that if a shareholder who is a U.S. Person disposes of shares in a foreign insurance corporation that has RPII (even if the amount of RPII is less than 20% of the corporation's gross insurance income or the ownership of its shares by direct or indirect insureds and related persons is less than the 20% threshold) and in which U.S. Persons own 25% or more of the shares, any gain from the disposition will generally be treated as ordinary income to the extent of the shareholder's share of the corporation's undistributed earnings and profits that were accumulated during the period that the shareholder owned the shares (whether or not such earnings and profits are attributable to RPII). In addition, such a shareholder will be required to comply with certain reporting requirements, regardless of the amount of shares owned by the shareholder. These rules should not apply to dispositions of ordinary shares because Endurance Holdings will not itself be directly engaged in the insurance business and because proposed U.S. Treasury regulations appear to apply only in the case of shares of corporations that are directly engaged in the insurance business. However, the IRS might interpret the proposed regulations in a different manner and the applicable proposed regulations may be promulgated in final form in a manner that would cause these rules to apply to dispositions of our ordinary shares. See "Material Tax Considerations -- Certain United States Federal Income Tax Considerations -- United States Taxation of Holders of Ordinary Shares -- Shareholders Who Are U.S. Persons."

U.S. PERSONS WHO HOLD ORDINARY SHARES WILL BE SUBJECT TO ADVERSE TAX CONSEQUENCES IF WE ARE CONSIDERED A "PASSIVE FOREIGN INVESTMENT COMPANY" (A "PFIC") FOR U.S. FEDERAL INCOME TAX PURPOSES.

       Skadden Arps has opined that we should not be considered a PFIC for U.S. federal income purposes for the year ended December 31, 2002. Moreover, we do not expect to conduct our activities in a manner that would cause us to become a PFIC in the future. However, it is possible that we could be deemed a PFIC by the IRS for 2002 or any future year. If we were considered a PFIC it could have material adverse tax consequences for an investor that is subject to U.S. federal income taxation, including subjecting the investor to a greater tax liability than might otherwise apply or subjecting the investor to tax on amounts in advance of when tax would otherwise be imposed. There are currently no regulations regarding the application of the PFIC provisions to an insurance company. New regulations or pronouncements interpreting or clarifying these rules may be forthcoming. We cannot predict what impact, if any, such guidance would have on a shareholder that is subject to U.S. federal income taxation. See "Material Tax Considerations -- Certain United States Federal Income Tax Considerations -- United States Taxation of Holders of Ordinary
Shares -- Shareholders Who Are U.S. Persons."

U.S. PERSONS WHO HOLD ORDINARY SHARES WILL BE SUBJECT TO ADVERSE TAX CONSEQUENCES IF WE OR ANY OF OUR SUBSIDIARIES ARE CONSIDERED A "FOREIGN PERSONAL HOLDING COMPANY" ("FPHC") FOR U.S. FEDERAL INCOME TAX PURPOSES.

       Endurance Holdings and/or any of its non-U.S. subsidiaries could be considered to be a FPHC for U.S. federal income tax purposes. This status will depend on whether more than 50% of our shares could be deemed to be owned by five or fewer individuals who are citizens or residents of the United States, and the percentage of our income, or that of our subsidiaries, that consists of "foreign personal holding company income," as determined for U.S. federal income tax purposes. We believe, based upon information made available to us and to Skadden Arps regarding our existing shareholder base and upon the advice of Skadden Arps, that neither we nor any of our subsidiaries are, and we currently do not expect any of them or us to become, a FPHC for U.S. federal income tax purposes. Due to the lack of complete information regarding our ultimate share ownership, however, we cannot be certain that we will not be considered a FPHC. If we were considered a FPHC it could have material adverse tax consequences for an investor that is subject to U.S. federal income taxation including subjecting the investor to a greater tax liability than might otherwise apply and subjecting the investor to tax on amounts in advance of when tax would otherwise be imposed. See "Material Tax Considerations -- Certain United States Federal Income Tax Considerations -- United States Taxation of Holders of Ordinary Shares -- Shareholders Who Are U.S. Persons."

CHANGES IN U.S. FEDERAL INCOME TAX LAW COULD MATERIALLY ADVERSELY AFFECT SHAREHOLDERS' INVESTMENT.

       Legislation has been introduced in the U.S. Congress intended to eliminate certain perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. While there is no currently pending legislative proposal which, if enacted, would have a material adverse effect on us, our subsidiaries or our shareholders, it is possible that broader-based legislative proposals could emerge in the future that could have an adverse impact on us, our subsidiaries or our shareholders.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

       Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus may include forward-looking statements which reflect our current views with respect to future events and financial performance. Such statements include forward-looking statements both with respect to us in general and the insurance and reinsurance sectors specifically, both as to underwriting and investment matters. Statements which include the words "expect," "intend," "plan," "believe," "project," "anticipate," "seek," "will," and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise.

       All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements. We believe that these factors include, but are not limited to, the following:

       - the effects of competitors' pricing policies, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products;

       -     the impact of acts of terrorism and acts of war;

       -     the effects of terrorist related insurance legislation and laws;

       - greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices have anticipated;

       - decreased level of demand for property and casualty insurance or reinsurance or increased competition due to an increase in capacity of property and casualty reinsurers;

       - the inability to obtain or maintain financial strength or claims-paying ratings by one or more of our subsidiaries;

       -     uncertainties in our reserving process;

       - Endurance Holdings or Endurance Bermuda becomes subject to income taxes in the United States or the United Kingdom;

       - changes in regulations or tax laws applicable to us, our subsidiaries, brokers or customers;

       - acceptance of our products and services, including new products and services;

       - changes in the availability, cost or quality of reinsurance or RETROCESSIONAL COVERAGE;

       -     loss of key personnel;

       -     political stability of Bermuda;

       -     changes in accounting policies or practices; and

       - changes in general economic conditions, including inflation, foreign currency exchange rates and other factors which could affect our investment portfolio.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

                                USE OF PROCEEDS

       The net proceeds from this offering after deducting the underwriting discount and our estimated offering expenses are estimated to be approximately $202.1 million (assuming no exercise of the underwriters' over-allotment option) or approximately $232.9 million (assuming the full exercise of the underwriters' over-allotment option). We intend to use these proceeds to provide additional capital to our subsidiaries, to repay a portion of the outstanding debt under our credit facilities and for other general corporate purposes.

       As of December 31, 2002, we had $192 million of principal outstanding under our term loan facility. Of these borrowings, $100 million was used to purchase equity interests in the Company previously owned by Zurich. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Significant Transactions." The remaining $92 million was used as part of the contribution we made to Endurance Bermuda in December 2002, which in turn made contributions to Endurance U.S. and Endurance U.K. as part of their initial capitalization.

       Currently, $100 million outstanding under the term loan facility bears interest at the rate of 2.81% per annum; the remaining $92 million outstanding under the term loan facility bears interest at 2.50% per annum. Under the current terms of the term loan facility, we must apply 25% of the net cash proceeds, up to a maximum of $55 million, of any sale of equity securities we or any of our subsidiaries may issue to the repayment of outstanding principal under the term loan facility. Assuming net proceeds of approximately $202.1 million (assuming no exercise of the underwriters' over-allotment option), upon consummation of this offering we plan to apply $50.5 million (or up to $55 million assuming exercise of the underwriters' over-allotment option) of such proceeds to the repayment of principal under the term loan facility.

       We have $20.0 million (20% of our first term loan borrowing of $100 million) and $18.4 million (20% of our second term loan borrowing of $92 million) in principal payments due and payable by September 27, 2003 and September 30, 2003, respectively, for outstanding borrowings on our term loan facility. We anticipate using a combination of the proceeds from this offering and dividends from Endurance Bermuda to make such principal payments. Our remaining term loan borrowings are subject to principal amortization of 40% per annum by September 27, 2004 and 2005, respectively, on our first term loan borrowing and 40% per annum by September 30, 2004 and 2005, respectively, on our second term loan borrowing.

                                DIVIDEND POLICY

       Our board of directors currently intends to authorize the payment of a dividend of $0.08 per common share per quarter to our shareholders of record, beginning in the first full quarter following consummation of this offering. Any determination to pay dividends will be at the discretion of our board of directors and will be dependent upon our results of operations and cash flows, our financial position and capital requirements, general business conditions, legal, tax, regulatory and any contractual restrictions on the payment of dividends and any other factors our board of directors deems relevant.

       Endurance Holdings is a holding company and has no direct operations. The ability of Endurance Holdings to pay dividends or distributions will depend almost exclusively on the ability of its subsidiaries to pay dividends to Endurance Holdings. Under Bermuda law, Endurance Bermuda may not declare or pay a dividend if there are reasonable grounds for believing that Endurance Bermuda is, or would after the payment be, unable to pay its liabilities as they become due, or the realizable value of Endurance Bermuda's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. Further, Endurance Bermuda, as a regulated insurance company in Bermuda, is subject to additional regulatory restrictions on the payment of dividends or other distributions. Endurance U.K. is subject to significant regulatory restrictions limiting its ability to pay dividends. In addition, Endurance U.S. has agreed with the New York Department to not pay a dividend for two years after its license is issued without prior regulatory approval. For a further description of the restrictions on the ability of our subsidiaries to pay dividends, see "Regulatory Matters -- Bermuda -- Minimum Solvency Margin and Restrictions on Dividends and Distributions," "Regulatory Matters -- U.K. Regulation -- Restrictions on Dividend Payments" and "Regulatory Matters -- U.S. Regulation -- New York State Dividend Limitations." In addition, our credit facilities prohibit Endurance Holdings from declaring or paying any dividends if a default or event of default has occurred and is continuing at the time of such declaration or payment or would result from such declaration or payment. See "Certain Indebtedness."

       As of December 31, 2002, the maximum amount of distributions that Endurance Bermuda could pay to Endurance Holdings under applicable insurance and Companies Act regulations without prior regulatory approval was approximately $150 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION

       The following table sets forth our consolidated capitalization as of December 31, 2002:

       - on an actual basis, as adjusted for the share premium issuance effected in December 2002, and

       - as adjusted to give effect to the sale of ordinary shares offered by us in this offering at an initial public offering price of $23.00 per share, with net proceeds of approximately $202.1 million (assuming no exercise of the underwriters' over-allotment option) after deducting the underwriting discount and our estimated offering expenses.

       You should read this table in conjunction with "Selected Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes that are included elsewhere in this prospectus.

                                                              AS OF DECEMBER 31, 2002
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
                                                                   (IN THOUSANDS)
DEBT OUTSTANDING:
Bank debt...................................................  $  192,000   $  141,466

SHAREHOLDERS' EQUITY(a):
Ordinary shares (par value $1.00)(b)........................      54,061       63,661
Class A shares (par value $1.00)(b).........................         939          939
Additional paid-in capital..................................   1,009,415    1,201,950
Accumulated other comprehensive income......................      50,707       50,707
Retained earnings...........................................     102,378      102,378
                                                              ----------   ----------
  Total shareholders' equity................................  $1,217,500   $1,419,635
                                                              ----------   ----------
TOTAL CAPITALIZATION........................................  $1,409,500   $1,561,101
                                                              ==========   ==========

------------

(a) As of December 31, 2002, the Company had 120,000,000 common shares of $1.00 par value authorized. This table does not give effect to warrants currently exercisable for 6,641,960 ordinary shares, class A warrants currently exercisable for 600,930 class A shares and options to purchase 775,030 ordinary shares that were fully vested at December 31, 2002.

(b) As of December 31, 2002, we had 54,061,185 ordinary shares and 938,815 class A shares outstanding. As adjusted to give effect to the sale of 9,600,000 ordinary shares in this offering, we will have 63,661,185 ordinary shares outstanding. For a description of the terms of our ordinary shares and class A shares, see "Description of Share Capital." Our outstanding non-voting class A shares are convertible into ordinary shares and are currently held by one of our lead investors.

                                    DILUTION

       As of December 31, 2002, our net book value was $1.2 billion, or $22.14 per common share, assuming 55,000,000 common shares outstanding. As used below, our net book value per common share represents shareholders' equity divided by the number of common shares outstanding. After giving effect to the issuance of 9,600,000 of our ordinary shares at an initial public offering price of $23.00 per ordinary share and after deducting the underwriting discount and our estimated offering expenses (assuming that the underwriters' over-allotment option is not exercised), and the application of the estimated net proceeds therefrom, our net book value as of December 31, 2002 would have been $1,419.6 million, or $21.98 per common share. This amount represents an immediate dilution of $0.16 per common share to the existing shareholders and an immediate dilution of $1.02 per common share issued to the new investors purchasing shares offered hereby at the assumed public offering price. The following table illustrates this per share dilution:

Assumed initial public offering price per ordinary share....   $23.00
  Net book value per common share before the offering.......    22.14
  Dilution attributable to the offering.....................     0.16
Net book value per common share after the offering..........    21.98
Dilution per common share to new investors(a)...............    $1.02

------------

(a) If the underwriters' over-allotment option is exercised in full, dilution per common share to new investors will be $1.04.

       The following table sets forth as of December 31, 2002 the number of our common shares issued, the total consideration paid and the average price per common share paid by all of our existing shareholders (assuming the exchange of class A shares for 938,815 ordinary shares) and by new investors, after giving effect to the issuance of 9,600,000 ordinary shares in the offering at an initial public offering price of $23.00 per share (before deducting the underwriting discount and our estimated offering expenses and assuming that the underwriters' over-allotment option is not exercised).

                             COMMON SHARES ISSUED     TOTAL CONSIDERATION      AVERAGE PRICE
                             --------------------   ------------------------    PER COMMON
                               NUMBER     PERCENT       AMOUNT       PERCENT       SHARE
                             ----------   -------   --------------   -------   -------------
Existing shareholders......  55,000,000     85.1%   $1,100,000,000     83.3%      $20.00
New investors..............   9,600,000     14.9%      220,800,000     16.7%       23.00
                             ----------    -----    --------------    -----       ------
     Total.................  64,600,000    100.0%   $1,320,800,000    100.0%      $20.45
                             ==========    =====    ==============    =====       ======

       This table does not give effect to warrants currently exercisable for 6,641,960 ordinary shares, class A warrants currently exercisable for 600,930 class A shares and options to purchase 775,030 ordinary shares that were fully vested at December 31, 2002.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

       The following table sets forth our selected consolidated financial information for the periods ended and as of the dates indicated. As described in
Note 1 to our consolidated financial statements included elsewhere in this prospectus, our consolidated financial statements include the accounts of Endurance Holdings, Endurance Bermuda, Endurance U.K. and Endurance U.S. Endurance Bermuda was incorporated on November 30, 2001 and commenced operations on December 17, 2001. Endurance Holdings was incorporated on June 27, 2002 and effected an exchange offer in July 2002 with the shareholders of Endurance Bermuda. The exchange offer was accounted for as a business combination of companies under common control.

       We derived the following selected consolidated financial and additional data for the period from November 30, 2001 (inception) through December 31, 2001 and for the year ended December 31, 2002 from our audited consolidated financial statements and related notes. These historical results are not necessarily indicative of results to be expected from any future period.

       You should read the following selected consolidated financial information along with the information contained in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.

                                                               PERIOD ENDED               YEAR ENDED
                                                            DECEMBER 31, 2001         DECEMBER 31, 2002
                                                           --------------------      --------------------
                                                           (IN THOUSANDS, EXCEPT EARNINGS PER SHARE DATA)
SELECTED INCOME STATEMENT DATA:
Gross premiums written and acquired(a)...................           $376                   $798,760
Net premiums written and acquired(b).....................            376                    764,918
Net premiums earned (2002 -- includes $30.7 million from
  related parties).......................................              1                    369,489
Net investment income....................................            838                     42,938
Net realized gains on sales of investments...............             --                      6,730
Losses and loss expenses (2002 -- includes $17.5 million
  from related parties)..................................             --                    204,455
Acquisition expenses (2002 -- includes $7.0 million from
  related parties).......................................             --                     64,013
General and administrative expenses......................            527                     49,999
Net income...............................................            312                    102,066

PER SHARE DATA:
Basic earnings per share.................................          $0.01                      $1.74
Diluted earnings per share...............................          $0.01                      $1.73
Weighted average number of common shares outstanding
  Basic..................................................         39,630                     58,699
  Diluted................................................         39,630                     58,858

                                                                           AS OF DECEMBER 31, 2002
                                                           AS OF         ---------------------------
                                                     DECEMBER 31, 2001     ACTUAL     AS ADJUSTED(C)
                                                     -----------------   ----------   --------------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED BALANCE SHEET DATA:
Cash and investments...............................     $1,162,498       $1,663,249     $1,814,850
Total assets.......................................      1,165,099        2,054,594      2,206,195
Reserve for losses and loss expenses...............             --          200,840        200,840
Reserve for unearned premiums......................            375          403,305        403,305
Bank debt..........................................             --          192,000        141,466
Total shareholders' equity.........................      1,162,312        1,217,500      1,419,635

PER SHARE DATA:
Book value per share(d)............................         $19.37           $22.14         $21.98
Diluted book value per share(e)....................         $19.37           $21.79         $21.70

SELECTED NON-U.S. GAAP DATA:

                                                                 YEAR ENDED
                                                              DECEMBER 31, 2002
                                                              -----------------
Loss ratio(f)...............................................        55.3%
Acquisition expense ratio(g)................................        17.3%
General and administrative expense ratio(h).................        13.6%
                                                                    ----
Combined ratio(i)...........................................        86.2%
                                                                    ====

------------

(a) Gross premiums written and acquired for the year ended December 31, 2002 include $90 million of gross premiums acquired in the LaSalle transaction. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(b) Net premiums written and acquired for the year ended December 31, 2002 include $69 million of net premiums acquired in the LaSalle transaction. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(c) The as adjusted summary balance sheet data as of December 31, 2002 reflects the application of the net proceeds of the sale of 9,600,000 ordinary shares in this offering at an initial public offering price of $23.00 (assuming no exercise of the underwriters' over-allotment option) after deducting the underwriting discount and our estimated offering expenses. See "Use of Proceeds."

(d) Book value per share is based on total shareholders' equity divided by basic common shares outstanding of 60,000,000 at December 31, 2001, 55,000,000 at December 31, 2002, and 64,600,000 at December 31, 2002 as adjusted for the offering.

(e) Diluted book value is based on total shareholders' equity plus the assumed proceeds from the exercise of all outstanding dilutive options and warrants, divided by diluted shares outstanding of 60,000,000 at December 31, 2001, 65,534,521 at December 31, 2002, and 75,134,521 at December 31, 2002 as
    adjusted for the offering.

(f) The loss ratio is calculated by dividing losses and loss expenses by net premiums earned.

(g) The acquisition expense ratio is calculated by dividing acquisition expenses by net premiums earned.

(h) The general and administrative expense ratio is calculated by dividing general and administrative expenses by net premiums earned.

(i) The combined ratio is the sum of the loss ratio, the acquisition expense ratio and the general and administrative expense ratio. As a newly formed company, our historical combined ratio may not be indicative of future underwriting performance.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risk and uncertainties. Please see the "Cautionary Statement Regarding Forward-Looking Statements" for more information. You should review the "Risk Factors" set forth elsewhere in this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained herein.

       Our results of operations are affected by the following business and accounting factors and critical accounting policies:

REVENUES

       We derive our revenues primarily from premiums from our insurance policies and reinsurance contracts and, to a lesser extent, income from our investment portfolio. Insurance and reinsurance premiums are a function of the amount and type of policies and contracts we write, as well as prevailing market prices.

EXPENSES

       Our expenses consist primarily of losses and loss expenses, acquisition expenses and general and administrative expenses. Losses and loss expenses are estimated by management and reflect our best estimate of ultimate losses and costs arising during the reporting period and revisions of prior period estimates. We record losses and loss expenses based on an actuarial analysis of the estimated losses we expect to be reported on policies and contracts written. We reserve for catastrophe losses as soon as a loss event is known to have occurred. The ultimate losses and loss expenses will depend on the actual costs to settle claims. Acquisition expenses consist principally of commissions and brokerage expenses that are typically a percentage of the premiums on insurance policies or reinsurance contracts written. General and administrative expenses consist primarily of personnel expenses and general operating expenses. Interest expense and amortization of intangible assets are disclosed separately from general and administrative expenses.

CRITICAL ACCOUNTING POLICIES

       Our consolidated financial statements contain certain amounts that are inherently subjective in nature and require management to make assumptions and best estimates to determine the reported values. If factors such as those described in the "Risk Factors" section of this prospectus cause actual events or results to differ materially from management's underlying assumptions or estimates, there could be a material adverse effect on our results of operations and financial condition and liquidity.

       We believe that the following critical accounting policies affect significant estimates used in the preparation of our consolidated financial statements.

       Premiums. Premiums written and ceded are earned on a pro-rata basis over the terms of the risk period. Contracts and policies written on a LOSSES OCCURRING BASIS cover losses which occur during the term of the contract or policy, typically 12 months. Accordingly, the premium is earned evenly over the term. Contracts written on a POLICIES ATTACHING BASIS cover losses which attach to the underlying insurance policies written during the terms of the contracts. Premiums earned on a policies attaching basis usually extend beyond the original term of the reinsurance contract, typically resulting in recognition of premiums earned over a 24 month period rather than the traditional 12 month period. Policies attaching contracts accounted for 34% of our gross premiums written and acquired during the year ended December 31, 2002.

       Premiums written and ceded include estimates based on information received from brokers, ceding companies and insureds, and any subsequent differences arising on such estimates are recorded in the periods in which they are determined. Premiums on our excess of loss and proportional reinsurance contracts are estimated by management when the business is underwritten. For excess of loss contracts, the minimum and deposit premium, as defined in the contract, is generally considered to be the best estimate of the contract's written premium at inception. Accordingly, this is the amount we generally record as written premium in the period the underlying risks incept. Estimates of premiums assumed under proportional contracts, primarily written on a policies attaching basis, are recorded in the period in which the underlying risks are expected to incept and are based on information provided by brokers and ceding companies and estimates of the underlying economic conditions at the time the risk is underwritten. As actual premiums are reported by the ceding companies, management evaluates the appropriateness of the premium estimate and any adjustment to this estimate is recorded in the period in which it becomes known. Adjustments to original premium estimates could be material and such adjustments may directly and significantly impact earnings in the period they are determined because the subject premium may be fully or substantially earned.

       Reserve for Losses and Loss Expenses. The reserve for losses and loss expenses includes reserves for unpaid REPORTED LOSSES and losses INCURRED BUT NOT REPORTED ("IBNR"). The reserve for unpaid reported losses and loss expenses is established by management based on reports from brokers, ceding companies and insureds and consultations with independent legal counsel, and represents the estimated ultimate cost of events or conditions that have been reported to or specifically identified by the Company. The reserve for IBNR losses and loss expenses is established by management based on estimates of ultimate losses and loss expenses. Inherent in the estimates of ultimate losses and loss expenses are expected trends in claim severity and frequency and other factors which may vary significantly as claims are settled. Accordingly, ultimate losses and loss expenses may differ materially from the amounts recorded in the consolidated financial statements. These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are reflected in earnings in the period in which they become known.

       Losses and loss expense reserves are initially estimated by the Company using pricing information provided to the Company by brokers, ceding companies and insureds at the time individual contracts and policies are bound. This information is used to develop individual point estimates of carried reserves for each business segment. These individual point estimates are then aggregated to reach the total reserve carried in the Company's consolidated financial statements. The reserving method currently used is an expected loss method that is commonly applied when limited loss development experience exists. As the Company develops its own credible loss experience it will expand its loss reserving analysis to include additional methods as appropriate.

       The most significant assumptions used on December 31, 2002 to estimate losses and loss expense reserves are as follows:

                1. The loss and exposure information provided by brokers, ceding companies and insureds in support of their submissions is used to derive meaningful estimates of the likely future performance of business bound with respect to each contract and policy,

                2. Historic loss development and trend experience is assumed to continue relatively unchanged into the future, and

                3. It is assumed that no significant emergence of losses or types of losses that are not represented in the information supplied to the Company by its brokers, ceding companies and insureds will occur.

       While there can be no guarantee that any of the above assumptions will prove to be correct, management believes that these assumptions represent a realistic and appropriate basis for estimating loss and loss expense reserves. This belief is based on an understanding of the various lines of business insured and reinsured by the Company as well as a review of the loss settlement environment as it relates to the insurance industry during the period since the formation of the Company in 2001.

       At the time each insurance policy or reinsurance contract is written, our underwriters, generally working in conjunction with an actuary or a risk analyst, estimate an expected loss ratio for the particular policy or contract. The estimate may be based on the prior experience of the insured or ceding company, current exposure profiles, analogous exposures under similar policies or contracts with other insureds or ceding companies, modeled long-term expected losses and/or some combination of these factors. These expected loss ratios are utilized along with other factors including our actual claims experience, industry claims experience and the judgment of our actuaries in establishing the loss reserves by line of business. These loss reserves are reviewed regularly, and changes in our experience and industry experience are then reflected in our reported loss reserve amounts and loss ratios. The loss ratios and reserves for losses and loss expenses shown in the table that appears in the section titled "-- Underwriting Results by Operating Segments" reflect our expected claims as adjusted for our actual claims experience by business segment at December 31, 2002.

       Reserves for losses and loss expenses are also based in part upon the estimation of losses resulting from catastrophic events. Estimation of the losses and loss expenses resulting from catastrophic events based upon the Company's historical claims experience is inherently difficult because of the Company's short operating history and the possible severity of catastrophe claims. Therefore, the Company utilizes both proprietary and commercially available models, as well as historical reinsurance industry catastrophe claims experience, for purposes of evaluating future trends and providing an estimate of ultimate claims costs.

       Several aspects of the Company's casualty insurance and reinsurance operations complicate the actuarial reserving techniques for loss reserves as compared to other insurance and reinsurance operations. Among these aspects are the differences in the Company's policy forms from more traditional forms, the lack of complete historical data for losses of the same type intended to be covered by the policies and contracts written by the Company, and the expectation that losses in excess of the Company's attachment levels will be low frequency and high severity in nature, limiting the utility of claims experience of other insurers and reinsurers for similar claims.

       The Company uses statistical and actuarial methods to reasonably estimate ultimate expected losses and loss expenses. The period of time from the occurrence of a loss, the reporting of a loss to the Company and the settlement of the Company's liability may be several years. During this period, additional facts and trends may be revealed. As these factors become apparent, case reserves will be adjusted, sometimes requiring an increase in the overall reserves of the Company, and at other times requiring a reallocation of IBNR reserves to specific case reserves. These estimates are reviewed regularly, and such adjustments, if any, are reflected in earnings in the period in which they become known. The establishment of new reserves or the adjustment of previously recorded reserves could result in significant upward or downward changes to our financial condition for any particular period. While management believes that it has made a reasonable estimate of ultimate losses, the ultimate claims experience may not be as reliably predicted as may be the case with other insurance and reinsurance operations, and it is possible that losses and loss expenses will exceed the total reserves.

       Accordingly, ultimate losses and loss expenses may differ materially from the amounts recorded in our consolidated financial statements. These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are reflected in earnings in the period in which they are determined.

       Under U.S. GAAP, we are not permitted to establish loss reserves until the occurrence of an actual loss event. Once such an event occurs, we establish reserves based upon estimates of total LOSSES INCURRED by the ceding insurers as a result of the event and our estimate of the portion of such loss we have reinsured. As a result, only loss reserves applicable to losses incurred up to the reporting date may be set aside, with no allowance for the provision of a contingency reserve to account for expected future losses. Losses arising from future events will be estimated and recognized at the time the loss is incurred and could be substantial.

       Stock-based Employee Compensation Plans. Effective January 1, 2002, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards ("SFAS") No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123") prospectively to all employee awards granted, modified or settled after January 1, 2002. Under the fair value recognition provisions of SFAS No. 123, the estimated grant date fair value of employee stock options and other stock-based compensation is recognized as part of general and administrative expenses over the vesting period.

RESULTS OF OPERATIONS

       The following is a discussion and analysis of the Company's consolidated results of operations for the period from November 30, 2001 (inception) to December 31, 2001 and separately for the year ended December 31, 2002.

  PERIOD ENDED DECEMBER 31, 2001

       During the period from November 30, 2001 to December 31, 2001, the Company wrote a small volume of business, with gross premiums written of $0.4 million and an immaterial amount of earned premiums. The Company did not incur any losses during this period. Net investment income resulting from the investment of the proceeds from our private placement contributed $0.8 million to our earnings. General and administrative expenses for the period were $0.5 million and net income was $0.3 million.

  YEAR ENDED DECEMBER 31, 2002

       Premiums. In the year ended December 31, 2002, gross premiums written and acquired were $798.8 million. Gross premiums written and acquired were comprised of gross premiums written of $708.6 million and gross premiums acquired from LaSalle of $90.2 million (comprised of $88.6 million initially acquired and $1.6 million in subsequent premium adjustments). Reinsurance premiums ceded for the year ended December 31, 2002 were $33.8 million. These premiums consisted of $21.5 million of reinsurance protection provided to the Company in conjunction with the LaSalle transaction and $12.3 million of reinsurance purchased in the third and fourth quarters of 2002. Endurance Bermuda purchased such reinsurance primarily to reduce its exposure to catastrophic losses in its Property Catastrophe Reinsurance segment. Net premiums earned for the year ended December 31, 2002 were $369.5 million.

       Net Investment Income. Net investment income for the year ended December 31, 2002 was $42.9 million, and was primarily comprised of interest on coupon paying bonds partially offset by investment management fees for the period of $1.2 million.

       The Company invested its assets in cash and cash equivalents until the end of February 2002. In March 2002, the Company and its asset managers embarked on a program to invest in a broader array of assets based upon the Company's investment guidelines. The Company reached its target level of investment by June 30, 2002.

       The annualized 2002 book yield (which is the average yield of the invested portfolio after adjusting for accretion and amortization from the purchase dates of its aggregate assets) and total return (which is the implied yield attributable to the accretion in market value of the invested portfolio) were 3.75% and 8.13%, respectively, for the year ended December 31, 2002. Total return includes unrealized gains and losses.

       Net Realized Investment Gains. Net realized investment gains for the year ended December 31, 2002 were $6.7 million, and were primarily due to gains realized from the sale of fixed maturity securities, executed as part of the ongoing management of our investment portfolio.

       Losses and Loss Expenses. Losses and loss expenses for the year ended December 31, 2002 were $204.5 million. The loss ratio for the year ended December 31, 2002 was 55.3%. As of December 31, 2002, the Company had received fewer than 100 claim notices considered significant enough to establish a specific case reserve. The majority of reported claims relate to the Company's underwriting activities in property lines of business, including both individual risk and treaty contracts. The majority of reported losses relate specifically to floods experienced in Europe during the month of August 2002. Incurred losses for these European floods were approximately $35 million for the year ended December 31, 2002. The Company participates in lines of business where claims may not be reported for many years. Accordingly, management does not believe that reported claims are currently a valid means for estimating ultimate obligations. The overall loss reserves were established by the Company's actuaries and reflect the best estimate of ultimate losses.

       As of December 31, 2002, there were no known emerging loss events or loss trends that management is aware of that may result in material adjustments to the prior period reserves for the Company. Should such events or trends become evident in the future, the reserves for the Company will be adjusted as necessary.

       Acquisition Expenses. Acquisition expenses for the year ended December 31, 2002 were $64.0 million. The acquisition expense ratio for the year ended December 31, 2002 was 17.3%.

       General and Administrative Expenses. General and administrative expenses for the year ended December 31, 2002 were $50.0 million, and were comprised of $29.1 million in personnel costs, $4.8 million relating to the implementation of the Company's structure and commencement of business and $16.1 million in other expenses. The general and administrative expense ratio for the year ended December 31, 2002 was 13.6%.

       Net Income. Net income for the year ended December 31, 2002 was $102.1 million, comprised of net underwriting income of $51.0 million, net investment income of $42.9 million, net realized investment gains of $6.7 million, net foreign exchange gains of $2.3 million, interest expense of $1.0 million, amortization of intangible assets of $0.8 million and a tax benefit of $0.9 million.

       Comprehensive Income. Comprehensive income for the year ended December 31, 2002 was $152.8 million, which was comprised of the net income of $102.1 million described above and a net increase in unrealized investment gains of $47.0 million, and foreign currency translation adjustments of $3.7 million.

UNDERWRITING RESULTS BY OPERATING SEGMENTS

       The determination of the Company's business segments was based on how the Company monitors the performance of its underwriting operations. Management measures segment results on the basis of the combined ratio, which is obtained by dividing the sum of the losses and loss expenses, acquisition expenses and general and administrative expenses by net premiums earned. As a newly formed company, our historical combined ratio may not be indicative of future underwriting performance. The Company does not manage its assets by segment; accordingly, investment income and total assets are not allocated to the individual segments. General and administrative expenses are allocated to segments based on each segment's proportional share of gross premiums written and acquired.

       The following table summarizes the underwriting results, associated reserves for losses and loss expenses and ratios for our six business segments as of and for the year ended December 31, 2002.

                                     PROPERTY PER     PROPERTY
                                     RISK TREATY     CATASTROPHE    CASUALTY TREATY
                                     REINSURANCE     REINSURANCE      REINSURANCE
(IN THOUSANDS)                       ------------    -----------    ---------------
REVENUES
Gross premiums written and
  acquired.........................    $168,054       $178,120         $203,566
                                       --------       --------         --------
Net premiums written and
  acquired.........................     168,054        145,453          203,566
                                       --------       --------         --------
Net premiums earned................      59,453        114,823           84,355
                                       --------       --------         --------
EXPENSES
Losses and loss expenses...........      35,577         42,804           56,070
Acquisition expenses...............      14,607         16,885           20,597
General and administrative
  expenses.........................      10,520         11,150           12,743
                                       --------       --------         --------
                                         60,704         70,839           89,410
                                       ========       ========         ========
UNDERWRITING INCOME (LOSS).........    $ (1,251)      $ 43,984         $ (5,055)
                                       ========       ========         ========
RESERVE FOR LOSSES AND LOSS
  EXPENSES.........................    $ 34,843       $ 40,122         $ 56,070
RATIOS
Loss ratio.........................        59.8%          37.3%            66.5%
Acquisition expense ratio..........        24.6%          14.7%            24.4%
General and administrative expense
  ratio............................        17.7%           9.7%            15.1%
                                       --------       --------         --------
Combined ratio.....................       102.1%          61.7%           106.0%
                                       ========       ========         ========

                                        PROPERTY
                                       INDIVIDUAL      CASUALTY            OTHER
                                          RISK      INDIVIDUAL RISK   SPECIALTY LINES    TOTAL
(IN THOUSANDS)                         ----------   ---------------   ---------------   --------
REVENUES
Gross premiums written and
  acquired...........................   $62,934        $106,903           $79,183       $798,760
                                        -------        --------           -------       --------
Net premiums written and acquired....    61,759         106,903            79,183        764,918
                                        -------        --------           -------       --------
Net premiums earned..................    33,907          44,292            32,659        369,489
                                        -------        --------           -------       --------
EXPENSES
Losses and loss expenses.............    13,283          33,958            22,763        204,455
Acquisition expenses.................     3,406           3,978             4,540         64,013
General and administrative
  expenses...........................     3,939           6,692             4,955         49,999
                                        -------        --------           -------       --------
                                         20,628          44,628            32,258        318,467
                                        =======        ========           =======       ========
UNDERWRITING INCOME (LOSS)...........   $13,279        $   (336)          $   401       $ 51,022
                                        =======        ========           =======       ========
RESERVE FOR LOSSES AND
  LOSS EXPENSES......................   $13,283        $ 33,958           $22,564       $200,840
RATIOS
Loss ratio...........................      39.2%           76.7%             69.7%          55.3%
Acquisition expense ratio............      10.0%            9.0%             13.9%          17.3%
General and administrative expense
  ratio..............................      11.6%           15.1%             15.2%          13.6%
                                        -------        --------           -------       --------
Combined ratio.......................      60.8%          100.8%             98.8%          86.2%
                                        =======        ========           =======       ========

PROPERTY PER RISK TREATY REINSURANCE

       Our Property Per Risk Treaty Reinsurance business segment reinsures individual property risks of ceding companies on a treaty basis. Our property per risk reinsurance contracts cover claims from individual insurance policies written by our ceding company clients and include both personal lines and commercial lines exposures.

  YEAR ENDED DECEMBER 31, 2002

       Premiums. For the year ended December 31, 2002, gross premiums written were $168.1 million and net premiums earned were $59.5 million. The ratio of net premiums earned to net premiums written during this period was 35.4% due to 59% of the premiums in this segment having been written on a policies attaching basis. The majority of the policies attaching contracts have a 24-month risk period and, as such, the premiums are earned over that risk period.

       Losses and Loss Expenses. Losses and loss expenses for the year ended December 31, 2002 were $35.6 million and the loss ratio was 59.8%.

       Acquisition Expenses. Acquisition expenses for the year ended December 31, 2002 were $14.6 million or 24.6% of net premiums earned.

       General and Administrative Expenses. General and administrative expenses for the year ended December 31, 2002 were $10.5 million.

PROPERTY CATASTROPHE REINSURANCE

       Our Property Catastrophe Reinsurance business segment reinsures catastrophic perils for ceding companies on a treaty basis. Our property catastrophe reinsurance contracts provide protection for most catastrophic losses that are covered in the underlying insurance policies written by our ceding company clients. Protection under property catastrophe treaties is provided on an occurrence basis, allowing our ceding company clients to combine losses that have been incurred in any single event from multiple underlying policies.

  YEAR ENDED DECEMBER 31, 2002

       Premiums. For the year ended December 31, 2002, gross premiums written and acquired were $178.1 million, representing gross premiums written of $87.9 million and gross premiums acquired from LaSalle of $90.2 million (comprised of $88.6 million initially acquired and $1.6 million in subsequent premium adjustments). The majority of the contracts associated with this segment are written on a losses occurring basis. Accordingly, the premium is earned evenly over the term. Reinsurance premiums ceded during this period were $32.7 million and were comprised of $21.5 million of reinsurance protection assumed by Endurance Bermuda in conjunction with the LaSalle transaction and $11.2 million of reinsurance purchased in the third and fourth quarters of 2002. This reinsurance was purchased to reduce Endurance Bermuda's exposure to catastrophic losses.

       Losses and Loss Expenses. Losses and loss expenses for the year ended December 31, 2002 were $42.8 million. The loss ratio of 37.3% was principally attributable to the small number of catastrophe losses experienced in the year ended December 31, 2002. Results in this segment were adversely impacted by approximately $35 million of losses from the August 2002 flooding in Central Europe which were partially offset by light catastrophic loss activity in other regions. The losses and loss expenses recorded have not resulted in any recoveries under the reinsurance protection purchased. Accordingly, no losses recoverable have been recorded.

       Acquisition Expenses. Acquisition expenses for the year ended December 31, 2002 were $16.9 million or 14.7% of net premiums earned.

       General and Administrative Expenses. General and administrative expenses for the year ended December 31, 2002 were $11.2 million.

CASUALTY TREATY REINSURANCE

       Our Casualty Treaty Reinsurance business segment reinsures third party liability exposures from ceding companies on a treaty basis. The exposures that we reinsure include AUTOMOBILE LIABILITY, professional liability, directors' and officers' liability, UMBRELLA LIABILITY and WORKERS' COMPENSATION. We focus on business that is exposed to severity losses and not expected to produce high levels of claims frequency.

         YEAR ENDED DECEMBER 31, 2002

       Premiums. In the year ended December 31, 2002, gross premiums written were $203.6 million and net premiums earned were $84.4 million. For the year ended December 31, 2002, 67% of premiums in this segment were written on a policies attaching basis. The majority of the policies attaching contracts have a 24-month risk period, and as such, the premiums are earned over the risk period.

       Losses and Loss Expenses. Losses and loss expenses for the year ended December 31, 2002 were $56.1 million and the loss ratio was 66.5%. The losses and loss expenses of $56.1 million, established by the Company's actuaries, reflect management's best estimate of ultimate losses.

       Acquisition Expenses. Acquisition expenses for the year ended December 31, 2002 were $20.6 million or 24.4% of net premiums earned.

       General and Administrative Expenses. General and administrative expenses for the year ended December 31, 2002 were $12.7 million.

PROPERTY INDIVIDUAL RISK

       Our Property Individual Risk business segment is comprised of the insurance and FACULTATIVE REINSURANCE of commercial properties. The policies written in this segment provide coverage for one insured for each policy. The types of risks insured are generally commercial properties with sufficiently large values to require multiple insurers and reinsurers to accommodate their insurance capacity needs.

         YEAR ENDED DECEMBER 31, 2002

       Premiums. In the year ended December 31, 2002, gross premiums written were $62.9 million and net premiums earned were $33.9 million. During the year, the Company ceded $1.2 million of reinsurance premiums in order to increase the limits it could offer its clients. The ratio of net premiums earned to net premiums written during this period was 54.9%. The earned premium percentage reflects the fact that staffing in this operating segment increased substantially during 2002. On January 1, 2002 this operating segment had one underwriter while at December 31, 2002 there were six underwriters. As the number of underwriters increased, the volume of premiums written increased. Policies written in this segment are written on a losses occurring basis and typically earn over the 12-month period of the contract.

       Losses and Loss Expenses. Losses and loss expenses for the year ended December 31, 2002 were $13.3 million and the loss ratio was 39.2%. We received a limited number of notices of losses and potential losses for this segment in the fourth quarter of 2002, of which two have penetrated the layers in which we provide coverage. The losses and loss expenses of $13.3 million, established by the Company's actuaries, reflect management's best estimate of ultimate losses.

       Acquisition Expenses. Acquisition expenses for the year ended December 31, 2002 were $3.4 million or 10.0% of net premiums earned.

       General and Administrative Expenses. General and administrative expenses for the year ended December 31, 2002 were $3.9 million.

CASUALTY INDIVIDUAL RISK

       Our Casualty Individual Risk business segment is comprised of the insurance and facultative reinsurance of third party liability exposures. This includes third party general liability insurance, directors' and officers' liability insurance, errors and omissions insurance and employment practices liability insurance, all written for a wide range of industry groups, as well as medical professional liability insurance which is written for large institutional healthcare providers. Our clients in this segment typically employ sophisticated risk management practices and retain significant portions of their own risk in addition to purchasing large insurance limits.

        YEAR ENDED DECEMBER 31, 2002

       Premiums. In the year ended December 31, 2002, gross premiums written were $106.9 million and net premiums earned were $44.3 million. The ratio of net premiums earned to net premiums written during this period was 41.4%. The majority of the policies were written subsequent to March 31, 2002, and all premiums written by this segment are earned ratably over the terms of the insurance policies. At March 31, 2002, two underwriters were employed in this business segment and at December 31, 2002, there were eleven underwriters on the team. As the number of underwriters has increased, the amount of premiums written also has increased.

       Losses and Loss Expenses. Losses and loss expenses for the year ended December 31, 2002 were $34.0 million, and the loss ratio was 76.7%. We have received only a limited number of notices of potential losses for this segment, none of which have yet reached a level which would result in our paying a claim. Accordingly, the losses and loss expenses of $34.0 million were established by the Company's actuaries based on historical industry loss data and program specific loss information, and represent management's best estimate of ultimate losses.

       Acquisition Expenses. Acquisition expenses for the year ended December 31, 2002 were $4.0 million or 9.0% of net premiums earned.

       General and Administrative Expenses. General and administrative expenses for the year ended December 31, 2002 were $6.7 million.

OTHER SPECIALTY LINES

       Our Other Specialty Lines business segment is comprised of the insurance and reinsurance of unique opportunities, including Aerospace, Self Insured Risks and a limited number of other reinsurance programs such as surety, marine, energy, personal accident, terrorism and others. Aerospace includes aviation hull, aircraft liability and aircraft products coverage, and the space business includes satellite launch and in-orbit coverage. Our Self Insured Risks business provides traditional property and casualty insurance products to entities that are able to bear a significant portion of their own risk. The coverages we provide include general liability, automobile liability, workers' compensation and property insurance. We provide both insurance and reinsurance coverages, with the reinsurance written both in the form of facultative and treaty reinsurance.

        YEAR ENDED DECEMBER 31, 2002

       Premiums. In the year ended December 31, 2002, gross premiums written were $79.2 million and net premiums earned were $32.7 million. For the year ended December 31, 2002, 42% of premiums were written on a policies attaching basis. The majority of the policies attaching contracts have a 24-month risk period, and as such, the premiums are earned over the risk period.

       Losses and Loss Expenses. Losses and loss expenses for the year ended December 31, 2002 were $22.8 million, and the loss ratio was 69.7%. The loss ratio reflects our exposure to two satellite launch failures that occurred in the fourth quarter of 2002.

       Acquisition Expenses. Acquisition expenses for the year ended December 31, 2002 were $4.5 million or 13.9% of net premiums earned.

       General and Administrative Expenses. General and administrative expenses for the year ended December 31, 2002 were $5.0 million.

SIGNIFICANT TRANSACTIONS

       On May 16, 2002, Endurance Bermuda completed a transaction with LaSalle, and LaSalle's parent, Trenwick Group Ltd., to purchase LaSalle's property catastrophe business. The transaction was structured as a quota share retrocession agreement effective as of April 1, 2002, a purchase of renewal rights, a transfer and purchase agreement and an administrative services agreement. Endurance Bermuda did not assume any of LaSalle's historical reinsurance liabilities. The primary reasons for the transaction were to increase the Company's presence in the property catastrophe marketplace and to increase the Bermuda-based staff of the Company. The transaction was accounted for as a purchase method business combination in accordance with SFAS No. 141 "Business Combinations."

       At closing, Endurance Bermuda agreed to pay a 25.0% ceding commission on the net unearned premiums, to be paid as premiums are collected under the assumed contracts. Endurance Bermuda assumed $67.1 million of net unearned premium, comprised of $88.6 million of gross unearned premiums and $21.5 million of prepaid reinsurance premiums. In addition to the initial purchase price, Endurance Bermuda may be required to pay further amounts to LaSalle. Such contingent amounts are based on the renewal and profitability of the April 1, 2002 in-force contracts acquired. If net reinsurance premiums collected by Endurance Bermuda related to renewals of the April 1, 2002 in-force contracts acquired are greater than $64 million, Endurance Bermuda will be required to pay LaSalle 12.5% of the collected premiums in excess of $64 million, subject to a minimum renewal fee of $8 million which was paid to LaSalle at closing. In addition, if the loss ratio with respect to the LaSalle business is less than 45% for the 2002 accident year, Endurance Bermuda will be required to pay LaSalle 50% of the difference between 45% and the actual loss ratio multiplied by the related net premiums earned. At December 31, 2002, a substantial portion of the in-force contracts acquired had not yet come up for renewal, and as such, amounts potentially payable to LaSalle based on renewals are not yet determinable. The profitability component of the contingent payment will not be determinable until further maturation of the 2002 accident year results on the business acquired from LaSalle. Any such contingent amounts will be recorded in the period in which they are determined to be payable.

       On August 13, 2002, the Company entered into a $192 million three-year term loan agreement and a $108 million 364 day revolving credit facility with a syndicate of commercial banks. See "Certain Indebtedness." Proceeds from the three-year term loan agreement may be utilized by the Company for general corporate purposes and working capital requirements. The revolving credit facility also provides for the issuance of standby letters of credit. The revolving credit facility will terminate on August 11, 2003, at which point any revolving credit balance will be converted into a six-month term loan. Costs associated with the establishment of the debt facility were capitalized and are included in other assets. These capitalized costs will be amortized ratably over the term of the debt facility commitment periods.

       As of December 31, 2002, the Company had fully drawn down the term loan facility, and letters of credit totaling $53.8 million were outstanding under the revolving credit facility. A portion of the term loan borrowings occurred on September 27, 2002, when Endurance Holdings drew down $100 million to repurchase 5,000,000 of its ordinary shares from subsidiaries of Zurich and cancelled warrants to purchase 2,049,600 of its ordinary shares held by such subsidiaries. We repurchased these ordinary shares from Zurich at $20 per share, the same price paid by Zurich at the time of its initial investment, and no consideration was paid for the cancellation of its warrants. Zurich made its initial investment in us at the then book value per share and received less than our fully diluted book value per share at the time of the repurchase. We made the decision to repurchase Zurich's equity interest in order to retire our own equity and warrants at a valuation which was accretive to our remaining shareholders.

       On November 21, 2002, Endurance Holdings borrowed the remaining $92 million under the term loan facility. Proceeds from the second term loan borrowing were used to provide additional capital to Endurance Bermuda and subsequently used by Endurance Bermuda along with cash and invested assets from its investment portfolio to capitalize Endurance U.K. and Endurance U.S.

       Endurance U.K. was incorporated on April 10, 2002. On December 4, 2002, Endurance U.K. was authorized by the FSA to begin writing insurance and reinsurance in the United Kingdom. On November 27, 2002, Endurance Bermuda contributed L100 million to Endurance Worldwide Holdings Limited which, in turn, subsequently contributed such amount to capitalize Endurance U.K.

       Endurance U.S. was incorporated on September 5, 2002. On December 4, 2002, Endurance Bermuda contributed $335 million to Endurance U.S. Holdings Corp., which in turn, subsequently contributed such amount as statutory surplus of Endurance U.S. On December 18, 2002, Endurance U.S. received a license to write certain lines of insurance and reinsurance business from the New York Department.

LIQUIDITY AND CAPITAL RESOURCES

       Endurance Holdings is a holding company that does not have any significant operations or assets other than its ownership of the shares of its direct and indirect subsidiaries, including Endurance Bermuda, Endurance U.K. and Endurance U.S. Endurance Holdings relies primarily on dividends and other permitted distributions from its insurance subsidiaries to pay its operating expenses, interest on debt and dividends, if any, on its common shares. There are restrictions on the payment of dividends by Endurance Bermuda, Endurance U.K. and Endurance U.S. to Endurance Holdings, which are described in more detail in "Regulatory Matters."

       The ability of Endurance Bermuda to pay dividends is dependent on its ability to meet the requirements of applicable Bermuda law and regulations. Under Bermuda law, Endurance Bermuda may not declare or pay a dividend if there are reasonable grounds for believing that Endurance Bermuda is, or would after the payment be, unable to pay its liabilities as they become due, or the realizable value of Endurance Bermuda's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. Further, Endurance Bermuda, as a regulated insurance company in Bermuda, is subject to additional regulatory restrictions on the payment of dividends or distributions. As of December 31, 2002, Endurance Bermuda could pay a dividend or return additional paid-in capital totaling approximately $150 million without prior regulatory approval based upon insurance and Companies Act regulations. See "Regulatory Matters -- Bermuda -- Minimum Solvency Margin and Restrictions on Dividends and Distributions."

       We have agreed with the New York Department not to take a dividend from Endurance U.S. for two years after its license is issued without prior regulatory approval. Endurance U.K. is subject to significant regulatory restrictions limiting its ability to pay dividends. Accordingly, we do not currently intend to seek a dividend from Endurance U.K.

       Our aggregate invested assets as of December 31, 2002 totaled $1.7 billion. The increase in invested assets since December 14, 2001 resulted from collections of premiums on insurance policies and reinsurance contracts and investment income, offset by acquisition expenses paid, reinsurance premiums paid, general and administrative expenses paid and payments related to the LaSalle transaction. Total net cash flow from operations from December 17, 2001 through December 31, 2002 was approximately $377.3 million.

       Under the current terms of the term loan facility, we must apply 25% of the net cash proceeds, up to a maximum of $55 million, of any sale of equity securities we or any of our subsidiaries may issue to the repayment of outstanding principal under the term loan facility. Assuming net proceeds of approximately $202.1 million (assuming no exercise of the underwriters' over-allotment option), upon consummation of this offering we plan to apply $50.5 million (or up to $55 million assuming exercise of the underwriters' over-allotment option) of such proceeds to the repayment of principal under the term loan facility.

     We have $20.0 million (20% of our first term borrowing of $100 million) and $18.4 million (20% of our second term borrowing of $92 million) in principal payments due and payable by September 27, 2003 and September 30, 2003, respectively, for outstanding borrowings on our term loan facility. We anticipate using a combination of the proceeds from this offering and dividends from Endurance Bermuda to make such principal payments. Our remaining term loan borrowings are subject to principal amortization of 40% per annum by September 27, 2004 and 2005, respectively, on our first term loan borrowing and 40% per annum by September 30, 2004 and 2005, respectively, on our second term loan borrowing. Our term loan borrowings currently bear interest at the London Interbank Offered Rate ("LIBOR") plus 1.0%: 2.81% per annum on our first term loan borrowing and 2.50% per annum on our second term loan borrowing.

       We expect that the proceeds of this offering, together with our existing capital base, will permit us to continue to implement our business strategy. On an ongoing basis, we expect our internally generated funds, together with borrowings available under our credit facilities and our capital base established by this offering and the private placement, to be sufficient to operate our business. There can be no assurance that we will not be required to incur other indebtedness to implement our business strategy or pay claims.

QUANTITATIVE AND QUALITATIVE INFORMATION ABOUT MARKET RISK

       We believe that we are principally exposed to three types of market risk: interest rate risk, foreign currency risk and credit risk.

       Interest Rate Risk. Our primary market risk exposure is to changes in interest rates. Our fixed maturity portfolio is exposed to interest rate risk. Fluctuations in interest rates have a direct impact on the market valuation of these securities. As interest rates rise, the market value of our fixed maturity portfolio falls, and the converse is also true. We expect to manage interest rate risk through an active portfolio management strategy that involves the selection, by our managers, of investments with appropriate characteristics, such as duration, yield, currency and liquidity, that are tailored to the anticipated cash outflow characteristics of our liabilities. Our strategy for managing interest rate risk also includes maintaining a high quality portfolio with a relatively short duration to reduce the effect of interest rate changes on book value. A significant portion of the investment portfolio matures each year, allowing for reinvestment at current market rates. The portfolio is actively managed and trades are made to balance the Company's exposure to interest rates. As of December 31, 2002, assuming parallel shifts in interest rates, the impact of an immediate 100 basis point increase in market interest rates on our invested assets of $1.7 billion would have been an estimated decrease in market value of 2.4% or approximately $39 million, and the impact on our invested assets of an immediate 100 basis point decrease in market interest rates would have been an estimated increase in market value of 2.2% or approximately $36 million.

       Foreign Currency Risk. We will attempt to manage our foreign currency risk by seeking to match our liabilities under insurance and reinsurance contracts that are payable in foreign currencies with investments that are denominated in such currencies. We purchase assets which are matched in currency to our case reserves for liabilities incurred in major currencies including U.S. dollars, Euros, British Sterling, Japanese Yen and Australian dollars at the time such reserves are established. We do not match assets in any other currencies and do not hedge currencies in any way and, at this time, do not intend to do so. For liabilities incurred in currencies other than those listed above, U.S. dollars are converted to the currency of the loss at the time of claims payment. As a result, we may, from time to time, experience losses resulting from fluctuations in the values of foreign currencies.

       Credit Risk. We have exposure to credit risk primarily as a holder of fixed maturity securities. Our risk management strategy and investment policy is to invest in debt instruments of high credit quality issuers and to limit the amount of credit exposure with respect to particular ratings categories and any one issuer. We attempt to limit our credit exposure by purchasing fixed income investments rated A-/A3 or higher. In addition, we have limited our exposure to any single corporate issuer to 1% or less of our total portfolio.

CURRENCY

       Our functional currency is U.S. dollars for Endurance Bermuda and Endurance U.S. and British Sterling for Endurance U.K. The reporting currency for all entities is U.S. dollars. We maintain a portion of our investments and liabilities in currencies other than the U.S. dollar. We have made a significant investment in the capitalization of Endurance U.K. Endurance U.K. is subject to the FSA rules concerning the matching of the currency of its assets to the currency of its liabilities. Depending on the profile of Endurance U.K.'s liabilities, it may be required to hold some of its assets in currencies corresponding to the currencies of its liabilities. We may, from time to time, experience losses resulting from fluctuations in the values of foreign currencies, which could have a material adverse effect on our results of operations.

EFFECTS OF INFLATION

       The effects of inflation could cause the severity of claims to rise in the future. Our estimates for losses and loss expenses include assumptions about future payments for settlement of claims and claims handling expenses, such as medical treatments and litigation costs. To the extent inflation causes these costs to increase above reserves established for these claims, we will be required to increase reserves for losses and loss expenses with a corresponding reduction in our earnings in the period in which the deficiency is identified.

RESERVES FOR LOSSES AND LOSS EXPENSES

       As of December 31, 2002, the Company had accrued losses and loss expense reserves of $200.8 million. This amount represents the Company's actuarial best estimate of the ultimate liability for payment of losses and loss expenses. During the year ended December 31, 2002, the Company paid losses and loss expenses of $4.7 million.

       As of December 31, 2002, the Company had been notified of only a small number of claims and potential claims under its insurance policies and reinsurance contracts. Of these notifications, management expects a limited number of the claims to penetrate layers in which we provide coverage; however, case reserves have been established for these expected losses. The Company participates in lines of business where claims may not be reported for many years. Accordingly, management does not believe that reported claims are currently a valid means for estimating ultimate obligations. See "-- Critical Accounting Policies -- Reserves for Losses and Loss Expenses."

CEDED REINSURANCE

       Endurance Bermuda's ceded premiums consisted primarily of reinsurance protection in conjunction with the LaSalle transaction and additional reinsurance purchased in the third and fourth quarters of 2002. Total premiums ceded under these contracts were approximately $33.8 million for the year ended December 31, 2002. The REINSURANCE AGREEMENTS principally provide Endurance Bermuda with protection related to certain identified catastrophes in its Property Catastrophe Reinsurance segment.

       The Company remains obligated for amounts ceded in the event that its reinsurers or retrocessionaires do not meet their obligations. Accordingly, the Company has evaluated the reinsurers and retrocessionaires that are providing reinsurance and retrocessional protection and will continue to monitor the stability of its reinsurers and retrocessionaires. At December 31, 2002, the Company had not recorded any reinsurance recoverables.

INTANGIBLE ASSETS

       Goodwill and other intangibles that arise from business combinations are accounted for in accordance with SFAS No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets." These standards require that identifiable intangible assets are amortized in accordance with their useful lives and goodwill and intangible assets with indefinite useful lives should not be amortized but should be tested for impairment at least annually. As a result of its acquisition of the property catastrophe business of LaSalle during the year ended December 31, 2002, the Company recorded goodwill of $0.9 million and other acquisition related intangibles of $25.7 million. The other acquisition related intangibles are being amortized over periods of up to ten years.

FOREIGN EXCHANGE

       Assets and liabilities of foreign operations whose functional currency is not the U.S. dollar are translated at exchange rates in effect at the balance sheet date. Revenues and expenses of such foreign operations are translated at average exchange rates during the year. The effect of the translation adjustments for foreign operations is included in accumulated other comprehensive income.

       Other monetary assets and liabilities denominated in foreign currencies are revalued at the exchange rates in effect at the balance sheet date with the resulting foreign exchange gains and losses included in earnings. Revenues and expenses denominated in foreign currencies are translated at the prevailing exchange rate on the transaction date.

                              INDUSTRY BACKGROUND

INDUSTRY CONDITIONS AND TRENDS

       The property and casualty insurance and reinsurance industry has historically been a cyclical business. During periods of excess underwriting capacity, competition generally results in lower pricing and less favorable policy terms and conditions for insurers and reinsurers. During periods of diminished underwriting capacity, industry-wide pricing and policy terms and conditions become more favorable for insurers and reinsurers. Underwriting capacity, as defined by capital available to the industry, is affected by a number of factors, including:

       - loss experience for the industry in general, and for specific lines of business or risks, in particular;

       - natural and man-made disasters, such as hurricanes, windstorms, earthquakes, floods, fires and acts of terrorism;

       - court decisions expanding insurance coverage and granting of large awards;

       - investment results including realized and unrealized gains and losses on investment portfolios and annual investment yields; and

       -     ratings and financial strength of competitors.

       In recent years, the insurance and reinsurance industry has gone from a period of excess capacity to one of more constrained capacity. For several years prior to 2000, the market faced increasing excess capital capacity, producing year-over-year rate decreases and coverage increases. Beginning in 2000, an accumulation of losses from asbestos liability, under-reserving, poor investment performance and losses from the World Trade Center tragedy have significantly reduced the industry's capital base.

       The events of September 11, 2001 altered the insurance and reinsurance market landscape dramatically. While the full impact of the losses related to these events is still unknown, a wide range of industry experts estimate ultimate losses at approximately $40 billion. Prior to the World Trade Center tragedy, the largest insured catastrophic event was Hurricane Andrew, with approximately $20 billion of losses. Over the past twelve months, a number of major property and casualty insurers and reinsurers have announced charges of several hundred million dollars or more. The majority of these charges are related to adverse developments and large asbestos claims losses.

            TEN LARGEST GLOBAL CATASTROPHIC EVENTS BY INSURED LOSSES
                                 (IN BILLIONS)
[BAR GRAPH]

World Trade Center                                                               40.20
Hurricane Andrew                                                                 19.60
Northridge Earthquake                                                            16.30
Typhoon Mireille                                                                  7.10
Windstorm Daria                                                                   6.10
Windstorm Lothar                                                                  6.00
Hurricane Hugo                                                                    5.90
1987 European Storm and Floods                                                    4.60
Windstorm Vivian                                                                  4.20
Typhoon Bart                                                                      4.20

       There were 31 downgrades of U.S. property and casualty insurers in 2001, followed by 24 downgrades in 2002 by early November. From the beginning of 2002 through early December 2002, there were 47 downgrades and only three upgrades among the 150 largest reinsurers.

       As a result of these capital reductions and ratings downgrades, a number of traditional insurance and reinsurance competitors have exited key markets and pricing has increased significantly across many lines of business and policy terms and conditions have improved dramatically.

       Consequently, new capital has entered the insurance and reinsurance industry to take advantage of favorable market conditions. However, by midyear 2002, the U.S. industry's supply of capital to support underwriting activity had declined about 15% from a high of $334 billion at year-end 1999, despite the vigorous capital-raising activity in the months that followed September 11, 2001.

THE BERMUDA INSURANCE MARKET

       Over the past 15 years, Bermuda has become one of the world's leading insurance and reinsurance markets. Bermuda's favorable regulatory and tax environment, which minimizes governmental involvement for those companies that meet certain solvency and liquidity requirements, creates an attractive platform for insurance and reinsurance companies.

       There are a number of other factors that have made Bermuda the venue of choice for us and other new property and casualty companies over the last several years, including:

       -     a highly reputable business center;

       -     excellent professional and other business services;

       -     a well-developed CAPTIVE insurance industry;

       -     political and economic stability; and

       -     ease of access to global insurance markets.

       Notwithstanding the positive operating environment, a challenge faced by Bermuda-domiciled companies is the limited number of trained underwriting and professional staff in Bermuda. Many companies have addressed this issue by importing appropriately trained employees into Bermuda. Endurance Bermuda has successfully hired approximately 90 employees through December 31, 2002, through both its recruiting efforts and as a result of the LaSalle transaction, and believes it is adequately staffed.

       Most Bermuda-domiciled insurance and reinsurance companies have also pursued business diversification and international expansion. Although most of the Bermudian insurers were established as MONOLINE specialist underwriters, in order to achieve long-term growth and better risk exposure, virtually all of these companies have diversified their operations, either across property and liability lines, into new international markets, or through a combination of both of these methods.

       Bermuda is now recognized as one of the leading reinsurance and insurance markets, currently serving as the headquarters for an increasing number of global reinsurance and insurance companies. Bermuda's strong industry position solidified after the events of September 11, 2001, as approximately $13 billion of capital flowed into Bermuda, which represented more than 50% of the new capital raised. Much of these new proceeds went to a variety of Bermuda-based start-up companies. At the end of 2001, over 1,600 international insurers were registered in Bermuda, of which 18 were Class 4 insurers.

                                    BUSINESS

OVERVIEW

       Endurance Holdings is a holding company domiciled in Bermuda. Through our operating subsidiaries based in Bermuda, the United Kingdom and the United States, we focus on writing specialty lines of commercial property and casualty insurance and reinsurance on a global basis. We define specialty lines as those lines of insurance and reinsurance that require dedicated, specialized underwriting skills and resources in order to be profitably underwritten. Our portfolio of specialty lines of business is organized into the following segments: property per risk treaty reinsurance, property catastrophe reinsurance, casualty treaty reinsurance, property individual risk, casualty individual risk and other specialty lines.

       We seek to create a portfolio of specialty lines which are profitable and have limited correlation with one another. We believe that a well constructed portfolio of diversified risks will produce less volatile results than each of the individual lines of business independently and will provide a superior risk-adjusted return on our capital. We identify and underwrite attractive insurance and reinsurance business through our experienced underwriting staff and apply a centralized quantitative framework of risk analysis across all of our business segments. We produce our business through the leading worldwide insurance and reinsurance brokers and intermediaries.

       We began operations on December 17, 2001 after Endurance Bermuda completed a private placement of $1.2 billion of its equity securities. Initial investors in Endurance Bermuda included Aon, Zurich, THL, TPG, Capital Z, Perry Capital, Metro Center Investments Pte Ltd., GM, Lightyear Capital, Credit Suisse First Boston Private Equity, Golden Gate Capital, Reservoir Capital and TIAA-CREF.

       Since our founding and initial private placement, we have been able to achieve significant success in the development of our business. Our accomplishments include recruiting a highly experienced management team and building a staff of approximately 120; licensing insurance subsidiaries in Bermuda, the United Kingdom and the United States; acquiring the property catastrophe business of LaSalle; establishing a $300 million credit facility; and repurchasing the equity interests in the Company owned by Zurich. For the year ended December 31, 2002, we had $799 million in gross premiums written and acquired and $102 million in net income. At December 31, 2002, we had $2.1 billion in total assets and $1.2 billion in shareholders' equity.

       Current conditions in the global insurance and reinsurance markets present an attractive opportunity for us to deploy our capital. Many global property and casualty insurers and reinsurers are currently experiencing significantly reduced capital resulting from several years of excessively competitive pricing, expanding coverage terms, significant increases in losses from asbestos liability, under-reserving, poor investment performance and losses from the World Trade Center tragedy. This reduction in capacity has resulted in considerable increases in pricing and in terms and conditions that are significantly more favorable for insurers and reinsurers. We believe that the additional capital provided through this offering, combined with our business strategy, experienced management team and unencumbered balance sheet, will enhance our ability to benefit from this market environment.

  Endurance U.K.

       Endurance U.K. was incorporated on April 10, 2002. On December 4, 2002, Endurance U.K. was authorized by the FSA to begin writing certain lines of insurance and reinsurance in the United Kingdom. Endurance U.K., which is headquartered in London, would be able to operate throughout the European Union, subject to compliance with certain notification requirements of the FSA and in some cases, certain local regulatory requirements, and will focus on the origination of property and casualty insurance and reinsurance from non-North American markets. Endurance U.K. also serves as a representative office in London to refer certain business which meets our underwriting criteria to Endurance Bermuda. We have capitalized Endurance U.K. with L100 million of initial capital. Endurance U.K. is headed by Mark W. Boucher.

  Endurance U.S.

       Endurance U.S. was incorporated on September 5, 2002. On December 18, 2002, Endurance U.S. received a license in the State of New York from the New York Department to conduct business as a property and casualty reinsurer. Certain reinsurance business, known as WORKING LAYER, is characterized by higher frequency and lower severity of losses as compared to the type of reinsurance business targeted by Endurance Bermuda. We believe that this business, which requires a higher degree of client contact including underwriting, claims, actuarial and accounting reviews, would be difficult to underwrite from a Bermuda location. Endurance U.S. will initially focus on such working layer business and will provide us with access to classes of reinsurance business and types of reinsurance clients which we would not otherwise be able to effectively access from Bermuda. We have initially capitalized Endurance U.S. with $335 million in capital. Endurance U.S. is headed by Steven W. Carlsen.

OUR COMPETITIVE STRENGTHS

       We believe certain characteristics distinguish us from our competitors, including:

- Extensive Specialized Underwriting and Risk Management Capabilities. We have made significant initial investments in our technical capabilities, including hiring 43 experienced underwriters, an actuarial staff of seven, and a risk analysis and modeling staff of seven. We extensively integrate our underwriting decisions with actuarial analysis, developing our own view as to the adequacy of the pricing in the insurance and reinsurance business which we underwrite.

- Experienced Management Team. Our senior management team averages over 20 years of experience in the insurance and reinsurance industry. Our senior management, underwriting and technical professionals participate in our stock option plan that ties compensation to the achievement of goals aligned with those of our shareholders.

- Strong Market Relationships. The underwriting expertise and extensive industry relationships previously developed by our senior management team and underwriters have allowed us to quickly establish our presence in the global insurance and reinsurance markets. We have strong relationships with major insurance and reinsurance brokers, including: Aon, Marsh, Willis, Benfield and A.J. Gallagher. To date, we have written business with more than 550 clients.

- Bermuda-Based Operations. Bermuda is our principal base of operations. As one of the leading centers of the global insurance industry, Bermuda provides us with ready access to clients who increasingly seek Bermuda-based capacity to meet their insurance and reinsurance needs. Bermuda also has a well developed network of insurance and reinsurance brokers, an experienced pool of employees with significant insurance expertise and a responsive regulatory environment which allows for rapid innovation in insurance and reinsurance products.

- Conservative Investment Policy. We have a conservative investment policy aimed at minimizing the volatility of our investment results. At December 31, 2002, 100% of our invested assets were held in cash and cash equivalents and fixed maturity securities, 88% of which were rated AAA and 100% were rated A or better, with an average duration of 2.2 years.

- Unencumbered Capital Base. At December 31, 2002, we had statutory capital and surplus of approximately $1.3 billion. As a newly formed company, we are unencumbered by any historical losses relating to asbestos liabilities, the World Trade Center tragedy and other historical liability exposures currently affecting many of our competitors. By choosing to form and license new subsidiaries rather than assuming unknown liabilities through the acquisition of existing licensed "shell" companies, we have no risk that loss reserve development relating to historical exposures prior to our formation will negatively impact our future financial results. We believe that our unencumbered capital will allow us to distinguish ourselves from many of our competitors and help to attract clients who are seeking long-term financial stability from their insurers and reinsurers.

BUSINESS STRATEGY

       Our goal is to generate a superior long-term return on capital by leveraging our competitive strengths and successfully executing our strategy. The key elements of our strategy are:

- Maintain a Portfolio of Profitable Specialty Lines. We believe that there are significant opportunities in a number of lines of business in the current market environment. We participate in those specific specialty lines which we believe have the potential to offer the highest risk-adjusted return on capital and in which we believe we can establish a competitive advantage through our specialized teams of expert underwriters. We intend to use our ability to participate in multiple lines of business to deploy capital and resources to the most attractive business lines at the most opportune times.

- Utilize Monoline Level of Expertise in Each Line of Business. We have formed teams of highly experienced professionals to manage each of our specific lines of business. Each team is led by a senior executive with extensive experience in the distinct business line for which the team is responsible and is supported by highly experienced underwriting personnel who are specialists in their unique business line.

- Apply Extensive Technical Analysis to Our Underwriting. We manage our portfolio of risks through the utilization of catastrophe modeling and dynamic financial analysis techniques that provide a quantitative basis for the management of risk aggregation and correlation. We license a broad array of catastrophe modeling products available from AIR and RMS. We have also launched our own proprietary underwriting risk management system and are building a proprietary suite of individual contract, portfolio and market risk management and price monitoring tools around this system. We intend to proactively monitor market trends to look for competitive threats to the lines of business in which we are operating as well as analyze potential new lines that may provide attractive opportunities.

      We require significant amounts of data in our underwriting process. We avoid writing business for which we believe sufficient underwriting data is not available, and therefore, to date have written no QUALIFYING QUOTA SHARES and only a limited amount of retrocessional business. We also limit the use of retrocessional protection, relying upon our underwriting analysis for risk management purposes.

- Maintain an Efficient Expense Structure. We believe an efficient expense structure will allow us to produce more profitable results and more easily deploy our resources to those lines of business that become more attractive as market conditions change. Several factors contribute to our low cost structure, including our utilization of variable cost brokerage distribution, our presence in the Bermuda market which targets large insurance and reinsurance programs for clients, our current focus on high severity, low frequency lines which can be underwritten by relatively small teams, and our centralized risk management structure which limits redundant expenses and systems.

- Proactively Manage Our Capital Base. We actively manage our capital by allocating resources to underwriting opportunities which we believe will offer the highest risk-adjusted return on capital. Over the long-term, we will seek to return excess capital to our shareholders rather than use excess capital to underwrite business at unattractive pricing levels. We believe the acquisition of the LaSalle property catastrophe business and the repurchase of the Zurich equity stake in the Company demonstrates two different aspects of our proactive capital management.

BUSINESS SEGMENTS

       Our commitment to specialized underwriting requires market knowledge, analytic capabilities and experience more typically found in monoline companies. Accordingly, we have organized our company by business segment, under the direction of managers for each line of business who are recognized leaders in their respective fields and average 22 years of relevant experience. We support these managers with centralized and state of the art analytic expertise and technology. Our six business segments and the related gross premiums written and acquired for the year ended December 31, 2002 are as follows:

                                                              GROSS PREMIUMS
                                                               WRITTEN AND
                                                                 ACQUIRED      % OF
BUSINESS SEGMENT                                              (IN MILLIONS)    TOTAL
----------------                                              --------------   -----
Property Per Risk Treaty Reinsurance........................      $168.1        21.0%
Property Catastrophe Reinsurance............................       178.1        22.3
Casualty Treaty Reinsurance.................................       203.6        25.5
Property Individual Risk....................................        62.9         7.9
Casualty Individual Risk....................................       106.9        13.4
Other Specialty Lines.......................................        79.2         9.9
                                                                  ------       -----
Total.......................................................      $798.8       100.0%
                                                                  ======       =====

These segments and their associated lines of business are described in greater detail below.

       Property Per Risk Treaty Reinsurance. Our Property Per Risk Treaty Reinsurance business segment reinsures individual property risks of ceding companies on a treaty basis. This segment is comprised of a highly diversified portfolio of property per risk reinsurance contracts covering claims from individual insurance policies issued by our ceding company clients and including both personal lines and commercial exposures (principally covering buildings, structures, equipment, contents and time element coverages). Loss exposures in this segment include the perils of fire, explosion, collapse, riot, vandalism, wind, tornado, flood and earthquake. This segment is comprised of proportional and excess of loss reinsurance agreements. Our current mix of business, as measured by gross premiums written during the year ended December 31, 2002, is approximately 47% excess of loss and 53% proportional. Currently, 75% of the exposures reinsured in this segment are in the United States, although we expect this percentage to gradually decline as we expand our activities in Europe and the United Kingdom through Endurance U.K. The remaining reinsured risks represent worldwide exposures, including the United States.

       Because the reinsurance contracts written in this segment are exposed to losses on an individual policy basis, we underwrite and price the agreements based on anticipated claims frequency. We use actuarial techniques to examine our ceding companies' underwriting results as well as the underwriting results from the ceding companies with comparable books of business and pertinent industry results. These experience analyses are compared against actuarial exposure analyses to refine our pricing assumptions. Our pricing also takes into account our variable and fixed expenses and our assessment of an appropriate return on the capital required to support each individual contract relative to our portfolio of risks.

       Reinsurance contracts that provide coverage through individual underlying insurance policies may contain significant risk of accumulation of exposures, both to natural and other perils. Our underwriting process explicitly recognizes these exposures. Natural perils, such as windstorm, earthquake and flood, are analyzed through our catastrophe modeling systems. Other perils, such as fire and terrorism events, are considered on a contract-by-contract basis and monitored for cumulative aggregate exposure. All of our excess of loss agreements have occurrence limits and many have limited REINSTATEMENT rights. Proportional contracts can be particularly prone to accumulations of exposure and losses in catastrophic events. Most of our proportional contracts in effect at December 31, 2002 were also subject to occurrence limits. The only exceptions made to our occurrence limits requirements are a result of explicit approval by executive management and have been based on complete and ongoing disclosures by our ceding companies of the underlying policies. We do not currently write any qualified QUOTA SHARE AGREEMENTS emanating from Lloyd's or the London market.

       This business segment operates as a subscription market, with the reinsurance intermediaries seeking participation for specific treaties among a number of reinsurers. Those reinsurers that ultimately subscribe to any given treaty participate at substantially the same pricing and terms and conditions. Our average ATTACHMENT POINT is approximately $45 million. Our maximum limits capacity on any one program is $30 million on any one risk and our average commitment has been approximately $4 million.

       Our Property Per Risk Treaty Reinsurance business is produced principally by Aon, Benfield, Willis and Marsh. Our principal competitors in this segment include Arch Capital Group Ltd. ("Arch"), Converium Holding AG ("Converium"), GeneralCologne Re ("General Re"), Montpelier Re Holdings Ltd. ("Montpelier Re"), Munchener Ruckversicherungs-Gesellschaft Aktiengesellschaft ("Munich Re"), PartnerRe Ltd. ("PartnerRe"), Transatlantic Reinsurance Company ("Transatlantic Re") and XL Capital Ltd ("XL").

       Property Catastrophe Reinsurance. Our Property Catastrophe Reinsurance business segment reinsures catastrophic perils for ceding companies on a treaty basis. Our property catastrophe reinsurance contracts provide protection for most catastrophic losses that are covered in the underlying insurance policies written by our ceding company clients. The principal perils in our portfolio include hurricane, typhoon, earthquake, flood, tornado, hail and fire. This segment is comprised of reinsurance contracts which incur losses only when events occur that impact more than one risk or insured. Coverage for other perils may be negotiated on a case-by-case basis. Protection under property catastrophe treaties is provided on an occurrence basis, allowing our ceding company clients to combine losses that have been incurred in any single event from multiple underlying policies. The multiple claimant nature of property catastrophe reinsurance requires careful monitoring and control of cumulative aggregate exposure.

       We have licensed catastrophe modeling software from RMS and AIR. These software tools use exposure data provided by our ceding company clients to simulate catastrophic losses. We have high standards for the quality and level of detail of such exposure data and have an expressed preference for data at the zip code or postal code level or finer. Data provided at more summary levels, such as counties or CRESTA ZONES, is conservatively modeled and effectively surcharged for increased uncertainty. Our commitment to detailed exposure data precludes significant involvement as a retrocessionaire in the current market. To date, less than 5% of the gross written premiums in this segment have been derived from other reinsurers, with over 95% coming from the catastrophe programs of insurance companies.

       Data output from both sets of software described above is incorporated in a proprietary model for multiple purposes. First, the data output is used to estimate the amount of reinsurance premium that is required to pay the long-term expected losses under the proposed contracts. Second, the data output is used to estimate correlation among the contracts we have written. The degree of correlation is used to estimate the incremental capital required to support our participation on each proposed contract. Finally, the data output is used to monitor and control the Company's cumulative exposure to individual perils across all of our businesses.

       Our pricing of property catastrophe reinsurance contracts is based on a combination of modeled loss estimates, actual ceding company loss history, surcharges for potential unmodeled exposures, fixed and variable expense estimates and profit requirements. The profit requirements are based on incremental capital usage estimates described above and the Company's required return on consumed capital.

       Similar to the Property Per Risk Treaty Reinsurance segment, the Property Catastrophe Reinsurance market operates on a subscription basis with all subscribing reinsurers participating at substantially the same pricing and terms and conditions. Our average attachment point is approximately $180 million. Generally, our maximum capacity on any one program is $30 million per event.

       Our property catastrophe business is diversified geographically. As of December 31, 2002, approximately 58% of our property catastrophe premium was associated with exposures in the United States and the remainder from over 20 other countries around the world. Our principal exposures outside the United States are in the United Kingdom, Europe, Australia, Canada and Japan. Our estimates of exposures to the major perils in each of these territories are provided in the "Risk Management" section below.

       Our Property Catastrophe Reinsurance business is produced primarily by Aon, Marsh, Willis and Benfield. Our principal competitors in this segment include ACE Limited ("ACE"), Arch, AXIS

Specialty Limited ("AXIS"), IPC Holdings Ltd. ("IPC"), Montpelier Re, PartnerRe, Renaissance Re Holdings Ltd. ("Renaissance Re") and XL.

       The Property Per Risk Treaty Reinsurance and Property Catastrophe Reinsurance segments are led by RobLee Womack, Jr., under the direction of Thomas D. Bell. Mr. Womack has over 19 years of experience in the industry and leads an underwriting team consisting of seven underwriters who work together with seven modelers and the seven members of our actuarial team.

       Casualty Treaty Reinsurance. Our Casualty Treaty Reinsurance business segment reinsures third party liability exposures from ceding companies on a treaty basis. Approximately 80% of the exposures are in the United States, with the remainder representing worldwide risks, including the United States. This segment is almost exclusively written on an excess of loss basis. Our excess of loss positions come most commonly from layered reinsurance structures with underlying ceding company retentions, but we also make use of proportional reinsurance contracts that are applied to portfolios of excess of loss insurance policies. The exposures that we reinsure include automobile liability, professional liability, directors' and officers' liability, umbrella liability and workers' compensation. We focus on business that is exposed to severity losses and not expected to produce high levels of claims frequency. The average attachment point for our Casualty Treaty Reinsurance segment is just under $25 million.

       Our Casualty Treaty Reinsurance segment may be further separated into three categories: treaties that are exposed to loss under individual underlying insurance policies, treaties that are exposed to loss only through a combination of claims from more than one underlying insurance policy (referred to as clash reinsurance), and workers' compensation catastrophe reinsurance.

       Our workers' compensation catastrophe business is written only at levels that would require multiple deaths or injuries to result in a loss. The treaties include limitations on the maximum amount of coverage for any one person and our attachment points are multiples of these stipulated maximum coverage limits. There is a potential for events that trigger property catastrophe claims to also result in injuries and deaths. Examples would include acts of terrorism, but also events such as catastrophic earthquakes. We closely monitor the potential for accumulation with our property businesses and are especially cautious about terrorism exposures. Inclusion of any level of terrorism coverage requires approval by executive management.

       Our customer base includes national, regional and specialty insurance companies. Due to the potential for long claims payment patterns in the underlying business, we target ceding companies with strong financial positions. We look for sophisticated actuarial capabilities, the demonstrated ability to monitor and react to shifts in pricing levels and coverage changes, experienced claims management capabilities and substantial net retentions from our clients. We also favor companies and management teams that have worked through prior property and casualty insurance market cycles.

       The maximum capacity available for casualty treaty programs that are exposed to loss by individual policy limits is $25 million, but we rarely allocate capacity over $10 million. Our average capacity commitment in this segment as of December 31, 2002 was approximately $6 million per program.

       Our Casualty Treaty Reinsurance business is produced primarily by Aon, Marsh, Willis and A.J. Gallagher. Our principal competitors in this segment are American Re, Converium, General Re, Munich Re, Swiss Reinsurance Company ("Swiss Re"), Transatlantic Re and XL.

       Our casualty treaty business requires significant involvement by our actuarial team in conjunction with a highly experienced group of underwriters. The segment is managed by Ronald H. Koch, who has over 20 years of casualty treaty underwriting experience. Mr. Koch works with three additional underwriters who average 20 years of experience with similar books of specialty casualty business. The casualty treaty underwriting team works together with the seven members of our actuarial team.

       Property Individual Risk. Our Property Individual Risk business segment is comprised of the insurance and facultative reinsurance of commercial properties. The policies written in this segment provide coverage for one insured for each policy. The types of risks insured are generally properties with sufficiently large values to require multiple insurers and reinsurers to accommodate their insurance capacity needs.

       Our risks in this business segment are all well diversified across a range of industries with no one industry exceeding 25%. These industries include real estate, manufacturing, chemicals, financial, utilities, telecommunications, construction and civil engineering, municipalities/institutional properties and other industries.

       As of December 31, 2002, approximately 87% of the insured risks were located in the United States and the remainder in the rest of the world, including worldwide exposures which include U.S. based risks. We expect the proportion of business written outside of the United States to increase as we expand our capabilities in Endurance U.K. Approximately 70% of the business in this segment is written on an excess of loss basis and 30% is written on a PROPORTIONAL BASIS. The proportional policies are typically written with large DEDUCTIBLES or SELF-INSURED retentions.

       Our average attachment point overall is slightly over $140 million. We offer gross limits capacity of up to $40 million on any one risk in the United States and $30 million on any one risk outside of the United States. We limit these lines to no more than $10 million on any one risk on risks located in active catastrophe zones. We have arranged a reinsurance facility for risks located in the United States that provides up to $10 million of proportional reinsurance protection to us. We do not retain more than $30 million on any one risk. To date, our average participation has been approximately $16 million on any one risk.

       Our Property Individual Risk business is produced primarily by Marsh, Aon and Jardine Lloyd Thompson. Our competitors in this segment include a large number of insurance and reinsurance companies. Among our most frequent competitors are ACE, Allianz AG ("Allianz"), Allied World Assurance Company Ltd. ("AWAC"), Arch, FM Global, Montpelier Re, Munich Re, Swiss Re, XL and Zurich.

       Our Property Individual Risk segment is under the direction of Louis A. Adanio. Mr. Adanio leads a dedicated team of six underwriters and four support staff. The underwriters all have experience as primary insurance company underwriters and average over 20 years of experience. The underwriting team is supported by our catastrophe modeling team in order to perform comprehensive analyses of our cumulative catastrophe peril exposure.

       Casualty Individual Risk. Our Casualty Individual Risk business segment is comprised of the insurance and facultative reinsurance of third party liability exposures. This segment is comprised of three lines of business:
Excess Casualty Insurance, Professional Lines Insurance and Healthcare. For the year ended December 31, 2002, these lines of business represented approximately 43%, 4% and 53% of the gross written premiums for this segment, respectively.

       The Excess Casualty Insurance line of business provides third party liability insurance for a wide range of industry groups. Our clients are typically Fortune 1000 companies with sophisticated risk management practices who generally retain large portions of their own risk and purchase large insurance limits. Our target clients within this group are in strong financial positions, have formal, well-developed risk management programs and proactive claims detection and management procedures. As of December 31, 2002, approximately 34% of our insured risks in this line of business were solely located in the United States and the remainder represented worldwide exposures, including the United States.

       Our minimum attachment point for the Excess Casualty Insurance line of business is $25 million and our average attachment point is approximately $210 million. In all cases, we carefully review and approve our policy forms and endorsements to ensure we are fully comfortable with the scope of coverage we provide. Our maximum line in this category is $25 million and our average line is approximately $25 million.

       The business in the Excess Casualty Insurance line of business is produced primarily by Marsh, Aon and Jardine Lloyd Thompson. Our principal competitors in this line of business include ACE, Arch,

AWAC, Kemper Insurance Companies ("Kemper"), Lloyd's of London ("Lloyd's"), Starr Excess Liability Insurance Company, Ltd ("Starr Excess"), XL and Zurich.

       David V. Cabral leads the underwriting team for our Excess Casualty Insurance business. He has four underwriting colleagues, all based in Bermuda, who average 15 years of underwriting experience. The underwriting team is supported by the seven members of our actuarial team.

       Our Professional Lines Insurance line of business includes a limited range of products: directors' and officers' liability insurance, errors and omissions insurance and employment practices liability insurance. Our clients include both for-profit and non-profit entities. We target clients with strong, stable financial positions, paying particular attention to liquidity, solvency margins and profitability. As of December 31, 2002, approximately 16% of our insured risks in this line of business were located within the United States, with the remainder representing worldwide risks, including the United States.

       We require a minimum attachment point of $25 million and our average attachment point has been approximately $192 million. We have maximum limits capacity of up to $25 million but only selectively commit more than $10 million on any one program. As of December 31, 2002, our average program participation was approximately $12 million. Business in this segment is written almost exclusively on a CLAIMS-MADE BASIS and all of the business is written on an excess of loss basis.

       Our Professional Lines Insurance business is produced primarily by Aon, Jardine Lloyd Thompson and Marsh. Our principal competitors in this line of business include ACE, Arch, AWAC, The Chubb Corporation, Lloyd's, Starr Excess, XL and Zurich.

       Our Professional Lines Insurance line of business is also led by David V. Cabral. Mr. Cabral works with two additional underwriters dedicated to this line of business. His colleagues average over 15 years of experience in this field.

       Our Healthcare business is focused on one narrow niche within the medical professional liability market: hospital malpractice insurance. Within this market, we target large institutional healthcare providers such as hospital groups, university teaching hospitals and integrated healthcare delivery systems. We do not work with smaller entities having 250 beds or less, nor do we seek risks that are principally from long-term-care facilities. We do not insure stand-alone individual physicians, physician groups, or other healthcare professionals. We estimate that the large institutional healthcare niche currently represents approximately $500 million in annual premiums. As of December 31, 2002, all of our healthcare insureds were based in the United States.

       All of the business in our Healthcare line of business is written on an excess of loss basis. Our average attachment point is approximately $30 million. Nearly all of this business is written on a claims-made basis although we can consider occurrence coverage after review with and approval by executive management. We do not write any multi-year policies, or programs with profit sharing or swing-rating plans. Our average program participation is approximately $20 million.

       Our principal underwriting considerations from this line of business are based on evaluations of risk management policies and procedures, historical claims activity, current exposures and operating jurisdictions. Every account is evaluated in conjunction with our actuarial team. Pricing is determined based on account-specific experience and exposure ratings. We incorporate the insight that we have gained from a proprietary database of over 100,000 claims.

       Our Healthcare business is produced primarily by Marsh, Aon, Jardine Lloyd Thompson and A.J. Gallagher. Our principal competitors in this line of business are American International Group, Inc. ("AIG"), CNA Financial Corporation, Employers Reinsurance Corporation ("Employers Re") and Zurich.

       Our Healthcare line of business is managed by Judy M. Hart, who has over 30 years of industry experience. Mrs. Hart leads an underwriting team of four and is supported by our seven person actuarial team.

       Other Specialty Lines. Our Other Specialty Lines business is comprised of the insurance and reinsurance of unique opportunities, including Aerospace, Self Insured Risks and a limited number of other treaty reinsurance programs such as surety, marine, energy, personal accident, terrorism and others.

       Our Aerospace line of business is comprised of aviation and space business. The aviation business includes hull, aircraft liability and aircraft products coverages. Currently, approximately half of the exposures insured in this line of business are in the United States with the remaining half being distributed throughout the world, including the United States. We write these exposures both as insurance and reinsurance, with the reinsurance written both in the form of facultative reinsurance and treaty reinsurance. In all cases, we track our exposures by original insured in order to monitor our maximum exposures by major airline and by major manufacturer. We currently do not write hull war risk, primary general aviation business or workers' compensation for this category. Our average attachment point is $20 million. Our average commitment has been approximately $15 million per program.

       Our expertise in the aviation category stems from the more than 30 years of experience of our Aerospace team leader, Daniel M. Izard, and an extensive database of historical aviation claims and program structures. Individual account decisions are based on a combination of qualitative evaluations of the risk management programs of the original insureds and quantitative examinations of our clients' track records and the records of peer and comparable operations.

       The space business includes satellite launch and in-orbit coverage. We have chosen to write space business through industry recognized leaders, and currently support three organizations on a treaty reinsurance basis only.

       Our Aerospace business is produced primarily by Aon, Marsh and Willis. Our principal competitors in this line of business are Converium, Hannover Ruckversicherungs-Aktiengesellschaft and Lloyd's.

       Our Self Insured Risks line of business provides traditional property and casualty insurance products to entities that are able to bear a significant portion of their own risk. These entities include government organizations, education institutions, non-profit organizations, groups of homogeneous risks and large, sophisticated corporations. The coverages we provide include general liability, automobile liability, workers' compensation and property insurance. All of the coverage in this line of business is written on an excess of loss basis. As of December 31, 2002, our average attachment point was approximately $23 million. We offer limits capacity of up to $25 million, while our average program participation has been approximately $15 million. Approximately 90% of the insured risks are located in the United States, with the remainder multinational risks.

       Our Self Insured Risks business is produced primarily by A.J. Gallagher, Aon and Marsh. Our principal competitors in this line of business are ACE, AIG, Kemper, General Re and Munich Re.

       Our Self Insured Risks line of business is led by Ralph M. Serio. Mr. Serio works with one additional underwriter who has over 20 years of experience.

       Special Accounts comprise a limited number of other reinsurance programs underwritten directly by our executive management. Business within this category includes surety, marine, energy, personal accident, terrorism, nuclear, credit and political risk. Each of the approximately 20 existing programs has been underwritten by Thomas D. Bell, Steven W. Carlsen or Kenneth J. LeStrange.

       Approximately 40% of our Special Accounts business is written on an excess of loss basis and the remaining 60% is written on a proportional basis. The average attachment point is approximately $37 million with our average program participation at approximately $6 million. Approximately 25% of the insured risks are located in the United States and 75% on a worldwide basis including the United States.

       Our Special Accounts business is produced primarily by Aon, Willis and Benfield. Our principal competitors in this line of business are Arch, AXIS and Lloyd's.

DISTRIBUTION

       We are a BROKER-MARKET PARTICIPANT and conduct business almost exclusively through insurance and reinsurance brokers around the world. The brokerage distribution channel provides us with access to an efficient, variable cost, and global distribution system without the significant time and expense which would be incurred in creating wholly owned distribution networks.

       Aon is our largest distributor of our reinsurance lines while Marsh is our largest distributor of our insurance lines. A breakdown of our distribution by broker is provided in the table below.

                                                              PERCENTAGE OF GROSS
                                                                PREMIUMS WRITTEN
                                                               FOR THE YEAR ENDED
BROKER                                                        DECEMBER 31, 2002(1)
------                                                        --------------------
Aon.........................................................          36.6%
Marsh.......................................................          29.1
Willis......................................................          12.3
Benfield....................................................           6.4
A.J. Gallagher..............................................           6.1
All Other...................................................           9.5
                                                                     -----
     Total..................................................         100.0%

------------

(1) Excludes gross premiums acquired from LaSalle.

CLAIMS MANAGEMENT

       We have experienced a relatively low number of reported claims due to our recent formation. Notwithstanding the lack of significant claims activity to date, we have a well developed process in place for identifying, tracking and settling potential claims. The Claims Department is headed by William Fawcett, who has over 15 years of loss adjusting, claims management and litigation experience. The responsibilities of the claims department include reviewing loss reports, monitoring claims handling activities of clients, requesting additional information where appropriate, establishing initial case reserves and approving payment of individual claims. We have established authority levels for all individuals involved in the reserving and settlement of claims.

       When we receive notification of a potential claim, a member of our staff logs the potential claim into our systems. An initial review is conducted by the underwriter and underwriting manager responsible for the program in coordination with our claims department. Once the validity of the given claim is established, responsibility for management of the claim is transferred to our claims department. As the claim develops, the claims department is empowered to draw on those resources, both internal and external, it deems appropriate to settle the claim appropriately. To date, the Company has worked to establish a network of external legal and claims experts to augment our own in-house team. This has included individuals with hospital malpractice insurance expertise as well as various skilled independent claims professionals.

       In addition to managing reported claims and conferring with ceding companies on claims matters, the claims department will conduct periodic audits of specific claims and the overall claims procedures of our clients at the offices of ceding companies. Through these audits, we will be able to evaluate ceding companies' claims-handling practices, including the organization of their claims departments, their fact-finding and investigation techniques, their loss notifications, the adequacy of their reserves, their negotiation and settlement practices and their adherence to claims-handling guidelines.

CEDED REINSURANCE

       With the exception of property and property catastrophe coverage, we retain all of our direct and assumed underwriting exposure on a NET BASIS.

       Reinsurance premiums ceded for the year ended December 31, 2002 were approximately $34 million. We purchased most of this reinsurance to manage exposure to catastrophic losses in the Property Catastrophe Reinsurance business segment.

       Going forward, we intend to reduce our purchase of retrocessional protection, relying more heavily on our internal risk management and portfolio management processes to control our exposures. However, we will monitor the reinsurance market and, if the purchase of reinsurance transactions would be financially attractive to us, we would consider entering into such transactions.

RESERVE FOR LOSSES AND LOSS EXPENSES

       We are required by applicable insurance laws and regulations and U.S. GAAP to establish reserves for losses and loss expenses that arise from our products. These reserves are balance sheet liabilities representing estimates of future amounts required to pay losses and loss expenses for insured or reinsured claims which have occurred at or before the balance sheet date, whether already known to us or not yet reported. It is our policy to establish these losses and loss reserves prudently after reflecting all information known to us as of the date they are recorded.

       The Company uses statistical and actuarial methods to reasonably estimate ultimate expected losses and loss expenses. The period of time from the reporting of a loss to the Company and the settlement of the Company's liability may be several years. During this period additional facts and trends will be revealed. As these factors become apparent, case reserves will be adjusted, sometimes requiring an increase in the overall reserves of the Company, and at other times requiring a reallocation of incurred but not reported reserves to specific case reserves.

       Reserves for losses and loss expenses are based in part upon the estimation of losses resulting from catastrophic events. Estimation by the Company of losses resulting from catastrophic events based upon its own historical claim experience is inherently difficult because of the Company's short operating history and the possible severity of property catastrophe claims. Therefore, the Company utilizes commercially available models, as well as historical reinsurance industry property catastrophe claims experience, for purposes of evaluating future trends and providing an estimate of ultimate claims costs.

       To assist us in establishing appropriate reserves for losses and loss expense, we analyze a significant amount of insurance industry information with respect to the pricing environment and loss settlement patterns. In combination with our individual pricing analyses, this industry information is used to guide our loss and loss expense estimates. These estimates are reviewed regularly, and such adjustments, if any, are reflected in earnings in the periods in which they are determined. Our losses and loss expense reserves are reviewed annually by our outside actuarial specialists.

       While management believes that it has made a reasonable estimate of ultimate losses, the ultimate claims experience may not be as reliably predicted as may be the case with other insurance and reinsurance operations, and there can be no assurance that losses and loss expenses will not exceed the total reserves.

UNDERWRITING AND RISK MANAGEMENT

       Internal underwriting controls are exercised through Kenneth J. LeStrange, our Chief Executive Officer. Underwriting authority is delegated to the managers of our lines of business and to underwriters in accordance with prudent practice and an understanding of each individual's capabilities. Detailed letters of underwriting authority are issued to each of our underwriters. These letters contain our operating guidelines, a description of the analytic process to be followed, referral requirements broken down by sources of business, terms and conditions, situations and the limits capacity and annual premium for any one contract authority grants. Our profitability guidelines are attached to each such letter as an exhibit and are stated in terms of maximum combined ratio targets, excluding our general and administrative expenses, by line of business. Our profitability guidelines are regularly reviewed to reflect changes in market conditions, interest rates, capital structure and market-expected returns.

       We have a disciplined approach to underwriting and risk management that relies heavily upon the collective underwriting expertise of our management and staff. This expertise is in turn guided by the following underwriting principles:

       - We will underwrite and accept only those risks we know and understand;

       - We will perform our own independent pricing or risk review on all risks we accept;

       - We will make consistent use of peer review -- no risk will be accepted without being reviewed and agreed to by at least two qualified individuals;

       - We will accept only those risks that are expected to earn a level of profit commensurate with the risk they present; and

       - We will limit our accepted business to be consistent with our corporate risk objectives.

       Before we review any program proposal, we consider the appropriateness of the client, including the quality of its management and its risk management strategy. In addition, we require each program to include significant information on the nature of the perils to be included and detailed aggregate information as to the location or locations of the risks covered. We further request information on the client's loss history for the perils being reinsured, together with relevant underwriting considerations. If a program meets the preceding underwriting criteria, we then evaluate the proposal in terms of its risk/reward profile to assess the adequacy of the proposed pricing and its potential impact on our overall return on capital as well as our corporate risk objectives.

       It is our corporate objective to limit the risk of a significant loss to the following levels:

       - We seek to limit the POTENTIAL ECONOMIC LOSS from a single one-in-100-year catastrophe event to no more than 10% of our total statutory capital and surplus after the recognition of all retrocessional protections that may exist, as well as appropriate premiums and reinstatement premiums received by the Company.

       - We seek to limit the potential economic loss from a one-in-100-year accumulation of events to no more than 20% of our total statutory capital and surplus after the recognition of all retrocessional protections that may exist, as well as appropriate premiums and reinstatement premiums received by the Company.

       - As of December 31, 2002, our potential economic loss from a single one-in-100 year catastrophe event for our Property Catastrophe Reinsurance business segment was $138 million, and our potential economic loss from a one-in-100-year accumulation of events for our Property Catastrophe Reinsurance business segment was $259 million.

       - As of December 31, 2002, our PROBABLE MAXIMUM LOSS from a single one-in-100-year catastrophe event for our Property Catastrophe Reinsurance business segment from our largest exposures was $215 million for Atlantic hurricane, $238 million for European wind, and $154 million for U.S. earthquake.

       To achieve the above objectives, we utilize a variety of proprietary and commercially available tools to quantify and monitor the various risks we accept as a company.

       Our proprietary systems include those for modeling risks associated with property catastrophe, hospital professional liability, and workers' compensation business, various casualty and specialty pricing models as well as our prototype portfolio risk model. These systems allow us to monitor our pricing and risk on a contract by contract basis across the Company's lines of business.

       We have fully integrated our internal actuarial staff into the underwriting and decision making process. We use in-depth actuarial and risk analysis to evaluate and approve all contracts prior to any authorization. In addition to internal actuaries and risk professionals, we make use of outside consultants as necessary to develop the appropriate analysis for pricing. We require significant amounts of data from our clients and turn down business in which we feel the data provided to us is insufficient for us to make an appropriate analysis.

       To monitor the catastrophe and correlation risk of our direct property and treaty property business, we have subscribed to and utilize three separate natural catastrophe modeling tools (ALM and DLM licensed by RMS and CATRADER licensed by AIR). We take an active role in the evaluation of these commercial catastrophe pricing models, providing feedback to the modeling companies to improve the efficiencies of these models. We also supplement the model output in certain territories with the results of our proprietary models. We use modeling not just for the underwriting of individual risks but also to optimize the total return and risk of our underwriting portfolio.

       Separate from our natural catastrophe exposed businesses, we underwrite and accept casualty and specialty insurance and reinsurance business. We apply the same standards with respect to actuarial and risk analysis to these businesses using commercial data and models licensed from the Insurance Services Office, Inc. ("ISO"), the National Council on Compensation Insurance, Inc. ("NCCI"), the Reinsurance Association of America ("RAA"), A.M. Best, Airclaims Ltd., Bloomberg, and various professional service firms. As with our natural catastrophe exposed businesses, we seek to identify those casualty and specialty exposures that are most likely to be simultaneously influenced by significant events. These exposures are then jointly tracked to ensure that we do not develop an excessive accumulation of exposure to that particular type of event.

       While we are working to develop a realistic event based approach to apply to our casualty and specialty business, we are also dedicating significant resources to developing our various pricing and price monitoring tools. It is management's belief that the single greatest risk associated with the casualty and specialty lines of business is pricing risk -- the risk that one misjudges the actuarially appropriate price of a contract. Recent history has shown that both reinsurers and insurers are highly prone to this error and as a consequence much of our actuarial resources are dedicated to this issue.

       In addition to the above technical and analytical practices, our underwriters use a variety of means, including specific contract terms, to manage the Company's exposure to loss. Substantially all business written contains aggregate limits in the contract, with limited reinstatements permitted to restore the original limit under the contract after the occurrence limit has been depleted by losses incurred on that contract. Additionally, underwriters use appropriate exclusions, terms and conditions to further eliminate particular risks or exposures that our underwriting team deems to be significant. Accordingly, our Bermuda underwriting location provides us with a particular advantage in this regard because there are no limitations upon our use of coverage restrictions.

INVESTMENTS

       We follow a conservative investment strategy designed to emphasize the preservation of our invested assets and provide sufficient liquidity for the prompt payment of claims. In determining our investment decisions, we consider the impact of various catastrophic events, particularly those to which our insurance and reinsurance portfolio may be exposed, on our invested assets to protect our financial position. As of December 31, 2002, our portfolio consisted of high investment grade rated, liquid, fixed maturity securities of short to medium term duration. We have no investments in equity securities, less than investment grade securities, real estate, or other classes of alternative investments.

       As of December 31, 2002, our aggregate invested assets totaled approximately $1.7 billion. Invested assets include cash and cash equivalents and fixed maturity securities managed by our investment managers. The portfolio is primarily managed by BlackRock, Inc. ("BlackRock") and Wellington Management Company ("Wellington"). The average credit quality of our investments is AAA/Aaa, with no investments in securities rated below A-/A3 as determined by S&P and Moody's Investor Services ("Moody's") respectively. Short-term instruments must be rated a minimum of A-1/P-1. The target duration is 3.0 years and the portfolio has an income versus total return orientation. At December 31, 2002, the average duration of our invested assets was 2.2 years. There have been no credit losses to date. At December 31, 2002, there were approximately $48 million of net unrealized gains in the portfolio.

       The following table sets forth the types of securities in our fixed maturity portfolio, excluding cash equivalents, and their fair values and amortized costs as of December 31, 2002 (in thousands):

                                              AMORTIZED    UNREALIZED   UNREALIZED
TYPE OF INVESTMENT                               COST        GAINS        LOSSES     FAIR VALUE
------------------                            ----------   ----------   ----------   ----------
U.S. government and agencies................  $  387,454    $14,646       $(246)     $  401,854
Non U.S. government securities..............     151,308      2,670          (8)        153,970
Corporate securities........................     161,623     12,176          (8)        173,791
Asset-backed securities.....................     167,316      5,515         (38)        172,793
Mortgage-backed securities..................     490,326     13,711         (36)        504,001
                                              ----------    -------       -----      ----------
Total.......................................  $1,358,027    $48,718       $(336)     $1,406,409
                                              ==========    =======       =====      ==========

       U.S. Government and Agencies. U.S. government and agency securities are comprised of bonds issued by the U.S. Treasury, the Federal Home Loan Bank, the Federal Home Loan Mortgage Corporation, and the Federal National Mortgage Association ("Fannie Mae").

       Non U.S. government securities. Non U.S. government securities represent the fixed income obligations of non U.S. governmental entities.

       Corporate Securities. Corporate securities are comprised of bonds issued by corporations rated A-/A3 or higher and are diversified across a wide range of issuers and industries. The principal risk of corporate securities is the potential loss of income and potential realized and unrealized principal losses due to insolvencies or deteriorating credit. The largest corporate credit in the Company's portfolio represented 0.5% of total invested assets at December 31, 2002. We actively monitor our corporate credit exposures and have had no realized credit related losses to date. Our investment guidelines call for the sale of any bond which becomes rated less than the lower of A- or A3 from S&P or Moody's.

       Asset-Backed Securities. Asset-backed securities are purchased both to diversify the overall risks of our fixed maturity portfolio and to provide attractive returns. Our asset-backed securities are diversified both by type of asset and by issuer and are comprised of AAA-rated bonds backed by pools of automobile loan receivables and credit card receivables originated by a variety of financial institutions.

       The principal risks in holding asset-backed securities are structural, credit and capital market risks. Structural risks include the security's priority in the issuer's capital structure, the adequacy of and ability to realize proceeds from the collateral and the potential for prepayments. Credit risks include consumer or corporate credits such as credit card holders and corporate obligors. Capital market risks include the general level of interest rates and the liquidity for these securities in the market place.

       Mortgage-Backed Securities. Mortgage-backed securities are purchased to diversify our portfolio risk characteristics from primarily corporate credit risk to a mix of credit risk and cash flow risk. The majority of the mortgage-backed securities in our investment portfolio have relatively low cash flow variability.

       The principal risks inherent in holding mortgage-backed securities are prepayment and extension risks, which will affect the timing of when cash flow will be received. Our active monitoring of our mortgage-backed securities mitigates exposure to losses from cash flow risk associated with interest rate fluctuations. Our mortgage-backed securities are principally comprised of AAA-rated pools of residential mortgages originated by Fannie Mae and the Government National Mortgage Association.

       The investment ratings (provided by major rating agencies) for fixed maturity securities held as of December 31, 2002 and the percentage of our total fixed maturity securities they represented at such date were as follows (in thousands):

RATINGS                                                       FAIR VALUE   PERCENTAGE
-------                                                       ----------   ----------
U.S. government and government agencies.....................  $  401,854      28.6%
AAA/Aaa.....................................................     802,010      57.0%
AA/Aa.......................................................      62,610       4.5%
A/A.........................................................     139,935       9.9%
                                                              ----------     -----
Total.......................................................  $1,406,409     100.0%
                                                              ==========     =====

The maturity distribution for fixed maturity securities held as of December 31, 2002 was as follows (in thousands):

                                                              AMORTIZED
MATURITY                                                        COSTS      FAIR VALUE
--------                                                      ----------   ----------
Due within one year.........................................  $   16,172   $   16,266
Due after one year through five years.......................     519,835      537,803
Due after five years through ten years......................     135,621      146,330
Due after ten years.........................................      28,757       29,216
Mortgage-backed securities..................................     490,326      504,001
Asset-backed securities.....................................     167,316      172,793
                                                              ----------   ----------
Total.......................................................  $1,358,027   $1,406,409
                                                              ==========   ==========

Our investment returns for the year ended December 31, 2002 were as follows (in thousands):

Net investment income.......................................  $42,938
Net realized gains on sales of investments..................    6,730
Net increase in unrealized gains............................   47,045
                                                              -------
Total net investment return.................................  $96,713
                                                              =======
Total return(1).............................................    8.13%

------------

(1) Total return for our investment portfolio is calculated using beginning and ending market values adjusted for external cash flows and includes unrealized gains and losses.

       Our investment committee establishes investment guidelines and supervises our investment activity. The investment committee regularly monitors our overall investment results, reviews compliance with our investment objectives and guidelines, and ultimately reports our overall investment results to the board of directors. Our investment guidelines specify minimum criteria on the overall credit quality and liquidity characteristics of the portfolio. They include limitations on the size of certain holdings as well as restrictions on purchasing certain types of securities or investing in certain industries. Currently our investment guidelines restrict the purchase of financial futures, options, swaps, and other derivatives for investment purposes, subject to approval of our investment committee and our board of directors. Our investment managers may be instructed to invest some of the investment portfolio in currencies other than U.S. dollars based upon the business we have written, the currency in which our loss reserves are denominated on our books or regulatory requirements.

       We have engaged BlackRock and Wellington to provide investment advisory and management services. We have agreed to pay investment management fees based on the month-end market values held under their respective custody. The fees, which vary depending on the amount of assets under management, are included in net investment income. These agreements may be terminated by either party upon 30 days written notice. In the year ended December 31, 2002, fees of $1.2 million were earned by BlackRock and Wellington.

RATINGS

       Ratings have become an increasingly important factor in establishing the competitive position of insurance and reinsurance companies. A.M. Best assigned to Endurance Bermuda, Endurance U.K. and Endurance U.S. a financial strength rating of "A-" (Excellent). The objective of A.M. Best's rating system is to provide an opinion of an insurer's or reinsurer's financial strength and ability to meet ongoing obligations to its policyholders. These ratings reflect A.M. Best's opinion of Endurance Bermuda's, Endurance U.K.'s and Endurance U.S.'s initial capitalization, management and sponsorship, and are not an evaluation directed to investors in our ordinary shares and are not a recommendation to buy, sell or hold our ordinary shares. A.M. Best ratings currently range from "A++" (Superior) to "F" (In Liquidation), and include 16 separate ratings categories. Within these categories, "A++" (Superior) and "A+" (Superior) are the highest, followed by "A" (Excellent) and "A-" (Excellent). Publications of A.M. Best indicate that the "A" and "A-" ratings are assigned to those companies that, in A.M. Best's opinion, have demonstrated excellent overall performance when compared to the standards established by A.M. Best and have demonstrated a strong ability to meet their obligations to policyholders. These ratings are subject to periodic review by, and may be revised downward or revoked at the sole discretion of, A.M. Best.

COMPETITION

       The insurance and reinsurance industries are mature and highly competitive. Insurance and reinsurance companies compete on the basis of many factors, including premium charges, general reputation and perceived financial strength, the terms and conditions of the products offered, ratings assigned by independent rating agencies, speed of claims payments and reputation and experience in the particular risk to be underwritten.

       We expect to compete directly with numerous other parties, including established global insurance and reinsurance companies, other start-up insurance and reinsurance entities, as well as potential capital markets and securitization structures aimed at managing catastrophe and other risks.

       Many of these entities have significantly larger amounts of capital and more employees than the Company.

EMPLOYEES

       As of January 20, 2003, we had approximately 120 full-time employees. We believe that our employee relations are satisfactory. None of our employees are subject to collective bargaining agreements.

PROPERTIES

       We currently lease office space in Hamilton, Bermuda at two locations. One property of approximately 12,547 square feet is governed by a three-year sub-lease that extends until September 29, 2005 and the other space, comprising approximately 8,995 square feet, operates under a month to month extension of a six-year lease that extends until January 31, 2004.

       Endurance U.S. Holdings Corp. leases office space comprised of 21,625 square feet in White Plains, New York under a lease expiring in 2014.

       Endurance Worldwide Holdings Limited leases office space in London, England under two leases, one that expires on August 26, 2003 and a second that expires on November 7, 2003.

LEGAL PROCEEDINGS

       We are not currently aware of any pending or threatened material litigation. In the normal course of business, we may become involved in various claims and legal proceedings.

                               REGULATORY MATTERS

GENERAL

       The business of insurance and reinsurance is regulated in most countries, although the degree and type of regulation varies significantly from one jurisdiction to another. Reinsurers are generally subject to less direct regulation than primary insurers. In Bermuda, we operate under relatively less intensive regulatory regimes. However, in the United States and in the United Kingdom licensed insurers and reinsurers must comply with financial supervision standards comparable to those governing primary insurers. Accordingly, Endurance U.S. will be subject to extensive financial regulation under applicable statutes once it is licensed in the U.S. Endurance U.K. is already licensed in the U.K. and therefore subject to U.K. regulation.

       We are aware of new legislative changes that may impact the worldwide demand for insurance and reinsurance. In response to the tightening of supply in certain insurance and reinsurance markets resulting from, among other things, the World Trade Center tragedy, the Terrorism Risk Insurance Act of 2002 was enacted to ensure the availability of insurance coverage for terrorist acts in the United States. This law establishes a federal assistance program through the end of 2005 to help the commercial property and casualty insurance industry cover claims related to future terrorism related losses and regulates the terms of insurance relating to terrorism coverage. This law could adversely affect our business by increasing underwriting capacity for our competitors as well as by requiring that coverage for terrorist acts be offered by insurers. We are in the process of evaluating this legislation and have not yet determined how it will affect our future operations. We are currently unable to predict the extent to which the foregoing new initiative may affect the demand for our products or the risks which may be available for us to consider underwriting.

BERMUDA

       The Insurance Act 1978 of Bermuda and related regulations, as amended (the "Insurance Act"), regulates the insurance business of Endurance Bermuda and provides that no person may carry on any insurance business in or from within Bermuda unless registered as an insurer by the BMA under the Insurance Act. Endurance Bermuda has been registered as a Class 4 insurer by the BMA; however, as a holding company, Endurance Holdings is not subject to Bermuda insurance regulations. Insurance as well as reinsurance is regulated under the Insurance Act. The BMA, in deciding whether to grant registration, has broad discretion to act as it thinks fit in the public interest. The BMA is required by the Insurance Act to determine whether the applicant is a fit and proper body to be engaged in the insurance business and, in particular, whether it has, or has available to it, adequate knowledge and expertise to operate an insurance business. The continued registration of an applicant as an insurer is subject to it complying with the terms of its registration and such other conditions as the BMA may impose from time to time.

       An Insurance Advisory Committee appointed by the Bermuda Minister of Finance advises the BMA on matters connected with the discharge of the BMA's functions. Sub-committees of the Insurance Advisory Committee supervise and review the law and practice of insurance in Bermuda, including reviews of accounting and administrative procedures. The day-to-day supervision of insurers is the responsibility of the BMA.

       The Insurance Act also imposes on Bermuda insurance companies solvency and liquidity standards and auditing and reporting requirements and grants the BMA powers to supervise, investigate, require information and the production of documents and intervene in the affairs of insurance companies. Certain significant aspects of the Bermuda insurance regulatory framework are set forth below.

  CLASSIFICATION OF INSURERS

       The Insurance Act distinguishes between insurers carrying on long-term business and insurers carrying on general business. There are four classifications of insurers carrying on general business, with Class 4 insurers subject to the strictest regulation. Endurance Bermuda, which is incorporated to carry on general insurance and reinsurance business, is registered as a Class 4 insurer in Bermuda and is regulated as such under the Insurance Act. Endurance Bermuda is not licensed to carry on long-term business.

  CANCELLATION OF INSURER'S REGISTRATION

       An insurer's registration may be canceled by the Supervisor of Insurance of the BMA on certain grounds specified in the Insurance Act, including failure of the insurer to comply with its obligations under the Insurance Act or if, in the opinion of the BMA after consultation with the Insurance Advisory Committee, the insurer has not been carrying on business in accordance with sound insurance principles.

  PRINCIPAL REPRESENTATIVE

       An insurer is required to maintain a principal office in Bermuda and to appoint and maintain a principal representative in Bermuda. For the purpose of the Insurance Act, Endurance Bermuda's principal office is its executive offices in Hamilton, Bermuda, and Endurance Bermuda's principal representative is James
R. Kroner. Without a reason acceptable to the BMA, an insurer may not terminate the appointment of its principal representative, and the principal representative may not cease to act as such, unless 30 days' notice in writing to BMA is given of the intention to do so. It is the duty of the principal representative, within 30 days of reaching the view that there is a likelihood that the insurer will become insolvent or that a reportable "event" has, to the principal representative's knowledge, occurred or is believed to have occurred, to make a report in writing to the BMA setting forth all the particulars of the case that are available to the principal representative. For example, the failure by the insurer to comply substantially with a condition imposed upon the insurer by the BMA relating to a solvency margin or a liquidity or other ratio would be a reportable "event."

  INDEPENDENT APPROVED AUDITOR

       Every registered insurer must appoint an independent auditor who will audit and report annually on the statutory financial statements and the statutory financial return of the insurer, both of which, in the case of Endurance Bermuda, are required to be filed annually with the BMA. Endurance Bermuda's independent auditor must be approved by the BMA and may be the same person or firm that audits Endurance Holdings' consolidated financial statements and reports for presentation to its shareholders.

  LOSS RESERVE SPECIALIST

       As a registered Class 4 insurer, Endurance Bermuda is required to submit an opinion of its approved loss reserve specialist with its statutory financial return in respect of its losses and loss expenses provisions. The loss reserve specialist, who will normally be a qualified casualty actuary, must be approved by the BMA. David S. Cash, a Fellow of the Casualty Actuaries Society, our Chief Actuary and our Chief Risk Officer, has been approved to act as Endurance Bermuda's loss reserve specialist.

  STATUTORY FINANCIAL STATEMENTS

       An insurer must prepare annual statutory financial statements. The Insurance Act prescribes rules for the preparation and substance of these statutory financial statements (which include, in statutory form, a balance sheet, an income statement, a statement of capital and surplus and notes thereto). The insurer is required to give detailed information and analyses regarding premiums, claims, reinsurance and investments. The statutory financial statements are not prepared in accordance with U.S. GAAP and are distinct from the financial statements prepared for presentation to the insurer's shareholders under the Companies Act, which financial statements, in the case of the Company, will be prepared in accordance with U.S. GAAP. As a general business insurer, Endurance Bermuda is required to submit the annual statutory financial statements as part of the annual statutory financial return. The statutory financial statements and the statutory financial return do not form part of the public records maintained by BMA. Since Endurance Bermuda was capitalized on December 14, 2001 and had only a two-week operating history for the calendar year ended December 31, 2001, it obtained approval from the BMA to adopt a thirteen month fiscal year for statutory reporting purposes for its first year. Accordingly, Endurance Bermuda's first official insurance filing with the Bermuda insurance regulators will be for the period beginning November 30, 2001 and ending December 31, 2002, and therefore, it did not close its books for insurance regulatory purposes on December 31, 2001.

  ANNUAL STATUTORY FINANCIAL RETURN

       Endurance Bermuda is required to file with the BMA a statutory financial return no later than four months after its financial year end (unless specifically extended upon application to the BMA). The statutory financial return for a Class 4 insurer includes, among other matters, a report of the approved independent auditor on the statutory financial statements of the insurer, solvency certificates, the statutory financial statements, the opinion of the loss reserve specialist and a schedule of reinsurance ceded. The solvency certificates must be signed by the principal representative and at least two directors of the insurer certifying that the minimum solvency margin has been met and whether the insurer complied with the conditions attached to its certificate of registration. The independent approved auditor is required to state whether, in its opinion, it was reasonable for the directors to make these certifications. If an insurer's accounts have been audited for any purpose other than compliance with the Insurance Act, a statement to that effect must be filed with the statutory financial return.

  MINIMUM SOLVENCY MARGIN AND RESTRICTIONS ON DIVIDENDS AND DISTRIBUTIONS

       Under the Insurance Act, the value of the general business assets of a Class 4 insurer, such as Endurance Bermuda, must exceed the amount of its general business liabilities by an amount greater than the prescribed minimum solvency margin.

       Endurance Bermuda:

                1. is required, with respect to its general business, to maintain a minimum solvency margin equal to the greatest of:

                     a.     $100,000,000;

                     b. 50% of net premiums written (being gross premiums written less any premiums ceded by Endurance Bermuda, but Endurance Bermuda may not deduct more than 25% of gross premiums when computing net premiums written); and

                     c.     15% of net losses and loss expense reserves;

                2. is prohibited from declaring or paying any dividends during any financial year if it is in breach of its minimum solvency margin or minimum liquidity ratio or if the declaration or payment of such dividends would cause it to fail to meet such margin or ratio (and if it has failed to meet its minimum solvency margin or minimum liquidity ratio on the last day of any financial year, Endurance Bermuda will be prohibited, without the approval of the BMA, from declaring or paying any dividends during the next financial year);

                3. is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year's statutory balance sheet) unless it files with the BMA (at least 7 days before payment of such dividends) an affidavit stating that it will continue to meet the required margins;

                4. is prohibited, without the approval of the BMA, from reducing by 15% or more its total statutory capital as set out in its previous year's financial statements, and any application for such approval must include an affidavit stating that it will continue to meet the required margins; and

                5. is required, at any time it fails to meet its solvency margin, within 30 days (45 days where total statutory capital and surplus falls to $75 million or less) after becoming aware of that failure or having reason to believe that such failure has occurred, to file with the BMA a written report containing certain information.

       Additionally, under the Companies Act, Endurance Holdings and Endurance Bermuda may only declare or pay a dividend if Endurance Holdings or Endurance Bermuda, as the case may be, has no reasonable grounds for believing that it is, or would after the payment be, unable to pay its liabilities as they become due, or if the realizable value of its assets would not be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

  MINIMUM LIQUIDITY RATIO

       The Insurance Act provides a minimum liquidity ratio for general business insurers, like Endurance Bermuda. An insurer engaged in general business is required to maintain the value of its relevant assets at not less than 75% of the amount of its relevant liabilities. Relevant assets include, but are not limited to, cash and time deposits, quoted investments, unquoted bonds and debentures, first liens on real estate, investment income due and accrued, accounts and premiums receivable and reinsurance balances receivable. There are certain categories of assets which, unless specifically permitted by the BMA, do not automatically qualify as relevant assets, such as unquoted equity securities, investments in and advances to affiliates and real estate and collateral loans. The relevant liabilities are total general business insurance reserves and total other liabilities less deferred income tax and sundry liabilities (by interpretation, those not specifically defined).

  SUPERVISION, INVESTIGATION AND INTERVENTION

       The BMA may appoint an inspector with extensive powers to investigate the affairs of Endurance Bermuda if the BMA believes that such an investigation is in the best interests of its policyholders or persons who may become policyholders. In order to verify or supplement information otherwise provided to the BMA, the BMA may direct Endurance Bermuda to produce documents or information relating to matters connected with its business. In addition, the BMA has the power to require the production of documents from any person who appears to be in possession of such documents. Further, the BMA has the power, in respect of a person registered under the Insurance Act, to appoint a professional person to prepare a report on any aspect of any matter about which the BMA has required or could require information. If it appears to the BMA to be desirable in the interests of the clients of a person registered under the Insurance Act, the BMA may also exercise these powers in relation to any company which is or has at any relevant time been (a) a parent company, subsidiary company or related company of that registered person, (b) a subsidiary company of a parent company of that registered person, (c) a parent company of a subsidiary company of that registered person or (d) a company in the case of which a shareholder controller of that registered person, either alone or with any associate or associates, holds 50 per cent or more of the shares or is entitled to exercise, or control the exercise, of more than 50 per cent of the voting power at a general meeting. If it appears to the BMA that there is a risk of Endurance Bermuda becoming insolvent, or that Endurance Bermuda is in breach of the Insurance Act or any conditions imposed upon its registration, the BMA may, among other things, direct Endurance Bermuda (i) not to take on any new insurance business, (ii) not to vary any insurance contract if the effect would be to increase its liabilities, (iii) not to make certain investments, (iv) to liquidate certain investments, (v) to maintain in, or transfer to the custody of a specified bank, certain assets, (vi) not to declare or pay any dividends or other distributions or to restrict the making of such payments and/or (vii) to limit Endurance Bermuda's premium income. The BMA intends to meet with each Class 4 insurance company on a voluntary basis, every two years.

  DISCLOSURE OF INFORMATION

       In addition to powers under the Insurance Act to investigate the affairs of an insurer, the BMA may require certain information from an insurer (or certain other persons) to be produced to them.

Further, the BMA has been given powers to assist other regulatory authorities, including foreign insurance regulatory authorities, with their investigations involving insurance and reinsurance companies in Bermuda but subject to restrictions. For example, the BMA must be satisfied that the assistance being requested is in connection with the discharge of regulatory responsibilities of the foreign regulatory authority. Further, the BMA must consider whether cooperation is in the public interest. The grounds for disclosure are limited and the Insurance Act provides sanctions for breach of the statutory duty of confidentiality.

       Under the Companies Act, the Minister of Finance (the "Minister") has been given powers to assist a foreign regulatory authority which has requested assistance in connection with enquiries being carried out by it in the performance of its regulatory functions. The Minister's powers include requiring a person to furnish him with information, to produce documents to him, to attend and answer questions and to give assistance in connection with enquiries. The Minister must be satisfied that the assistance requested by the foreign regulatory authority is for the purpose of its regulatory functions and that the request is in relation to information in Bermuda which a person has in his possession or under his control. The Minister must consider, among other things, whether it is in the public interest to give the information sought.

  CERTAIN OTHER BERMUDA LAW CONSIDERATIONS

       Endurance Holdings and Endurance Bermuda will each also need to comply with the provisions of the Companies Act regulating the payment of dividends and making of distributions from contributed surplus. A company is prohibited from declaring or paying a dividend, or making a distribution out of contributed surplus, if there are reasonable grounds for believing that: (a) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (b) the realizable value of the company's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

       Although Endurance Bermuda is incorporated in Bermuda, it is classified as a non-resident of Bermuda for exchange control purposes by the BMA. Pursuant to its non-resident status, Endurance Bermuda may engage in transactions in currencies other than Bermuda dollars and there are no restrictions on its ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to United States residents who are holders of its ordinary shares.

       Under Bermuda law, exempted companies are companies formed for the purpose of conducting business outside Bermuda from a principal place of business in Bermuda. As "exempted" companies, Endurance Holdings and Endurance Bermuda may not, without the express authorization of the Bermuda legislature or under a license or consent granted by the Minister of Finance, participate in certain business transactions, including: (1) the acquisition or holding of land in Bermuda (except that held by way of lease or tenancy agreement which is required for its business and held for a term not exceeding 50 years, or which is used to provide accommodation or recreational facilities for its officers and employees and held with the consent of the Bermuda Minister of Finance, for a term not exceeding 21 years); (2) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000; or (3) the carrying on of business of any kind for which it is not licensed in Bermuda, except in certain limited circumstances such as doing business with another exempted undertaking in furtherance of Endurance Holdings' business or Endurance Bermuda's business (as the case may be) carried on outside Bermuda. Endurance Bermuda is a licensed insurer in Bermuda, and so may carry on activities from Bermuda that are related to and in support of its insurance business.

       Ordinary shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 1998 of Bermuda which regulates the sale of securities in Bermuda. In addition, the BMA must approve all issuances and transfers of shares of a Bermuda exempted company. We have received from the BMA their permission for the issue and free transferability of the ordinary shares in the Company being offered pursuant to this prospectus, as long as the shares are listed on the NYSE, to and among persons who are non-residents of Bermuda for exchange control purposes. In addition, we will deliver to and file a copy of this prospectus with the Registrar of Companies in Bermuda in accordance with Bermuda law. The BMA and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

       The Bermuda government actively encourages foreign investment in "exempted" entities like Endurance Holdings and Endurance Bermuda that are based in Bermuda, but do not operate in competition with local businesses. As well as having no restrictions on the degree of foreign ownership, Endurance Holdings and Endurance Bermuda are not currently subject to taxes computed on profits or income or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax or to any foreign exchange controls in Bermuda. See "Material Tax Considerations -- Certain Bermuda Tax Considerations."

       Under Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. Work permits may be granted or extended by the Bermuda government upon showing that, after proper public advertisement in most cases, no Bermudian (or spouse of a Bermudian) is available who meets the minimum standard requirements for the advertised position. The Bermuda government recently announced a new policy limiting the duration of work permits to six years, with certain exemptions for key employees. All of our Bermuda-based professional employees who require work permits have been granted permits by the Bermuda government. The terms of these permits range from three to five years depending on the individual.

U.K. REGULATION

  GENERAL

       On December 1, 2001, the FSA assumed its full powers and responsibilities as the single statutory regulator responsible for regulating the financial services industry in respect of the carrying on of "regulated activities" (including deposit taking, insurance, investment management and most other financial services business by way of business in the U.K.), with the purpose of maintaining confidence in the U.K. financial system, providing public understanding of the system, securing the proper degree of protection for consumers and helping to reduce financial crime. It is a criminal offense for any person to carry on a regulated activity in the U.K. unless that person is authorized by the FSA and has been granted permission to carry on that regulated activity or falls under an exemption.

       Insurance business (which includes reinsurance business) is authorized and supervised by the FSA. Insurance business in the United Kingdom is divided between two main categories: long-term insurance (which is primarily investment-related) and general insurance. It is not possible for an insurance company to be authorized in both long-term and general insurance business. These two categories are both divided into "classes" (for example: permanent health and pension fund management are two classes of long-term insurance; damage to property and motor vehicle liability are two classes of general insurance). Under FSMA, effecting or carrying out contracts of insurance, within a class of general or long-term insurance, by way of business in the United Kingdom, constitutes a regulated activity requiring individual authorization. An authorized insurance company must have permission for each class of insurance business it intends to write.

       Endurance U.K. has received authorization from the FSA to effect and carry out in the United Kingdom contracts of insurance in all classes of general business (limited in the case of credit and suretyship to reinsurance only) except sickness, legal expenses and assistance business. As an authorized insurer in the United Kingdom, Endurance U.K. would be able to operate throughout the E.U., subject to certain regulatory requirements of the FSA and in some cases, certain local regulatory requirements. An insurance company with FSA authorization to write insurance business in the United Kingdom can seek consent from the FSA to allow it to provide cross-border services in other member states of the E.U. As an alternative, FSA consent may be obtained to establish a branch office within another member state.

       As an FSA authorized insurer, the insurance and reinsurance businesses of Endurance U.K. will be subject to close supervision by the FSA. The FSA is currently seeking to strengthen its requirements for senior management arrangements, systems and controls of insurance and reinsurance companies under its jurisdiction and intends to place an increased emphasis on risk identification and management in relation to the prudential regulation of insurance and reinsurance business in the United Kingdom. There are a number of proposed changes to the FSA's rules that will affect insurance and reinsurance companies authorized in the U.K. For example, the FSA is currently in consultation on a number of proposals, including the regulation of the sale of general insurance, insurance mediation and proposals aimed at ensuring adequate diversification of an insurer's or reinsurer's exposures to any credit risks of its reinsurers. Changes in the scope of the FSA's regulation may have an adverse impact on the business of Endurance U.K.

  SUPERVISION

       The FSA carries out the prudential supervision of insurance companies through a variety of methods, including the collection of information from statistical returns, review of accountants' reports, visits to insurance companies and regular formal interviews.

       The FSA has adopted a risk-based approach to the supervision of insurance companies. Under this approach the FSA performs a formal risk assessment of insurance companies or groups carrying on business in the U.K. periodically, which varies in length according to the risk profile of the insurer. The FSA performs the risk assessment by analyzing information which it receives during the normal course of its supervision, such as regular prudential returns on the financial position of the insurance company, or which it acquires through a series of meetings with senior management of the insurance company. After each risk assessment, the FSA will inform the insurer of its views on the insurer's risk profile. This will include details of any remedial action that the FSA requires and the likely consequences if this action is not taken.

  SOLVENCY REQUIREMENTS

       The Interim Prudential Sourcebook for Insurers requires that insurance companies maintain a margin of solvency at all times in respect of any general insurance undertaken by the insurance company, the calculation of which in any particular case depends on the type and amount of insurance business a company writes. The method of calculation of the solvency margin is set out in the Interim Prudential Sourcebook for Insurers, and for these purposes, all insurer's assets and liabilities are subject to specific valuation rules which are set out in the Interim Prudential Sourcebook for Insurers. Failure to maintain the required solvency margin is one of the grounds on which wide powers of intervention conferred upon the FSA may be exercised.

       Each insurance company writing property, credit insurance business, aviation, marine, business interruption or nuclear insurance or reinsurance business is required by the Interim Prudential Sourcebook for Insurers to maintain an equalization reserve in respect of business written in the financial years ending on or after December 23, 1996 calculated in accordance with the provisions of the Interim Prudential Sourcebook for Insurers where the amount of premiums for such classes exceed the minimum threshold set forth in the provisions.

       These solvency requirements are likely to be amended when the Interim Prudential Sourcebook for Insurers is replaced by the proposed Integrated Prudential Sourcebook.

       In addition, an insurer (other than a pure reinsurer) that is part of a group, is required to perform and submit to the FSA a solvency margin calculation return in respect of its ultimate parent undertaking, in accordance with the FSA's rules. This return is not part of an insurer's own solvency return and hence will not be publicly available. Although there is no requirement for the parent undertaking solvency calculation to show a positive result, the FSA is required to take action where it considers that the solvency of the insurance company is or may be jeopardized due to the group solvency position. Further, an insurer is required to report in its annual returns to the FSA all material related party transactions (e.g., intra group reinsurance, whose value is more than 5% of the insurer's general insurance business amount).

  RESTRICTIONS ON DIVIDEND PAYMENTS

       U.K. company law prohibits Endurance U.K. from declaring a dividend to its shareholders unless it has "profits available for distribution." The determination of whether a company has profits available for distribution is based on its accumulated realized profits less its accumulated realized losses. While the United Kingdom insurance regulatory laws impose no statutory restrictions on a general insurer's ability to declare a dividend, the FSA strictly controls the maintenance of each insurance company's solvency margin within its jurisdiction. The FSA's rules require Endurance U.K., in its early years of trading, to notify the FSA of any proposed or actual payment of a dividend that is greater than forecast in the business plans submitted by Endurance U.K. with its application for authorization. Any such payment or proposal could result in regulatory intervention. In addition, the FSA requires authorized insurance companies to notify the FSA in advance of any significant dividend payment.

  REPORTING REQUIREMENTS

       U.K. insurance companies must prepare their financial statements under the Companies Act of 1985 (as amended), which requires the filing with Companies House of audited financial statements and related reports. In addition, U.K. insurance companies are required to file with the FSA regulatory returns, which include a revenue account, a profit and loss account and a balance sheet in prescribed forms. Under the Interim Prudential Sourcebook for Insurers, audited regulatory returns must be filed with the FSA within two months and 15 days (or three months where the delivery of the return is made electronically).

  SUPERVISION OF MANAGEMENT

       The FSA closely supervises the management of insurance companies through the approved persons regime, by which any appointment of persons to perform certain specified "controlled functions" within a regulated entity, must be approved by the FSA.

  CHANGE OF CONTROL

       FSMA regulates the acquisition of "control" of any U.K. insurance company authorized under FSMA. Any company or individual that (together with its or his associates) directly or indirectly acquires 10% or more of the shares in a U.K. authorized insurance company or its parent company, or is entitled to exercise or control the exercise of 10% or more of the voting power in such authorized insurance company or its parent company, would be considered to have acquired "control" for the purposes of the relevant legislation, as would a person who had significant influence over the management of such authorized insurance company or its parent company by virtue of his shareholding or voting power in either. A purchaser of 10% or more of the ordinary shares would therefore be considered to have acquired "control" of Endurance U.K.

       Under FSMA, any person proposing to acquire "control" over a U.K. authorized insurance company must give prior notification to the FSA of his intention to do so. The FSA would then have three months to consider that person's application to acquire "control." In considering whether to approve such application, the FSA must be satisfied that both the acquirer is a fit and proper person to have such "control" and that the interests of consumers would not be threatened by such acquisition of "control." Failure to make the relevant prior application could result in action being taken against the Company by the FSA.

  INTERVENTION AND ENFORCEMENT

       The FSA has extensive powers to intervene in the affairs of an authorized person, culminating in the ultimate sanction of the removal of authorization to carry on a regulated activity. FSMA imposes on the FSA statutory obligations to monitor compliance with the requirements imposed by FSMA, and to enforce the provisions of FSMA related rules made by the FSA. The FSA has power, among other things, to enforce and take disciplinary measures in respect of breaches of both the Interim Prudential Sourcebook for Insurers and breaches of the conduct of business rules generally applicable to authorized persons.

       The FSA also has the power to prosecute criminal offenses arising under FSMA, and to prosecute insider dealing under Part V of the Criminal Justice Act of 1993, and breaches of money laundering regulations. The FSA's stated policy is to pursue criminal prosecution in all appropriate cases.

U.S. REGULATION

       Endurance U.S. was organized on September 5, 2002. On December 4, 2002, Endurance Bermuda contributed $335 million to Endurance U.S. Holdings Corp., which in turn, subsequently contributed such amount as statutory surplus of Endurance U.S. On December 18, 2002, Endurance U.S. received a license to write certain lines of insurance and reinsurance business from the New York Department.

 U.S. INSURANCE HOLDING COMPANY REGULATION OF ENDURANCE HOLDINGS

       Endurance Holdings, as the indirect parent of Endurance U.S., and Endurance U.S. Holdings Corp., as the direct parent of Endurance U.S., are subject to the insurance holding company laws of New York, where Endurance U.S. is organized and domiciled. These laws generally require the insurance holding company and each insurance company directly or indirectly owned by the holding company to register with the New York Department and to furnish annually financial and other information about the operations of companies within the holding company system. Generally, all material transactions among companies in the holding company system affecting Endurance U.S., including sales, loans, reinsurance agreements, service agreements and dividend payments, must be fair and, if material or of a specified category, require prior notice and approval or non-disapproval by the New York Superintendent.

  CHANGES OF CONTROL

       These laws may discourage potential acquisition proposals and may delay, deter or prevent a change of control of Endurance Holdings, including through transactions, and in particular unsolicited transactions, that some or all of the shareholders of Endurance Holdings might consider to be desirable.

       Before a person can acquire control of a domestic insurer or reinsurer, prior written approval must be obtained from the insurance commissioner of the state where the domestic insurer is domiciled. Prior to granting approval of an application to acquire control of a domestic insurer, the state insurance commissioner where the insurer is domiciled will consider such factors as the financial strength of the applicant, the integrity and management of the applicant's board of directors and executive officers, the acquiror's plans for the future operations of the domestic insurer and any anti-competitive results that may arise from the consummation of the acquisition of control. Generally, state statutes provide that "control" over a domestic insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, ten percent or more of the voting securities of the domestic insurer. Because a person acquiring ten percent or more of Endurance Holdings' ordinary shares would indirectly acquire the same percentage of Endurance U.S.'s common stock, the U.S. insurance change of control laws will likely apply to such a transaction.

  STATE INSURANCE REGULATION OF ENDURANCE U.S.

       The terms and conditions of reinsurance agreements generally are not subject to regulation by any U.S. state insurance department with respect to rates or policy terms. This contrasts with primary insurance agreements, the rates and policy terms of which are generally closely regulated by state insurance departments. As a practical matter, however, the rates charged by primary insurers do have an effect on the rates that can be charged by reinsurers.

       State insurance authorities have broad regulatory powers with respect to various aspects of the reinsurance business, including: licensing to transact business, admittance of assets to statutory surplus, regulating unfair trade and claims practices, establishing reserve requirements and solvency standards, and regulating investments and dividends. State insurance laws and regulations require Endurance U.S. to file financial statements with insurance departments everywhere it will be licensed or authorized or accredited to conduct insurance business; and the operations of Endurance U.S. are subject to examination by those departments at any time. Endurance U.S. will prepare statutory financial statements in accordance with STATUTORY ACCOUNTING PRACTICES and procedures prescribed or permitted by these departments. State insurance departments also conduct periodic examinations of the books and records, financial reporting, policy filings and market conduct of insurance companies domiciled in their states, generally once every three to five years. Examinations are generally carried out in cooperation with the insurance departments of other states under guidelines promulgated by the NAIC.

  NEW YORK STATE DIVIDEND LIMITATIONS

       Under the New York Insurance Law, Endurance U.S. may only pay dividends to us out of "earned surplus," which is defined under New York Insurance Law as the portion of capital surplus that represents net earnings, gains or profits, after deduction of all losses, that have not been distributed to shareholders as dividends or transferred to stated capital or capital surplus or applied to other purposes permitted by law, but does not include unrealized appreciation of assets. In addition, the ability of Endurance U.S. to declare or pay any dividend to us which, together with all dividends declared or distributed by it during the next preceding twelve months, exceeds the lesser of:

       1. 10% of Endurance U.S.'s surplus to policyholders as shown on its last statement on file with the New York Superintendent; or

       2. 100% of Endurance U.S.'s adjusted net investment income during that period will be subject to the prior approval of the New York Superintendent.

       The extraordinary dividend limitation imposed by the New York Insurance Law is based on the statutory financial results of Endurance U.S. determined by using statutory accounting practices which differ in certain respects from accounting principles used in financial statements prepared in conformity with U.S. GAAP. The significant differences relate to DEFERRED ACQUISITION EXPENSES, deferred income taxes, required investment reserves, reserve calculation assumptions and surplus notes. The Company has agreed with the New York Department to not take a dividend from Endurance U.S. for two years after its license is issued without prior regulatory approval.

  NEW YORK STATE RISK-BASED CAPITAL REGULATIONS

       The New York Insurance Law requires that New York insurers report their risk-based capital ("RBC") based on a formula calculated by applying factors to various asset, premium and reserve items. The formula takes into account the risk characteristics of the insurer, including asset risk, insurance risk, interest rate risk and business risk. The New York Department uses the formula only as an early warning regulatory tool to identify possibly inadequately capitalized insurers for purposes of initiating regulatory action, and not as a means to rank insurers generally. The New York Insurance Law imposes broad confidentiality requirements on those engaged in the insurance business (including insurers, agents, brokers and others) and on the New York Department as to the use and publication of RBC data. The New York Superintendent has explicit regulatory authority to require various actions by, or take various actions against, insurers whose total adjusted capital does not exceed certain RBC levels.

  STATUTORY ACCOUNTING PRINCIPLES

       Statutory accounting, or "SAP," is a basis of accounting developed to assist insurance regulators in monitoring and regulating the solvency of insurance companies. It is primarily concerned with measuring an insurer's surplus to policyholders. Accordingly, statutory accounting focuses on valuing assets and liabilities of insurers at financial reporting dates in accordance with appropriate insurance law and regulatory provisions applicable in each insurer's domiciliary state.

       U.S. GAAP is concerned with a company's solvency, but it is also concerned with other financial measurements, such as income and cash flows. Accordingly, U.S. GAAP gives more consideration to appropriate matching of revenue and expenses and accounting for management's stewardship of assets than does SAP. As a direct result, different assets and liabilities and different amounts of assets and liabilities will be reflected in financial statements prepared in accordance with U.S. GAAP as opposed to SAP.

       Statutory accounting practices established by the NAIC and adopted, in part, by the New York Department, determine, among other things, the amount of statutory surplus and statutory net income of our U.S. insurance subsidiary and thus determine, in part, the amount of funds they have available to pay dividends to us.

  OPERATIONS OF ENDURANCE U.K. AND ENDURANCE BERMUDA

       Endurance U.K. and Endurance Bermuda are not admitted to do business in the United States. However, the insurance laws of each state of the United States and of many other countries regulate or prohibit the sale of insurance and reinsurance within their jurisdictions by non-domestic insurers and reinsurers such as Endurance U.K. and Endurance Bermuda, which are not admitted to do business within such jurisdictions. We do not intend that Endurance Bermuda or Endurance U.K. maintain an office or solicit, advertise, settle claims or conduct other insurance activities in any jurisdiction other than Bermuda -- or, in the case of Endurance U.K., London -- where the conduct of such activities would require Endurance U.K. and Endurance Bermuda to be so admitted.

       In addition to the regulatory requirements imposed by the jurisdictions in which they are licensed, reinsurers' business operations are affected by regulatory requirements in various states of the United States governing "credit for reinsurance" which are imposed on their ceding companies. In general, a ceding company which obtains reinsurance from a reinsurer that is licensed, accredited or approved by the jurisdiction or state in which the reinsurer files statutory financial statements is permitted to reflect in its statutory financial statements a credit in an aggregate amount equal to the liability for unearned premiums (which are that portion of premiums written which applies to the unexpired portion of the policy period) and loss reserves and loss expense reserves ceded to the reinsurer. Endurance U.K. and Endurance Bermuda are not licensed, accredited or approved in any state in the U.S. The great majority of states, however, permit a credit to statutory surplus resulting from reinsurance obtained from a non-licensed or non-accredited reinsurer to be offset to the extent that the reinsurer provides a letter of credit or other acceptable security arrangement. A few states do not allow credit for reinsurance ceded to non-licensed reinsurers except in certain limited circumstances and others impose additional requirements that make it difficult to become accredited.

       We do not believe that Endurance U.K. and Endurance Bermuda are in violation of insurance laws of any jurisdiction in the U.S. There can be no assurance, however, that inquiries or challenges to Endurance U.K.'s or Endurance Bermuda's reinsurance activities will not be raised in the future.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

       Set forth below are the names, ages and positions of our directors and executive officers as of the date hereof. All of our directors hold office until the next annual general meeting of our shareholders and until their successors are duly elected and qualified. Executive officers serve at the request of the board of directors.

NAME                                 AGE   OFFICE
----                                 ---   ------
Kenneth J. LeStrange(1)............  45    Chairman of the Board of Directors,
                                           President, Chief Executive Officer and Director
Steven W. Carlsen..................  45    President, Endurance U.S.
James R. Kroner(2).................  41    Chief Financial Officer and Director
David S. Cash......................  37    Chief Actuary/Chief Risk Officer
Thomas D. Bell.....................  48    Executive Vice President, Reinsurance Operations,
                                           Endurance Bermuda
William H. Bolinder(3).............  59    Director
David L. Cole(3)...................  55    Director
Jonathan J. Coslet(1)..............  38    Director
Anthony J. DiNovi(1)...............  40    Director
Bryon G. Ehrhart(1)................  38    Director
Charles G. Froland(2)..............  54    Director
Richard C. Perry(3)................  48    Director
Robert A. Spass(3).................  46    Director
Richard J. Sterne(2)...............  56    Director

------------
(1) Denotes Class I Director with term expiring in 2006.
(2) Denotes Class II Director with term expiring in 2004.
(3) Denotes Class III Director with term expiring in 2005.

       As indicated earlier in this prospectus, all references in this prospectus to "bye-laws" are intended to refer to the amended and restated bye-laws of Endurance Holdings.

       The bye-laws provide for a classified board comprised of three classes of four directors, with each class elected to serve a term of three years. Due to a current vacancy on our board of directors, Class II is currently comprised of only three directors.

       Set forth below is certain information concerning our directors and executive officers as of the date of this prospectus. At least three independent directors serve on our Audit Committee.

       Kenneth J. LeStrange has been our Chairman, President and Chief Executive Officer since the Company's formation. Mr. LeStrange has over twenty-four years of experience in property and casualty underwriting. He has significant experience as a treaty and facultative underwriter and manager of treaty underwriting operations at Swiss Reinsurance Company and American Re Corporation. He began his underwriting career with Hartford Insurance Group and held several underwriting management positions at Swiss Re. During his tenure at American Re from 1984 to December 1997, he served as Executive Vice President of American Re and as President of its alternative market subsidiary from 1984 to December 1997, Am Re Managers, Inc. In December 1997, he joined Aon Corporation as Chairman and CEO of its alternative market operations and was later named Chairman and CEO of Aon's retail brokerage operations for the Americas. Mr. LeStrange remained with Aon until he joined us in 2001.

       Steven W. Carlsen became the President of Endurance U.S. in November 2002. From the Company's formation until assuming this new position, Mr. Carlsen was the Company's Chief

Underwriting Officer. Mr. Carlsen began his career as a property facultative underwriter in 1979 and later as a treaty account executive for Swiss Reinsurance Company. He joined NAC Re in 1986, ultimately heading their Property and Miscellaneous Treaty Department (which includes aviation, marine, surety and finite business). He managed NAC Re's retrocessions and was involved in the formation of their U.K. company. In 1994, Mr. Carlsen left NAC Re to join CAT Limited as their Chief Underwriter-North America and in 1997 was co-founder of CAT Limited's finite insurer, Enterprise Re. From 1999 until he joined us in 2001, Mr. Carlsen worked with three of Morgan Stanley Private Equity's insurance ventures, including Response Insurance and Homesite Insurance in the United States and The Underwriter Insurance Company Ltd. in the United Kingdom. He is a director of the Underwriter Insurance Company Ltd.

       James R. Kroner has been our Chief Financial Officer and a director since December 2002, and has been our Chief Investment Officer since December 2001. Mr. Kroner joined us from the private equity firm, Fox Paine & Co. LLC, where he was a Managing Director since February 2000. From 1998 to 2000, Mr. Kroner served as a Managing Director and co-head of insurance investment banking in the Americas at JP Morgan & Co. Incorporated. From 1997 to 1998, he was a Managing Director and head of the insurance mergers and acquisitions practice at Salomon Smith Barney. Prior to 1997 Mr. Kroner served as Senior Vice President, Treasurer, and a member of the executive committee of American Re Corporation. He is a member of the board of directors of ACMI Circon Corporation and Maxxim Medical, Inc.

       David S. Cash has been our Chief Actuary/Chief Risk Officer since December 2001. Mr. Cash joined us from Centre Solutions Ltd. in Bermuda where he was a Vice President focused on structured finance and insurance programs since 1996. Mr. Cash was a member of the board of directors of Centre Life
Finance -- Centre Solutions' senior settlement financing company. From 1993 to 1996, Mr. Cash was Vice President and Underwriter at Zurich Re Centre. Prior to Zurich Re, Mr. Cash served as a consulting actuary at Tillinghast-Towers Perrin in New York. Mr. Cash received an Msc. in mathematics from Oxford University, which he attended as a Rhodes Scholar. Mr. Cash is a Fellow of the Casualty Actuarial Society and a Member of the American Academy of Actuaries and is a native of Bermuda.

       Thomas D. Bell has been Executive Vice President, Reinsurance Operations of Endurance Bermuda since December 2001. Prior to joining the Company, Mr. Bell spent a total of 21 years at American Re Corporation beginning in 1978, where he was most recently Senior Vice President responsible for the Regional Middle Markets Marketing Group. During this time, he also held various posts within American Re, ranging from property, casualty and ocean marine treaty and facultative underwriter to Senior Vice President and Eastern Region Manager. From 1984 to 1986, he served as a property underwriter at North American Re Insurance Company and with the Hartford Insurance Company in various underwriting capacities from 1973 to 1978.

       William H. Bolinder has been a director since December 2001. Mr. Bolinder is a retired Senior Executive of Zurich Financial Services Group. He was a member of the Group Management Board and head of the Business Development Division Corporate and Commercial for Zurich Financial Services Group. He has been head of the business division North America (excluding US Personal Lines) and Latin America as well as the Corporate Customer Division of Zurich Financial Services Group since 1998. In 1994 he was elected to the Group Executive Board at Zurich Financial Services Group's home office and became responsible for managing the Zurich Financial Services Group companies in the United States and Canada as well as Corporate/Industrial Insurance, Zurich International (Group) and Risk Engineering. Mr. Bolinder joined Zurich American Insurance Company, USA in 1986 as Chief Operating Officer and became Chief Executive Officer in 1987.

       David L. Cole has been a director since December 2001. He has served as Chairman, President and Chief Executive Officer of Combined Specialty Insurance Company (formerly known as Virginia Surety Company, Inc.), Aon Corporation's principal property and casualty company serving the U.S. domestic market since March 1995. Mr. Cole also has served as Chairman of Aon Warranty Group, which was formed to develop and take advantage of Aon's position in the consumer extended warranty business on a global basis. In that capacity, Mr. Cole has been responsible for Aon's expansion into foreign markets, including Asia, Australia, Europe and South America. Mr. Cole joined Aon Corporation in 1976 and held numerous executive positions until 1989. From 1989 to 1994, Mr. Cole served as President of Ryan Insurance Group Europe and London General Insurance Company, Ltd., Aon Corporation's principal property and casualty company serving the European market.

       Jonathan J. Coslet has been a director since December 2001. Mr. Coslet joined Texas Pacific Group in 1993. He is now a Senior Partner responsible for the Texas Pacific Group's generalist and healthcare investment activities. Mr. Coslet is also a member of Texas Pacific Group's Investment Committee and Management Committee. Prior to joining the Texas Pacific Group, Mr. Coslet was in the Investment Banking department of Donaldson, Lufkin & Jenrette, specializing in leveraged acquisitions and high yield finance from 1991-1993. Mr. Coslet serves on the board of directors of Oxford Health Plans, Inc., Magellan Health Services, Inc., PETCO Animal Supplies, Inc. and Brite Now Dental.

       Anthony J. DiNovi has been a director since December 2001. Mr. DiNovi is a Managing Director of Thomas H. Lee Advisors, LLC, the general partner of Thomas H. Lee Partners, L.P. Mr. DiNovi joined THL in 1988. Prior to joining THL, Mr. DiNovi was in the corporate finance departments of Goldman, Sachs & Co. and Wertheim Schroder & Co., Inc. Mr. DiNovi is currently a director of Eye Care Centers of America, Inc., FairPoint Communications, Inc., Fisher Scientific International, Inc., US LEC Corp., National Waterworks, Inc., Vertis, Inc. and various private corporations.

       Bryon G. Ehrhart has been a director since December 2001. Mr. Ehrhart is an Executive Vice President of Aon Re Inc., Aon's reinsurance brokerage operations in the United States. Mr. Ehrhart is also the President of Aon Re Services, Inc., a division of Aon Re Inc. that provides actuarial, financial advisory, tax planning, catastrophe modeling and other services to clients of Aon Re Inc. He is also a Managing Director of Aon Capital Markets, a division of Aon Securities Corporation that specializes in risk transfer securitizations and contingent capital products. Prior to joining Aon in 1994, Mr. Ehrhart practiced for eight years in public accounting at the firm Coopers & Lybrand, and left the firm as a senior manager.

       Charles G. Froland has been a director since December 2001. Mr. Froland has been responsible for all of General Motors Investment Management Corporation's internally and externally managed domestic and international private market equity and debt securities since 1998. His prior responsibility at General Motors Asset Management was managing director of North American Fixed Income Investments. Before joining General Motors Asset Management in 1995, Mr. Froland was a managing director with Stanford University Management Company.

       Richard C. Perry has been a director since December 2001. Mr. Perry founded Perry Capital in 1988 and since then the firm has grown to $4.5 billion under management. Prior to 1988, Mr. Perry developed and implemented investment strategies in the equity trading area of Goldman, Sachs & Co. He was also an adjunct associate professor at the Stern School of Business at New York University. He serves as chairman of the board of directors of IOS BRANDS (formerly FTD Corporation) and FTD.COM, and a member of the boards of trustees of the Allen Stevenson School, Milton Academy, and Facing History and Ourselves.

       Robert A. Spass has been a director since December 2001. Mr. Spass is Chairman of the board of directors of Capital Z Partners, Ltd., the general partner of Capital Z, and Capital Z Management, LLC, the management company of Capital Z, and co-founded Capital Z in 1998. Prior to 1998, Mr. Spass was the Managing Partner and co-founder of Insurance Partners Advisors, L.P. Mr. Spass was also President and CEO of International Insurance Advisors, Inc., the management company of International Insurance Investors, L.P. Prior to joining International Insurance Investors, Mr. Spass was a Director of Investment Banking at Salomon Brothers with responsibility for corporate finance relationships with the insurance industry. He currently serves on the board of directors of U.S.I. Holdings Corporation, Universal American Financial Corp., British Marine Holdings, Ceres Group, Inc., LendingTree, Inc., Highlands Insurance Group, Inc. and Aames Financial Corporation.

       Richard J. Sterne has been a director since November 2002. Mr. Sterne has been a managing director of Lightyear Capital, LLC since January 2001. From 1999 until joining Lightyear, he was a managing director at PaineWebber Incorporated in the Principal Transactions Group, responsible for the firm's proprietary investments. From 1995 until joining PaineWebber, Mr. Sterne was the Chairman and Chief Executive Officer of Links Securities, Inc.

COMMITTEES OF THE BOARD OF DIRECTORS

       The standing committees of the board of directors are:

       Audit Committee. The Audit Committee is comprised of Messrs. Bolinder, Cole, Spass and Sterne and is chaired by Mr. Spass. The Audit Committee:

              (1) reviews the audit plans and findings of the independent auditors and will review the audit plans and findings of our internal audit and risk review staff, and the results of regulatory examinations and tracks management's corrective actions plans where necessary;

              (2) reviews our accounting policies and controls, compliance programs, and significant tax and legal matters;

              (3) recommends to the board the annual appointment of independent auditors; and

              (4) reviews our risk management processes.

       Compensation Committee. The Compensation Committee is comprised of Messrs. Coslet, DiNovi, Ehrhart, Froland and Spass and is chaired by Mr. DiNovi. This committee oversees our compensation and benefit policies, including administration of annual bonus awards and long-term incentive plans.

       Underwriting Committee. The Underwriting Committee is comprised of Messrs. Bolinder, Cole and Coslet and is chaired by Mr. Bolinder. This committee oversees our underwriting policies and approves any exceptions thereto.

       Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee (the "Nominating Committee") is comprised of Messrs. Coslet, DiNovi and Ehrhart, and nominates candidates for positions on the board of directors and establishes and maintains our corporate governance policies.

       Investment Committee. The Investment Committee is comprised of Messrs. DiNovi, Ehrhart, Coslet and Perry and is chaired by Mr. Perry. This committee establishes investment guidelines and supervises our investment activity. The Investment Committee regularly monitors our overall investment results, reviews compliance with our investment objectives and guidelines, and ultimately reports the overall investment results to our board of directors. These guidelines specify minimum criteria on the overall credit quality and liquidity characteristics of the Company's portfolio. They include limitations on the size of certain holdings as well as restrictions on purchasing certain types of securities or investing in certain industries.

BOARD AND BOARD COMMITTEE DESIGNATIONS UNDER THE AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

       Pursuant to the terms of our amended and restated shareholders agreement, certain of our current investors have designated the following persons to the Nominating Committee of the board of directors who have subsequently been elected as directors and to committees of our board:

       - David L. Cole, a member of our board of directors and a member of both the Audit Committee and the Underwriting Committee of our board of directors, is the Chairman, President and Chief Executive Officer of Combined Specialty Insurance Co., an affiliate of Aon;

       - Jonathan J. Coslet, a member of our board of directors and of the Compensation, Nominating and Underwriting Committees of our board of directors, is a senior partner of TPG;

       - Anthony J. DiNovi, a member of our board of directors, chairman of the Compensation Committee of our board of directors and a member of the Nominating Committee and Investment Committee, is a managing director of Thomas H. Lee Advisors, LLC, the general partner of THL;

       - Bryon G. Ehrhart, a member of our board of directors and a member of the Nominating Committee, the Compensation Committee and the Investment Committee of our board of directors, is the Executive Vice President of Aon Re Inc. and President of Aon Re Services, Inc., each of which are affiliates of Aon;

       - Charles G. Froland, a member of our board of directors and of the Compensation and Investment Committees of our board of directors, is Managing Director of GM Asset Management;

       - Richard C. Perry, a member of our board of directors and the chairman of the Investment Committee of our board of directors, is the President and Chief Executive Officer of Perry Capital;

       - Robert A. Spass, a member of our board of directors and chairman of the Audit Committee and a member of the Compensation Committee of our board of directors, is Chairman of the Board of Directors of Capital Z Partners, Ltd., the general partner of Capital Z; and

       - Richard J. Sterne, a member of our board of directors and of the Audit Committee of our board of directors, is a managing director of Lightyear Capital, LLC.

       Another of our current investors, Metro Center Investments Pte Ltd., has similar rights to designate one director to our board of directors and designated James R. Kroner to the board of directors. He was subsequently elected to the board of directors.

OTHER SENIOR MANAGEMENT

NAME                                        AGE                AREAS OF RESPONSIBILITY
----                                        ---                -----------------------
Louis A. Adanio...........................   48   Property Individual Risk
Mark W. Boucher...........................   43   Chief Executive Officer of Endurance U.K.
David V. Cabral...........................   39   Excess Casualty Insurance; Professional Lines
                                                  Insurance
John V. Del Col...........................   41   General Counsel
William F. Fawcett........................   39   Claims
Judy M. Hart..............................   58   Healthcare
Daniel M. Izard...........................   58   Aerospace
Ronald H. Koch............................   53   Casualty Treaty Reinsurance
Ralph M. Serio............................   51   Self Insured Risks
RobLee Womack, Jr. .......................   42   Property Per Risk Treaty Reinsurance; Property
                                                  Catastrophe

       Louis A. Adanio -- Executive Vice President, Property Individual Risk Underwriting. Mr. Adanio joined the Company in December 2001 from Cambridge Risk Technical Underwriters, a Managing General Agent focused on large and technical commercial property risks, where he served as President and Chief Underwriting Officer from 2000 until joining us. From 1984 to 2000, Mr. Adanio had a 16-year career at SCOR Reinsurance Company, where he served as Senior Vice President and as a member of the Board of Directors. Prior to joining SCOR, Mr. Adanio was a practicing engineer and construction manager for commercial/industrial construction projects.

       Mark W. Boucher -- Chief Executive Officer of Endurance U.K. Mr. Boucher is head of Endurance U.K. He joined us in January 2002. He has over 20 years of commercial insurance experience. From 1998 to January 2002, he was head of Royal & SunAlliance's London based commercial insurance operations. Prior to that, Mr. Boucher was Chief Operating Officer of Alexander Howden, where he served for 13 years.

       David V. Cabral -- Executive Vice President, Excess Casualty Insurance and Professional Lines Insurance. Prior to joining the Company in March 2002, Mr. Cabral was Vice President, FinPro at Marsh USA, Inc., responsible for management, program design, marketing and coordinating daily servicing of clients since April 2001. From 2000 until joining Marsh, Mr. Cabral was National Sales and Marketing Director, Diversified Risk at Fireman's Fund Insurance Company where he assisted with the creation of offshore captive facilities and developing e-commerce initiatives. He also held management positions at Starr Excess Liability Insurance Co. from 1997 until joining Fireman's. Prior to joining Starr, he held management positions at Aon Corporation and Marsh & McLennan Companies, Inc. Mr. Cabral is a native of Bermuda.

       John V. Del Col -- General Counsel. Mr. Del Col joined the Company in January 2003. From October 1999 until January 2003, Mr. Del Col served as Executive Vice President, General Counsel, and Secretary of Trenwick Group Ltd. and its predecessor company, Trenwick Group Inc., a property and casualty reinsurer. Mr. Del Col was Vice President, General Counsel, and Secretary of Chartwell Re Corporation, a property and casualty reinsurer, from January 1998 until its merger with and into Trenwick Group Inc. in October 1999. From July 1994 until December 1997, Mr. Del Col was the Deputy General Counsel and Assistant Secretary at MeesPierson Holdings Inc., a Dutch merchant bank. From November 1991 until July 1994, Mr. Del Col was an associate in the law firm of LeBoeuf, Lamb, Greene & MacRae, L.L.P. Prior thereto, Mr. Del Col was an associate in the law firm of Sullivan & Cromwell.

       William F. Fawcett -- Senior Vice President, Head of Claims. Prior to joining us in December 2002, Mr. Fawcett was Managing Director, Deputy General Counsel and Head of Claims for Swiss Reinsurance Corporation in Zurich which he joined in April 2001. From 1994 to April 2001 Mr. Fawcett served in various claims and legal positions at the St. Paul Insurance Company, including Group Counsel. He began his private sector career as an attorney in the law firms of Anderson, Parkinson, Weinberg & Miller and Bromley, Brown & Walsh. Mr. Fawcett served in the United States Marine Corps, including service as Assistant Command Judge Advocate during Desert Storm.

       Judy M. Hart -- Executive Vice President, Healthcare. Mrs. Hart joined us in April 2002. She spent the past four years as Vice President, Marketing Leader Healthcare Segment with Employers Reinsurance Corporation. She was a member of the healthcare leadership executive committee and was responsible for strategic planning and execution of healthcare strategies across Employers Re, The Medical Protective Company and IRI Healthcare. Prior to joining Employers Re, she spent most of her career at Alexander & Alexander Services Inc. ("A&A") where she was a Managing Director. Mrs. Hart had a leadership role in the development of an A&A National Healthcare Practice and was responsible for setting healthcare strategies.

       Daniel M. Izard -- Executive Vice President, Aerospace. Mr. Izard joined the Company in July 2002. From 2000 to July 2002, Mr. Izard was a consultant focused on aviation insurance matters. From 1974 to 2000, Mr. Izard was with Associated Aviation Underwriters, Inc. ("AAU"), a managing general underwriter focused on the global aviation market, where he served as President & CEO for 15 years. At AAU, Mr. Izard led the activities of one the world's leading aviation specialist underwriters. Mr. Izard joined AAU in 1974 and held numerous positions including, Vice President and Director of Reinsurance Purchasing, Senior Vice President and Director of National Accounts, and Executive Vice President and Chief Operating Officer. Mr. Izard is currently a trustee of Embry-Riddle Aeronautical University and a member of the Board of Advisors of Duncan Aviation, Inc.

       Ronald H. Koch -- Senior Vice President, Casualty Treaty
Reinsurance. Mr. Koch joined us in December 2001. He was an underwriting consultant at Gerling Global Financial Products, Inc. from March 2001 to December 2001. From 1996 until joining Gerling, he was 2nd Vice President, Casualty

Treaty Underwriting at Employers Reinsurance Corporation. Mr. Koch also spent 18 years at Swiss Reinsurance Company, where he undertook a range of duties, including Vice President, Casualty Treaty. He began his career in the commercial casualty underwriting department of Home Insurance.

       Ralph M. Serio -- Executive Vice President, Self Insured Risks. Mr. Serio joined us in February 2002. From 1998 to 2001, he was the President and Chief Operating Officer of Custom Risk Solutions LLC. Prior to joining Custom Risk Solutions, he was corporate Senior Vice President of American Re Corporation and Executive Vice President of its alternative market subsidiary, Am-Re Managers, Inc. for five years. He led American Alternatives Insurance Company, American Re's admitted carrier and its E&S lines carrier, Princeton Excess and Surplus Lines Insurance Company, where he served as Chief Operating Officer for both companies. He was also responsible for managing American Alternative Managers, Inc. ("AAMI"), American Re's captive management company.

       RobLee Womack, Jr. -- Senior Vice President, Property Per Risk Treaty Reinsurance and Property Catastrophe. Mr. Womack joined us in February 2002. From 1998 to 2002, Mr. Womack was a Senior Vice President at Lehman Re Ltd., where he was responsible for producing and underwriting a worldwide catastrophe portfolio suitable for capital market solutions. In 1993, Mr. Womack relocated to Bermuda as Senior Vice President at CNA Bermuda Services. Mr. Womack spent ten years of his career at CNA Insurance Company. He began with CNA as Assistant Vice President responsible for accounts, targeting working layer and catastrophe business. He was also in charge of new product development and production. He was instrumental with the startup of LaSalle Re Limited, where he was in charge of model development, system analysis and marketing and yearly projections.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

 COMPENSATION OF DIRECTORS

       Directors did not receive any compensation for their services as directors in 2001 or 2002, but were reimbursed for out of pocket expenses incurred in connection with their services to the Company.

       Effective in 2003, the annual compensation for the members of the board of directors who are not otherwise affiliated with the Company as employees or officers (each, a "Non-Employee Director") is $50,000. The chairman of each committee of the board receives an additional $5,000 per annum. Compensation is paid in quarterly installments.

       In addition, in February 2003 our board of directors and shareholders approved the 2003 Non-Employee Director Equity Incentive Plan (the "Directors' Plan"), which is designed to maintain the Company's ability to attract and retain the services of experienced and highly qualified outside directors and to create a proprietary interest in the Company's continued success. On the date of each annual general meeting of the Company, each of the Non-Employee Directors will be awarded options to purchase 5,000 of the Company's ordinary shares. These options become fully vested six months following the date of grant. The exercise price for the options is equal to the fair market value of the ordinary shares on the date of grant. As defined in the Directors' Plan, the fair market value is the closing sales price for the ordinary shares on the principal national securities exchange upon which the ordinary shares are traded, or if the ordinary shares are not traded on a national securities exchange, an amount determined in good faith by the board of directors. The Directors' Plan authorizes the issuance of up to 750,000 ordinary shares, subject to adjustment in certain circumstances.

       Each of the Non-Employee Directors received an option to purchase 5,000 ordinary shares at the annual general meeting of the Company held in February 2003 at an exercise price of $22.14.

       The Directors' Plan also provides the Non-Employee Directors with the ability to receive all or a selected portion of their cash director fees in the form of restricted share units. The number of restricted share units credited to a Non-Employee Director's account is determined based upon the fair market value of the ordinary shares at the time the cash compensation would otherwise have been paid to the Non-Employee Director. Each Non-Employee Director's restricted share unit account is credited with additional restricted share units equal to the amount of any dividends which would have been payable on the restricted share units had they been converted into ordinary shares. The restricted share units are converted into ordinary shares and distributed to the Non-Employee Director after termination of such Non-Employee Director's service with the Company.

       Directors will continue to be reimbursed for out of pocket expenses incurred in connection with their services to the Company.

 EXECUTIVE COMPENSATION

       The following table summarizes the compensation paid for 2001 and 2002 to our Chief Executive Officer and to our other named executive officers who were the most highly compensated for the year ended December 31, 2002.

 SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                               COMPENSATION
                                            ANNUAL COMPENSATION                ------------
                                --------------------------------------------    SECURITIES
                                                             OTHER ANNUAL       UNDERLYING        ALL OTHER
                        YEAR    SALARY($)   BONUS($)(1)   COMPENSATION($)(2)    OPTIONS(3)    COMPENSATION($)(4)
                        ----    ---------   -----------   ------------------   ------------   ------------------
Kenneth J.
LeStrange.............  2002    $900,000    $1,000,000         $330,790         1,094,092           $1,177
Chairman of the         2001(5)   37,500    $2,500,000               --                --               --
Board of Directors,
President and Chief
Executive Officer

Steven W. Carlsen.....  2002    $600,000      $900,000               --           437,637           $1,553
President of            2001(5)   25,000            --               --                --               --
Endurance U.S.

James R. Kroner.......  2002    $500,000      $750,000         $125,808           364,697               --
Chief Financial
Officer                 2001(5)   16,438            --               --                --               --

Thomas D. Bell........  2002    $400,000      $400,000         $107,193           291,758           $1,350
Executive Vice
President,              2001(5)   14,247      $100,000               --                --               --
Reinsurance Operations
of Endurance Bermuda

David S. Cash.........  2002    $350,000      $350,000         $120,000           291,758           $  702
Chief Actuary/Chief     2001(5)    5,753            --               --                --               --
Risk Officer

---------------

(1) A portion of each named executive's bonus payment will be made in the form of restricted ordinary shares as of March 1, 2003. Mr. LeStrange will receive 100% of his bonus in the form of restricted ordinary shares. Mr. Carlsen and Mr. Kroner will receive 50% of their bonuses in the form of restricted ordinary shares. Mr. Bell and Mr. Cash will receive 25% of their bonuses in the form of restricted ordinary shares. The restricted ordinary shares will be fully vested upon issuance and will become transferable in equal thirds on March 1, 2004, March 1, 2005 and March 1, 2006.
(2) Other Annual Compensation includes: (i) relocation expenses for Mr. LeStrange in the amount of $257,756, (ii) housing and relocation expenses for Mr. Kroner in the amount of $114,102, (iii) housing expenses for Mr. Bell in the amount of $59,808, as well as airfare expenses in the amount of $33,425 and (iv) housing expenses for Mr. Cash in the amount of $120,000.
(3) The options granted to Mr. LeStrange became vested with respect to 20% of the shares covered thereby as of January 1, 2003 and will become vested with respect to an additional 20% of the shares covered thereby on each of December 14, 2003, December 14, 2004, December 14, 2005 and December 14, 2006. The options granted to the four other named executive officers became vested with respect to 20% of the shares covered thereby on August 7, 2002, became vested with respect to an additional 20% of the shares covered thereby on the first anniversary of the respective dates on which the Company entered into contractual commitments to make the grants, and will become vested with respect to an additional 20% of the shares covered thereby on each of the next three anniversaries of such date. The number of options granted to each of the named executive officers has been adjusted to reflect the issuance of four bonus shares to each holder of ordinary shares, in accordance with Section 40(2) of the Companies Act of 1981, in the ratio of four bonus ordinary shares for each existing ordinary share, as approved by our board of directors on December 17, 2002.
(4) These amounts represent premium payments related to insurance policies.
(5) The compensation reported for the executive officers named above for 2001 reflects the period beginning upon their commencement of employment with us and ending on December 31, 2001.

 EMPLOYMENT AGREEMENTS

       The following information summarizes the employment agreements for our Chief Executive Officer and our other named executive officers who were the most highly compensated for the year ended December 31, 2002.

       Kenneth J. LeStrange. We entered into an employment agreement with Mr. LeStrange that commenced as of December 14, 2002, and extends through December 14, 2006. The agreement provides that Mr. LeStrange will serve as our Chairman, President and Chief Executive Officer and will receive an annual base salary of no less than $900,000 and an annual incentive bonus opportunity not to exceed 150% of his salary, and is eligible to receive a pro rata annual bonus in respect of any periods following the effectiveness of the agreement during which Mr. LeStrange continues to perform services for us. The agreement requires us to provide medical and dental coverage for Mr. LeStrange and his eligible dependents, a suitable pension plan under Bermuda law at a level no less than that which we provide to our other senior executive officers, as well as participation in any other employee benefit and compensation plans made generally available to our executives, including insurance benefits. The agreement further provides that Mr. LeStrange is entitled to travel in a private aircraft or receive reimbursement for first class air accommodations in connection with required business travel and to participate in an air travel club. Mr. LeStrange is entitled to receive reimbursement for reasonable expenses incurred during the course of his employment, a housing allowance of up to $200,000 per annum, a tax gross-up for any United States income, employment and payroll taxes he incurs by virtue of the housing allowance or private aircraft travel, and reimbursement for the dues and reasonable business-related expenses for membership in a country club.

       During Mr. LeStrange's employment, on a date prior to December 14, 2003 to be agreed upon by the Company and Mr. LeStrange, we are required to offer Mr. LeStrange the right to purchase 50,000 ordinary shares for an aggregate purchase price of $1,000,000. It is possible that Mr. LeStrange will purchase these shares prior to the consummation of this offering. Once purchased these shares are not forfeitable. The agreement provides that 20,000 ordinary shares previously purchased by Mr. LeStrange will be forfeited if, prior to December 14, 2006, the Company terminates Mr. LeStrange's employment for cause, as defined in the agreement, or Mr. LeStrange voluntarily terminates his employment without good reason (as defined in the agreement). The agreement provides a revised vesting schedule for the stock options previously granted to Mr. LeStrange to purchase 1,094,092 ordinary shares at a price of $20 per share. The option became vested with respect to 20% of the ordinary shares covered thereby as of January 1, 2003 and will become vested with respect to an additional 20% of the ordinary shares covered thereby on each of December 14, 2003, December 14, 2004, December 14, 2005 and December 14, 2006. The option becomes fully vested and exercisable upon a change in control (as defined in the agreement).

       If Mr. LeStrange's employment ends as a result of his death or disability, the agreement provides that Mr. LeStrange (or, in the case of Mr. LeStrange's death, the executor, personal representative or administrator of his estate) is entitled to: (i) any accrued base salary, unreimbursed expenses, earned but unpaid bonus and accrued vacation, (ii) payment of base salary in accordance with our executive payroll policy through December 14, 2006, (iii) pro rata vesting of his option through the date of termination and exercisability for eighteen months thereafter and (iv) the continuation through December 14, 2006 of medical, dental, pension and other benefits generally available to our executives.

       If we terminate Mr. LeStrange's employment for cause (as defined in the agreement), or if he terminates his employment without good reason (as defined in the agreement), his previously granted options terminate, and he is entitled to (i) payment of any accrued base salary, unreimbursed expenses and accrued vacation and (ii) payment of any benefits to which he was entitled as of the date of his termination of employment under our applicable employee benefit plans.

       If we terminate Mr. LeStrange's employment without cause or if he terminates his employment with good reason, he is entitled to (i) payment of any accrued base salary, unreimbursed expenses and accrued vacation, (ii) payment of any benefits to which he was entitled as of the date of his termination of employment under our applicable employee benefit plans, (iii) payment of any unpaid annual bonus which has been allocated or awarded in respect of a completed fiscal year, (iv) continued payment of his base salary through the earlier of December 14, 2006 or the second anniversary of his termination of employment (subject to offset by any salary earned from a subsequent employer relating to period ending with such earlier date) (the "Severance Period"), subject to acceleration into one lump sum payment in the event of a change in control, (v) continuation during the Severance Period of employee benefits similar to those provided to Mr. LeStrange and his eligible dependents immediately prior to the date of his termination of employment (subject to offset by any benefits of the same type received by or made available to him) and (vi) continued vesting of his previously granted options during the Severance Period and the continued exercisability of such options for a period of one month thereafter.

       Any payments or benefits we provide to Mr. LeStrange which are contingent on the occurrence of a change in control are subject to a cap to the extent they would result in the application of any excise tax under section 4999 of the Internal Revenue Code, but only if the application of such cap would cause Mr. LeStrange to be in a better after-tax position than he would be, absent the application of such cap. Under the agreement, we are required to indemnify Mr. LeStrange under our directors' and officers' liability insurance policy and to pay Mr. LeStrange all reasonable legal fees incurred by him in connection with the preparation of the agreement as well as his attempt to enforce any right afforded to him thereunder.

       Mr. LeStrange is subject to certain non-competition and non-solicitation requirements while he is employed, and also during the following post-employment periods: (i) in the event we terminate Mr. LeStrange's employment without cause or Mr. LeStrange voluntarily terminates his employment with good reason, the requirements apply for the duration of the Severance Period and (ii) otherwise, the requirements apply for the one year period immediately following his termination of employment. Mr. LeStrange is also subject to ongoing confidentiality requirements.

  Executive Officers

       Endurance Holdings entered into one-year employment agreements with Messrs. Kroner and Cash with an employment term that commenced in December 2002. Endurance Bermuda entered into a one-year employment agreement with Mr. Bell with an employment term that commenced in December 2002. Endurance U.S. entered into a one-year employment agreement with Mr. Carlsen with an employment term that commenced in December 2002. The following descriptions reflect the terms of these agreements.

       Steven W. Carlsen Under Mr. Carlsen's agreement, Mr. Carlsen agreed to serve as President of Endurance U.S. Mr. Carlsen will receive an annual base salary of $600,000 and an annual incentive bonus not to exceed 150% of his salary. In addition, Endurance U.S. is required to provide medical and dental coverage for Mr. Carlsen and his eligible dependents, a suitable pension plan under New York and United States federal law, as well as participation in any other employee benefit plan made generally available to our executives. Mr. Carlsen is also entitled to be reimbursed for other reasonable expenses incurred during the course of his employment.

       If at the end of Mr. Carlsen's agreement, Mr. Carlsen is offered further employment with us but does not accept such offer, Mr. Carlsen's stock options will be treated as if his employment had continued through December 17, 2006. Following such date, these options will remain exercisable through and including December 17, 2007 and, to the extent not exercised during such period, will terminate.

       If Mr. Carlsen's employment ceases as a result of his death or disability, Mr. Carlsen's agreement automatically terminates, and Mr. Carlsen (or in the case of Mr. Carlsen's death, his heirs, executors and administrators) is entitled to: (i) any accrued base salary; (ii) the continuation until December 17, 2006 of any medical, dental and pension and any other employee benefits to which he was entitled at the time of his termination of employment;
(iii) payment of base salary in accordance with our executive payroll policy through December 17, 2006; (iv) vesting of his stock options as if his employment had continued through December 17, 2006 and the right to exercise them through December 17, 2007; and (v) other ancillary benefits.

       If we terminate Mr. Carlsen's employment as a result of serious misconduct, all of our obligations cease, and Mr. Carlsen will be entitled to receive accrued salary and other ancillary benefits.

       If, at the expiration of the term of Mr. Carlsen's agreement, or any subsequent employment agreements, Endurance U.S. does not offer Mr. Carlsen employment under an agreement with terms at least as favorable to Mr. Carlsen as his current agreement, Mr. Carlsen will enter into a non-solicitation agreement that will remain in effect until December 17, 2006 and will receive Non-Solicitation Payments until December 17, 2006. In addition, Mr. Carlsen's stock options will vest as if he had remained employed until December 17, 2006 and will remain exercisable through December 17, 2007. The obligation to continue to provide base salary during this period would be reduced by the amount of any salary, bonus or other compensation Mr. Carlsen receives from another employer during that period.

       Finally, if Mr. Carlsen voluntarily terminates his employment, he is entitled to accrued base salary, the continuation of any health, medical and pension benefits in accordance with the terms of the applicable plans and programs and vesting of his stock options as if his employment had continued through December 17, 2006. Following such date, these options will remain exercisable through and including December 17, 2007. To the extent not exercised during such period, the options will terminate.

       Mr. Carlsen is also subject to non-competition provisions during the term of the agreement, a one-year post-employment covenant not to solicit employees or customers and ongoing confidentiality requirements.

       Mr. Carlsen is entitled to be indemnified from any claim, loss, damage or expense arising from the performance of his duties as an officer or director to the extent permitted by law and Endurance U.S. bye-laws.

       James R. Kroner Under Mr. Kroner's employment agreement, Mr. Kroner agreed to serve as Chief Financial Officer of Endurance Holdings and receives an annual base salary of $500,000 and an annual incentive bonus not to exceed 150% of his salary. Mr. Kroner is entitled to reasonable relocation expenses upon the termination of his employment for any reason other than serious misconduct, a housing allowance of up to $100,000 per year, and a tax gross-up for U.S. income taxes related to the housing allowance. The remaining material terms of Mr. Kroner's agreement are substantially identical to Mr. Carlsen's agreement.

       Thomas D. Bell Under Mr. Bell's employment agreement, Mr. Bell agreed to serve as Executive Vice President, Reinsurance Operations of Endurance Bermuda and will receive an annual base salary of $400,000 and an annual incentive bonus not to exceed 125% of his salary. Mr. Bell is entitled to a minimum annual incentive bonus of $100,000 in 2003. Mr. Bell is entitled to participation in a 401(k) type plan with 100% matching contributions, life, accidental death and dismemberment and business travel accident insurance and long-term and short term disability insurance. In addition, Mr. Bell is entitled to reasonable relocation expenses upon his termination of employment for any reason other than serious misconduct, a housing allowance of up to $150,000 per year, a tax gross-up for U.S. income taxes related to the housing allowance, reimbursement for first class air accommodations and participation in an air travel club. Mr. Bell is also entitled to the use of an automobile, reimbursement for dues paid by him for membership at a country club and a health club. Mr. Bell is subject to a covenant not to solicit our employees or customers during the term of his employment. In the event of Mr. Bell's death or disability, he is entitled to the continuation of medical, dental, hospitalization and pension benefits and any other benefits to which he was entitled at the time of his termination of employment, as well as payment of base salary, in each case, through December 19, 2006. In addition, in the event Mr. Bell's employment is terminated by reason of his repeated misconduct, Mr. Bell will be entitled to receive accrued salary; provided, however, that if Mr. Bell executes a general release, he will be entitled to receive his base salary, in accordance with our executive payroll policy, as well as continuation of any medical, dental, hospitalization, and pension benefits and any other benefits to which he was entitled at the time of his termination of employment, through December 17, 2006. Mr. Bell's stock option grant is substantially similar to Mr. Carlsen's option grant, except that if Mr. Bell voluntarily terminates his employment, if his employment is terminated by us due to repeated misconduct, or if at the end of Mr. Bell's agreement, Mr. Bell is offered further employment but does not accept such offer, Mr. Bell's vested options will remain exercisable for a period of 90 days following such termination and, to the extent not exercised during the period, will terminate. In the event Mr. Bell becomes entitled to Non-Solicitation Payments, such payments would be made through December 19, 2007, and would include his automobile allowance and country club dues, and his stock options would vest as if he had remained employed until December 19, 2006, and would remain exercisable for 90 days thereafter. The remaining material terms of Mr. Bell's agreement are substantially identical to Mr. Carlsen's agreement.

       David S. Cash Under Mr. Cash's employment agreement, Mr. Cash agreed to serve as our Chief Actuary/Risk Officer and will receive an annual base salary of $350,000 and an annual incentive bonus not to exceed 100% of his salary. Mr. Cash is entitled to reasonable relocation expenses upon his termination of employment for any reason other than serious misconduct, a housing allowance of up to $120,000 per year and a tax gross-up for U.S. income taxes related to the housing allowance. In the event of Mr. Cash's death or disability, he is entitled to the continuation of medical, dental and pension benefits and any other benefits to which he was entitled at the time of his termination of employment, as well as payment of base salary, in each case, through December 26, 2007. In addition, in the event Mr. Cash's employment is terminated by reason of his repeated misconduct, Mr. Cash will be entitled to receive accrued salary; provided, however, that if Mr. Cash executes a general release, he will be entitled to receive his base salary, in accordance with our executive payroll policy, as well as continuation of any medical, dental and pension benefits and any other benefits to which he was entitled at the time of his termination of employment, for a period of six months following such termination of employment. Mr. Cash's stock option grant is substantially similar to Mr. Carlsen's option grant, except that: (i) if at the end of Mr. Cash's agreement, Mr. Cash is offered further employment with us but does not accept such offer, or if Mr. Cash becomes entitled to Non-Solicitation Payments, Mr. Cash's vested options will remain exercisable for a period of 90 days following such termination and, to the extent not exercised during such period, will terminate, (ii) if Mr. Cash voluntarily terminates his employment with us or his employment is terminated by us due to his repeated misconduct, he will be entitled to exercise his vested options for a period of 90 days following such termination and (iii) in the event Mr. Cash's employment with us is terminated due to his death or disability, his options will become fully vested and will remain exercisable through December 26, 2008. In the event Mr. Cash becomes entitled to Non-Solicitation Payments, such payments would be made through December 26, 2007. The remaining material terms of Mr. Cash's agreement are substantially identical to Mr. Carlsen's agreement.

STOCK OPTIONS

       The following table summarizes our named executive officers' options to purchase ordinary shares granted during the year ended December 31, 2002:

  Option Grants in Last Fiscal Year

                                                         INDIVIDUAL GRANTS (1)
                       ------------------------------------------------------------------------------------------
                           NUMBER OF
                           SECURITIES        PERCENT OF TOTAL
                       UNDERLYING OPTIONS   OPTIONS GRANTED TO                                       GRANT DATE
NAME                        GRANTED         EMPLOYEES IN 2002    EXERCISE PRICE   EXPIRATION DATE   PRESENT VALUE
----                   ------------------   ------------------   --------------   ---------------   -------------
Kenneth J.
  LeStrange..........      1,094,092               32.2%             $20.00       August 7, 2012     $6,115,974
Steven W. Carlsen....        437,637               12.9%             $20.00       August 7, 2012     $2,446,391
James R. Kroner......        364,697               10.7%             $20.00       August 7, 2012     $2,038,656
Thomas D. Bell.......        291,758                8.6%             $20.00       August 7, 2012     $1,630,927
David S. Cash........        291,758                8.6%             $20.00       August 7, 2012     $1,630,927

---------------

(1) These represent option grants with respect to which contractual commitments were made by the Company in 2001.

 2002 Aggregated Option Exercises and Year-end Option Values

                                                                         VALUE OF UNEXERCISED
                                             NUMBER OF SHARES                IN-THE-MONEY
                                          UNDERLYING UNEXERCISED            OPTIONS AT 2002
                                         OPTIONS AT 2002 YEAR-END           YEAR-END($)(1)
                                        ---------------------------   ---------------------------
NAME                                    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                    -----------   -------------   -----------   -------------
Kenneth J. LeStrange..................         --       1,094,092            --      $3,282,276
Steven W. Carlsen.....................    175,054         262,583      $525,162         787,749
James R. Kroner.......................    145,878         218,819       437,634         656,457
Thomas D. Bell........................    116,704         175,054       350,112         525,162
David S. Cash.........................    116,704         175,054       350,112         525,162

---------------

(1) There was no public trading market for our common shares as of December 31, 2002. The value of unexercised in-the-money options has been calculated by multiplying the difference between the exercise price per share and an initial public offering price of $23.00 per share by the number of shares underlying options.

     No compensation intended to serve as an incentive for performance to occur over a period longer than one year was paid to any of the executive officers named above during 2001 pursuant to a long-term incentive plan.

       2002 Amended and Restated Stock Option Plan. In February 2003 our board of directors and shareholders approved an amendment and restatement of the Endurance Specialty Holdings Ltd. 2002 Amended and Restated Stock Option Plan (the "2002 Option Plan"). Our employees and officers, as well as employees and officers of our subsidiaries, in each case, who are selected by the Compensation Committee of our board of directors or its designee, are eligible to participate in the 2002 Option Plan. The purpose of the 2002 Option Plan is to provide a means through which we and our subsidiaries, as applicable, may attract able persons to enter and remain in our and our subsidiaries' employ, and to provide a means whereby those employees upon whom the responsibilities of our successful administration and management rest, and whose present and potential contributions to our welfare are of importance, can acquire and maintain share ownership, thereby strengthening their commitment to our welfare and that of our subsidiaries, and promoting an identity of interests between our shareholders and those employees. The 2002 Option Plan authorizes the issuance of options, tandem share appreciation rights, stand-alone share appreciation rights, restricted shares, phantom shares, share bonuses or other equity incentive awards covering up to 4,986,975 ordinary shares, subject to adjustment in certain circumstances. At December 31, 2002, options to purchase 3,291,631 ordinary shares were outstanding.

       Options may be either "Incentive Stock Options" as that term is defined in Section 422 of the Code, or options which do not qualify as Incentive Stock Options ("Non-Qualified Stock Options"). An Incentive Stock Option must expire within ten years from the date it is granted (five years in the case of options granted to holders of more than 10% of our shares). Incentive Stock Options are not exercisable until one year after the date of grant. The exercise price of an Incentive Stock Option must be at least equal to the fair market value of the shares on the date such Incentive Stock Option is granted (110% of fair market value in the case of options granted to holders of more than 10% of our shares) and may be paid in cash, in shares valued at their then fair market value or by such other means as the Compensation Committee may prescribe. In addition, we may grant Non-Qualified Stock options, the exercise price of which may be below, equal to or above the fair market value of our shares on the date of grant.

       In addition to Incentive Stock Options and Non-Qualified Stock Options, we may grant reload options in the event a participant, while in our employ, exercises an option by the delivery of shares which the participant has held for a period of at least six months, or in the event a participant's tax withholding obligations upon the exercise of options are satisfied by the participant's delivery of shares or by our withholding shares. Such reload options entitle the participant to purchase that number of shares equal to the number of shares so delivered to, or withheld by, us, provided that the total number of shares covered by reload options may not exceed the number of shares subject to the original option. The exercise price per share subject to reload options will be the fair market value of a share on the date such reload option is granted, and the duration or reload options will be no longer than ten years from the date of grant of the underlying option to which the grant of the reload option relates. Other specific terms and conditions applicable to reload options will be determined by the Compensation Committee.

       The Compensation Committee may grant a share appreciation right in connection with all or any portion of an option as well as independent of any option grant. A share appreciation right entitles the participant to receive the amount by which the fair market value of a specified number of shares on the exercise date exceeds an exercise price established by the Compensation Committee. The excess amount will be payable in ordinary shares, in cash or in a combination thereof, as determined by the Compensation Committee.

       The Compensation Committee may grant restricted shares, phantom shares, share bonuses or other equity incentive awards as payment of a bonus, as payment of any other compensation obligation, upon the occurrence of a special event or as otherwise determined by the Compensation Committee. Vesting and restrictions on the ability to exercise such equity incentive awards may be conditioned upon the achievement of one or more goals relating to completion of service by the participant or the achievement of one or more financial goals by the Company, as determined by the Compensation Committee in its discretion. Recipients of restricted shares may have voting rights and may receive dividends on the granted shares prior to the time the restrictions lapse.

       In the event of a "Change in Control" of the Company (as defined in the 2002 Option Plan), equity incentive awards issued and outstanding under the 2002 Option Plan shall immediately vest and become either immediately exercisable or payable in cash.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

       The Compensation Committee oversees our compensation and benefit policies, including administration of annual bonus awards and long-term incentive plans. Our compensation policies are designed with the goal of maximizing shareholder value over the long term. The Compensation Committee believes that this goal is best realized by utilizing a compensation program which serves to attract and retain superior executive talent by providing management with performance-based incentives and closely aligning the financial interests of management with those of our shareholders.

       The Company's compensation program combines three components: base salary, annual bonuses and long-term compensation in the form of options and share ownership. The level of compensation is based on numerous factors, including achievement of underwriting results and financial objectives established by our Compensation Committee and our board of directors. Incentive awards provide for the granting to our executive officers, and certain other principal employees, of various types of incentive awards, some of which may be stock based. The Company's incentive awards typically vest over a four year period in order to foster executive continuity.

       Salary and incentive compensation awards are reviewed regularly for competitiveness and are determined in large part by reference to compensation levels for comparable positions at comparable companies based in Bermuda, the United States and the United Kingdom. The Compensation Committee is aware of the unique circumstances which relate to the attraction and retention of superior executives in Bermuda, and has designed a compensation program to achieve that result, while at the same time implementing integrated compensation policies for its employees in differing geographic locations.

       Mr. LeStrange's base salary for 2002 was governed by the employment agreement between him and the Company. Mr. LeStrange's bonus award for 2002 was determined based upon the same measures used for other members of senior management of the Company, including the Company's underwriting performance and the achievement of certain strategic, financial and operational goals in 2002.

      The Compensation Committee is comprised of the following members:

      Jonathan J. Coslet
      Anthony J. DiNovi
      Bryon G. Ehrhart
      Charles G. Froland
      Robert A. Spass

                             PRINCIPAL SHAREHOLDERS

       The following table sets forth information as of February 26, 2003 regarding beneficial ownership of our common shares and the applicable voting rights attached to such share ownership in accordance with our bye-laws by:

           - each person known by us to beneficially own on an economic basis 5% or more of our outstanding common shares;

           - each of our directors;

           - each of our executive officers; and

           - all of our directors and executive officers as a group.

                                                 BENEFICIAL OWNERSHIP OF    BENEFICIAL OWNERSHIP OF
                                                 PRINCIPAL SHAREHOLDERS     PRINCIPAL SHAREHOLDERS
                                                PRIOR TO THE OFFERING(1)     AFTER THE OFFERING(1)
                                                -------------------------   -----------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(2)           NUMBER      PERCENTAGE      NUMBER     PERCENTAGE
---------------------------------------         -----------   -----------   ----------   ----------
Aon Corporation(3)............................  15,444,494       26.1%      15,444,494      22.5%
Capital Z Financial Services Fund II,
  L.P.(4).....................................   6,299,600       11.0%       6,299,600       9.5%
Perry Corp.(5)................................   5,000,000        9.1%       5,000,000       7.7%
Thomas H. Lee entities(6).....................  10,547,045       19.0%      10,547,045      16.2%
Texas Pacific Group(7)........................  10,547,045       19.0%      10,547,045      16.2%
Kenneth J. LeStrange(8).......................     318,818       *             318,818      *
Thomas D. Bell(9).............................     116,704       *             116,704      *
Steve W. Carlsen(9)...........................     175,054       *             175,054      *
David S. Cash(9)..............................     116,704       *             116,704      *
James R. Kroner(9)............................     145,878       *             145,878      *
William H. Bolinder...........................          --         --               --        --
David L. Cole(10).............................          --         --               --        --
Jonathan J. Coslet(11)........................          --         --               --        --
Anthony J. DiNovi(12).........................  10,364,055       18.7%      10,364,055      15.9%
Bryon G. Ehrhart(13)..........................          --         --               --        --
Charles G. Froland(14)........................          --         --               --        --
Richard C. Perry(15)..........................   5,000,000        9.1%       5,000,000       7.7%
Robert A. Spass(16)...........................          --         --               --        --
Richard J. Sterne(17).........................          --         --               --        --
All directors and executive officers as a
  group.......................................  16,237,213       28.8%      16,237,213      24.6%

------------

  *  Less than 1%.

 (1) Includes the outstanding ordinary shares and assumes full conversion into ordinary shares of all outstanding class A shares and the exercise of all warrants outstanding for ordinary shares and class A shares as well as the exercise of all options vested at February 26, 2003 with respect to each shareholder. The share numbers after the offering do not include shares that eligible directors and officers or their affiliates may purchase in this offering, including through the reserved share program as further described in "Underwriting."

      The bye-laws of Endurance Holdings generally provide that any shareholder owning, directly, indirectly or by attribution, more than 9.5% of our ordinary shares will have the voting rights attached to such ordinary shares reduced so that it may not exercise more than 9.5% of the total voting rights. See "Description of Share Capital -- Voting Adjustments."

 (2) Unless otherwise stated, the address for each beneficial owner is c/o Endurance Specialty Holdings Ltd., Crown House, 4 Par-la-Ville Road, Hamilton HM 08, Bermuda.

 (3) Includes 3,300,265 ordinary shares held by Aon Corporation; 35,471 ordinary shares and warrants exercisable for 783,035 ordinary shares held by Combined Insurance Company of America; 75,000 ordinary shares and warrants exercisable for 27,065 ordinary shares held by Combined Life Assurance Company of Europe Limited; 115,000 ordinary shares and warrants exercisable for 41,495 ordinary shares held by London General Insurance Company Limited; 150,000 ordinary shares and warrants exercisable for 54,125 ordinary shares held by Resource Life Insurance Company; 100,000 ordinary shares and warrants exercisable for 36,085 ordinary shares held by Sterling Life Insurance Company, Inc.; and 4,800,264 ordinary shares and warrants exercisable for 3,157,395 ordinary shares held by Combined Specialty Insurance Company. The address of the beneficial owner is 200 East Randolph Street, Chicago, Illinois 60601.

 (4) Includes 4,227,475 ordinary shares held by Capital Z Financial Services Fund II, LP; 22,525 ordinary shares held by Capital Z Financial Services Private Fund II, LP; and warrants exercisable for 2,049,600 ordinary shares held by Capital Z Investments, LLC, an affiliate of the management company of Capital Z. The sole general partner of Capital Z Financial Services Fund II and Capital Z Financial Services Private Fund II is Capital Z Partners, L.P. The sole general partner of Capital Z Partners, L.P. is Capital Z Partners, Ltd. No individual has voting or investment power over the securities held of record by Capital Z. The principal business address of each of these entities is 54 Thompson Street, New York, New York 10012. Capital Z disclaims beneficial ownership of the warrants held by Capital Z Investments.

 (5) Includes 176,700 ordinary shares held by Perry European Fund, L.P.; 823,300 ordinary shares held by Perry European Fund, Ltd.; 2,824,000 ordinary shares held by Perry Partners International, Inc.; and 1,176,000 ordinary shares held by Perry Partners, L.P. The address of the beneficial owner is 599 Lexington Avenue, 36th Floor, New York, New York 10022. Richard Perry has voting and investment power over the securities beneficially owned by Perry Corp.

 (6) Includes 7,708,020 ordinary shares and warrants exercisable for 421,665 class A shares held by Thomas H. Lee (Alternative) Fund V, L.P.; 1,999,920 ordinary shares and warrants exercisable for 109,405 class A shares held by Thomas H. Lee (Alternative) Parallel Fund V, L.P.; 106,210 ordinary shares and warrants exercisable for 5,810 class A shares held by Thomas H. Lee (Alternative) Cayman Fund V, L.P.; 15,340 ordinary shares and warrants exercisable for 840 class A shares held by State Street Bank and Trust Company as Trustee under the 1997 Thomas H. Lee Nominee Trust; 12,350 ordinary shares and warrants exercisable for 675 class A shares held by Thomas H. Lee Investors Limited Partnership; 51,750 ordinary shares and warrants exercisable for 2,825 class A shares held by Putnam Investments Employees' Securities Co. I LLC; 46,205 ordinary shares and warrants exercisable for 2,530 class A shares held by Putnam Investments Employees' Securities Co. II LLC; and 60,205 ordinary shares and warrants exercisable for 3,295 class A shares held by Putnam Investments Holdings, LLC. The address for the Thomas H. Lee (Alternative) Fund V, L.P., Thomas H. Lee (Alternative) Parallel Fund V, L.P. and Thomas H. Lee (Alternative) Cayman Fund V, L.P. is c/o Walkers, Walker House, Mary Street, George Town, Grand Cayman, Cayman Islands. The address for the 1997 Thomas H. Lee Nominee Trust and Thomas H. Lee Investors Limited Partnership is 75 State Street, Boston, Massachusetts 02109. The address for Putnam Investments Employees' Securities Company I, LLC, Putnam Investments Employees' Securities Company II, LLC and Putnam Investments Holdings LLC is One Post Office Square, Boston, Massachusetts 02109. No individual at THL has voting or investment control over the shares owned of record by Thomas H. Lee (Alternative) Fund V, L.P., Thomas H. Lee (Alternative) Parallel Fund V, L.P., Thomas H. Lee (Alternative) Cayman Fund V, L.P. and Thomas H. Lee Investors Limited Partnership. Thomas H. Lee has voting and investment control over shares owned of record by State Street Bank and Trust Company as Trustee under the 1997 Thomas H. Lee Nominee Trust. No individual at Putnam Investments has voting or investment control over shares owned of record by Putnam Investments Employees' Securities Co. I LLC, Putnam Investments Employees' Securities Co. II LLC and Putnam Investments Holdings, LLC.

 (7) Includes 157,210 class A shares and warrants exercisable for 11,465 class A shares held by TPG Dutch Parallel III, C.V.; 781,605 class A shares and warrants exercisable for 42,420 class A shares held by TPG Endurance Investments (Cayman), L.P.; and 9,061,185 ordinary shares and warrants exercisable for 493,160 ordinary shares held by TPG Endurance Partners (Cayman), L.P. The address of the beneficial owner is 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

 (8) Includes 100,000 ordinary shares owned by Mr. LeStrange and vested options exercisable for 218,818 ordinary shares as of February 26, 2003. No additional options granted to Mr. LeStrange vest within the 60 day period following February 26, 2003. The information reflected for Mr. LeStrange does not include any shares that Mr. LeStrange may purchase to meet the requirements of his employment agreement. See "Management -- Compensation of Directors and Executive Officers -- Employment Agreements."

 (9) Represents vested options exercisable for ordinary shares as of February 26, 2003. No additional options granted to these individuals vest within the 60 day period following February 26, 2003.

(10) Mr. Cole, one of our Directors, is the Chairman, President and Chief Executive Officer of Combined Specialty Insurance Co., an affiliate of Aon. Mr. Cole disclaims beneficial ownership of any of the common shares owned by Aon.

(11) Mr. Coslet, one of our directors, is a senior partner of TPG. Mr. Coslet disclaims beneficial ownership of any of the common shares owned by TPG.

(12) Includes 7,708,020 ordinary shares and warrants exercisable for 421,665 class A shares held by Thomas H. Lee (Alternative) Fund V, L.P.; 1,999,920 ordinary shares and warrants exercisable for 109,405 class A shares held by Thomas H. Lee (Alternative) Parallel Fund V, L.P.; 106,210 ordinary shares and warrants exercisable for 5,810 class A shares held by Thomas H. Lee (Alternative) Cayman Fund V, L.P.; and 12,350 ordinary shares and warrants exercisable for 675 class A shares held by Thomas H. Lee Investors Limited Partnership. Mr. DiNovi, one of our directors, is a managing director of Thomas H. Lee Advisors, LLC, the general partner of THL. Mr. DiNovi disclaims beneficial ownership of these shares other than to the extent of his pecuniary interest therein. Mr. DiNovi disclaims beneficial ownership of any additional common shares owned by the Thomas H. Lee entities.

(13) Mr. Ehrhart, one of our directors, is the Executive Vice President of Aon Re Inc. and President of Aon Re Services, Inc., each of which are affiliates of Aon. Mr. Ehrhart disclaims beneficial ownership of any of the common shares owned by Aon.

(14) Mr. Froland, one of our directors, is a Managing Director of GM Asset Management. First Plaza Group Trust and GM Capital Partners I, L.P., affiliates of GM Asset Management, hold 851,940 and 1,148,060 common shares, respectively. Mr. Froland disclaims beneficial ownership of any of the common shares held by the GM entities.

(15) Mr. Perry, one of our directors, is the President and Chief Executive Officer of Perry Corp., and, in that capacity, has voting and investment power over the securities beneficially owned by Perry Corp.

(16) Mr. Spass, one of our directors, is a partner at Capital Z Financial Services, an affiliate of Capital Z. Mr. Spass disclaims beneficial ownership of any of the common shares owned by Capital Z.

(17) Mr. Sterne, one of our directors, is a managing director of Lightyear Capital, LLC, an affiliate of LY-Endurance. LY-Endurance, LLC holds 2,500,000 common shares. Mr. Sterne disclaims beneficial ownership of any of the common shares held by LY-Endurance.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS AND RELATIONSHIPS WITH INITIAL INVESTORS

       Aon and Zurich participated in our initial private placement, investing $227 million and $100 million, respectively. On September 27, 2002, we repurchased Zurich's interests in the Company. As a result, Zurich ceased to be an affiliate during 2002. See "Description of Share Capital -- Warrants" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Significant Transactions."

       Certain of our founding shareholders, including Aon and Zurich, received 9,292,490 warrants issued on December 31, 2001 with a total estimated fair value of $51.9 million. Certain of our founding shareholders also received $29 million in the aggregate for assistance with Endurance Bermuda's private placement completed on December 14, 2001.

       During the year ended December 31, 2002 and the period ended December 31, 2001, the Company was party to agreements with various affiliates of Aon and Zurich as follows:

       Underwriting Activities. In the normal course of business, the Company enters into reinsurance contracts with various subsidiaries of Aon and Zurich. Such contracts resulted in net premiums earned of $30.7 million, losses and loss expenses of $17.5 million and acquisition expenses of $7.0 million for the year ended December 31, 2002. During the year ended December 31, 2002, an affiliate of Aon produced 36.6% of the Company's gross premiums written. Gross premiums written excludes $90.2 million of gross premiums acquired from LaSalle.

       Analytical Services. The Company utilized certain analytical services and licensed technology from an affiliate of Aon during the year ended December 31, 2002. Fees incurred of $109,000 pursuant to the agreement were included in general and administrative expenses for the year ended December 31, 2002. This agreement was terminated in 2002.

       Financial Accounting and Administrative Services. An affiliate of Aon performed certain financial accounting and administrative services for the Company during the year ended December 31, 2002. Fees incurred of $260,000 pursuant to the agreement were included in general and administrative expenses for the year ended December 31, 2002. This agreement was terminated in 2002.

       Investment Management Services. The Company utilized the services of a wholly-owned subsidiary of Zurich to perform portions of its short-term investment and cash management functions and provide investment accounting services. Under the terms of the investment management agreement, which is subject to the Company's investment guidelines and other restrictions, the Company pays a fee based on the value of its cash and investment portfolio. The Company expensed related investment management and accounting fees of $277,000 during the year ended December 31, 2002. The Company expensed related investment management and accounting fees of $22,000 during the period ended December 31, 2001.

       Office Services. The Company rented office space and received limited administrative services from various Bermuda based subsidiaries of Zurich until April 5, 2002. Rent and office services fees for the year ended December 31, 2002 of $419,000 were paid and the expense is recorded in general and administrative expenses. Rent and office services fees of $40,000 were expensed during the period ended December 31, 2001. This arrangement was terminated in 2002.

TRANSACTIONS AND RELATIONSHIPS WITH UNDERWRITERS

       DLJ Growth Capital Overseas Partners, C.V. and Donaldson, Lufkin & Jenrette Securities Corporation, affiliates of Credit Suisse First Boston LLC, one of the underwriters in this offering, invested $18.9 million and $6.1 million, respectively, in our initial private placement.

       JPMorgan Chase Bank, an affiliate of J.P. Morgan Securities Inc., one of the underwriters in this offering, acts as the administrative agent and/or a lender in our revolving credit facility and term loan facility. J.P. Morgan Securities Inc. served as sole advisor, sole lead manager and sole book manager in both facilities. Under these facilities, we have a revolving credit line with a $108 million borrowing limit and have borrowed a three-year term loan of $192 million.

                          DESCRIPTION OF SHARE CAPITAL

       The following summary of our bye-laws is qualified in its entirety by the provisions of such bye-laws, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part. All references in this section to "bye-laws" are intended to refer to the amended and restated bye-laws of Endurance Holdings. As of December 31, 2002, there were 55 record holders of our ordinary shares, 2 record holders of our class A shares, 8 record holders of warrants currently exercisable for ordinary shares and 10 record holders of warrants currently exercisable for class A shares.

       Endurance Holdings has authorized share capital of 120,000,000 shares, par value $1.00 per share, of which 54,061,185 ordinary shares and 938,815 class A shares were outstanding as of December 31, 2002 after giving effect to the share premium issuance in December 2002. In this prospectus, references to common shares refer to both the ordinary shares and the class A shares. Immediately after completion of this offering, 63,661,185 ordinary shares (65,101,185 ordinary shares if the underwriters exercise their over-allotment option in full) and 938,815 class A shares will be outstanding. The following summary of our share capital is qualified in its entirety by reference to our memorandum of association and our bye-laws, the amended and restated shareholders agreement, the registration rights agreement and the warrants, copies of which have been filed as an exhibit to the registration statement.

         ORDINARY SHARES

       In general, subject to the adjustments regarding voting set forth in "-- Voting Adjustments" below, holders of our ordinary shares have one vote for each ordinary share held by them and are entitled to vote, on a non-cumulative basis, at all meetings of shareholders. Holders of our ordinary shares are entitled to receive dividends as may be lawfully declared from time to time by our board of directors. Holders of our ordinary shares have no preemptive, redemption, conversion or sinking fund rights. In the event of our liquidation, dissolution or winding-up, the holders of our ordinary shares are entitled to share equally and ratably in our assets, if any remain after the payment of all our debts and liabilities and the liquidation preference of any outstanding preferred shares.

       Pursuant to the amended and restated shareholders agreement, certain of our shareholders may designate persons to be nominated for election to our board of directors by all shareholders of Endurance Holdings. See "-- Amended and Restated Shareholders Agreement."

         CLASS A SHARES

       Holders of our class A shares have the same rights as the holders of ordinary shares, except that they have no right to vote on any matters put before the shareholders of Endurance Holdings. The holders of class A shares may convert their class A shares into ordinary shares at any time, provided that certain voting percentage limits are not breached and that adverse tax consequences to Endurance Holdings do not result from such conversion.

         VOTING ADJUSTMENTS

       In general, and except as provided below, shareholders have one vote for each ordinary share held by them and are entitled to vote, on a non-cumulative basis, at all meetings of shareholders. If, and so long as, the "controlled shares" (as defined below) of any person would otherwise represent more than 9.5% of the voting power of all of the shares entitled to vote generally at a meeting of shareholders, then the votes conferred by the shares of such person's "control group" (as defined below) shall be reduced by whatever amount is necessary so that after any such reduction the votes conferred by the controlled shares of such person shall not exceed such 9.5% limitation. The reduction in votes is generally to be applied proportionately among all shareholders who are members of the first shareholder's "control group." "Controlled shares" in reference to any person means all ordinary shares that a person is deemed to own directly, indirectly (within the meaning of Section 958(a) of the Code) or, in the case of a U.S. person (as defined in our bye-laws), constructively (within the meaning of Section 958(b) of the Code). "Control group" means, with respect to any person, all shares directly owned by such person and all shares directly owned by each other shareholder any of whose shares are included in the controlled shares of such person.

       In addition, if, and so long as, the shares held directly by any "related group" would otherwise exceed the 9.5% limitation, then the votes conferred by the shares held directly by members of such "related group" shall be reduced by whatever amount is necessary so that after any such reduction the votes conferred by the shares held directly by such related group shall not exceed the 9.5% limitation. The reduction in votes is generally to be applied proportionately among all directly held shares of such related group. "Related group" means a group of shareholders that are investment vehicles and are under common control or management.

       For purposes of applying these provisions, shareholders will be entitled to direct that our board (i) treat them (and certain affiliates) as U.S. persons, and/or (ii) treat them (and certain related shareholders) as one person for purposes of determining a shareholder's control group.

       The amount of any reduction of votes that occurs by operation of the above limitations will generally be allocated proportionately among all other shareholders of Endurance Holdings. Consequently, under these provisions certain shareholders may have their voting rights limited to less than one vote per share, while other shareholders may have voting rights in excess of one vote per share.

       In addition, our board may adjust a shareholder's voting rights to the extent that the board reasonably determines in good faith that it is necessary to do so to avoid adverse tax consequences or materially adverse legal or regulatory treatment to us, any subsidiary or any shareholder or its affiliates. This adjustment may result in a shareholder having voting rights in excess of one vote per share. Therefore, a shareholder's voting rights might increase above 5% of the aggregate voting power of the outstanding ordinary shares, thereby possibly resulting in the shareholder becoming a reporting person subject to Schedule 13D or 13G filing requirements under the Exchange Act. In addition, the reallocation of your votes could result in you becoming subject to filing requirements under Section 16 of the Exchange Act. The bye-laws of Endurance Holdings also provide that shareholders will be notified of their voting interests prior to any vote to be taken by the shareholders.

       We also have the authority under our bye-laws to request information from any shareholder for the purpose of determining whether a shareholder's voting rights are to be reallocated pursuant to the bye-laws. If, after a reasonable cure period, a shareholder fails to respond to our request for information or submits incomplete or inaccurate information in response to a request by us, Endurance Holdings, in its reasonable discretion, may reduce or eliminate the shareholder's voting rights.

         AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

       General. We entered into a shareholders agreement with all of our existing shareholders at the time of the exchange offer in July of 2002. In February of 2003, our existing shareholders approved an amended and restated shareholders agreement. This agreement will generally terminate upon the consent among us and our shareholders and warrant holders of 75% of the aggregate number of our shares outstanding, on a fully diluted basis, held by parties to the agreement at the time or upon our liquidation or dissolution.

       The amended and restated shareholders agreement, together with the bye-laws, define the rights and obligations of existing shareholders party to the agreement with respect to our corporate governance, the transfer of our ordinary shares and related matters. This agreement may be amended only with our consent and the consent of the parties to the agreement holding common shares (including common shares obtainable upon conversion of warrants) representing at least 66 2/3% of the common shares, on a fully diluted basis, held by shareholders and warrant holders who are parties to that agreement. Amendments require the prior written consent of each shareholder or warrant holder who is a party to the amended and restated shareholders agreement if such amendment or waiver would (i) rescind, alter, amend or waive any of the provisions governing the requirements for amending or waiving the agreement, (ii) provide a benefit to the consenting shareholders and/or warrant holders not shared on a proportionate basis with all shareholders and/or warrant holders at that time or (iii) operate to the detriment of the shareholders and/or warrant holders that do not consent relative to the shareholders and/or warrant holders that do consent.

       Composition of Board and Board Committees. Pursuant to the amended and restated shareholders agreement, affiliates of Aon, THL, TPG, GM, Lightyear Capital, Capital Z, Perry Capital and Metro Center Investments Pte Ltd. have the right to designate, through the Nominating Committee of the board of directors, nine of the twelve members of our board of directors. In addition, the amended and restated shareholders agreement sets the size of the Nominating Committee of our board of directors at five directors, with each of Aon, THL and TPG having the right to designate one member of this committee. The amended and restated shareholders agreement also sets the size of the Underwriting Committee of the board of directors at three, with THL and TPG having the right to designate two of these members. Finally, the amended and restated shareholders agreement also requires that the Audit Committee and the Compensation Committee of our board of directors each have at least one member designated by each of Aon, Capital Z, THL and TPG; however, Aon and Capital Z cannot designate a majority of the members of these committees. See "Management -- Board and Board Committee Designations under the Amended and Restated Shareholders Agreement."

         REGISTRATION RIGHTS AGREEMENT

       We entered into a registration rights agreement in conjunction with our exchange offer in July of 2002 with all of our existing shareholders at the time. Pursuant to the terms of this agreement, after the consummation of this offering, shareholders that collectively hold at least 10% of the securities eligible for registration rights outstanding as of the date of the agreement will have the rights to require us, subject to specified exceptions, on five occasions, to register under the Securities Act any common shares owned by such shareholders. Under certain circumstances, after the consummation of this offering, if we propose to register the sale of any of our securities under the Securities Act, shareholders who are a party to the registration rights agreement and so request will have the right to participate proportionately in such sale.

       If the managing underwriters advise us that, in their opinion, the number of securities requested to be included in an offering pursuant to the registration rights agreement exceeds the number which can be sold without adversely affecting the marketability of the offering and within a price range acceptable to the holders of a majority of the securities requesting registration, we will first include those securities requested to be included, that in the opinion of the underwriters, can be sold without adversely affecting the marketability of the offering, pro rata among the holders thereof on the basis of the amount of securities owned by each holder. Under certain circumstances, we may postpone the filing or the effectiveness of a registration statement if we reasonably believe that, in the absence of such postponement, we would be required under state or federal securities laws to disclose any material non-public information.

       The registration rights agreement also provides, that as required by the managing underwriters, neither we, nor the existing shareholders party to that agreement, will offer, sell, or otherwise dispose of any ordinary shares or other securities convertible or exchangeable for ordinary shares for 180 days after the effective date of the registration statement for this offering or, in the case of all other offerings, 90 days following the date of the corresponding underwriting agreement.

         BYE-LAWS

       In addition to the provisions of the bye-laws described above under "-- Voting Adjustments," the following summarizes some of the other important provisions of the bye-laws of Endurance Holdings.

       Our Board of Directors and Corporate Action. Endurance Holdings' bye-laws provide that the board of directors shall consist of not less than two nor more than 20 directors, as determined by the shareholders at an annual general meeting of the shareholders, divided into three approximately equal classes. At the 2003 annual general meeting, our shareholders resolved that our board of directors would consist of 12 directors. We currently have one vacancy on the board. Our board of directors is comprised of four Class I directors whose initial term will expire at our 2006 annual shareholders' meeting, three

Class II directors whose initial term will expire at our 2004 annual shareholders' meeting and four Class III directors whose initial term will expire at our 2005 annual shareholders' meeting. See "Management -- Directors and Executive Officers." After the initial terms of these directors, the term of each class of directors elected shall be three years. Directors may only be removed prior to the expiration of such director's term at a special meeting of shareholders called for that purpose. The appointment or removal of a director requires the simple majority of votes cast, in person or by proxy, at the general meeting at which the proposal is put forth.

       A special general meeting of shareholders may be convened by Endurance Holdings' board of directors or the President of Endurance Holdings. Pursuant to the Companies Act a special general meeting of shareholders may also be convened at the request of shareholders holding at the date of the deposit of the request not less than 10% of the paid up voting share capital of Endurance Holdings.

       Generally, the affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be required to authorize corporate action. Corporate action may also be taken by a unanimous written resolution of the board of directors without a meeting. Unless otherwise fixed at a different number, a majority of the directors in office shall constitute a quorum, but in no event may a quorum consist of less than two directors.

       Shareholder Action. At any general meeting, four or more persons present in person or by proxy and representing more than 50% of our shareholders' aggregate voting power shall constitute a quorum for the transaction of business. In general, any action that we may take by resolution in a general meeting may, without a meeting, be taken by a resolution in writing signed by all of the shareholders entitled to attend such meeting and vote on the resolution. In general, any question proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the bye-laws.

       Acquisition of Ordinary Shares by Endurance Holdings. Endurance Holdings' bye-laws provide that we have the option, but not the obligation, to require a shareholder to sell its ordinary shares for their fair market value to us, to other shareholders or to third parties if we determine, based on the written advice of legal counsel, that failure to exercise our option would result in adverse tax consequences to us or certain U.S. Persons as to which the shares held by such shareholder constitute controlled shares. Our right to require a shareholder to sell its ordinary shares to us will be limited to the purchase of a number of ordinary shares that will permit avoidance of those adverse tax consequences.

       Transfer Restrictions. Endurance Holdings' directors may decline to register the transfer of any ordinary shares if the transfer is in favor of five persons or more jointly, the shares have not been fully paid or the transferor fails to comply with all applicable laws and regulations governing the transfer. No shareholder may transfer any non-publicly traded ordinary shares unless the transfer is approved by a majority of either the board of directors or the appropriately delegated committee, and the transferring shareholder complies with various other requirements, including providing the directors 30 days' written notice, obtaining an agreement by the proposed transferee to be bound by the terms of the amended and restated shareholders agreement, obtaining a letter certifying that the transfer may be effected without registration and that the transferee will adhere to all applicable laws and rules. Unless such a transfer will result in adverse tax consequences to either Endurance Holdings, its subsidiaries or certain of its shareholders, the directors may not unreasonably withhold their consent to any transfer.

       Tax Liability Resulting from Acts of Shareholders. Our bye-laws provide certain protections against adverse tax consequences to us resulting from laws that apply to our shareholders. If a shareholder's death or non-payment of any tax or duty payable by the shareholder, or any other act or thing involving the shareholder, causes any adverse tax consequences to us, (i) the shareholder or its executor or administrator is required to indemnify us against any tax liability that we incur as a result, (ii) we will have a lien on any dividends or any other distributions payable to the shareholder by us to the extent of the tax liability, and (iii) if any amounts not covered by our lien on dividends and distributions are owed to us by the shareholder as a result of our tax liability, we have the right to refuse to register any transfer of the shareholder's shares.

       Certain Subsidiaries. Endurance Holdings' bye-laws require that the boards of directors of Endurance Holdings' non-U.S. subsidiaries be comprised of the persons who have been elected as director designees by the shareholders of Endurance Holdings. A majority of the director designees for each of Endurance Holdings' non-U.S. subsidiaries must be directors of Endurance Holdings.

       Endurance Holdings' shareholders will elect separate slates of director designees for each of our non-U.S. subsidiaries. Under Endurance Holdings' bye-laws, Endurance Holdings must vote shares it holds in its non-U.S. subsidiaries to elect the slates of director designees as the directors of these non-U.S. subsidiaries. Accordingly, the only persons eligible to be elected as directors of Endurance Holdings' non-U.S. subsidiaries are those persons who first have been elected by the shareholders of Endurance Holdings (including new shareholders who buy ordinary shares being offered by this prospectus) as director designees in accordance with our bye-laws (including after giving effect to any limitation on voting rights). The bye-law provisions addressing the removal of directors of Endurance Holdings' non-U.S. subsidiaries also obligate Endurance Holdings to vote shares it holds in these non-U.S. subsidiaries in favor of removal of any director designees in accordance with a resolution duly adopted by the shareholders of Endurance Holdings.

         WARRANTS

       The following table shows the number of warrants outstanding to purchase ordinary shares and class A shares at December 31, 2002:

                           WARRANTS TO      PERCENTAGE OF
                             ACQUIRE           COMMON
WARRANT HOLDER           COMMON SHARES(1)     SHARES(2)     EXERCISE PRICE      EXPIRATION
--------------           ----------------   -------------   --------------   -----------------
Aon(3).................     4,099,200             6.6%          $20.00       December 14, 2011
Capital Z(4)...........     2,049,600             3.3%           20.00       December 14, 2011
TPG(5).................       547,045             0.9%           20.00       December 14, 2011
Thomas H. Lee
  entities(6)..........       547,045             0.9%           20.00       December 14, 2011
                            ---------           -----
     Total.............     7,242,890            11.7%

------------

(1) Includes warrants exercisable for ordinary shares and warrants exercisable for class A shares as of December 31, 2002.

(2) Percentages are based upon 55,000,000 common shares outstanding as of December 31, 2002 plus 7,242,890 common shares issuable upon exercise of outstanding warrants, not including the exercise of options to purchase ordinary shares. If all outstanding warrants were immediately exercised for cash, Aon, TPG, Thomas H. Lee entities and Capital Z would own, on an economic basis, 24.8%, 16.9%, 16.9% and 10.1% of common shares outstanding, respectively (21.5%, 14.7%, 14.7% and 8.8% of common shares, respectively, following the offering, assuming the over-allotment option is not exercised and the warrant holders make no additional purchases).

(3) Includes warrants exercisable for 783,035 ordinary shares held by Combined Insurance Company of America; warrants exercisable for 27,065 ordinary shares held by Combined Life Assurance Company of Europe Limited; warrants exercisable for 41,495 ordinary shares held by London General Insurance Company Limited; warrants exercisable for 54,125 ordinary shares held by Resource Life Insurance Company; warrants exercisable for 36,085 ordinary shares held by Sterling Life Insurance Company, Inc.; and warrants exercisable for 3,157,395 ordinary shares held by Combined Specialty Insurance Company.

(4) Includes warrants exercisable for 2,049,600 ordinary shares held by an affiliate of the management company of Capital Z. Capital Z disclaims beneficial ownership of these warrants.

(5) Includes warrants exercisable for 493,160 ordinary shares held by TPG Endurance Partners (Cayman), L.P. Includes warrants exercisable for 11,465 class A shares held by TPG Dutch

    Parallel III, C.V.; and warrants exercisable for 42,420 class A shares held by TPG Endurance Investments (Cayman), L.P.

(6) Includes warrants exercisable for 421,665 class A shares held by Thomas H. Lee (Alternative) Fund V, L.P.; warrants exercisable for 109,405 class A shares held by Thomas H. Lee (Alternative) Parallel Fund V, L.P.; warrants exercisable for 5,810 class A shares held by Thomas H. Lee (Alternative) Cayman Fund V, L.P.; warrants exercisable for 840 class A shares held by State Street Bank and Trust Company as Trustee under the 1997 Thomas H. Lee Nominee Trust; warrants exercisable for 675 class A shares held by Thomas H. Lee Investors Limited Partnership; warrants exercisable for 2,825 class A shares held by Putnam Investments Employees' Securities Company Co. I LLC; warrants exercisable for 2,530 class A shares held by Putnam Investments Employees' Securities Co. II LLC; and warrants exercisable for 3,295 class A shares held by Putnam Investments Holdings, LLC.

       The holders of warrants for ordinary shares may exercise their warrants in whole or in part for ordinary shares or, under certain circumstances, for class A shares. The holders of class A warrants may exercise their warrants in whole or in part for class A shares only. Warrant holders also have the option to exercise their warrants on a cashless basis, in which case the warrant holder will receive a reduced number of ordinary shares or class A shares, as applicable, which have an aggregate fair value equal to the total exercise price of the warrant shares being purchased upon conversion. The exercise price and number of shares issuable upon exercise of each warrant will be subject to adjustment in respect of events that may have a dilutive effect on its underlying share ownership interest. The registration rights agreement contains registration rights for warrant holders similar to those applicable to holders of our common shares. See "-- Registration Rights Agreement."

       ANTI-TAKEOVER PROVISIONS

       Endurance Holdings' bye-laws contain provisions that may entrench directors and make it more difficult for shareholders to replace directors even if the shareholders consider it beneficial to do so. In addition, these provisions could delay or prevent a change of control that a shareholder might consider favorable. For example, these provisions may prevent a shareholder from receiving the benefit from any premium over the market price of our ordinary shares offered by a bidder in a potential takeover. Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may adversely affect the prevailing market price of our ordinary shares if they are viewed as discouraging changes in management and takeover attempts in the future.

    For example, our bye-laws contain the following provisions that could have such an effect:

    - election of our directors is staggered, meaning that the members of only one of three classes of our directors are elected each year;

    - the total voting power of any shareholder owning more than 9.5% of our ordinary shares will be reduced to 9.5% of the total voting power of our ordinary shares;

    - our directors may, in their discretion, decline to record the transfer of any ordinary shares on our share register, unless the instrument of transfer is in favor of less than five persons jointly or if they are not satisfied that all required regulation approvals for such transfer have been obtained; and

    - we have the option, but not the obligation, to require a shareholder to sell the shareholder's ordinary shares to us, to another shareholder or to third parties at fair market value if we determine, based on the advice of legal counsel, that failure to exercise such option would result in adverse tax consequences to us or certain U.S. Persons as to which the shares held by such shareholder constitute controlled shares.

       INSURANCE REGULATIONS CONCERNING CHANGE OF CONTROL

       Many insurance regulatory laws intended primarily for the protection of policyholders contain provisions that require advance approval by insurance authorities of any proposed acquisition of an insurance company that is domiciled or, in some cases, having such substantial business that it is deemed to be commercially domiciled in that jurisdiction. See "Regulatory
Matters -- U.K. Regulation -- Change of Control," and "Regulatory
Matters -- U.S. Regulation -- Changes of Control."

       DIFFERENCES IN CORPORATE LAW

       You should be aware that the Companies Act, which applies to us, differs in certain material respects from laws generally applicable to United States corporations and their shareholders. In order to highlight these differences, set forth below is a summary of certain significant provisions of the Companies Act (including modifications adopted pursuant to our bye-laws) applicable to us which differ in certain respects from provisions of the State of Delaware corporate law. Because the following statements are summaries, they do not address all aspects of Bermuda law that may be relevant to us and our shareholders.

       Duties of Directors. Under Bermuda law, at common law, members of a board of directors owe a fiduciary due to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty has the following essential elements:

       -     a duty to act in good faith in the best interests of the company;

       - a duty not to make a personal profit from opportunities that arise from the office of director;

       -     a duty to avoid conflicts of interest; and

       - a duty to exercise powers for the purpose for which such powers were intended. The Companies Act imposes a duty on directors and officers of a Bermuda company:

           - to act honestly and in good faith with a view to the best interests of the company; and

           - to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

       In addition, the Companies Act imposes various duties on officers of a company with respect to certain matters of management and administration of the company.

       The Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any officer, if it appears to a court that such officer is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his appointment, he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from any liability on such terms as the court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of the company against such officers. Endurance Holdings' bye-laws, however, provide that shareholders waive all claims or rights of action that they might have, individually or in the right of Endurance Holdings, against any director or officer of Endurance Holdings for any act or failure to act in the performance of such director's or officer's duties, except this waiver does not extend to any claims or rights of action that would render the waiver void pursuant to the Companies Act, that arise out of fraud or dishonesty on the part of such director or officer or with respect to the recovery of any gain, personal profit or advantage to which the officer or director is not legally entitled.

       Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its stockholders.

       The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the stockholders.

       A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the "business judgment rule." If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions, and their business judgments will not be second guessed. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts subject directors' conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

       Interested Directors. Under Bermuda law and Endurance Holdings' bye-laws, any transaction entered into by us in which a director has an interest is not voidable by us nor can such director be accountable to us for any benefit realized pursuant to such transaction provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors. In addition, Endurance Holdings' bye-laws allow a director to be taken into account in determining whether a quorum is present and to vote on a transaction in which he has an interest, but the resolution will fail unless it is approved by a majority of the disinterested directors voting on the resolution. Under Delaware law, such transaction would not be voidable if (1) the material facts as to such interested director's relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (2) such material facts are disclosed or are known to the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon or (3) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

       Voting Rights and Quorum Requirements. Under Bermuda law, the voting rights of our shareholders are regulated by our bye-laws and, in certain circumstances, the Companies Act. Under our bye-laws, at any general meeting, four or more persons present in person or by proxy and representing more than 50% of our shareholders' aggregate voting power shall constitute a quorum for the transaction of business. In general, any action that we may take by resolution in a general meeting may, without a meeting, be taken by a resolution in writing signed by all of the shareholders entitled to attend such meeting and vote on the resolution. In general, any question proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the bye-laws.

       Any individual who is a shareholder of Endurance Holdings and who is present at a meeting may vote in person, as may any corporate shareholder which is present by a duly authorized representative. Our bye-laws also permit votes by proxy, provided the instrument appointing the proxy, together with evidence of its due execution, is satisfactory to our board of directors.

       In order to avoid adverse tax consequences to us and our shareholders, our bye-laws provide generally that any shareholder owning, directly, indirectly or, in the case of any U.S. Person by attribution, more than 9.5% of our ordinary shares will have the voting rights attached to such ordinary shares reduced so that it may not exercise more than 9.5% of the total voting rights. The reduction in votes is generally to be applied proportionately among all shareholders who are members of the first shareholder's "control group." A "control group" means, with respect to any person, all shares directly owned by such person and all shares directly owned by each other shareholder any of whose shares are included in the controlled shares of such person. "Controlled shares" means all ordinary shares that a person is deemed to own directly, indirectly (within the meaning of Section 958(a) of the Code), or, in the case of a U.S. person, constructively (within the meaning of Section 958(b) of the Code). A similar limitation is to be applied to shares held directly by members of a "related group." A "related group" means a group of shareholders that are investment vehicles and are under common control and management. Any reduction in votes is generally allocated proportionately among members of the shareholder's "control group" or "related group", as the case may be. The amount of any reduction of votes that occurs by operation of the above limitations will generally be reallocated proportionately among all other shareholders of Endurance Holdings who were not members of these groups so long as such reallocation does not cause any person to become a 9.5% shareholder.

       Under these provisions, certain shareholders may have their voting rights limited to less than one vote per share, while other shareholders may have voting rights in excess of one vote per share. Moreover, these provisions could have the effect of reducing the votes of certain shareholders who would not otherwise be subject to the 9.5% limitation by virtue of their direct share ownership. The bye-laws of Endurance Holdings also provide that shareholders will be notified of their voting interests prior to any vote to be taken by the shareholders. See "-- Voting Adjustments."

       Under Delaware law, unless otherwise provided in the company's certificate of incorporation, each stockholder is entitled to one vote for each share of stock held by the stockholder. Delaware law provides that a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of stockholders. In matters other than the election of directors, with the exception of special voting requirements related to extraordinary transactions, the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote is required for stockholder action, and the affirmative vote of a plurality of shares is required for the election of directors.

       Dividends. Bermuda law does not permit payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing that the company, after the payment is made, would be unable to pay its liabilities as they become due, or the realizable value of the company's assets would be less, as a result of the payment, than the aggregate of its liabilities and its issued share capital and share premium accounts. The excess of the consideration paid on issue of shares over the aggregate par value of such shares must (except in certain limited circumstances) be credited to a share premium account. Share premium may be distributed in certain limited circumstances, for example to pay up for unissued shares which may be distributed to shareholders in proportion to their holdings, but is otherwise subject to limitation. In addition, Endurance Bermuda's ability to pay dividends is subject to Bermuda insurance laws and regulatory constraints. See "Regulatory Matters -- Bermuda -- Minimum Solvency Margin and Restrictions on Dividends and Distributions."

       Under Delaware law, subject to any restrictions contained in the company's certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

       Amalgamations, Mergers and Similar Arrangements. We may acquire the business of another Bermuda exempted company or a company incorporated outside Bermuda when conducting such business would benefit the Company and would be conducive to attaining the Company's objectives contained within its memorandum of association. We may, with the approval of a majority of votes cast at a general meeting of our shareholders at which a quorum is present, amalgamate with another Bermuda company or with a body incorporated outside Bermuda. In the case of an amalgamation, a shareholder may apply to a Bermuda court for a proper valuation of such shareholder's shares if such shareholder is not satisfied that fair value has been paid for such shares. The court ordinarily would not disapprove the transaction on that ground absent evidence of fraud or bad faith.

       Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair value of the shares held by such stockholder (as determined by a court) in lieu of the consideration such stockholder would otherwise receive in the transaction.

       Takeovers. Bermuda law provides that where an offer is made for shares of a company and, within four months of the offer, the holders of not less than 90% of the shares which are the subject of the offer accept, the offeror may by notice require the non-tendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the required transfer, which the court will be unlikely to do unless there is evidence of fraud or bad faith or collusion between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders. Delaware law provides that a parent corporation, by resolution of its board of directors and without any stockholder vote, may merge with any subsidiary of which it owns at least 90% of each class of capital stock. Upon any such merger, dissenting stockholders of the subsidiary would have appraisal rights.

       Shareholders' Suits. The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many United States jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in our name to remedy a wrong done to us where the act complained of is alleged to be beyond our corporate power or is illegal or would result in the violation of our memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys' fees incurred in connection with such action. Endurance Holdings' bye-laws provide that shareholders waive all claims or rights of action that they might have, individually or in the right of Endurance Holdings, against any director or officer for any action or failure to act in the performance of such director's or officer's duties, except such waiver shall not extend to claims or rights of action that would render the waiver void pursuant to the Companies Act, that arise out of any fraud or dishonesty of such director or officer or with respect to the recovery of any gain, personal profit or advantage to which the officer or director is not legally entitled. Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

       Indemnification of Directors and Officers. Under Bermuda law and Endurance Holdings' bye-laws, Endurance Holdings may indemnify its directors, officers or any other person appointed to a committee of the board of directors and any resident representative (and their respective heirs, executors or administrators) against all actions, costs, charges, liabilities, loss, damage or expense to the full extent permitted by law, incurred or suffered by such person by reason of any act done, conceived in or omitted in the conduct of our business or in the discharge of his/her duties; provided that such indemnification shall not extend to any matter involving any fraud or dishonesty on the part of such director, officer or other person. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (i) such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful.

       Inspection of Corporate Records. Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda and our registered office in Bermuda, which will include our memorandum of association (including its objects and powers) and any alteration to our memorandum of association and documents relating to any increase or reduction of authorized capital. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and financial statements, which must be presented to the annual general meeting of shareholders. The register of our shareholders is also open to inspection by shareholders without charge, and to members of the public for a fee. We are required to maintain our share register in Bermuda but may establish a branch register outside of Bermuda. We are required to keep at our registered office a register of its directors and officers which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any shareholder to inspect or obtain copies of a corporation's shareholder list and its other books and records for any purpose reasonably related to such person's interest as a shareholder.

       Shareholder Proposals. Under Bermuda law, the Companies Act provides that shareholders may, as set forth below and at their own expense (unless a company otherwise resolves), require a company to give notice of any resolution that the shareholders can properly propose at the next annual general meeting and/or to circulate a statement prepared by the requesting shareholders in respect of any matter referred to in a proposed resolution or any business to be conducted at a general meeting. The number of shareholders necessary for such a requisition is either that number of shareholders representing at least 5% of the total voting rights of all shareholders having a right to vote at the meeting to which the requisition relates or not less than 100 shareholders. Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting.

       Calling of Special Shareholders Meetings. Under Endurance Holdings' bye-laws, a special general meeting may be called by the board of directors or by the President of Endurance Holdings. Under Bermuda law a special meeting may also be called by the shareholders when requisitioned by the holders of at least 10% of the paid up voting share capital of Endurance Holdings as provided by the Companies Act. Delaware law permits the board of directors or any person who is authorized under a corporation's certificate of incorporation or bye-laws to call a special meeting of stockholders.

       Staggered Board of Directors. Bermuda law does not contain statutory provisions specifically mandating staggered board of directors arrangements for a Bermuda exempted company. Such provisions, however, may validly be provided for in the bye-laws governing the affairs of such a company. Delaware law permits corporations to have a staggered board of directors.

       Amendment of Memorandum of Association. Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. An amendment to the memorandum of association that alters the company's business objects may require approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.

       Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company's issued share capital have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company's share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company's memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their designees as such holders may appoint in writing for such purpose. No application may be made by the shareholders voting in favor of the amendment.

       Under Delaware law, amendment of the certificate of incorporation, which is the equivalent of a memorandum of association, of a company must be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the shareholders entitled to vote or directing that the amendment proposed be considered at the next annual meeting of the shareholders. Delaware law requires that, unless a different percentage is provided for in the certificate of incorporation, a majority of the voting power of the corporation is required to approve the amendment of the certificate of incorporation at the shareholders meeting. If the amendment would alter the number of authorized shares or par value or otherwise adversely affect the rights or preference of any class of a company's stock, the holders of the outstanding shares of such affected class, regardless of whether such holders are entitled to vote by the certificate of incorporation, should be entitled to vote as a class upon the proposed amendment. However, the number of authorized shares of any class may be increased or decreased, to the extent not falling below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the stock entitled to vote, if so provided in the company's certificate of incorporation that was authorized by the affirmative vote of the holders of a majority of such class or classes of stock.

       Amendment of Bye-laws. Endurance Holdings' bye-laws provide that the bye-laws may only be rescinded, altered or amended, upon approval by a resolution of Endurance Holdings' board of directors and by a simple majority of votes cast by its shareholders.

       Under Delaware law, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.

LISTING

       Our ordinary shares have been approved for listing on the NYSE under the trading symbol "ENH."

TRANSFER AGENT AND REGISTRAR

       The transfer agent and registrar for the ordinary shares will be Equiserve, Inc.

                              CERTAIN INDEBTEDNESS

       On August 13, 2002, Endurance Holdings entered into a $108 million revolving credit facility with a syndicate of lenders consisting of The Bank of New York, Barclays Bank Plc, Comerica Bank, Credit Lyonnais New York Branch and ING Bank N.V., London Branch, and a $192 million term loan facility with a syndicate consisting of JPMorgan Chase Bank, The Bank of New York, Barclays Bank Plc, Comerica Bank, Credit Lyonnais New York Branch, The Bank of Bermuda Limited and The Bank of N.T. Butterfield & Son Limited. Proceeds of the revolving credit facility and the term loan facility may be used by us or our subsidiaries for general corporate purposes and working capital requirements. The revolving credit facility also provides for the issuance of standby letters of credit. The amounts due under each facility are unsecured obligations. Endurance Holdings guaranteed the obligations of any of our subsidiaries under the revolving credit facility.

       The revolving credit facility requires that the outstanding principal of revolving loans be repaid in full or converted to term loans on August 11, 2003. The interest rate for revolving loans under the revolving credit facility is the prime rate or LIBOR plus an applicable margin that ranges from 0.41% to 0.85%, based upon the LEVERAGE RATIO of the Company on a consolidated basis and other conditions provided in the credit agreement. Term loans under the revolving credit facility must be repaid in full on February 11, 2004. The interest rate for term loans under the revolving credit facility is an applicable margin over the prime rate that ranges from 0.00% to 0.10% or LIBOR plus an applicable margin that ranges from 0.66% to 1.10%, in each case based upon the Company's leverage ratio on a consolidated basis and other conditions provided in the credit agreement. In addition, the revolving credit facility requires payment of a facility fee ranging from 0.09% to 0.15% of the revolving credit facility commitments or the outstanding amount under term loans and letters of credit, as applicable, depending upon the leverage ratio on a consolidated basis and other conditions provided in the credit agreement. We must also pay a utilization fee equal to 0.125% of the total amount outstanding on the revolving credit facility or term loans, as applicable, at any time the aggregate amount of any such loans exceeds $40 million. We are also required to pay a fee with respect to the daily stated amount of letters of credit issued under the revolving credit facility calculated in the same manner as the interest rate for revolving LIBOR loans. As of December 31, 2002, we had letters of credit outstanding of $53.8 million.

       As of December 31, 2002, we had $192 million of principal outstanding under our term loan facility. We have $20.0 million (20% of our first term borrowing of $100 million) and $18.4 million (20% of our second term borrowing of $92 million) in principal payments due and payable by September 27, 2003 and September 30, 2003, respectively, for outstanding borrowings on our term loan facility. We anticipate using a combination of the proceeds from this offering and dividends from Endurance Bermuda to make such principal payments. Our remaining term loan borrowings are subject to principal amortization of 40% per annum by September 27, 2004 and 2005, respectively, on our first loan term borrowing and 40% per annum by September 30, 2004 and 2005, respectively, on our second term loan borrowing.

       The term loan facility bears interest at either the prime rate plus an applicable margin that ranges from 0.000% to 0.375% or LIBOR plus an applicable margin that ranges from 0.875% to 1.375%, in each case based upon the Company's leverage ratio on a consolidated basis and other conditions provided in the credit agreement. Currently, the $100 million outstanding under the term loan bears interest at the rate of 2.81% per annum; the remaining $92 million outstanding under the term loan bears interest at 2.5% per annum. We must apply all of the cash proceeds, net of the underwriting discount and our estimated offering expenses, of any public debt we or any of our subsidiaries issue and 25% of the net cash proceeds, up to a maximum of $55 million, of any equity securities we or any of our subsidiaries may issue to the outstanding principal under the term loan facility. Assuming net proceeds of approximately $202.1 million (assuming no exercise of the underwriters' over-allotment option), upon consummation of this offering we plan to apply $50.5 million (or up to $55 million assuming exercise of the underwriters' over-allotment option) of such proceeds to the repayment of principal under the term loan facility.

       The revolving credit facility and the term loan facility require compliance with certain customary restrictive covenants. These include certain financial covenants, such as a leverage ratio (no greater than 0.35:1.00 at any time), a consolidated tangible net worth covenant (no less than $750 million at any time), and a consolidated fixed charge coverage ratio (no less than 2.0:1.0 as of the end of any fiscal quarter). In addition, each of the Company's regulated insurance subsidiaries that has a claims paying rating from A.M. Best must maintain a rating of at least B++ at all times. The terms of these facilities restrict the declaration or payment of dividends if the Company is already in default or the payment or declaration would cause a default under the terms of the loan facilities. These facilities also include other covenants restricting such activities as:

       -     changes in business;

       -     consolidation or merger with another entity;

       -     disposal of assets;

       -     incurrence of additional indebtedness;

       -     incurrence of liens on our property;

       -     issuance of preferred or preference equity securities;

       -     dissolution or liquidation;

       -     transactions with affiliates; and

       -     changes of control.

       Endurance Holdings has entered into an interest rate swap agreement to be effective March 27, 2003 whereby it has exchanged floating rate payments for fixed rate payments (2.62% per annum) on a declining notional amount corresponding to the outstanding principal amount of the initial $100 million drawn on the term loan facility.

                        SHARES ELIGIBLE FOR FUTURE SALE

       We can make no prediction as to the effect, if any, that market sales of our ordinary shares or the availability of ordinary shares for sale will have on the market price prevailing from time to time. The sale of substantial amounts of ordinary shares in the public market could adversely affect the prevailing market price of the ordinary shares and our ability to raise equity capital in the future.

         SALE OF RESTRICTED SHARES

       As of December 31, 2002, we had an aggregate of 54,061,185 outstanding ordinary shares and 938,815 outstanding class A shares. We expect to issue an additional 9,600,000 ordinary shares to be sold in this offering, or a total of 11,040,000 ordinary shares if the underwriters' over-allotment option is exercised in full. Up to 3% of the ordinary shares for sale in this offering are reserved for purchase by directors, officers and employees of the Company through a reserved share program. All of the ordinary shares to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below. As defined in Rule 144, an affiliate of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer.

         LOCK-UP AGREEMENTS

       Endurance Holdings, its directors and executive officers, all of its warrant holders, certain of its current shareholders and those persons who purchase ordinary shares through the reserved share program have agreed with the underwriters not to, directly or indirectly, dispose of or hedge any of their ordinary shares or securities convertible into or exchangeable for ordinary shares, whether owned currently or acquired later, for a period of 180 days from the date of this prospectus, without the prior written consent of Endurance Holdings, Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, subject to certain exceptions (which consent with respect to the reserved share program will not be granted for any sales during the first 90 days of such lock-up). Immediately following this offering, shareholders subject to lock-up agreements will own 54,602,794 common shares and warrants exercisable for 7,242,890 common shares, representing approximately 86.1% of the then outstanding common shares, or approximately 84.4% if the underwriters' over-allotment option is exercised in full.

       Endurance Holdings may, however, grant options to purchase ordinary shares under its existing stock option plan and issue ordinary shares upon the conversion of outstanding class A shares, the exercise of warrants for ordinary shares or class A shares, or the exercise of outstanding options under the existing stock option plan as long as the holder of such ordinary shares agrees in writing to be bound by the obligations and restrictions of the lock-up agreement.

         RULE 144

       In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of our ordinary shares for at least one year, including a person who is an affiliate, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

       -     1% of the number of shares of ordinary shares then outstanding; or

       - the average weekly trading volume of the ordinary shares on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to a sale, subject to restrictions specified in Rule 144.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

         RULE 144(K)

       Under Rule 144(k), a person who has not been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell those shares without regard to the volume, manner-of-sale or other limitations contained in Rule 144.

         STOCK OPTIONS

       The Company had granted options to purchase a total of 775,030 ordinary shares that were fully vested as of December 31, 2002.

       Following the consummation of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register ordinary shares issued or reserved for issuance under the 2002 Option Plan. Any such Form S-8 registration statement will automatically become effective upon filing. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described above.

         AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

       We entered into a shareholders agreement with all of our existing shareholders at the time of the exchange offer in July of 2002. In February of 2003, our existing shareholders approved an amended and restated shareholders agreement. This agreement will generally terminate upon the consent among us and our shareholders and warrant holders of 75% of the aggregate number of our shares outstanding, on a fully diluted basis, held by parties to the agreement at the time or upon our liquidation or dissolution.

       The amended and restated shareholders agreement, together with the bye-laws, define the rights and obligations of existing shareholders party to the agreement with respect to the transfer of ordinary shares, our corporate governance and related matters. This agreement may be amended only with our consent and the consent of the parties to the agreement holding common shares (including common shares obtainable upon conversion of warrants) representing at least 66 2/3% of the common shares, on a fully diluted basis, held by shareholders and warrant holders who are parties to the agreement. Amendments require the prior written consent of each shareholder or warrant holder at the time if such amendment or waiver would (i) rescind, alter, amend or waive any of the provisions governing the method of amending or waiving the agreement, (ii) provide a benefit to the consenting shareholders and/or warrant holders not shared on a proportionate basis with all shareholders and/or warrant holders at that time or (iii) operate to the detriment of the shareholders and/or warrant holders that do not consent relative to the shareholders and/or warrant holders that do consent.

         REGISTRATION RIGHTS AGREEMENT

       We entered into a registration rights agreement in conjunction with our exchange offer in July of 2002 with all of our existing shareholders at the time. Pursuant to the terms of this agreement, after the consummation of this offering, shareholders that collectively hold at least 10% of the securities eligible for registration rights outstanding as of the date of the agreement will have the rights to require us, subject to specified exceptions, on five occasions, to register under the Securities Act any common shares owned by such shareholders. Under certain circumstances, after the consummation of this offering, if we propose to register the sale of any of our securities under the Securities Act, shareholders who are a party to the registration rights agreement and so request will have the right to participate proportionately in such sale.

       If the managing underwriters advise us that, in their opinion, the number of securities requested to be included in an offering pursuant to the registration rights agreement exceeds the number which can be sold without adversely affecting the marketability of the offering and within a price range acceptable to the holders of a majority of the securities requesting registration, we will first include those securities requested to be included, that in the opinion of the underwriters, can be sold without adversely affecting the marketability of the offering, pro rata among the holders thereof on the basis of the amount of securities owned by each holder. Under certain circumstances, we may postpone the filing or the effectiveness of a registration statement if we reasonably believe that, in the absence of such postponement, we would be required under state or federal securities laws to disclose any material non-public information.

       The registration rights agreement also provides, that as required by the managing underwriters, neither we, nor the existing shareholders party to that agreement, will offer, sell, or otherwise dispose of any ordinary shares or other securities convertible or exchangeable for ordinary shares for 180 days after the effective date of the registration statement for this offering or, in the case of all other offerings, 90 days following the date of the corresponding underwriting agreement.

                          MATERIAL TAX CONSIDERATIONS

       This following summary does not purport to be a comprehensive discussion of all the tax considerations that may be relevant to a decision to purchase ordinary shares. Prospective investors should consult their professional advisors concerning the possible tax consequences of the subscription, purchase, ownership, sale or redemption of ordinary shares under the laws of their countries of citizenship, residence, ordinary residence or domicile.

         CERTAIN BERMUDA TAX CONSIDERATIONS

       The following is a summary of certain Bermuda income tax considerations under current law and is based upon the advice of Appleby Spurling & Kempe, our Bermuda counsel.

       Currently, there is no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or our shareholders, other than shareholders ordinarily resident in Bermuda, if any. Currently, there is no Bermuda withholding or other tax on principal interest or dividends paid to holders of the ordinary shares, other than holders ordinarily resident in Bermuda, if any. There can be no assurance that we or our shareholders will not be subject to any such tax in the future.

       Endurance Bermuda has received written assurance dated December 7, 2001 and Endurance Holdings has received written assurance dated July 18, 2002 from the Bermuda Minister of Finance under the Exempted Undertakings Tax Protection Act 1966 of Bermuda, as amended, that if there is enacted in Bermuda any legislation imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of that tax would not be applicable to Endurance Bermuda or Endurance Holdings or to any of their respective operations, shares, debentures or obligations until March 28, 2016; provided, that the assurance is subject to the condition that it will not be construed to prevent the application of such tax to people ordinarily resident in Bermuda, or to prevent the application of any taxes payable by Endurance Bermuda or Endurance Holdings in respect of real property or leasehold interests in Bermuda held by them. There can be no assurance that we will not be subject to any such tax after March 28, 2016.

         CERTAIN UNITED KINGDOM TAX CONSIDERATIONS

       Endurance U.K. is a company incorporated in the United Kingdom and is, therefore, resident in the United Kingdom for United Kingdom corporation tax purposes and will be subject to United Kingdom corporation tax on its worldwide profits (including revenue profits and capital gains). The current rate of United Kingdom corporation tax is generally 30% on profits of whatever description. Currently, no United Kingdom withholding tax applies to dividends paid by Endurance U.K.

         CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

       The following discussion is a summary of certain U.S. federal income tax considerations relating to Endurance Holdings, Endurance Bermuda, Endurance U.K. and Endurance U.S. and the ownership of our ordinary shares by investors who acquire such shares in the offering.

       This summary is based upon the advice of Skadden Arps, who has reviewed this discussion and has opined that the discussion constitutes, in all material respects, a fair and accurate summary of the U.S. federal income tax considerations relating to Endurance Holdings and its subsidiaries and the ownership of Endurance Holdings' ordinary shares by investors who acquire such shares in the offering. As discussed further herein, Skadden Arps has also opined that (i) although each of Endurance Bermuda and Endurance U.K. will be considered a CFC prior to the offering, no U.S. Person that owns shares in Endurance Holdings directly or indirectly through foreign entities should be subject to treatment as a 10% U.S. Shareholder of a CFC and (ii) none of Endurance Holdings, Endurance Bermuda and Endurance U.K. should be considered a PFIC for the year ended December 31, 2002. Skadden Arps has not provided any opinion as to any factual or accounting matters, determinations or conclusions such as RPII (as defined below), amounts and computations and amounts of components thereof or facts relating to the business or activities of Endurance Holdings, Endurance Bermuda, Endurance U.K. and Endurance U.S. The opinion of Skadden Arps relies upon and is premised on the accuracy of factual statements and representations made by Endurance Holdings, Endurance Bermuda, Endurance U.K. and Endurance U.S. concerning their respective businesses, properties, ownership, organization, source of income and manner of operation.

       This summary is also based upon the Code, the regulations promulgated thereunder, rulings and other administrative pronouncements issued by the IRS, judicial decisions, the tax treaty between the United States and Bermuda (the "Bermuda Treaty") and the tax treaty between the United States and the United Kingdom (the "U.K. Treaty"), all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this registration statement. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of such investor's investment or tax circumstances, or to investors subject to special tax rules, such as shareholders who own directly, or indirectly through certain foreign entities or through the constructive ownership rules of the Code, 10% or more of the voting power or value of Endurance Holdings, tax-exempt organizations, dealers in securities, banks, insurance companies, persons that hold ordinary shares that are a hedge or that are hedged against interest rate or insurance risks or that are part of a straddle or conversion transaction, or persons whose functional currency is not the U.S. dollar. This summary assumes that an investor will acquire our ordinary shares in this offering and hold our ordinary shares as capital assets, which generally means as property held for investment. Prospective investors should consult their tax advisors concerning the consequences, in their particular circumstances, of the ownership of ordinary shares under U.S. federal, state, local and other tax laws.

       For U.S. federal income tax purposes and purposes of the following discussion, a "U.S. Person" means (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any of its political subdivisions, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have the authority to control all substantial decisions of the trust.

 UNITED STATES TAXATION OF ENDURANCE HOLDINGS, ENDURANCE BERMUDA, ENDURANCE U.K. AND ENDURANCE U.S.

       We intend to operate Endurance Holdings, Endurance Bermuda and Endurance U.K. in such a manner that they will not be considered to be conducting business within the United States for purposes of U.S. federal income taxation. Whether business is being conducted in the United States is an inherently factual determination. Because the Code, regulations and court decisions fail to identify definitively activities that constitute being engaged in a trade or business in the United States, there can be no assurance that the IRS will not contend successfully that Endurance Holdings, Endurance Bermuda and/or Endurance U.K. are or will be engaged in a trade or business in the United States. A foreign corporation deemed to be so engaged would be subject to U.S. federal income tax (at a current maximum rate of 35%), as well as a 30% branch profits tax in certain circumstances, on its income which is treated as effectively connected with the conduct of that trade or business unless the corporation is entitled to relief under the permanent establishment provision of an applicable tax treaty, as discussed below. Such income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a U.S. corporation, except that a foreign corporation is entitled to deductions and credits only if it timely files a U.S. federal income tax return. Endurance Holdings, Endurance Bermuda and Endurance U.K. intend to file protective U.S. federal income tax returns on a timely basis in order to preserve the right to claim income tax deductions and credits if it is ever determined that they are subject to U.S. federal income tax.

       If Endurance Bermuda is entitled to the benefits under the Bermuda Treaty, it will not be subject to U.S. federal income tax on any income found to be effectively connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the United States. Whether business is being conducted in the United States through a permanent establishment is an inherently factual determination. Endurance Bermuda intends to conduct its activities so as not to have a permanent establishment in the United States, although there can be no assurance that it will achieve this result. An insurance enterprise resident in Bermuda generally will be entitled to the benefits of the Bermuda Treaty if (i) more than 50% of its shares are owned beneficially, directly or indirectly, by individual residents of the United States or Bermuda or U.S. citizens and (ii) its income is not used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet certain liabilities of, persons who are neither residents of either the United States or Bermuda nor U.S. citizens.

       Foreign insurance companies that conduct an insurance business within the United States must maintain a certain minimum amount of effectively connected net investment income, determined in accordance with a formula that depends, in part, on the amount of U.S. risk insured or reinsured by such companies. If Endurance Bermuda is considered to be engaged in the conduct of an insurance business in the United States and it is not entitled to the benefits of the Bermuda Treaty, either because it fails to satisfy one of the limitations on Bermuda Treaty benefits described above or because Endurance Bermuda is considered to have a U.S. permanent establishment, a significant portion of Endurance Bermuda's premium and investment income could be subject to U.S. federal income tax. In addition, while the Bermuda Treaty clearly applies to premium income, it is not clear whether it applies to other income, such as investment income. If Endurance Bermuda is considered to be engaged in the conduct of an insurance business in the United States and is entitled to the benefits of the Bermuda Treaty, but the Bermuda Treaty is interpreted so as not to apply to investment income, a significant portion of Endurance Bermuda's investment income could be subject to U.S. federal income tax even if Endurance Bermuda does not maintain a permanent establishment in the United States.

       Under the current U.K. Treaty, Endurance U.K., if entitled to the benefits of the current U.K. Treaty, will not be subject to U.S. federal income tax on any income found to be effectively connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the United States. Endurance U.K. intends to conduct its activities in a manner so that it does not have a permanent establishment in the United States, although we cannot predict whether we will achieve this result.

       The United States and the United Kingdom have signed a new income tax treaty which is not yet in force. As with the current U.K. Treaty, under the provisions of the new treaty, Endurance U.K., if entitled to the benefits of the new U.K. Treaty, will not be subject to U.S. federal income tax on any income found to be effectively connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the United States. Endurance U.K. will be entitled to the benefits of the new U.K. Treaty if (i) during at least half of the days during the relevant taxable period, at least 50% of Endurance U.K.'s stock is beneficially owned, directly or indirectly, by citizens or residents of the United States and the United Kingdom, and less than 50% of Endurance U.K.'s gross income for the relevant taxable period is paid or accrued, directly or indirectly, to persons who are not U.S. or U.K. residents in the form of payments that are deductible for purposes of U.K. taxation or (ii) with respect to specific items of income, profit or gain derived from the United States, if such income, profit or gain is considered to be derived in connection with, or incidental to, Endurance U.K.'s business conducted in the United Kingdom. The new U.K. Treaty will enter into force upon the exchange of instruments of ratification and will apply with respect to U.S. federal income taxes for taxable periods beginning on or after the first day of January next following the date on which the new U.K. Treaty enters into force.

       Foreign corporations not engaged in a trade or business in the United States are nonetheless subject to U.S. withholding tax at a rate of 30% of the gross amount of certain "fixed or determinable annual or periodical gains, profits and income" derived from sources within the United States (such as dividends and certain interest on investments), subject to reduction by applicable treaties.

       The United States also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers with respect to risks located in the United States. The rate of tax applicable to premiums paid to Endurance Bermuda is 4% for casualty insurance premiums and 1% for reinsurance premiums. The excise tax does not apply to premiums paid to Endurance U.K., provided that Endurance U.K. is entitled to the benefits of the current U.K. Treaty (or to the benefits of the new U.K. Treaty once that treaty comes into force), both as described above, and certain other requirements are met.

       Endurance U.S. is a New York State corporation and will be subject to taxation in the United States at regular corporate rates. Dividends paid by Endurance U.S. Holdings Corp. to Endurance Bermuda will be subject to U.S. withholding tax at the rate of 30%.

       Personal Holding Companies. Endurance Holdings and/or any of its subsidiaries could be subject to U.S. tax on a portion of its income earned from U.S. sources if any of them are considered to be a PHC for U.S. federal income tax purposes. A corporation generally will be classified as a PHC for U.S. federal income tax purposes in a given taxable year if (i) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and (ii) at least 60% of the corporation's gross income, as determined for U.S. federal income tax purposes, for such taxable year consists of "PHC income." PHC income includes, among other things, dividends, interest, royalties, annuities and, under certain circumstances, rents. For purposes of the 50% test, each partner of an investment partnership who is an individual will be treated as owning his/her proportionate share of any stock owned by the partnership. Additionally, certain entities (such as tax-exempt organizations and pension funds) will be treated as individuals. The PHC rules contain an exception for foreign corporations that are classified as Foreign Personal Holding Companies (as discussed below).

       If Endurance Holdings or any subsidiary were a PHC in a given taxable year, such corporation would be subject to PHC tax (at the highest marginal rate on ordinary income applicable to individuals) on its "undistributed PHC income."

       Although Endurance Holdings believes, based upon information made available to us and to Skadden Arps regarding our existing shareholder base and upon the advice of Skadden Arps, that neither it nor any of its subsidiaries will be a PHC immediately following the offering, we cannot predict that this will be the case because of factors including legal and factual uncertainties regarding the application of the constructive ownership rules, the makeup of Endurance Holdings' shareholder base and the gross income of Endurance Holdings or any of its subsidiaries and other circumstances that could change the application of the PHC rules to Endurance Holdings and its subsidiaries. In addition, if Endurance Holdings or any of its subsidiaries were to become PHCs we cannot be certain that the amount of PHC income will be immaterial.

UNITED STATES TAXATION OF HOLDERS OF ORDINARY SHARES

Shareholders Who Are U.S. Persons

       Dividends. Distributions with respect to ordinary shares will be treated as ordinary dividend income to the extent of Endurance Holdings' current or accumulated earnings and profits as determined for U.S. federal income tax purposes, subject to the discussion below relating to the potential application of the "controlled foreign corporation," "related person insurance income," "passive foreign investment company" and "foreign personal holding company" rules. Such dividends will not be eligible for the dividends-received deduction allowed to U.S. corporations under the Code. The amount of any distribution in excess of the current and accumulated earnings and profits of Endurance Holdings will first be applied to reduce a holder's tax basis in the ordinary shares, and any amount in excess of tax basis will be treated as gain from the sale or exchange of such holder's ordinary shares.

       Classification of Endurance Holdings, Endurance U.K. or Endurance Bermuda as a Controlled Foreign Corporation. Each "10% U.S. Shareholder" of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and who owns shares in the CFC directly or indirectly through foreign entities on the last day of the CFC's taxable year must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed. A foreign corporation is considered a CFC if "10% U.S. Shareholders" own more than 50% of the total combined voting power of all classes of voting stock of such foreign corporation, or the total value of all stock of such corporation. A 10% U.S. Shareholder is a U.S. Person who owns at least 10% of the total combined voting power of all classes of stock entitled to vote of the foreign corporation. For purposes of taking into account insurance income, a CFC also includes a foreign corporation in which more than 25% of the total combined voting power of all classes of stock (or more than 25% of the total value of the stock) is owned by 10% U.S. Shareholders, on any day during the taxable year of such corporation, if the gross amount of premiums or other consideration for the reinsurance or the issuing of insurance contracts exceeds 75% of the gross amount of all premiums or other consideration in respect of all risks. For purposes of determining whether a corporation is a CFC, and therefore whether the 50% (or 25%, in the case of insurance income) and 10% ownership tests have been satisfied, "own" means owned directly, indirectly through foreign entities or is considered as owned by application of certain constructive ownership rules. In the opinion of Skadden Arps, prior to the offering each of Endurance Bermuda and Endurance U.K. will be considered a CFC under the 25% ownership test. Moreover, depending upon the amount of dilution that shareholders of Endurance Holdings experience as a result of the offering, each of Endurance Bermuda and Endurance U.K. could continue to be considered a CFC under this test after the offering. Skadden Arps has opined, however, that due to the anticipated dispersion of Endurance Holdings' share ownership among holders, its bye-law provisions that impose limitations on the concentration of voting power of its voting shares, that authorize the board to repurchase such shares under certain circumstances and other factors, no U.S. Person that owns shares in Endurance Holdings directly or indirectly through foreign entities should be subject to treatment as a 10% U.S. Shareholder of a CFC. (These bye-law provisions are described in "Risk Factors -- Risks Related to Ownership of Our Ordinary Shares" and "Description of Share Capital -- Bye-laws"). There can be no assurance, however, that the IRS will not challenge the effectiveness of these provisions for purposes of preventing CFC and 10% U.S. Shareholder status and that a court will not sustain such challenge. Moreover, the opinion of Skadden Arps is based on certain information made available to Skadden Arps as to the ownership of Endurance Holdings' shares and the ownership interests of certain persons among Endurance Holdings' shareholders. If certain of that information is materially incorrect or contains a material omission, this could affect Skadden Arps' opinion.

       RPII Companies. The CFC rules also apply to certain insurance companies that earn "related person insurance income." For purposes of applying the CFC rules to foreign corporations that earn RPII, a different definition of "controlled foreign corporation," as discussed below, applies.

       RPII is defined as any "insurance income" attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a "RPII Shareholder" of the foreign corporation or a "related person" to such RPII Shareholder. In general, and subject to certain limitations, "insurance income" is income (including premium and investment income) attributable to the issuing of any insurance or reinsurance contract which would be taxed under the portions of the Code relating to insurance companies if the income were the income of a domestic insurance company.

       For purposes of the RPII rules, "related person" means someone who controls or is controlled by the RPII Shareholder or someone who is controlled by the same person or persons which control the RPII Shareholder. "Control" is measured by either more than 50% in value or more than 50% in voting power of stock, applying constructive ownership principles. A corporation's pension plan is ordinarily not a "related person" with respect to the corporation unless the pension plan owns, directly or indirectly through the application of constructive ownership rules, more than 50%, measured by vote or value, of the stock of the corporation.

       For purposes of inclusion of Endurance U.K.'s or Endurance Bermuda's RPII in the income of a RPII Shareholder, to the extent required under the RPII rules, the term "RPII Shareholder" means any U.S. Person who owns, directly or indirectly through foreign entities, any amount (rather than stock possessing 10% or more of the total combined voting power) of Endurance U.K.'s or Endurance

Bermuda's stock. Endurance U.K. or Endurance Bermuda will be treated as a CFC for RPII purposes if such persons collectively own directly, indirectly through foreign entities or by application of the constructive ownership rules 25% or more of the stock of Endurance U.K. or Endurance Bermuda by vote or value.

       RPII Exceptions. The special RPII rules do not apply if (i) direct or indirect insureds and persons related to such insureds, whether or not U.S. Persons, own, directly or indirectly, less than 20% of the voting power and less than 20% of the value of the stock of Endurance U.K. or Endurance Bermuda, as applicable (the "20% Ownership Exception"), (ii) RPII, determined on a gross basis, is less than 20% of Endurance U.K.'s or Endurance Bermuda's gross insurance income for the taxable year, as applicable (the "20% Gross Income Exception"), (iii) Endurance U.K. or Endurance Bermuda elects to be taxed on its RPII as if the RPII were effectively connected with the conduct of a U.S. trade or business and to waive all treaty benefits with respect to RPII and meets certain other requirements or (iv) Endurance U.K. or Endurance Bermuda elects to be treated as a U.S. corporation. Endurance Bermuda and Endurance U.K. intend to operate in a manner that is intended to ensure that each qualifies for the 20% Gross Income Exception. Although we believe that our RPII has not in the recent past equaled or exceeded 20% of our gross insurance income, and do not expect it to do so in the foreseeable future, it is possible that neither Endurance Bermuda nor Endurance U.K. will be successful in qualifying under this exception.

       If none of these exceptions applies, each U.S. Person who owns shares in Endurance Holdings (and therefore, indirectly in Endurance U.K. and Endurance Bermuda) on the last day of Endurance Holdings' taxable year, will be required to include in its gross income for U.S. federal income tax purposes its share of RPII of Endurance U.K. and/or Endurance Bermuda for the entire taxable year. This inclusion will be determined as if such RPII were distributed proportionately only to such U.S. Persons holding ordinary shares at that date. The inclusion will be limited to the current-year earnings and profits of Endurance U.K. or Endurance Bermuda, as applicable, reduced by the shareholder's pro rata share, if any, of certain prior-year deficits in earnings and profits.

       Computation of RPII. In order to determine how much RPII each of Endurance U.K. and Endurance Bermuda has earned in each taxable year, Endurance Holdings intends to obtain and rely upon information from Endurance U.K.'s and Endurance Bermuda's insureds and reinsureds to determine whether any of the insureds, reinsureds or other persons related to such insureds or reinsureds own Endurance Holdings' ordinary shares and are U.S. Persons. Endurance Holdings may not be able to determine whether any of the underlying insureds of the insurance companies to which Endurance U.K. and Endurance Bermuda provide insurance or reinsurance are U.S. shareholders or related persons to such shareholders. Consequently, Endurance Holdings may not be able to determine accurately the gross amount of RPII earned by Endurance U.K. or Endurance Bermuda in a given taxable year. For any taxable year in which Endurance U.K.'s or Endurance Bermuda's gross RPII is 20% or more of its gross insurance income for the year, Endurance Holdings may also seek information from its shareholders to determine whether direct or indirect owners of Endurance Holdings' ordinary shares at the end of the year are U.S. Persons so that the RPII may be determined and apportioned among such persons. To the extent Endurance Holdings is unable to determine whether a direct or indirect owner of shares is a U.S. Person, Endurance Holdings may assume that such owner is not a U.S. Person, thereby increasing the per share RPII amount for all shareholders identified as U.S. Persons.

       Apportionment of RPII to United States Shareholders. Every RPII Shareholder who owns shares of Endurance Holdings on the last day of any taxable year of Endurance Holdings in which Endurance U.K.'s or Endurance Bermuda's, as the case may be, RPII for that year equals or exceeds 20% of Endurance U.K.'s or Endurance Bermuda's gross insurance income and to whom the 20% Ownership Exception does not apply should expect that for such year it will be required to include in gross income its share of Endurance U.K.'s or Endurance Bermuda's RPII for the portion of the taxable year during which Endurance U.K. or Endurance Bermuda, as the case may be, was a CFC under the RPII provisions, even if such RPII Shareholder did not own the shares throughout such period. A RPII Shareholder who owns

Endurance Holdings' shares during the taxable year, but not on the last day of such taxable year will not be required to include any RPII into income, whether or not distributed.

       Basis Adjustments. A RPII Shareholder's tax basis in its Endurance Holdings ordinary shares will be increased by the amount of any RPII that the shareholder includes in income. Any distributions made by Endurance Holdings out of previously taxed RPII income will be exempt from further tax in the hands of the RPII Shareholder. The RPII Shareholder's tax basis in its Endurance Holdings ordinary shares will be reduced by the amount of any distributions that are excluded from income under this rule.

       Information Reporting. Under certain circumstances, U.S. Persons owning stock in a foreign corporation are required to file IRS Form 5471 with their U.S. federal income tax returns. Generally, information reporting on IRS Form 5471 is required with respect to (i) a person who is treated as a RPII Shareholder, (ii) a 10% U.S. Shareholder of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during any tax year of the foreign corporation, and who owned the stock on the last of that year and (iii) under certain circumstances, a U.S. Person who acquires stock in a foreign corporation, and as a result thereof owns 10% or more of the voting power or value of such foreign corporation, whether or not such foreign corporation is a CFC. For any taxable year in which Endurance Holdings determines that gross RPII constitutes 20% or more of Endurance U.K.'s or Endurance Bermuda's gross insurance income and the 20% Ownership Exception does not apply, Endurance Holdings intends to mail to all U.S. Persons registered as holders of its ordinary shares IRS Form 5471, completed with information from Endurance Holdings, for attachment to the U.S. federal income tax returns of such shareholders. A tax-exempt organization that is treated as a 10% U.S. Shareholder or a RPII Shareholder also must file IRS Form 5471 in the circumstances described above. Failure to file IRS Form 5471 may result in penalties.

       Tax-Exempt Shareholders. Tax-exempt entities will be required to treat certain subpart F insurance income, including RPII, that is includible in income by the tax-exempt entity as unrelated business taxable income.

       Dispositions of Ordinary Shares. Subject to the discussion below relating to the potential application of Code section 1248 or the "PFIC" rules, any gain or loss realized by a U.S. Person on the sale or other disposition of ordinary shares of Endurance Holdings will be subject to U.S. federal income taxation as capital gain or loss in an amount equal to the difference between the amount realized upon such sale or exchange and such person's tax basis in the shares. If the holding period for these ordinary shares exceeds one year, any gain will be subject to tax at a current maximum marginal tax rate of 20% for individuals and 35% for corporations. Moreover, gain, if any, generally will be U.S. source gain and generally will constitute "passive income" for foreign tax credit limitation purposes.

       Code section 1248 provides that if a U.S. Person sells or exchanges stock in a foreign corporation and such person owned directly, indirectly through certain foreign entities or constructively 10% or more of the voting power of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares will be treated as ordinary income to the extent of the CFC's earnings and profits (determined under U.S. federal income tax principles) during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments). A 10% U.S. Shareholder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. federal income tax or information return that it would normally file for the taxable year in which the disposition occurs. Section 1248 also applies to the sale or exchange of shares in a foreign corporation if the foreign corporation would be treated as a CFC for RPII purposes and would be taxed as an insurance company if it were a domestic corporation, regardless of whether the shareholder is a 10% U.S. Shareholder or whether RPII constitutes 20% or more of the corporation's gross insurance income or the 20% Ownership Exception applies. Existing U.S. Department of the Treasury (the "U.S. Treasury") regulations do not address whether Code section 1248 would apply if a foreign corporation is not a CFC but the foreign corporation has a subsidiary that is a CFC or that would be taxed as an insurance company if it were a domestic corporation. Prospective investors should consult their tax advisors regarding the effects of these rules on a disposition of ordinary shares.

       Uncertainty as to Application of RPII. Regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes might ultimately be made or whether any such changes, as well as any interpretation or application of the RPII rules by the IRS, the courts or otherwise, might have retroactive effect. Accordingly, the meaning of the RPII provisions and their application to Endurance U.K. and Endurance Bermuda is uncertain. These provisions include the grant of authority to the U.S. Treasury to prescribe "such regulations as may be necessary to carry out the purposes of this subsection, including . . . regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise." In addition, there can be no assurance that the IRS will not challenge any determinations by Endurance U.K. or Endurance Bermuda as to the amount, if any, of RPII that should be includible in income or that the amounts of the RPII inclusions will not be subject to adjustment based upon subsequent IRS examination. Prospective investors should consult their tax advisors as to the effects of these uncertainties.

       Passive Foreign Investment Companies. In general, a foreign corporation will be a PFIC during a given year if (i) 75% or more of its gross income constitutes "passive income" or (ii) 50% or more of its assets produce passive income.

       If Endurance Holdings were characterized as a PFIC during a given year, U.S. Persons owning ordinary shares would be subject to a penalty tax at the time of the sale at a gain of, or receipt of an "excess distribution" with respect to, their shares, unless such shareholders made a "qualified electing fund election" or "mark-to-market" election. In general, a shareholder receives an "excess distribution" if the amount of the distribution is more than 125% of the average distribution with respect to the shares during the three preceding taxable years (or shorter period during which the taxpayer held the shares). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taxed in equal portions at the highest applicable tax rate on ordinary income throughout the shareholder's period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period.

       For the above purposes, passive income generally includes interest, dividends, annuities and other investment income. The PFIC statutory provisions, however, contain an express exception for income derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business.

       This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. Endurance Holdings expects for purposes of the PFIC rules, that each of Endurance U.K. and Endurance Bermuda will be predominantly engaged in an insurance business and is unlikely to have financial reserves in excess of the reasonable needs of its insurance business. Accordingly, Skadden Arps has opined that neither should be treated as a PFIC for U.S. federal income tax purposes for the year ended December 31, 2002. The PFIC statutory provisions contain a look-through rule stating that, for purposes of determining whether a foreign corporation is a PFIC, such foreign corporation shall be treated as if it received "directly its proportionate share of the income . . ." and as if it "held its proportionate share of the assets . . ." of any other corporation in which it owns at least 25% by value of the shares. While no explicit guidance is provided by the statutory language, under this look-through rule Skadden Arps is of the opinion that Endurance Holdings should be deemed to own the assets and to have received the income of its insurance subsidiaries directly for purposes of determining whether it qualifies for the insurance exception and, consequently, that Endurance Holdings should not be treated as a PFIC for U.S. federal income tax purposes for the year ended December 31, 2002. This interpretation of the look-through rule is consistent with the legislative intention generally to exclude bona fide insurance companies from the application of PFIC provision. There can be no assurance, however, that the IRS will not challenge this position or that a court will not sustain such challenge. Prospective investors should consult their tax advisor as to the effects of the PFIC rules.

       Foreign Personal Holding Companies. A foreign corporation will be classified as a FPHC for U.S. federal income tax purposes if, (i) at any time during the taxable year, five or fewer individuals who are U.S. citizens or residents own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of all classes of the corporation's shares measured by voting power or value and (ii) at least 60% of its gross income for the year is FPHC income. For purposes of the 50% test, each partner of an investment partnership who is an individual will be treated as owning his/her proportionate share of any shares owned by the partnership. If Endurance Holdings or any of its subsidiaries were to become FPHCs, shareholders of Endurance Holdings who are U.S. Persons would be taxed on their proportionate share of the "undistributed foreign personal holding company income" of each such FPHC as a dividend, even if no cash dividend were actually paid. In such event, subsequent cash distributions would first be treated as a tax-free return of any previously taxed and undistributed amounts. Moreover, each shareholder who owns, directly or indirectly, 10% or more of the value of a FPHC is required to file IRS Form 5471.

       Although Endurance Holdings believes, based upon information made available to us and Skadden Arps regarding our existing shareholder base and upon the advice of Skadden Arps, that neither it nor any of its subsidiaries will be a FPHC immediately following the offering, we cannot be certain that they will not become FPHCs immediately following the offering or in the future because of factors including legal and factual uncertainties regarding the application of the constructive ownership rules, the makeup of Endurance Holdings' shareholder base, the gross income of Endurance Holdings or any of its subsidiaries and other circumstances that could change the application of the FPHC rules to Endurance Holdings and its subsidiaries. In addition, if Endurance Holdings or any of its subsidiaries were to become FPHCs we cannot be certain that the amount of FPHC income will be immaterial.

       Other. Except as discussed below with respect to backup withholding, dividends paid by Endurance Holdings will not be subject to U.S. withholding tax.

 Shareholders Who Are Non-U.S. Persons

       Subject to certain exceptions, non-U.S. Persons will be subject to U.S. federal income tax on dividend distributions with respect to, and gain realized from the sale or exchange of, ordinary shares only if such dividends or gains are effectively connected with the conduct of a trade or business within the United States. Nonresident alien individuals will not be subject to U.S. estate tax with respect to the ordinary shares.

 All Shareholders

       Information reporting to the IRS by paying agents and custodians located in the United States will be required with respect to payments of dividends on the ordinary shares to U.S. Persons. Thus, you may be subject to backup withholding with respect to dividends paid by such persons unless you (i) are a corporation, non-U.S. Person or come within certain other exempt categories and, when required, demonstrate this fact, or (ii) provide a taxpayer identification number, certify as to no loss of exemption from backup withholding and otherwise comply with applicable requirements of the backup withholding rules.

       Backup withholding is not an additional tax and may be credited against your regular U.S. federal income tax liability or otherwise you may be entitled to a refund for any such tax withheld.

  PROPOSED U.S. TAX LEGISLATION

       Legislation has been introduced in the U.S. Congress intended to eliminate certain perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. While there is no currently pending legislative proposal which, if enacted, would have a material adverse effect on us, our subsidiaries or our shareholders, it is possible that broader-based legislative proposals could emerge in the future that could have an adverse impact on us, our subsidiaries or our shareholders.

                                  UNDERWRITING

       Endurance Holdings and the underwriters named below have entered into a purchase agreement with respect to the ordinary shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of ordinary shares indicated in the following table. Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint bookrunning managers of this offering and, together with J.P. Morgan Securities Inc., Credit Suisse First Boston LLC and Deutsche Bank Securities Inc., are acting as the representatives of the underwriters.

UNDERWRITER                                                   NUMBER OF ORDINARY SHARES
-----------                                                   -------------------------
Goldman, Sachs & Co. ......................................           2,736,000
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated..................................           2,736,000
J.P. Morgan Securities Inc. ...............................           2,280,000
Credit Suisse First Boston LLC.............................             684,000
Deutsche Bank Securities Inc. .............................             684,000
Dowling & Partners Securities, LLC ........................             160,000
Fox-Pitt, Kelton Inc. .....................................             160,000
Keefe, Bruyette & Woods, Inc. .............................             160,000
                                                                      ---------
     Total.................................................           9,600,000
                                                                      =========

       The underwriters are committed to take and pay for all of the ordinary shares being offered, if any are taken, other than the ordinary shares covered by the option described below unless and until this option is exercised.

       The underwriters are offering the ordinary shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the ordinary shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

       If the underwriters sell more ordinary shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,440,000 ordinary shares from Endurance Holdings to cover such sales. They may exercise that option for 30 days. If any ordinary shares are purchased pursuant to this option, the underwriters will severally purchase ordinary shares in approximately the same proportion as set forth in the table above.

       The following table shows the per ordinary share and the total underwriting discount to be paid to the underwriters by Endurance Holdings. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase an additional 1,440,000 ordinary shares.

                                                   PER
                                                  SHARE    NO EXERCISE    FULL EXERCISE
                                                  ------   ------------   -------------
Public offering price...........................  $23.00   $220,800,000   $253,920,000
Underwriting discount...........................   $1.61    $15,456,000    $17,774,400
Proceeds, before expenses, to Endurance
  Specialty Holdings Ltd. ......................  $21.39   $205,344,000   $236,145,600

       Ordinary shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any ordinary shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.97 per ordinary share from the initial public offering price. Any such securities dealers may resell any ordinary shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $0.10 per ordinary share from the initial public offering price. If all the ordinary shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

       Endurance Holdings, its directors and executive officers, all of its warrant holders and certain of its current shareholders have agreed with the underwriters not to, directly or indirectly, dispose of or hedge any of their ordinary shares or securities convertible into or exchangeable for ordinary shares, whether owned currently or acquired later, during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, without the prior written consent of Endurance Holdings, Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, subject to certain exceptions. Endurance Holdings may, however, grant options to purchase ordinary shares under its existing stock option plan and issue ordinary shares upon the conversion of outstanding class A shares, the exercise of warrants for ordinary shares or class A shares, or the exercise of outstanding options under the existing stock option plan as long as the holder of such ordinary shares agrees in writing to be bound by the obligations and restrictions of the lock-up agreement. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

       At the request of Endurance Holdings, the underwriters are reserving up to 3% of the ordinary shares for sale at the initial public offering price to directors, officers and employees of the Company through a reserved share program. If purchased by these persons, these ordinary shares (to the extent not otherwise subject to the 180-day lock-up described above) will be subject to a 180-day lock-up restriction, unless previously waived by Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith, Incorporated (which consent will not be granted for any sales during the first 90 days of such lock-up). While Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated have no specific criteria for the waiver of these lock-up restrictions and currently have no intention to waive these restrictions, if requested to, Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated may, in certain instances, waive these restrictions after consideration of, among other things, the current price of Endurance Holdings' ordinary shares, the current trading volume of the ordinary shares and general market conditions. The number of ordinary shares available for sale to the general public in the public offering will be reduced to the extent these persons purchase these reserved ordinary shares. Any ordinary shares not purchased will be offered by the underwriters to the general public on the same basis as the other ordinary shares offered by this prospectus.

       Prior to this offering, there has been no public market for the ordinary shares. The initial public offering price was determined by negotiations between Endurance Holdings and the representatives of the underwriters. The factors considered in determining the initial public offering price include the future prospects of the Company and its industry in general, premiums, earnings and other financial and operating information in recent periods, and the price-earnings ratios, ratios of price to book value, market prices of securities and financial and operating information of companies engaged in activities similar to those of Endurance Holdings.

       Endurance Holdings' ordinary shares have been approved for listing on the NYSE under the symbol "ENH." In connection with the listing of the ordinary shares on the NYSE, the underwriters will undertake to sell round lots of 100 shares or more to a minimum of 2,000 beneficial owners.

       The underwriters do not expect to sell more than 5% of the ordinary shares in the aggregate to accounts over which they exercise discretionary authority.

       In connection with the offering, the underwriters may purchase and sell ordinary shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ordinary shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional ordinary shares from the Company in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional ordinary shares or purchasing ordinary shares in the open market. In determining the source of ordinary shares to close out the covered short position, the underwriters will consider, among other things, the price of ordinary shares available for purchase in the open market as compared to the price at which they may purchase ordinary shares through the over-allotment option.

"Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of ordinary shares made by the underwriters in the open market prior to the completion of the offering.

       The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ordinary shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

       These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the ordinary shares. As a result, the price of the ordinary shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the NYSE, in the over-the-counter market, or otherwise. Neither Endurance Holdings nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ordinary shares.

       Each underwriter has represented, warranted and agreed that: (1) it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any ordinary shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act of 2000 ("FSMA")) received by it in connection with the issue or sale of any ordinary shares in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ordinary shares in, from or otherwise involving the United Kingdom.

       The ordinary shares may not be offered or sold to any individuals or legal entities in the Netherlands other than to individuals or legal entities who or which trade or invest in securities in the course of their business or profession, which includes banks, securities intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly trade or invest in securities. This document may not be distributed to any individuals or legal entities in the Netherlands other than to individuals or legal entities who or which trade or invest in securities in the course of their business or profession, which includes banks, securities intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly trade or invest in securities.

       This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it will not offer or sell the ordinary shares, nor will it make the ordinary shares the subject of an invitation for subscription or purchase, nor will it circulate or distribute this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "Singapore Securities and Futures Act"), (ii) to a sophisticated investor, and in accordance with the conditions, specified in
Section 275 of the Singapore Securities and Futures Act or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Singapore Securities and Futures Act.

       Each underwriter has acknowledged and agreed that the ordinary shares have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, to Japan or to or for the account of any resident of Japan, except
(i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law. As part of the offering, the underwriters may offer ordinary shares in Japan to a list of 49 offerees in accordance with the above provisions.

       No offer to sell the ordinary shares has been or will be made in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and unless permitted to do so under the securities laws of Hong Kong, no person has issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purpose of issue, any advertisement, document or invitation relating to the ordinary shares other than with respect to the ordinary shares intended to be disposed of to persons outside Hong Kong or only to persons whose business involves the acquisition, disposal or holding of securities whether as principal or agent.

       A prospectus in electronic format may be made available on the websites maintained by one or more of the representatives of the underwriters of this offering and may also be made available on websites maintained by other underwriters. The underwriters may agree to allocate a number of ordinary shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make Internet distributions on the same basis as other allocations.

       Endurance Holdings estimates that its share of the total expenses of the offering, excluding the estimated underwriting discount, will be approximately $3.2 million.

       Endurance Holdings has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make with respect to these liabilities.

       The underwriters and their affiliates have from time to time, and expect to provide in the future, investment banking and commercial banking and financial advisory services to Endurance Holdings in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. An affiliate of J.P. Morgan Securities Inc. is a lender and/or administrative agent under our revolving credit facility and term loan facility and will receive a portion of the amounts repaid under the term loan facility with a portion of the net proceeds of this offering. Because more than 10% of the net proceeds of the offering may be paid to affiliates of the underwriters, this offering is being made in accordance with Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.

       Credit Suisse First Boston LLC, which is a member of the National Association of Securities Dealers has affiliates that own securities of Endurance Holdings and are subject to the venture capital restrictions of the Conduct Rules. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 2710(c)(7)(C) of the Conduct Rules. In accordance with this rule, the initial public offering price can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. In accordance with this requirement, Merrill Lynch, Pierce, Fenner & Smith Incorporated has assumed the responsibilities of acting as a qualified independent underwriter and recommended a price in compliance with the requirements of Rule 2720 of the Conduct Rules. Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its role as qualified independent underwriter, has performed due diligence investigations and reviewed and participated in the preparation of this prospectus and the registration statement of which this prospectus is a part. Merrill Lynch, Pierce, Fenner & Smith Incorporated will receive no compensation for acting in this capacity; however, Endurance Holdings has agreed to indemnify Merrill Lynch, Pierce, Fenner & Smith Incorporated for acting as a qualified independent underwriter against specified liabilities under the Securities Act.

                                 LEGAL MATTERS

       Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York is representing us in connection with this offering. The validity of the issuance of the ordinary shares under Bermuda law will be passed upon by Appleby Spurling & Kempe, Hamilton, Bermuda. LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York, will act as counsel for the underwriters. LeBoeuf, Lamb, Greene & MacRae, L.L.P. has in the past performed, and continues to perform, legal services for us. The underwriters are being advised as to certain legal matters with respect to Bermuda law by Conyers Dill & Pearman, Hamilton, Bermuda.

                                    EXPERTS

       Ernst & Young, independent auditors, have audited our consolidated financial statements and schedules at December 31, 2002 and 2001, and for the year ended December 31, 2002 and for the period from November 30, 2001 to December 31, 2001, as set forth in their reports. We have included our financial statements and schedules in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young's reports, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

       We have filed a Registration Statement on Form S-1 with the Securities and Exchange Commission (the "Commission") regarding this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may read and copy the registration statement, the related exhibits and the reports, and other information we file with the Commission at the Commission's public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., in Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the Commission. The site's internet address is www.sec.gov. You may also request a copy of these filings, at no cost, by writing or telephoning us as follows:

                       Endurance Specialty Holdings Ltd.
                            Office of the Secretary
                                  Crown House
                              4 Par-la-Ville Road
                            Hamilton, HM 08 Bermuda
                                  441-278-0400

       Upon completion of this offering, we will become subject to the informational requirements of the Exchange Act and will be required to file reports, proxy statements and other information with the Commission. You will be able to inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the Commission at the address noted above. You also will be able to obtain copies of this material from the public reference room of the Commission as described above, or inspect them without charge at the Commission's website.

                      ENFORCEABILITY OF CIVIL LIABILITIES
         UNDER UNITED STATES FEDERAL SECURITIES LAWS AND OTHER MATTERS

       Endurance Holdings was incorporated under the laws of Bermuda. In addition, some of its directors and officers reside outside the United States, and all or a substantial portion of their assets and its assets are or may be located in jurisdictions outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States upon our non-U.S. based directors and officers or to recover against Endurance Holdings, or such directors and officers or obtain judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws against them. However, Endurance Holdings may be served with process in the United States with respect to actions against it arising out of or in connection with violations of U.S. federal securities laws relating to offers and sales of ordinary shares made hereby by serving CT Corporation System, 111 Eighth Avenue, New York, New York 10011, our U.S. agent irrevocably appointed for that purpose.

       We have been advised by Appleby Spurling & Kempe, our Bermuda counsel, that there is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a United States judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. Federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

       In addition, and irrespective of jurisdictional issues, the Bermuda courts will not enforce a United States Federal securities law that is either penal or contrary to public policy. It is the advice of Appleby Spurling & Kempe that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, will not be entertained by a Bermuda Court. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, would not be available under Bermuda law or enforceable in a Bermuda court, as they would be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. Federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

                             ---------------------

       We have received from the BMA their permission for the issue and free transferability of the ordinary shares in the Company being offered pursuant to this prospectus, as long as the shares are listed on the NYSE, to and among persons who are non-residents of Bermuda for exchange control purposes. In addition, we will deliver to and file a copy of this prospectus with the Registrar of Companies in Bermuda in accordance with Bermuda law. The BMA and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors..............................   F-2
Consolidated Balance Sheets at December 31, 2002 and 2001...   F-3
Consolidated Statements of Income and Comprehensive Income
  for the year ended December 31, 2002 and the period from
  November 30, 2001 to December 31, 2001....................   F-4
Consolidated Statements of Changes in Shareholders' Equity
  for the year ended December 31, 2002 and the period from
  November 30, 2001 to December 31, 2001....................   F-5
Consolidated Statements of Cash Flows for the year ended
  December 31, 2002 and the period from November 30, 2001 to
  December 31, 2001.........................................   F-6
Notes to the Consolidated Financial Statements for the year
  ended December 31, 2002 and the period from November 30,
  2001 to December 31, 2001.................................   F-7

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders
Endurance Specialty Holdings Ltd.

     We have audited the accompanying consolidated balance sheets of Endurance Specialty Holdings Ltd. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity and cash flows for the year ended December 31, 2002 and for the period from November 30, 2001 to December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Endurance Specialty Holdings Ltd. and subsidiaries at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for the year ended December 31, 2002 and for the period from November 30, 2001 to December 31, 2001, in conformity with accounting principles generally accepted in the United States.

     As discussed in Note 2(i) to the consolidated financial statements, in 2002 the Company changed its method of accounting for stock-based employee compensation.

/s/ Ernst & Young

Hamilton, Bermuda
January 10, 2003

                       ENDURANCE SPECIALTY HOLDINGS LTD.

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2002 AND 2001

                                                                  2002              2001
                                                              -------------     -------------
                                                              (IN THOUSANDS OF UNITED STATES
                                                              DOLLARS, EXCEPT SHARE AMOUNTS)
                                           ASSETS
Cash and cash equivalents...................................   $  256,840        $1,162,498
Fixed maturity investments available for sale, at fair value
  (amortized cost: $1,358,027)..............................    1,406,409                --
Premiums receivable, net (2002 -- includes $45.4 million
  from related parties).....................................      264,355               320
Deferred acquisition costs..................................       81,676                56
Prepaid reinsurance premiums................................        7,501                --
Accrued investment income...................................       11,209                --
Intangible assets...........................................       14,344                --
Other assets................................................       12,260             2,225
                                                               ----------        ----------
Total assets................................................   $2,054,594        $1,165,099
                                                               ==========        ==========

                                         LIABILITIES
Reserve for losses and loss expenses........................   $  200,840        $       --
Reserve for unearned premiums...............................      403,305               375
Reinsurance balances payable................................       16,443                --
Bank debt...................................................      192,000                --
Other liabilities...........................................       24,506             2,412
                                                               ----------        ----------
Total liabilities...........................................      837,094             2,787
                                                               ==========        ==========
                                    SHAREHOLDERS' EQUITY
Common shares
  Ordinary -- 54,061,185 issued and outstanding
     (2001 -- 59,061,185)...................................       54,061            59,061
  Class A -- 938,815 issued and outstanding
     (2001 -- 938,815)......................................          939               939
Additional paid-in capital..................................    1,009,415         1,102,000
Accumulated other comprehensive income......................       50,707                --
Retained earnings...........................................      102,378               312
                                                               ----------        ----------
Total shareholders' equity..................................    1,217,500         1,162,312
                                                               ----------        ----------
Total liabilities and shareholders' equity..................   $2,054,594        $1,165,099
                                                               ==========        ==========

        See accompanying notes to the consolidated financial statements

                       ENDURANCE SPECIALTY HOLDINGS LTD.

                     CONSOLIDATED STATEMENTS OF INCOME AND
                              COMPREHENSIVE INCOME
              FOR THE YEAR ENDED DECEMBER 31, 2002 AND THE PERIOD
                  FROM NOVEMBER 30, 2001 TO DECEMBER 31, 2001

                                                                    2002                   2001
                                                              -----------------      -----------------
                                                              (IN THOUSANDS OF UNITED STATES DOLLARS,
                                                                EXCEPT SHARE AND PER SHARE AMOUNTS)
Revenues
  Gross premiums written and acquired.......................     $   798,760            $       376
                                                                 ===========            ===========
  Net premiums written and acquired.........................         764,918                    376
  Change in unearned premiums...............................        (395,429)                  (375)
                                                                 -----------            -----------
  Net premiums earned (2002 -- includes $30.7 million from
     related parties).......................................         369,489                      1
                                                                 -----------            -----------
  Net investment income.....................................          42,938                    838
  Net foreign exchange gains................................           2,312                     --
  Net realized gains on sales of investments................           6,730                     --
                                                                 -----------            -----------
Total revenues..............................................         421,469                    839
                                                                 -----------            -----------
Expenses
  Losses and loss expenses (2002 -- includes $17.5 million
     from related parties)..................................         204,455                     --
  Acquisition expenses (2002 -- includes $7.0 million from
     related parties).......................................          64,013                     --
  General and administrative expenses.......................          49,999                    527
  Amortization of intangibles...............................             809                     --
  Interest expense..........................................             984                     --
                                                                 -----------            -----------
Total expenses..............................................         320,260                    527
                                                                 -----------            -----------
Income before income taxes..................................         101,209                    312
  Income tax benefit........................................             857                     --
                                                                 -----------            -----------
Net income..................................................         102,066                    312
                                                                 -----------            -----------
Other comprehensive income
  Holding gains on investments arising during period (2002:
     net of applicable deferred income taxes of $1,337).....          53,775                     --
  Foreign currency translation adjustments..................           3,662                     --
  Reclassification adjustment for net realized gains
     included in net income.................................          (6,730)                    --
                                                                 -----------            -----------
Other comprehensive income..................................          50,707                     --
                                                                 -----------            -----------
Comprehensive income........................................     $   152,773            $       312
                                                                 ===========            ===========
Per share data
  Weighted average number of common and common equivalent
     shares outstanding:
     Basic..................................................      58,698,630             39,629,630
                                                                 ===========            ===========
     Diluted................................................      58,857,664             39,629,630
                                                                 ===========            ===========
  Basic earnings per share..................................     $      1.74            $      0.01
                                                                 ===========            ===========
  Diluted earnings per share................................     $      1.73            $      0.01
                                                                 ===========            ===========

        See accompanying notes to the consolidated financial statements

                       ENDURANCE SPECIALTY HOLDINGS LTD.

                     CONSOLIDATED STATEMENTS OF CHANGES IN
                              SHAREHOLDERS' EQUITY
              FOR THE YEAR ENDED DECEMBER 31, 2002 AND THE PERIOD
                  FROM NOVEMBER 30, 2001 TO DECEMBER 31, 2001

                                                                 2002         2001
                                                              ----------   ----------
                                                                 (IN THOUSANDS OF
                                                              UNITED STATES DOLLARS)
Common shares
  Balance, beginning of period..............................  $   60,000   $       --
  Issuance of common shares.................................          --       60,000
  Repurchase of common shares...............................      (5,000)          --
                                                              ----------   ----------
  Balance, end of period....................................      55,000       60,000
                                                              ----------   ----------
Additional paid-in capital
  Balance, beginning of period..............................   1,102,000           --
  Issuance of common shares.................................          --    1,140,000
  Fair value of warrants issued.............................          --       51,945
  Private offering costs....................................          --      (89,945)
  Stock-based compensation expense..........................       2,415           --
  Repurchase of common shares...............................     (95,000)          --
                                                              ----------   ----------
  Balance, end of period....................................   1,009,415    1,102,000
                                                              ----------   ----------
Accumulated other comprehensive income
  Balance, beginning of period..............................          --           --
  Other comprehensive income................................      50,707           --
                                                              ----------   ----------
  Balance, end of period....................................      50,707           --
                                                              ----------   ----------
Retained earnings
  Balance, beginning of period..............................         312           --
  Net income................................................     102,066          312
                                                              ----------   ----------
  Balance, end of period....................................     102,378          312
                                                              ----------   ----------
Total shareholders' equity..................................  $1,217,500   $1,162,312
                                                              ==========   ==========

        See accompanying notes to the consolidated financial statements

                       ENDURANCE SPECIALTY HOLDINGS LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEAR ENDED DECEMBER 31, 2002 AND THE PERIOD
                  FROM NOVEMBER 30, 2001 TO DECEMBER 31, 2001

                                                                 2002          2001
                                                              -----------   ----------
                                                                  (IN THOUSANDS OF
                                                               UNITED STATES DOLLARS)
Cash flows provided by (used in) operating activities:
  Net income................................................  $   102,066   $      312
  Adjustments to reconcile net income to net cash provided
     by (used in) operating activities:
     Depreciation and amortization..........................       11,903           --
     Net realized gains on sales of investments.............       (6,730)          --
     Deferred taxes.........................................          344           --
     Stock-based compensation expense.......................        2,415           --
     Premiums receivable, net...............................     (175,477)        (320)
     Deferred acquisition costs.............................      (70,107)         (56)
     Prepaid reinsurance premiums...........................       13,989           --
     Accrued investment income..............................      (11,209)          --
     Other assets...........................................       (6,915)      (2,225)
     Reserve for losses and loss expenses...................      200,840           --
     Reserve for unearned premiums..........................      314,372          375
     Reinsurance balances payable...........................      (18,778)          --
     Other liabilities......................................       21,964          548
                                                              -----------   ----------
Net cash provided by (used in) operating activities.........      378,677       (1,366)
                                                              -----------   ----------
Cash flows used in investing activities:
  Proceeds from sales of fixed maturity investments.........      346,842           --
  Purchases of fixed maturity investments...................   (1,707,031)          --
  Purchases of fixed assets.................................       (4,436)          --
  Purchase of net assets -- LaSalle.........................      (11,640)          --
                                                              -----------   ----------
Net cash used in investing activities.......................   (1,376,265)          --
                                                              -----------   ----------
Cash flows provided by financing activities:
  Issuance of common shares.................................           --    1,200,000
  Offering costs paid.......................................       (1,864)     (36,136)
  Proceeds from bank debt...................................      192,000           --
  Repurchase of common shares...............................     (100,000)          --
                                                              -----------   ----------
Net cash provided by financing activities...................       90,136    1,163,864
                                                              -----------   ----------
Effect of exchange rate changes on cash and cash
  equivalents...............................................        1,794           --
                                                              -----------   ----------
Net (decrease) increase in cash and cash equivalents........     (905,658)   1,162,498
Cash and cash equivalents, beginning of period..............    1,162,498           --
                                                              -----------   ----------
Cash and cash equivalents, end of period....................  $   256,840   $1,162,498
                                                              ===========   ==========

        See accompanying notes to the consolidated financial statements

                       ENDURANCE SPECIALTY HOLDINGS LTD.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEAR ENDED DECEMBER 31, 2002 AND THE PERIOD
                  FROM NOVEMBER 30, 2001 TO DECEMBER 31, 2001
(AMOUNTS IN TABLES EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE
                             AND PER SHARE AMOUNTS)

1.     ORGANIZATION

       Endurance Specialty Holdings Ltd. ("Endurance Holdings") was organized on June 27, 2002 under the laws of Bermuda to act as a holding company of providers of property and casualty insurance and reinsurance on a worldwide basis.

       Endurance Holdings' wholly-owned subsidiary, Endurance Specialty Insurance Ltd. ("Endurance Bermuda"), was organized in Bermuda on November 30, 2001. On December 14, 2001, Endurance Bermuda completed a private offering of 60 million common shares for gross cash proceeds of $1.2 billion. Under the terms of an Exchange Offer dated July 22, 2002, the shareholders of Endurance Bermuda transferred their interest in Endurance Bermuda to Endurance Holdings in exchange for an identical shareholding in Endurance Holdings. This Exchange Offer represents a business combination of companies under common control and has been accounted for at historical cost.

       Endurance Holdings writes specialty lines of insurance and reinsurance on a global basis through its three wholly-owned operating subsidiaries: Endurance Bermuda, based in Bermuda; Endurance Worldwide Insurance Limited ("Endurance U.K."), based in London, England; and Endurance Reinsurance Corporation of America ("Endurance U.S."), based in New York.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       The consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States ("U.S. GAAP") and include the accounts of Endurance Holdings and its wholly-owned subsidiaries, which are collectively referred to herein as the "Company". All intercompany transactions and balances have been eliminated on consolidation. The following are the significant accounting and reporting policies adopted by the Company:

                (a) Premiums and related expenses. Premiums written and ceded are earned on a pro-rata basis over the terms of the risk period. For contracts and policies written on a losses occurring basis, the risk period is generally the same as the contract or policy term. For contracts written on a policies attaching basis, the risk period is based on the terms of the underlying contracts and policies. Premiums written and ceded include estimates based on information received from brokers, ceding companies and insureds, and any subsequent differences arising on such estimates are recorded in the periods in which they are determined. The portion of the premiums written and ceded applicable to the unexpired terms of the underlying contracts and policies are recorded as unearned premiums and prepaid reinsurance premiums, respectively. Acquisition expenses are costs that vary with and are directly related to the production of new and renewal business, and consist principally of commissions and brokerage expenses. These costs are deferred and amortized over the periods in which the related premiums are earned. Deferred acquisition costs are limited to their estimated realizable value based on the related unearned premiums. Anticipated net investment income is considered in determining the recoverability of deferred acquisition costs.

                (b) Reserve for losses and loss expenses. The reserve for losses and loss expenses includes reserves for unpaid reported losses and for losses incurred but not reported. The reserve for unpaid reported losses and loss expenses is established by management based on reports from brokers, ceding companies and insureds and consultations with independent legal counsel, and represents the estimated ultimate cost of events or conditions that have been reported to or specifically identified by the Company. The reserve for incurred but not reported losses and loss

                       ENDURANCE SPECIALTY HOLDINGS LTD.

              FOR THE YEAR ENDED DECEMBER 31, 2002 AND THE PERIOD
                  FROM NOVEMBER 30, 2001 TO DECEMBER 31, 2001
(AMOUNTS IN TABLES EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE
                             AND PER SHARE AMOUNTS)

       expenses is established by management based on estimates of ultimate losses and loss expenses. Inherent in the estimates of ultimate losses and loss expenses are expected trends in claim severity and frequency and other factors which may vary significantly as claims are settled. Accordingly, ultimate losses and loss expenses may differ materially from the amounts recorded in the consolidated financial statements. These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are reflected in earnings in the period in which they become known.

                (c) Investments. Investments in fixed maturity securities are designated as available for sale and are carried at fair value, with related net unrealized gains or losses excluded from earnings and included in shareholders' equity as a component of accumulated other comprehensive income. Fair value is generally based on listed market prices. If listed market prices are not available, fair value is determined based on other relevant factors, including broker or dealer price quotations and valuation pricing models that take into account time value and volatility factors underlying the financial instruments. Realized gains and losses on the sale of investments are recognized in earnings using the specific identification method. Investments are reviewed for declines in value that are considered to be other-than-temporary, and if applicable, such adjustments are included in earnings as a component of realized losses. Interest on fixed maturity securities is recorded in net investment income when earned and adjusted for any amortization of premium or discount.

                (d) Cash equivalents. Cash equivalents include highly liquid short-term deposits and securities with maturities of ninety days or less at the time of purchase.

                (e) Intangible assets. Identifiable intangible assets and goodwill that arise from business combinations are accounted for in accordance with Statement of Financial Accounting Standard ("SFAS") No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets". Identifiable intangible assets are amortized in accordance with their useful lives. Goodwill and intangible assets with indefinite useful lives are not amortized but are tested for impairment annually or more often if impairment indicators arise.

                (f) Offering and incorporation costs. Offering costs incurred in connection with common share offerings, including investment banking fees, legal fees and the fair value of warrants issued to certain sponsors, are deducted from the proceeds of the offerings. Incorporation costs not related to the raising of capital are expensed as incurred and are included in general and administrative expenses.

                (g) Foreign exchange. Assets and liabilities of foreign operations whose functional currency is not the United States dollar are translated at exchange rates in effect at the balance sheet date. Revenues and expenses of such foreign operations are translated at average exchange rates during the year. The effect of the translation adjustments for foreign operations is included in accumulated other comprehensive income.

                        Other monetary assets and liabilities denominated in foreign currencies are revalued at the exchange rates in effect at the balance sheet date with the resulting foreign exchange gains and losses included in earnings. Revenues and expenses denominated in foreign currencies are translated at the prevailing exchange rate on the transaction date.

                       ENDURANCE SPECIALTY HOLDINGS LTD.

              FOR THE YEAR ENDED DECEMBER 31, 2002 AND THE PERIOD
                  FROM NOVEMBER 30, 2001 TO DECEMBER 31, 2001
(AMOUNTS IN TABLES EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE
                             AND PER SHARE AMOUNTS)

                (h) Income taxes. The Company utilizes the liability method of accounting for income taxes. Under this method, deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance against deferred tax assets is established if and when management estimates that a portion of the deferred tax asset may not be realized in the near term.

                (i) Stock-based employee compensation plans. At December 31, 2002, the Company has a stock-based employee compensation plan (the "Option Plan"), which is described more fully in Note 13. Prior to 2002, the Company accounted for the Option Plan under the recognition and measurement provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. No stock-based employee compensation cost is reflected in 2001 earnings because all options granted under the Option Plan had an exercise price equal to or greater than the fair value of the underlying common stock on the date of grant. Effective January 1, 2002, the Company adopted the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", prospectively to all employee awards granted, modified, or settled after January 1, 2002. Awards under the Option Plan vest over periods of up to five years. Therefore, the cost related to stock-based employee compensation included in the determination of net income for 2002 is less than that which would have been recognized if the fair value based method had been applied to all awards granted. The following table illustrates the effect on net income and earnings per share if the fair value based method had been applied to all outstanding and unvested awards in each period.

                                                              2002      2001
                                                            --------   -------
Net income, as reported...................................  $102,066   $   312
Add: Stock-based employee compensation expense included in
  reported net income, net of related tax effects.........     2,415        --
Deduct: Total stock-based employee compensation expense
  determined under fair value based method for all awards,
  net of related tax effects..............................    (4,317)   (7,512)
                                                            --------   -------
Pro forma net income (loss)...............................  $100,164   $(7,200)
                                                            ========   =======
Earnings (loss) per share:
  Basic -- as reported....................................  $   1.74   $  0.01
                                                            ========   =======
  Basic -- pro forma......................................  $   1.71   $ (0.18)
                                                            ========   =======
  Diluted -- as reported..................................  $   1.73   $  0.01
                                                            ========   =======
  Diluted -- pro forma....................................  $   1.70   $ (0.18)
                                                            ========   =======

                (j) Earnings per share. Basic earnings per common share are calculated by dividing net income available to common shareholders by the weighted average number of common shares outstanding. Diluted earnings per common share are based on the weighted average number of common shares and dilutive potential common shares outstanding during the period of calculation using the treasury stock method.

                       ENDURANCE SPECIALTY HOLDINGS LTD.

              FOR THE YEAR ENDED DECEMBER 31, 2002 AND THE PERIOD
                  FROM NOVEMBER 30, 2001 TO DECEMBER 31, 2001
(AMOUNTS IN TABLES EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE
                             AND PER SHARE AMOUNTS)

                (k) Use of estimates. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported and disclosed amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.     INVESTMENTS

       The amortized cost, fair value and related gross unrealized gains and losses on fixed maturity investments at December 31, 2002 are as follows:

                                                                 GROSS        GROSS
                                                  AMORTIZED    UNREALIZED   UNREALIZED
                                                     COST        GAINS        LOSSES     FAIR VALUE
                                                  ----------   ----------   ----------   ----------
U.S. government and agency securities...........  $  387,454    $14,646       $(246)     $  401,854
Non U.S. government securities..................     151,308      2,670          (8)        153,970
Corporate securities............................     161,623     12,176          (8)        173,791
Mortgage-backed securities......................     490,326     13,711         (36)        504,001
Asset-backed securities.........................     167,316      5,515         (38)        172,793
                                                  ----------    -------       -----      ----------
                                                  $1,358,027    $48,718       $(336)     $1,406,409
                                                  ==========    =======       =====      ==========

       The following table summarizes the composition of the fixed maturity portfolio by investment ratings assigned by rating agencies:

                        RATINGS                           FAIR VALUE   PERCENTAGE
                        -------                           ----------   ----------
U.S. government and agency securities...................  $  401,854      28.6%
AAA/Aaa.................................................     802,010      57.0%
AA/Aa...................................................      62,610       4.5%
A/A.....................................................     139,935       9.9%
                                                          ----------     -----
Total...................................................  $1,406,409     100.0%
                                                          ==========     =====

       Contractual maturities of fixed maturity securities are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                        AMORTIZED
                                                           COST      FAIR VALUE
                                                        ----------   ----------
Due within one year...................................  $   16,172   $   16,266
Due after one year through five years.................     519,835      537,803
Due after five years through ten years................     135,621      146,330
Due after ten years...................................      28,757       29,216
Mortgage-backed securities............................     490,326      504,001
Asset-backed securities...............................     167,316      172,793
                                                        ----------   ----------
                                                        $1,358,027   $1,406,409
                                                        ==========   ==========

                       ENDURANCE SPECIALTY HOLDINGS LTD.

              FOR THE YEAR ENDED DECEMBER 31, 2002 AND THE PERIOD
                  FROM NOVEMBER 30, 2001 TO DECEMBER 31, 2001
(AMOUNTS IN TABLES EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE
                             AND PER SHARE AMOUNTS)

       The components of net investment income for the periods ended December 31, 2002 and 2001 are as follows:

                                                               2002     2001
                                                              -------   ----
Fixed maturity investments..................................  $43,846   $ --
Cash and cash equivalents...................................      479    860
                                                              -------   ----
                                                               44,325    860
Investment expenses.........................................   (1,387)   (22)
                                                              -------   ----
Net investment income.......................................  $42,938   $838
                                                              =======   ====

       The analysis of realized gains (losses) on sales of investments for the year ended December 31, 2002 is as follows:

Gross realized gains........................................  $6,863
Gross realized losses.......................................    (133)
                                                              ------
Net realized gains on sales of investments..................  $6,730
                                                              ======

4.     RESERVE FOR LOSSES AND LOSS EXPENSES

       Reserves for losses and loss expenses are based in part upon the estimation of losses resulting from catastrophic events. Estimation of the losses and loss expenses resulting from catastrophic events based upon the Company's historical claims experience is inherently difficult because of the Company's short operating history and the possible severity of catastrophe claims. Therefore, the Company utilizes both proprietary and commercially available models, as well as historical reinsurance industry catastrophe claims experience, for purposes of evaluating future trends and providing an estimate of ultimate claims costs.

       Several aspects of the Company's casualty insurance and reinsurance operations complicate the actuarial reserving techniques for loss reserves as compared to other insurance and reinsurance operations. Among these aspects are the differences in the Company's policy forms from more traditional forms, the lack of complete historical data for losses of the same type intended to be covered by the policies and contracts written by the Company, and the expectation that losses in excess of the Company's attachment levels will be low frequency and high severity in nature, limiting the utility of claims experience of other insureds for similar claims.

       The Company uses statistical and actuarial methods to reasonably estimate ultimate expected losses and loss expenses. The period of time from the occurrence of a loss, the reporting of a loss to the Company, and the settlement of the Company's liability may be several years. During this period, additional facts and trends will be revealed. As these factors become apparent, case reserves will be adjusted, sometimes requiring an increase in the overall reserves of the Company, and at other times requiring a reallocation of incurred but not reported reserves to specific case reserves. These estimates are reviewed regularly, and such adjustments, if any, are reflected in earnings in the period in which they become known. While management believes that it has made a reasonable estimate of ultimate losses, the ultimate claims experience may not be as reliably predicted as may be the case with other insurance and reinsurance operations, and there can be no assurance that losses and loss expenses will not exceed the total reserves.

                       ENDURANCE SPECIALTY HOLDINGS LTD.

              FOR THE YEAR ENDED DECEMBER 31, 2002 AND THE PERIOD
                  FROM NOVEMBER 30, 2001 TO DECEMBER 31, 2001
(AMOUNTS IN TABLES EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE
                             AND PER SHARE AMOUNTS)

       Activity in the reserve for losses and loss expenses for the year ended December 31, 2002 is summarized as follows:

Reserve for losses and loss expenses, January 1.............   $     --
                                                               --------
Incurred related to:
  Current year..............................................    204,455
  Prior years...............................................         --
                                                               --------
Total incurred..............................................    204,455
                                                               --------
Paid related to:
  Current year..............................................     (4,680)
  Prior years...............................................         --
                                                               --------
Total paid..................................................     (4,680)
                                                               --------
Foreign exchange losses.....................................      1,065
                                                               --------
Reserve for losses and loss expenses, December 31...........   $200,840
                                                               ========

       There have been no claims recoverable from reinsurers during the periods ended December 31, 2002 and 2001.

       A significant portion of the Company's contracts and policies cover excess layers for high frequency exposures. Underwriting results and ultimate claims payments for this type of coverage are therefore not typically reported to the Company until later in the contract and policy lives. Although paid losses through December 31, 2002 have not been significant, because of the early stage of development of the Company's underlying insurance and reinsurance coverages, the low level of losses paid is not indicative of expected future results.

       The Company was incorporated on November 30, 2001 and wrote only three insurance policies during the period ended December 31, 2001. Given the absence of reported loss events during the period, the Company did not establish a loss and loss expense reserve at December 31, 2001.

5.     REINSURANCE

       The effects of reinsurance on premiums written and earned during the year ended December 31, 2002 and period ended December 31, 2001 are as follows:

                                               YEAR ENDED           PERIOD ENDED
                                            DECEMBER 31, 2002    DECEMBER 31, 2001
                                           -------------------   ------------------
                                           WRITTEN     EARNED    WRITTEN    EARNED
                                           --------   --------   --------   -------
Direct...................................  $143,572   $ 62,218     $376      $   1
Assumed and acquired.....................   655,188    333,612       --         --
Ceded....................................   (33,842)   (26,341)      --         --
                                           --------   --------     ----      -----
                                           $764,918   $369,489     $376      $   1
                                           ========   ========     ====      =====

       Reinsurance ceded contracts do not relieve the Company from its obligations to policyholders. The Company remains primarily liable to its policyholders for the portion reinsured to the extent that any reinsurer does not meet the obligations assumed under the reinsurance agreements.

                       ENDURANCE SPECIALTY HOLDINGS LTD.

              FOR THE YEAR ENDED DECEMBER 31, 2002 AND THE PERIOD
                  FROM NOVEMBER 30, 2001 TO DECEMBER 31, 2001
(AMOUNTS IN TABLES EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE
                             AND PER SHARE AMOUNTS)

       During the year ended December 31, 2002, the Company recorded an allowance of $654,000 for estimated uncollectible premiums receivable.

6.     DEBT AND FINANCING ARRANGEMENTS

       On August 13, 2002, the Company entered into a $192 million three-year term loan agreement and a $108 million letter of credit and revolving credit facility with a syndicate of commercial banks. At December 31, 2002, the Company had $192 million on the term loan and letters of credit totaling $53.8 million outstanding. Under the terms of the loan agreement, the Company is committed to making repayments of $20.0 million on September 27, 2003, $18.4 million on September 30, 2003, $40.0 million on both September 27, 2004 and 2005 and $36.8 million on both September 30, 2004 and 2005.

       Interest rates on the term loan are LIBOR plus a spread that is based on the Company's debt to capital ratio. On September 27, 2002, the Company drew down $100 million of the term loan and on November 21, 2002, the remaining $92 million was drawn. The interest rate applied to the outstanding balance averaged 2.73% during the period ended December 31, 2002. The letter of credit and revolving credit facility expires on August 11, 2003, at which point any revolving credit balance will be converted into a six-month term loan. The agreements contain certain covenants including requirements that debt, as defined in the agreements, to shareholders' equity does not exceed a ratio of 0.35:1; consolidated tangible net worth must exceed $750 million; and the consolidated fixed charge ratio, as defined in the agreements, must exceed 2:1. In addition, the Company must apply 50% of the cash proceeds received from any sale of equity securities by it or any of its subsidiaries to the repayment of outstanding principal of term loans outstanding under the term loan facility. The Company was in compliance with all covenants of these agreements at December 31, 2002.

       The Company recorded interest expense of $984,000 for the year ended December 31, 2002 and at December 31, 2002, the fair value of the borrowings approximates the carrying value.

       The Company has entered into an interest rate swap agreement to be effective March 27, 2003 whereby it will exchange floating rate payments for fixed rate payments (2.62% per annum) on a declining notional amount corresponding to the outstanding principal amount of the $100 million drawn down on the term loan facility on September 27, 2002. This agreement has nominal value as of December 31, 2002.

7.     SEGMENT REPORTING

       The determination of the Company's business segments is based on how the Company monitors the performance of its underwriting operations. The Company has six reportable business segments: property per risk treaty reinsurance, property catastrophe reinsurance, casualty treaty reinsurance, property individual risk, casualty individual risk and other specialty lines.

       - Property Per Risk Treaty Reinsurance -- reinsures individual property risks of ceding companies on a treaty basis.

       - Property Catastrophe Reinsurance -- reinsures catastrophic perils for ceding companies on a treaty basis.

       - Casualty Treaty Reinsurance -- reinsures third party liability exposures from ceding companies on a treaty basis.

       - Property Individual Risk -- insurance and facultative reinsurance of commercial properties.

                       ENDURANCE SPECIALTY HOLDINGS LTD.

              FOR THE YEAR ENDED DECEMBER 31, 2002 AND THE PERIOD
                  FROM NOVEMBER 30, 2001 TO DECEMBER 31, 2001
(AMOUNTS IN TABLES EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE
                             AND PER SHARE AMOUNTS)

       - Casualty Individual Risk -- insurance and facultative reinsurance of third party liability exposures.

       - Other Specialty Lines -- insurance and reinsurance of unique opportunities, including aerospace, self insured risks and a limited number of other reinsurance programs such as surety, marine, energy, personal accident, terrorism and others.

       Because the Company does not manage its assets by segment, investment income and total assets are not allocated to the individual segments. Management measures segment results on the basis of the combined ratio that is obtained by dividing the sum of the losses and loss expenses, acquisition expenses and general and administrative expenses by net premiums earned. General and administrative expenses are allocated to segments based on the segment's proportional share of gross premiums written and acquired.

     The following table provides a summary of the segment revenues and results for the year ended December 31, 2002:

                                              PROPERTY PER    PROPERTY      CASUALTY
                                              RISK TREATY    CATASTROPHE     TREATY
                                              REINSURANCE    REINSURANCE   REINSURANCE
                                              ------------   -----------   -----------
REVENUES
  Gross premiums written and acquired.......    $168,054      $178,120      $203,566
                                                --------      --------      --------
  Net premiums written and acquired.........     168,054       145,453       203,566
                                                --------      --------      --------
  Net premiums earned.......................      59,453       114,823        84,355
                                                --------      --------      --------
EXPENSES
  Losses and loss expenses..................      35,577        42,804        56,070
  Acquisition expenses......................      14,607        16,885        20,597
  General and administrative expenses.......      10,520        11,150        12,743
                                                --------      --------      --------
                                                  60,704        70,839        89,410
                                                --------      --------      --------
UNDERWRITING INCOME (LOSS)..................    $ (1,251)     $ 43,984      $ (5,055)
                                                ========      ========      ========
  Loss ratio................................        59.8%         37.3%         66.5%
  Acquisition expense ratio.................        24.6%         14.7%         24.4%
  General and administrative expense
     ratio..................................        17.7%          9.7%         15.1%
                                                --------      --------      --------
  Combined ratio............................       102.1%         61.7%        106.0%
                                                --------      --------      --------

                       ENDURANCE SPECIALTY HOLDINGS LTD.

              FOR THE YEAR ENDED DECEMBER 31, 2002 AND THE PERIOD
                  FROM NOVEMBER 30, 2001 TO DECEMBER 31, 2001
(AMOUNTS IN TABLES EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE
                             AND PER SHARE AMOUNTS)

                                           PROPERTY          CASUALTY       OTHER SPECIALTY
                                        INDIVIDUAL RISK   INDIVIDUAL RISK        LINES
                                        ---------------   ---------------   ---------------
REVENUES
  Gross premiums written and
     acquired.........................      $62,934          $106,903           $79,183
                                            -------          --------           -------
  Net premiums written and acquired...      $61,759          $106,903           $79,183
                                            -------          --------           -------
  Net premiums earned.................       33,907            44,292            32,659
                                            -------          --------           -------
EXPENSES
  Losses and loss expenses............       13,283            33,958            22,763
  Acquisition expenses................        3,406             3,978             4,540
  General and administrative
     expenses.........................        3,939             6,692             4,955
                                            -------          --------           -------
                                             20,628            44,628            32,258
                                            -------          --------           -------
UNDERWRITING INCOME (LOSS)                  $13,279          $   (336)          $   401
                                            =======          ========           =======
  Loss ratio..........................         39.2%             76.7%             69.7%
  Acquisition expense ratio...........         10.0%              9.0%             13.9%
  General and administrative expense
     ratio............................         11.6%             15.1%             15.2%
                                            -------          --------           -------
  Combined ratio......................         60.8%            100.8%             98.8%
                                            -------          --------           -------

       The following table reconciles total segment results to consolidated net income for the year ended December 31, 2002:

TOTAL UNDERWRITING INCOME...................................  $ 51,022
Net investment income.......................................    42,938
Net foreign exchange gains..................................     2,312
Net realized gains on sales of investments..................     6,730
Amortization of intangibles.................................      (809)
Interest expense............................................      (984)
Income tax benefit..........................................       857
                                                              --------
NET INCOME..................................................  $102,066
                                                              ========

       During the period ended December 31, 2001, the Company wrote three insurance policies, all of which are included in the property individual risk business segment.

                       ENDURANCE SPECIALTY HOLDINGS LTD.

              FOR THE YEAR ENDED DECEMBER 31, 2002 AND THE PERIOD
                  FROM NOVEMBER 30, 2001 TO DECEMBER 31, 2001
(AMOUNTS IN TABLES EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE
                             AND PER SHARE AMOUNTS)

       The following table provides the geographic distribution of gross premiums written and acquired for the year ended December 31, 2002 and the period ended December 31, 2001:

                                                                2002     2001
                                                              --------   ----
United States...............................................  $561,000   $376
Worldwide...................................................   160,897     --
Europe......................................................    32,939     --
Japan.......................................................    13,081     --
Canada......................................................     7,487     --
Other.......................................................    23,356     --
                                                              --------   ----
Total gross premiums written and acquired...................  $798,760   $376
                                                              ========   ====

       The Company attributes gross premiums written and acquired to the geographic region in which the risks originate.

8.     BUSINESS COMBINATION

       On May 16, 2002, the Company completed a transaction with LaSalle Re Limited ("LaSalle"), its parent, LaSalle Re Holdings Limited, and the ultimate parent of LaSalle, Trenwick Group Ltd. LaSalle is a Bermuda domiciled reinsurance company. The transaction was structured as a bordereaux quota share retrocession agreement, effective April 1, 2002, a purchase of renewal rights, a transfer and purchase agreement and an administrative services agreement. The Company did not assume any of LaSalle's historical reinsurance liabilities. The primary reasons for the transaction were to increase the Company's presence in the property catastrophe marketplace and to increase the Bermuda-based staff of the Company. The transaction was accounted for as a purchase method business combination in accordance with SFAS No. 141, "Business Combinations".

       The initial purchase price payable by the Company was $25.6 million and the fair value of the net assets acquired was $24.7 million, resulting in $0.9 million of goodwill. The goodwill generated relates entirely to the property catastrophe reinsurance business segment.

                       ENDURANCE SPECIALTY HOLDINGS LTD.

              FOR THE YEAR ENDED DECEMBER 31, 2002 AND THE PERIOD
                  FROM NOVEMBER 30, 2001 TO DECEMBER 31, 2001
(AMOUNTS IN TABLES EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE
                             AND PER SHARE AMOUNTS)

       The fair value of net assets acquired is summarized as follows:

ASSETS
Premiums receivable, net....................................  $72,643
Prepaid reinsurance premiums................................   21,490
Acquisition cost of in-force contracts......................   11,513
Other identifiable intangible assets........................   14,205
Other assets................................................      440
                                                              -------
     Assets acquired........................................  120,291
                                                              -------
LIABILITIES
Unearned premiums...........................................   88,558
Reinsurance balances payable................................    5,575
Accrued liabilities.........................................    1,410
                                                              -------
     Liabilities acquired...................................   95,543
                                                              -------
     Net assets acquired....................................  $24,748
                                                              =======

       Other identifiable intangible assets include the fair value of the customer lists, including the underwriter relationships, and the non-solicit and non-compete rights purchased. These other identifiable assets are estimated to have finite lives of up to ten years and they are being amortized over such periods. Estimated amortization expense for the next five years as of December 31, 2002 is as follows:

2003........................................................  $1,620
2004........................................................   1,495
2005........................................................   1,370
2006........................................................   1,370
2007........................................................   1,370
                                                              ------
                                                              $7,225
                                                              ======

     The acquisition cost of in-force contracts are included in deferred acquisition costs in the consolidated balance sheet and are amortized pro-rata over the remaining terms of the related in-force contracts. The related amortization expense in 2002 of $10.5 million is included in acquisition expenses in the consolidated statement of income.

     In addition to the initial purchase price, the Company may be required to pay further amounts to LaSalle. Such contingent amounts are based on the renewal and profitability of the April 1, 2002 in-force contracts acquired. If net reinsurance premiums collected by the Company related to renewals of April 1, 2002 in-force contracts acquired are greater than $64 million, the Company will be required to pay LaSalle 12.5% of the collected premiums in excess of $64 million, subject to a minimum renewal fee of $8 million which was paid to LaSalle at closing. In addition, if the loss ratio with respect to the LaSalle business is less than 45% for the 2002 accident year, the Company will be required to pay LaSalle 50% of the difference between 45% and the actual loss ratio multiplied by the related net premiums earned. At December 31, 2002, a substantial portion of the in-force contracts acquired had not yet come up for renewal, and as such, amounts potentially payable to LaSalle based on renewals were not yet determinable

                       ENDURANCE SPECIALTY HOLDINGS LTD.

              FOR THE YEAR ENDED DECEMBER 31, 2002 AND THE PERIOD
                  FROM NOVEMBER 30, 2001 TO DECEMBER 31, 2001
(AMOUNTS IN TABLES EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE
                             AND PER SHARE AMOUNTS)

at such date. The profitability component of the contingent payment will not be determinable until further maturation of the 2002 accident year results on the business acquired from LaSalle. Any such contingent amounts will be recorded in the period in which they are determined to be payable.

     Operating results of the LaSalle business acquired have been included in the consolidated financial statements from April 1, 2002, which is the effective date of the retrocession agreement. As required by SFAS No. 141, the following selected unaudited pro forma information is being provided to present a summary of the combined results of the Company and the LaSalle business acquired assuming the transaction had been effected on January 1, 2002. The unaudited pro forma data is for informational purposes only and does not necessarily represent results that would have occurred if the transaction had taken place on the basis assumed above.

YEAR ENDED DECEMBER 31, 2002 -- UNAUDITED
Net premiums written........................................  $790,010
Total revenues..............................................  $446,561
Total expenses..............................................  $331,643
Net income..................................................  $115,775
Basic earnings per share....................................  $   1.97
Diluted earnings per share..................................  $   1.97

9.     COMMITMENTS AND CONTINGENCIES

       Concentrations of credit risk. As of December 31, 2002 and 2001, substantially all the Company's cash and investments were held by one custodian. The Company's investment guidelines limit the amount of credit exposure to any one issuer other than the U.S. treasury.

       Major production sources. During the year ended December 31, 2002, the Company obtained 78% of its gross premiums written through three brokers: Aon Corporation ("Aon") -- 36.6%, Marsh & McLennan Companies, Inc. -- 29.1%, and Willis Companies -- 12.3%. Gross premiums written excludes $90.2 million of gross premiums acquired from LaSalle (comprised of $88.6 million initially acquired and $1.6 million in subsequent premium adjustments -- see Note 8).

       Letters of credit. As of December 31, 2002, the Company's bankers have issued letters of credit of approximately $53.8 million (2001 -- $nil) in favor of certain ceding companies.

       Employment agreements. The Company has entered into employment agreements with certain officers that provide for option awards, executive benefits and severance payments under certain circumstances.

                       ENDURANCE SPECIALTY HOLDINGS LTD.

              FOR THE YEAR ENDED DECEMBER 31, 2002 AND THE PERIOD
                  FROM NOVEMBER 30, 2001 TO DECEMBER 31, 2001
(AMOUNTS IN TABLES EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE
                             AND PER SHARE AMOUNTS)

       Operating Leases. The Company leases office space and office equipment under operating leases. Future minimum rental commitments at December 31, 2002 are as follows:

YEAR ENDED
DECEMBER 31                                                   AMOUNT
-----------                                                   ------
2003........................................................  $1,609
2004........................................................   1,226
2005........................................................     983
2006........................................................     551
2007........................................................     469
2008 and thereafter.........................................   3,610
                                                              ------
                                                              $8,448
                                                              ======

       Total rent expense for the year ended December 31, 2002 was $895,000.

10.     SHAREHOLDERS' EQUITY

       The Company's share capital at December 31, 2002 is comprised as follows:

Authorized:
  120,000,000 common shares of $1.00 par value each
Issued, outstanding and fully paid:
  54,061,185 Ordinary common shares of $1.00 par value
     each...................................................  $54,061
  938,815 Class A common shares of $1.00 par value each.....      939
                                                              -------
                                                              $55,000
                                                              =======

       The Company's share capital at December 31, 2001 is comprised as follows:

Authorized:
  120,000,000 common shares of $1.00 par value each
Issued, outstanding and fully paid:
  59,061,185 Ordinary common shares of $1.00 par value
     each...................................................  $59,061
  938,815 Class A common shares of $1.00 par value each.....      939
                                                              -------
                                                              $60,000
                                                              =======

       Class A common shares have no voting rights and are convertible on a one-for-one basis into Ordinary common shares.

       In conjunction with the capitalization of the Company, certain shareholders have been issued warrants. On December 14, 2001, 9,292,490 warrants were issued with a total estimated fair value of $51.9 million. The fair value of each warrant issued was estimated on the date of grant using the Black-Scholes option-pricing model. The volatility assumption used, of approximately 19%, was derived from an average of the historical ten-year volatility of two insurance industry indices. An allowance of 30% was provided to recognize the start-up nature of the Company's operations and for the illiquidity associated

                       ENDURANCE SPECIALTY HOLDINGS LTD.

              FOR THE YEAR ENDED DECEMBER 31, 2002 AND THE PERIOD
                  FROM NOVEMBER 30, 2001 TO DECEMBER 31, 2001
(AMOUNTS IN TABLES EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE
                             AND PER SHARE AMOUNTS)

with the private status of the Company's shares. The other assumptions used in the option-pricing model are as follows: risk-free interest rate of 4.5%, expected life of ten years and a dividend yield of nil.

       At December 31, 2002, 7,242,890 warrants are outstanding. Such warrants are exercisable for Ordinary and Class A common shares as follows:

Ordinary common shares......................................  6,641,960
Class A common shares.......................................    600,930
                                                              ---------
Total common shares.........................................  7,242,890
                                                              =========

       These warrants, which have an exercise price of $20 per share, became exercisable upon capitalization of the Company on December 14, 2001, and expire on December 14, 2011.

       On September 27, 2002, the Company repurchased 5,000,000 of its Ordinary common shares at $20 per share and cancelled 2,049,600 warrants to purchase Ordinary common shares.

       On December 17, 2002, the Company effected a share premium issuance to its shareholders. Immediately after the share premium issuance was effected, the Company's shareholders held five Ordinary common shares for each Ordinary common share previously held, and held five Class A common shares for each Class A common share previously held. The share premium issuance has been reflected in the 2002 and 2001 consolidated financial statements and all applicable references as to the number of common shares and per share information have been restated. Appropriate adjustments have been made in the exercise price and number of shares subject to warrants and stock options.

11.     EARNINGS PER SHARE

       The Company follows SFAS No. 128, "Earnings per Share", to account for its weighted average shares. The numerator in both the Company's basic and diluted earnings per share calculation is identical. The reconciliation of the denominator from basic to diluted weighted average shares outstanding for the year ended December 31, 2002 is as follows:

Weighted average shares -- basic............................  58,698,630
Share equivalents
  Warrants..................................................     159,034
  Options...................................................          --
                                                              ----------
Weighted average shares -- diluted..........................  58,857,664
                                                              ==========

       There were no dilutive securities at December 31, 2001. The Company's basic and diluted weighted average number of shares outstanding throughout the period from November 30, 2001 to December 31, 2001 was 39.6 million.

12.     RELATED PARTY TRANSACTIONS

       Certain founding shareholders, including Aon and Zurich Financial Services Group ("Zurich"), received warrants (see Note 10). Certain founding shareholders also received $29 million, in the aggregate, for assistance with the Company's private offering completed on December 14, 2001. Zurich ceased to be an affiliate upon the repurchase of shares by the Company on September 27, 2002 (see Note 10).

                       ENDURANCE SPECIALTY HOLDINGS LTD.

              FOR THE YEAR ENDED DECEMBER 31, 2002 AND THE PERIOD
                  FROM NOVEMBER 30, 2001 TO DECEMBER 31, 2001
(AMOUNTS IN TABLES EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE
                             AND PER SHARE AMOUNTS)

       During the year ended December 31, 2002 and the period ended December 31, 2001, the Company was party to agreements with various affiliates of Aon and Zurich as follows:

                Underwriting activities. In the normal course of business, the Company enters into reinsurance contracts with various subsidiaries of Aon and Zurich. Such contracts resulted in net premiums earned of $30.7 million, losses and loss expenses of $17.5 million and acquisition expenses of $7.0 million for the year ended December 31, 2002. As of December 31, 2002, there were related reinsurance premiums receivable of $45.4 million. During the year ended December 31, 2002, an affiliate of Aon produced 36.6% of the Company's gross premiums written. Gross premiums written excludes $90.2 million of gross premiums acquired from LaSalle (comprised of $88.6 million initially acquired and $1.6 million in subsequent premium adjustments -- see Note 8).

                Analytical services. The Company utilized certain analytical services and licensed technology from an affiliate of Aon during the year ended December 31, 2002. Fees incurred of $109,000 pursuant to the agreement were included in general and administrative expenses for the year ended December 31, 2002. This agreement was terminated in 2002.

                Financial accounting and administrative services. An affiliate of Aon performed certain financial accounting and administrative services for the Company during the year ended December 31, 2002. Fees incurred of $260,000 pursuant to the agreement were included in general and administrative expenses. This agreement was terminated in 2002.

                Investment management services. The Company utilized the services of a wholly-owned subsidiary of Zurich to perform portions of its short-term investment and cash management and provide investment accounting services. Under the terms of the investment management agreement, which is subject to the Company's investment guidelines and other restrictions, the Company pays a fee based on the value of its cash and investment portfolio. The Company expensed related investment management and accounting fees of $277,000 during the year ended December 31, 2002 (2001 -- $22,000).

                Office services. The Company rented office space and received limited administrative services from various Bermuda based subsidiaries of Zurich until April 5, 2002. Rent and office services fees for the year ended December 31, 2002 of $419,000 were paid and the expense is recorded in general and administrative expenses. Rent and office services fees of $40,000 were expensed during the period ended December 31, 2001. This arrangement was terminated in 2002.

13.     STOCK OPTIONS

       Endurance Holdings established the Option Plan, which provides for the grant of options to purchase shares of the Company's common stock to key employees. Under the terms of the Option Plan, a total of 3,646,975 common shares have been reserved for issuance. At December 31, 2002, 3,401,040 options had been granted with vesting dates between December 14, 2001 and December 19, 2006, of which 109,409 had been forfeited. At December 31, 2001, 2,662,290 options had been granted with vesting dates between December 14, 2001 and December 14, 2006. The weighted average remaining contract life of the granted options is 9.0 years (2001 -- 10.0 years). The exercise price for all options granted through December 31, 2002 under the Option Plan is $20 per share and the maximum term of an option is 10 years.

                       ENDURANCE SPECIALTY HOLDINGS LTD.

              FOR THE YEAR ENDED DECEMBER 31, 2002 AND THE PERIOD
                  FROM NOVEMBER 30, 2001 TO DECEMBER 31, 2001
(AMOUNTS IN TABLES EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE
                             AND PER SHARE AMOUNTS)

       Activity with respect to the Option Plan for the year ended December 31, 2002 and period ended December 31, 2001 was as follows:

                                                            2002        2001
                                                          ---------   ---------
Options outstanding, beginning of period................  2,662,290          --
Options granted.........................................    738,750   2,662,290
Options forfeited.......................................   (109,409)         --
                                                          ---------   ---------
Options outstanding, end of period......................  3,291,631   2,622,290
                                                          =========   =========
Exercisable options, end of period......................    775,030     313,640
                                                          =========   =========

       There were no options exercised or that expired during the year ended December 31, 2002 or during the period ended December 31, 2001.

       The weighted average fair value of options granted during 2002 was $6.23 per share (2001 -- $5.59 per share). The fair value of each option issued was estimated on the date of grant using the Black-Scholes option-pricing model. The volatility assumptions used, of approximately 19% (2001 -- 19%), was derived from an average of the historical ten-year volatility of two insurance industry indices. An allowance of 20% to 30% (2001 -- 30%) was made to recognize the start-up nature of the Company's operations and for the illiquidity associated with the private status of the Company's shares. The other assumptions used in the option-pricing model were as follows: risk free interest rate of 3.8% to 5.2% (2001 -- 4.5%), expected life of ten years (2001 -- ten years) and a dividend yield of nil (2001 -- nil).

14.     STATUTORY REQUIREMENTS AND DIVIDEND RESTRICTIONS

       As a holding company, Endurance Holdings will rely on dividends from Endurance Bermuda to provide cash flow required for debt service and dividends to shareholders. Endurance Bermuda's ability to pay dividends and make capital distributions is subject to certain regulatory restrictions based principally on the amount of Endurance Bermuda's premiums written and net reserves for losses and loss expenses, subject to an overall minimum of $100 million. In addition, Endurance Bermuda is required to maintain a minimum statutory liquidity ratio. At December 31, 2002 Endurance Bermuda's statutory capital and surplus is $1.3 billion and the minimum amount of statutory capital and surplus required to be maintained is $382 million.

       Under the jurisdiction of the Financial Services Authority ("FSA"), Endurance U.K. must maintain a margin of solvency at all times, which is determined based on the type and amount of insurance business written. The United Kingdom regulatory requirements impose no explicit restrictions on Endurance U.K.'s ability to pay a dividend, but Endurance U.K. would have to notify the FSA 28 days prior to any proposed dividend payment.

       Endurance U.S. is subject to regulation by the New York State Insurance Department and may pay no dividend during its first two years of operations without the prior approval of the New York State Insurance Department.

15.     TAXES

       The Company is not required to pay any income or capital gains taxes in Bermuda. The Company has received an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings

                       ENDURANCE SPECIALTY HOLDINGS LTD.

              FOR THE YEAR ENDED DECEMBER 31, 2002 AND THE PERIOD
                  FROM NOVEMBER 30, 2001 TO DECEMBER 31, 2001
(AMOUNTS IN TABLES EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE
                             AND PER SHARE AMOUNTS)

Tax Protection Act of 1966 of Bermuda, as amended, that in the event any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not be applicable to the Company until March 28, 2016 provided that the assurance is subject to the condition that it will not prevent the application of any taxes payable by the Company in respect of real property or leasehold interests in Bermuda held by it. Endurance Bermuda intends to operate in a manner such that it will owe no United States tax other than premium excise tax and withholding taxes on certain investments.

       The Company's subsidiaries based in the United Kingdom and United States are subject to income taxes in their respective jurisdictions.

       The income tax benefit was as follows for the year ended December 31, 2002:

Current income tax benefit..................................  $487
Deferred income tax benefit.................................   370
                                                              ----
Income tax benefit..........................................  $857
                                                              ====

       The actual income tax benefit attributable to income for the year ended December 31, 2002 differed from the amount computed by applying the combined effective rate of 0% under Bermuda law to income before income tax benefit, as a result of the following:

Computed expected tax expense...............................  $ --
Tax benefit effect of foreign taxes.........................   857
                                                              ----
Income tax benefit..........................................  $857
                                                              ====

       Deferred income taxes represent the tax effect of the differences between the book and tax bases of assets and liabilities. Net deferred income tax assets and liabilities consisted of the following as of December 31, 2002:

Deferred income tax assets:
  Deferred start-up costs...................................  $   492
  Other.....................................................      501
                                                              -------
                                                                  993
Deferred income tax liability:
  Net unrealized investments gains..........................   (1,337)
                                                              -------
Net deferred income tax liability...........................  $  (344)
                                                              =======

       There was no income tax provision for the period ended December 31, 2001 and no deferred income tax assets or liabilities as of December 31, 2001.

       A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. Management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the remaining deferred tax assets.

                       ENDURANCE SPECIALTY HOLDINGS LTD.

              FOR THE YEAR ENDED DECEMBER 31, 2002 AND THE PERIOD
                  FROM NOVEMBER 30, 2001 TO DECEMBER 31, 2001
(AMOUNTS IN TABLES EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE
                             AND PER SHARE AMOUNTS)

16.     CONDENSED UNAUDITED QUARTERLY FINANCIAL DATA

       The following is a summary of the unaudited quarterly data for the year ended December 31, 2002:

                                          QUARTER ENDED   QUARTER ENDED   QUARTER ENDED   QUARTER ENDED
                                            MARCH 31,       JUNE 30,      SEPTEMBER 30,   DECEMBER 31,
                                              2002            2002            2002            2002
                                          -------------   -------------   -------------   -------------
Net premiums earned.....................     $17,632         $75,130        $111,520        $165,207
Net investment income...................       5,618          10,249          13,488          13,583
Net foreign exchange (losses) gains.....        (285)          1,403             (11)          1,205
Net realized gains on sales of
  investments...........................          --             892           2,796           3,042
                                             -------         -------        --------        --------
Total revenue...........................     $22,965         $87,674        $127,793        $183,037
                                             =======         =======        ========        ========
Losses and loss expenses................     $ 9,571         $36,293        $ 69,282        $ 89,309
                                             =======         =======        ========        ========
Acquisition expenses....................     $ 2,708         $12,069        $ 18,527        $ 30,709
                                             =======         =======        ========        ========
Net income..............................     $ 3,257         $31,320        $ 28,911        $ 38,578
                                             =======         =======        ========        ========
Basic earnings per share................     $  0.05         $  0.52        $   0.48        $   0.70
                                             =======         =======        ========        ========
Diluted earnings per share..............     $  0.05         $  0.52        $   0.48        $   0.69
                                             =======         =======        ========        ========

                 GLOSSARY OF SELECTED INSURANCE AND OTHER TERMS

Acquisition expense ratio.....   Financial ratio calculated by dividing
                                 acquisition expenses by net premiums earned.

Attachment point..............   The amount of loss retained by the cedent (per
                                 occurrence or in the aggregate, as the case may
                                 be) above which excess of loss insurance or reinsurance becomes operative.

Broker........................   An intermediary who negotiates contracts of
                                 insurance or reinsurance on behalf of an insured party, receiving a commission from the insurer or reinsurer for placement and other services rendered.

Broker-market participant.....   An insurer or reinsurer that markets and sells
                                 insurance or reinsurance principally through brokers or other intermediaries rather than through its own employees.

Capacity......................   The percentage of surplus, or the dollar amount
                                 of exposure, that an insurer or reinsurer is willing or able to place at risk. Capacity may apply to a single risk, a program, a line of business or an entire book of business.
                                 Capacity may be constrained by legal
                                 restrictions, corporate restrictions or
                                 indirect restrictions.

Captive insurance companies or
captives......................   An insurance company formed to insure the risks
                                 of its parent entity or entities.

Case reserves.................   Loss reserves, established with respect to
                                 specific, individual reported claims.

Casualty insurance or
reinsurance...................   Insurance or reinsurance which is primarily
                                 concerned with the losses caused by injuries to third persons, i.e., not the insured, or to property owned by third persons and the legal liability imposed on the insured resulting therefrom. It includes, but is not limited to, employers' liability, workers' compensation, public liability, automobile liability, personal liability and aviation liability insurance. It excludes certain types of losses that by law or custom are considered as being exclusively within the scope of other types of insurance or reinsurance, such as fire or marine.

Catastrophe...................   A severe loss, typically involving multiple
                                 claimants. Common perils include earthquakes, hurricanes, hailstorms, severe winter weather, floods, fires, tornadoes, explosions and other natural or man-made disasters. Catastrophe losses may also arise from acts of war, acts of terrorism and political instability.

Catastrophe loss..............   Loss and directly identified loss adjustment
                                 expenses from catastrophes.

Catastrophe reinsurance.......   A form of excess of loss reinsurance which,
                                 subject to a specified limit, indemnifies the ceding company for the amount of loss in excess of a specified retention with respect to an accumulation of losses resulting from a catastrophic event. The actual reinsurance document is called a "catastrophe cover." These reinsurance contracts are typically designed to cover property insurance losses but can be written to cover other types of insurance losses such as from workers' compensation policies.

Cede; cedent; ceding
company.......................   When an insurer reinsures some or all of its
                                 liability with another insurer, it "cedes" business and is referred to as the "ceding company."

Ceded premiums payable........   Reinsurance premium that a ceding company is
                                 obligated to pay to a reinsurer but which has not yet been paid.

Claim.........................   Request by an insured or reinsured for
                                 indemnification by an insurance company or a reinsurance company for loss incurred from an insured peril or event.

Claims-made basis.............   Insurance or reinsurance coverage with respect
                                 to claims reported during the policy period.

Combined ratio................   The sum of the loss ratio, the acquisition
                                 expense ratio and the general and
                                 administrative expense ratio. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an UNDERWRITING LOSS.

Correlation...................   The degree to which events or financial results
                                 tend to correspond to each other.

CRESTA zone...................   Areas worldwide where natural hazards, such as
                                 floods, hurricanes and tornadoes, occur.
                                 Insurers use them to classify areas susceptible to particular risks.

Deductible....................   The amount of loss that an insured retains.

Deferred acquisition
expenses......................   Primarily commissions and premium taxes, which
                                 vary with and are primarily related to the production of business, are deferred and amortized to achieve a matching of revenues and expenses when reported in financial statements prepared in accordance with U.S. GAAP.

Direct insurance..............   Insurance sold by an insurer that contracts
                                 with the insured, as distinguished from
                                 reinsurance.

Directors' and officers'
liability.....................   Insurance which covers liability for corporate
                                 directors and officers for wrongful acts, subject to applicable exclusions, terms and conditions of the policy.

Earned premiums or premiums
earned........................   That portion of property and casualty premiums
                                 written that applies to the expired portion of the policy term. Earned premiums are recognized as revenues under both SAP and U.S. GAAP.

Excess of loss................   Reinsurance or insurance that indemnifies the
                                 reinsured or insured against all or a specified portion of losses over a specified currency amount or "retention."

Exclusions....................   Provisions in an insurance or reinsurance
                                 policy excluding certain risks or otherwise limiting the scope of coverage.

Exposure......................   The possibility of loss. A unit of measure of
                                 the amount of risk a company assumes.

Facultative reinsurance.......   The reinsurance of all or a portion of the
                                 insurance provided by a single policy. Each policy reinsured is separately negotiated.

Frequency.....................   The number of claims occurring during a given
                                 coverage period.

General and administrative
expense ratio.................   Financial ratio calculated by dividing general
                                 and administrative expenses by net premiums earned.

Gross premiums written and
acquired......................   Total premiums for insurance written and
                                 assumed reinsurance during a given period.

Incurred but not reported
("IBNR") reserves.............   Reserves for estimated losses and loss expenses
                                 that have been incurred but not yet reported to the insurer or reinsurer.

Liability insurance...........   Same as casualty insurance.

Limits........................   The maximum amounts that an insurer or
                                 reinsurer will insure or reinsure in a given area of coverage. The term also refers to the maximum amount of benefit payable for a given situation or occurrence.

Loss; losses..................   An occurrence that is the basis for submission
                                 and/or payment of a claim. Losses may be covered, limited or excluded from coverage, depending on the terms of the policy.

Loss expenses.................   The expenses of settling claims, including
                                 legal and other fees and the portion of general expenses allocated to claim settlement costs.

Loss ratio....................   Financial ratio calculated by dividing net
                                 losses and loss expenses by net premiums earned.

Loss ratio cap................   Provision in a reinsurance contract limiting
                                 the amount of loss to be assumed by the
                                 reinsurer under any one contract.

Loss reserves.................   Liabilities established by insurers and
                                 reinsurers to reflect the estimated cost of claims incurred that the insurer or reinsurer will ultimately be required to pay in respect of insurance or reinsurance it has written.
                                 Reserves are established for losses and for loss expenses, and consist of case reserves and IBNR reserves. As the term is used in this prospectus, "loss reserves" is meant to include reserves for both losses and for loss expenses.

Losses incurred...............   The total losses sustained by an insurer or
                                 reinsurer under a policy or policies, whether paid or unpaid. Incurred losses include a provision for IBNR.

Losses occurring basis........   Insurance or reinsurance coverage with respect
                                 to losses that occur during the policy period.

Maximum aggregate
limitations...................   The maximum amount recoverable under an
                                 insurance or reinsurance policy, regardless of the number or size of claims.

Monoline......................   Insurance that applies to one kind of coverage.

National Association of
Insurance Commissioners
("NAIC")......................   An organization of the insurance commissioners
                                 or directors of all 50 states and the District of Columbia organized to promote consistency of regulatory practice and statutory accounting standards throughout the United States.

Net premiums earned...........   The portion of net premiums written during or
                                 prior to a given period that was actually recognized as income during such period.

Net premiums written and
acquired......................   Direct written premiums plus assumed
                                 reinsurance premiums less premiums ceded to reinsurers.

Per occurrence limitations....   The maximum amount recoverable under an
                                 insurance or reinsurance policy as a result of any one event, regardless of the number of claims.

Policies attaching basis......   Reinsurance coverage with respect to the
                                 policies written by the ceding company during the reinsurance contract period.

Potential economic loss.......   As used in this prospectus, expected ultimate
                                 net earned premiums, including reinstatement premiums, less acquisition costs and less expected ultimate net losses.

Premiums......................   The amount charged during the term on policies
                                 and contracts issued, renewed or reinsured by an insurance company or reinsurance company.

Probable maximum loss.........   The largest probable loss on any given
                                 insurance policy or coverage, as determined by past experience and information.

Professional liability........   Insurance that provides coverage for attorneys,
                                 doctors, accountants and other professionals.

Property insurance or
reinsurance...................   Insurance or reinsurance that provides coverage
                                 to a person with an insurable interest in tangible property for that person's property loss, damage or loss of use.

Property per risk treaty
reinsurance...................   Reinsurance on a treaty basis of individual
                                 property risks insured by a ceding company.

Proportional treaties.........   Reinsurance treaties which assume a
                                 proportional share of the risks and premiums taken on by the ceding company.

Quota share agreements........   Reinsurance agreements wherein the insurer
                                 cedes an agreed-upon fixed percentage of liabilities, premiums and losses for each policy covered on a pro rata basis.

Qualifying quota shares.......   A reinsurance arrangement under which premiums
                                 paid by a Lloyd's syndicate to a reinsurer qualify under the Lloyd's Bye-laws to be set-off against the syndicate's aggregate premiums received, thereby increasing the syndicate's underwriting capacity.

Rates.........................   Amounts charged per unit of insurance and
                                 reinsurance.

Reinstatement.................   A ceding company's right and, typically,
                                 obligation to reinstate the portion of coverage exhausted by prior claims. Reinstatement provisions typically limit the amount of aggregate coverage for all claims during the contract period and often require additional premium payments.

Reinsurance...................   The practice whereby one insurer, called the
                                 reinsurer, in consideration of a premium paid to that reinsurer, agrees to indemnify another insurer, called the ceding company, for part or all of the liability of the ceding company under one or more policies or contracts of insurance which it has issued.

Reinsurance agreement.........   A contract specifying the terms of a
                                 reinsurance transaction.

Reported losses...............   Claims or potential claims that have been
                                 identified to a reinsurer by a ceding company or to an insurer by an insured.

Retention.....................   The amount of exposure a policyholder company
                                 retains on any one risk or group of risks. The term may apply to an insurance policy, where the policyholder is an individual, family or business, or a reinsurance policy, where the policyholder is an insurance company.

Retrocessional coverage.......   A transaction whereby a reinsurer cedes to
                                 another reinsurer, the retrocessionaire, all or part of the reinsurance that the first reinsurer has assumed. Retrocessional reinsurance does not legally discharge the ceding reinsurer from its liability with respect to its obligations to the reinsured.
                                 Reinsurance companies cede risks to
                                 retrocessionaires for reasons similar to those that cause primary insurers to purchase reinsurance: to reduce net liability on individual risks, to protect against catastrophic losses, to stabilize financial ratios and to obtain additional underwriting capacity.

Risk-based Capital ("RBC")....   A measure adopted by the NAIC and enacted by
                                 states for determining the minimum statutory capital and surplus requirements of insurers with required regulatory and company actions that apply when an insurer's capital and surplus is below these minimums.

Self-insure...................   That portion of the risk retained by a person
                                 for its own account.

Statutory accounting practices
("SAP").......................   The practices and procedures prescribed or
                                 permitted by domiciliary state insurance regulatory authorities in the United States for recording transactions and preparing financial statements. Statutory accounting practices generally reflect a modified going concern basis of accounting.

Statutory policyholders'
surplus or surplus............   As determined under SAP, the amount remaining
                                 after all liabilities, including loss reserves, are subtracted from all admitted assets.
                                 Admitted assets are assets of an insurer prescribed or permitted by a state to be recognized on the statutory balance sheet.
                                 Statutory surplus is also referred to as "surplus" or "surplus as regards policyholders" for statutory accounting purposes.

Treaty reinsurance............   The reinsurance of a specified type or category
                                 of risks defined in a reinsurance agreement (a
                                 "treaty") between a primary insurer or other reinsured and a reinsurer. Typically, in treaty reinsurance, the primary insurer or reinsured is obligated to offer and the reinsurer is obligated to accept a specified portion of all of that type or category of risks originally written by the primary insurer or reinsured.

U.S. GAAP.....................   United States generally accepted accounting
                                 principles as defined by the American Institute of Certified Public Accountants or statements of the Financial Accounting Standards Board.
                                 U.S. GAAP is the method of accounting to be used by the Company for reporting to shareholders.

U.S. Person...................   For U.S. federal income tax purposes, (i) a
                                 citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any of its political subdivisions, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more
                                 U.S. persons have the authority to control all substantial decisions of the trust.

Umbrella liability............   A form of insurance protection against losses
                                 in excess of amounts covered by other liability insurance policies or amounts not covered by the usual liability policies.

Underwriter...................   An employee of an insurance or reinsurance
                                 company who examines, accepts or rejects risks and classifies accepted risks in order to charge an appropriate premium for each accepted risk. The underwriter is expected to select business that will produce an average risk of loss no greater than that anticipated for the class of business.

Underwriting..................   The insurer's or reinsurer's process of
                                 reviewing applications for insurance coverage, and the decision whether to accept all or part of the coverage and determination of the applicable premiums; also refers to the acceptance of that coverage.

Underwriting gain or
underwriting loss.............   The pre-tax profit or loss experienced by a
                                 property and casualty insurance company or reinsurance company after deducting losses and loss expenses and operating expenses from net earned premiums. This profit or loss calculation includes reinsurance assumed and ceded but excludes investment income.

Unearned premium..............   The portion of premiums written that is
                                 allocable to the unexpired portion of the policy term.

Workers' compensation.........   A system (established under state and federal
                                 laws) under which employers provide insurance for benefit payments to their employees for work-related injuries, deaths and diseases, regardless of fault.

Working layer.................   Reinsurance which absorbs the losses
                                 immediately above the reinsured's retention layer. A working layer reinsurer will pay up to a certain dollar amount of losses over the insured's retention, at which point a higher layer reinsurer (or the ceding company) will be liable for additional losses. The coverage terms of a working layer typically assume an element of loss frequency.

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     THROUGH AND INCLUDING MARCH 24, 2003 (THE 25TH DAY AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO A DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO AN UNSOLD ALLOTMENT OR SUBSCRIPTION.

                                9,600,000 SHARES

                                (ENDURANCE LOGO)

                       ENDURANCE SPECIALTY HOLDINGS LTD.

                                ORDINARY SHARES

                             ----------------------

                                   PROSPECTUS
                             ----------------------

                              GOLDMAN, SACHS & CO.
                              MERRILL LYNCH & CO.
                                    JPMORGAN
                           CREDIT SUISSE FIRST BOSTON
                            DEUTSCHE BANK SECURITIES
                               FEBRUARY 27, 2003

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